As filed with the Securities and Exchange Commission o
n February
3
, 2
023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GETAROUND, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7510	85-3122877
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
55 Green Street
San Francisco, California 94111
Telephone: (415)
295-5725
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sam Zaid
Chairman and Chief Executive Officer
55 Green Street
San Francisco, California 94111
(415)
295-5725
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William L. Hughes, Esq. Niki Fang, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 (415) 773-5700	Spencer D. Jackson, Esq. General Counsel Getaround, Inc. 55 Green Street San Francisco, California 94111 (415) 295-5725

Approximate
 date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2023

PRELIMINARY PROSPECTUS

Getaround, Inc.

127,419,304 Shares of Common Stock

4,616,667 Warrants to Purchase Shares of Common Stock

16,791,642 Shares of Common Stock Underlying Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 127,419,304 shares of our common stock, par value $0.0001 per share, consisting of (i) up to 50,695,443 shares of common stock, including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated December 8, 2022 (the “Registration Rights Agreement”), by and among us and certain of the Selling Securityholders, granting such holders registration rights with respect to such shares, and shares being registered pursuant to that certain Convertible Note Subscription Agreement, dated as of May 11, 2022 (as amended, the “Convertible Notes Subscription Agreement”), by and among us and Mudrick Capital Management L.P. on behalf of certain of the Selling Securityholders that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates, granting such holders registration rights with respect to such shares; (ii) up to 18,180,379 shares of common stock reserved for issuance as earnout shares (the “Earnout Shares”), which are issuable based on the achievement of trading price targets following the Closing (as defined below) and subject to the terms provided in the Merger Agreement (as defined below); (iii) up to 46,390,149 shares of common stock reserved for issuance upon the conversion of the convertible senior secured notes (the “Convertible Notes”) issued pursuant to the Convertible Notes Subscription Agreement; (iv) up to 4,616,667 shares of common stock issuable upon the exercise of certain warrants to purchase shares of common stock originally issued in private placements (the “private placement warrants”) and being registered pursuant to the Registration Rights Agreement; (v) up to 7,000,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase shares of common stock which may be issued pursuant to the Convertible Notes Subscription Agreement (the “Convertible Notes Warrants”); and (vi) up to 536,666 shares of common stock that we agreed to issue pursuant to an amendment to an advertising services agreement with iHeartMedia + Entertainment, Inc. (“iHeartMedia”); and (B) up to 4,616,667 private placement warrants being registered pursuant to the Registration Rights Agreement.

In addition, this prospectus relates to the issuance by us of an aggregate of up to 16,791,642 shares of our common stock, consisting of (i) the shares of common stock that may be issued upon the exercise of 4,616,667 private placement warrants; (ii) the shares of common stock that may be issued upon the exercise of up to 7,000,000 Convertible Notes Warrants; and (iii) the shares of common stock that may be issued upon the exercise of 5,174,975 warrants that were previously registered (the “public warrants” and, together with the private placement warrants and the Convertible Notes Warrants, the “warrants”).

On December 8, 2022 (the “Closing Date”), we consummated the previously announced transactions pursuant to that certain Agreement and Plan of Merger, dated May 11, 2022 (as amended, the “Merger Agreement”), by and among InterPrivate II Acquisition Corp., a Delaware corporation (“InterPrivate II”), TMPST Merger Sub I Inc., a Delaware corporation and a wholly owned direct subsidiary of InterPrivate II (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of InterPrivate II (“Second Merger Sub”), and Getaround, Inc., a Delaware corporation (“Legacy Getaround”), pursuant to which First Merger Sub merged with and into Legacy Getaround (the “First Merger”), with Legacy Getaround being the surviving corporation of the First Merger, and immediately following the First Merger, Legacy Getaround merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger as a wholly owned subsidiary of InterPrivate II. The Mergers and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.” In connection with the consummation of the Business Combination (the “Closing”), we changed our name from “InterPrivate II Acquisition Corp.” to “Getaround, Inc.”

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the securities, except with respect to amounts received by us upon the exercise of warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of the securities. See “Plan of Distribution” beginning on page 193 of this prospectus.

Our common stock and public warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “GETR” and “GETR WS,” respectively. On February 2, 2023, the closing price of our common stock and the public warrants were $0.654 per share and $0.0589 per warrant, respectively.

We are an “emerging growth company” as defined Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     .

You should rely only on the information contained in this prospectus or any supplement to this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. Neither we nor the Selling Securityholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

For investors outside the United States: Neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any of the warrants. We will receive proceeds from any exercise of the warrants for cash.

This prospectus describes in the section titled “Plan of Distribution” the general manner in which the securities may be offered and sold by the Selling Securityholders. If necessary, the specific manner in which these securities may be offered and sold by the Selling Securityholders will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information,” before you invest in any of our securities.

Unless the context otherwise requires, references in this prospectus to:

•	“InterPrivate II” refer to InterPrivate II Acquisition Corp., a Delaware corporation, prior to the Closing;

•	“Getaround” refers to Getaround, Inc., a Delaware corporation (f/k/a InterPrivate II Acquisition Corp., a Delaware corporation), and its consolidated subsidiaries following the Closing;

•	“Legacy Getaround” refer to Getaround, Inc., a Delaware corporation, and its consolidated subsidiaries prior to the Closing; and

•	“we,” “us,” and “our” or the “Company” refer to Getaround following the Closing and to Legacy Getaround prior to the Closing.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data, estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on independent industry publications and reports or other publicly available information, as well as other information based on our internal sources. Although we believe the market and industry data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain data in the text of this prospectus include the following independent industry publications or reports:

•	American Automotive Association (AAA), Your Driving Costs, September 2019.

•	Counterpoint Technology Market Research, Global Connected Car Market Tracker (2020-2025E), November 2020.

•	Environmental Protection Agency (EPA), Greenhouse Gas Emissions from a Typical Passenger Vehicle, March 2018.

•	Fraiberger, S. and Sundararajan, A., Peer-to-Peer Rental Markets in the Sharing Economy, NYU Stern School of Business Research Paper, September 2017.

•	Jiao, J. and Bischak, C., The Urban Information Lab, People are stranded in ‘transit deserts’ in dozens of US cities, The Conversation, March 2018.

•	Kelley Blue Book, Average New Car Tops $47,000, January 14, 2022.

•	Martin, E. and Shaheen, S., Greenhouse Gas Emission Impacts of Carsharing in North America, Mineta Transportation Institute, June 2010.

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Martin, E., Shaheen. S, and Lidicker, J., Carsharing’s Impact on Household Vehicle Holdings: Results from a North American Shared-Use Vehicle Survey, Transportation Research Record: Journal of the Transportation Research Board (2010).

•	Pew Research Center, COVID-19 Pandemic Continues to Reshape Work in America, February 2022.

•	Shaheen, S., Going My Way? The Evolution of Shared Ride and Pooling Services, Transfers Magazine, Pacific Southwest Region University Transportation Center, Spring 2020.

Certain information included in this prospectus concerning our industry and the markets served by us, including our market share, is also based on our good-faith estimates derived from our management’s knowledge of the industry and other information currently available to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any accompanying prospectus supplement may constitute “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to realize the expected benefits of the Business Combination;

•	our ability to maintain the listing of our securities on NYSE;

•	our financial and business performance, including our financial projections and business metrics;

•	our market opportunity;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•	the implementation and effects of our restructuring plan;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our ability to retain or recruit officers, key employees and directors;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	our ability to grow market share in our existing markets or any new markets we may enter through sales and marketing investments or otherwise;

•	our ability to improve unit economics and increase the number, variety and density of supply of cars across our marketplace;

•	our ability to maintain and enhance our platform, marketplace and brand, and to attract hosts and guests;

•	the expected costs associated with our research and development initiatives, including investments in technology and product development;

•	our ability to maintain and enhance our value proposition to hosts and guests;

•	our strategy for cultivating a Powerhost “flywheel” within our marketplace;

•

our ability to fulfill our mission, including achieving our goals of reducing pollution and emissions, creating income-generating opportunities available to underrepresented communities and facilitating mobility alternatives;

•	our ability to manage, develop and refine our platform, including our dynamic pricing and contactless experience;

•	our ability to grow our supply of connected cars through our OEM and other strategic relationships with third parties;

•	the ongoing impact of the COVID-19 pandemic on our business and results of operations despite recent easing of these impacts;

•	our ability to access sources of capital to finance operations and growth; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Mission & Overview

Getaround’s purpose is to propel the world’s transition to a more sustainable society, economy and environment, therefore our mission is to empower people to carshare anywhere. Through our marketplace, we strive to make the world’s cities and communities better places to live and work.

Getaround is a global carsharing marketplace, powered by proprietary technology designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. Our marketplace is designed to allow for a fully digital and contactless experience, without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of September 30, 2022, our platform supports approximately 1.7 million unique guests and has approximately 72,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

We believe booking and sharing cars should be a frictionless and hassle-free experience. Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. To date, we have facilitated approximately 6.5 million carsharing trips and our hosts have earned more than $390 million via our marketplace, leading the digital transformation of carsharing with 20 times as many connected cars on our network as compared to our closest competitor as of 2021, according to our estimates.

We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests an offering that we believe is superior.

Connected cars on our network are installed with either our proprietary Getaround Connect electronic Internet of Things (“IoT”) device or with a third-party after-market IoT device compatible with our network. The Getaround Connect IoT device can be installed on any one of more than 7,000 car makes and models in just one hour by a member of our certified network of third-party technicians. We believe our Connect Cloud Platform positions us well for partnerships with original equipment manufacturers (OEMs) into potentially millions of “connected” cars with built-in telematics in the future (we call this “native” integration) through our expanding relationships with OEMs such as Toyota.

Unlike other segments in mobility, which deal with significant operational complexities and costs such as labor, or on-the-ground logistical challenges where they operate, we operate an asset-light model with minimal labor required to effect transactions on our marketplace. With technology and data analytics, we enable hosts to monetize underutilized assets they own and maintain, creating meaningful value for both sides of our marketplace — our hosts and our guests.

We are a purpose-driven company committed to facilitating the well-being of the people and communities we serve. We believe our marketplace furthers our purpose by reducing pollution and emissions by increasing widespread adoption of carsharing, which can decrease the total number of cars in use by reducing the need to own a vehicle to obtain mobility, and lower total vehicle miles traveled by concentrating usage in fewer vehicles. Studies conducted by the Transportation Sustainability Research Center at the University of California, Berkeley found that each shared car replaces approximately 10 cars on the road, according to a report published by the Transportation Research Board. We believe our marketplace also increases income-generating opportunities available to underrepresented communities as well as facilitate mobility alternatives in low-density transportation deserts underserved by public transit. We believe many users are loyal to Getaround because of our purpose, brand and commitment to social responsibility, and we also believe that these qualities attract employees who strive to do the same, creating a purpose-driven company culture.

Corporate Information

We were incorporated in Delaware in September 2020 and formed as a special purpose acquisition company known as InterPrivate II Acquisition Corp. (“InterPrivate II”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Legacy Getaround (as defined below) was incorporated in Delaware in 2009 and commenced operations in 2011. On December 8, 2022, we completed the acquisition of Legacy Getaround pursuant to an Agreement and Plan of Merger, dated as of May 11, 2022 (as amended, the “Merger Agreement”), by and among us, TMPST Merger Sub I Inc., a Delaware corporation and a wholly owned direct subsidiary of InterPrivate II, TMPST Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of InterPrivate II, and Getaround, Inc., a Delaware corporation (“Legacy Getaround”). We collectively refer to the transactions contemplated by the Merger Agreement as the “Business Combination.” As part of the Business Combination, we changed our name from “InterPrivate II Acquisition Corp.” to “Getaround, Inc.”

Our principal executive offices are located at 55 Green Street, San Francisco, California 94111. Our telephone number is (415) 295-5725. Our website address is getaround.com. Information contained on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

We and our subsidiaries own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business, including “Getaround,” “Getaround Connect” and “Connect.” In addition, our names, logos and website names and addresses are our trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability to realize the anticipated benefits of the Business Combination and may harm our business. Such risks include, but are not limited to, the following:

•	We have incurred significant net losses since inception and may not achieve or maintain profitability in the future.

•	We face intense competition and may not be able to compete successfully.

•	Adverse or changing economic conditions, including the resulting effects on consumer spending, may adversely affect our business, financial condition, and results of operations.

•

Our restructuring plan and the associated headcount reduction may not result in anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt our business.

•	The COVID-19 pandemic has negatively impacted and will continue to negatively impact our business, financial condition, and results of operations.

•	If our operations in the large metropolitan areas in which we primarily operate are disrupted, our business, financial condition, and results of operations will be adversely affected.

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If we do not retain existing hosts, including our Powerhosts, or guests, or add new hosts and guests, or if hosts fail to provide an adequate supply of high-quality vehicles, our business, financial condition, and results of operations will be negatively impacted.

•	If our platform is not easy to use, or improvements to our platform experience are not successful, we may not be able to retain or attract guests.

•	The availability of vehicles suitable for our marketplace has been negatively impacted by economic factors affecting the automobile and transportation industries.

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If our insurance coverage is insufficient for the needs of our business or our insurance providers fail to pay on our insurance claims, or if insurers are no longer willing to provide insurance to us specifically or car-sharing marketplaces generally, on acceptable terms or at all, our business, financial condition and results of operations could be adversely affected.

•	We may rely on strategic partners, such as OEMs and ridesharing apps, and any failure to maintain these relationships could harm our business.

•	We may not be able to effectively manage the risks presented by our business model internationally.

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We have identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results in a timely manner, or result in a material misstatement of our financial statements.

•	Our debt obligations contain restrictions and limitations that could significantly impact our ability to operate our business.

•	The successful operation of our business and marketplace depends upon the performance and reliability of our operational systems and those of third-parties on which we rely.

•

If we experience security or privacy breaches, or other unauthorized or improper access to our data, we may experience business interruptions, loss of revenue, and harm to our brand and reputation, and we may become subject to penalties and significant liabilities.

•	If we do not adequately protect our intellectual property and our data, our business, financial condition, and results of operations could be negatively impacted.

•

We are subject to a variety of complex, evolving, and sometimes inconsistent and ambiguous laws and regulations in the United States and in Europe that may adversely impact our operations or could cause us to incur significant expenses and liabilities.

•	Adverse litigation judgments or settlements resulting from legal proceedings could expose us to monetary damages or limit our ability to operate its business.

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There can be no assurance that we will be able to comply with the continued listing standards of NYSE, which could result in the delisting of our securities, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

•	The market price of our common stock and warrants may be volatile, which could cause the value of your investment to decline.

•	We may require additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.

•	Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the price that our common stock might otherwise attain.

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The Convertible Notes may result in the dilution of our stockholders, create downward pressure on the price of our common stock, impact our financial results and restrict our ability to raise additional capital or take advantage of future opportunities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); reduced obligations with respect to financial data, including presenting only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and an exemption from compliance with the requirement of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the communication of critical audit matters in the auditor’s report on the financial statements.

In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of the public company effective dates.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of InterPrivate II’s initial public offering (the “IPO”) on March 9, 2021. We will cease to be an emerging growth company prior to the end of such five-year period if certain earlier events occur, including if we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (ii) our annual gross revenue exceeds $1.235 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period.

The Offering

Issuer	Getaround, Inc.

Shares of common stock offered by us	Up to 16,791,642 shares of common stock, consisting of:

•	up to 4,616,667 shares that are issuable upon the exercise of the private placement warrants;

•	up to 7,000,000 shares reserved for issuance upon the exercise of the Convertible Notes Warrants; and

•	up to 5,174,975 shares that are issuable upon the exercise of the public warrants.

Securities offered by the Selling Securityholders	Up to 127,419,304 shares of common stock, consisting of:

•

up to 50,695,443 shares of common stock, including shares being registered pursuant to the Registration Rights Agreement and shares being registered pursuant to the Convertible Notes Subscription Agreement;

•	up to 18,180,379 shares of common stock reserved for issuance as Earnout Shares;

•	up to 46,390,149 shares of common stock reserved for issuance upon the conversion of the Convertible Notes;

•	up to 4,616,667 shares of common stock issuable upon the exercise of the private placement warrants;

•	up to 7,000,000 shares of common stock reserved for issuance upon the exercise of the Convertible Notes Warrants; and

•	up to 536,666 shares of common stock that we agreed to issue pursuant to an amendment to an advertising services agreement with iHeartMedia.

In addition, up to 4,616,667 private placement warrants being registered pursuant to the Registration Rights Agreement.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale. For additional information concerning the offering, see “Plan of Distribution.”

Common stock outstanding	92,085,970 shares of common stock as of December 31, 2022.

Use of proceeds

We will not receive any proceeds from the sale of shares of common stock or private placement warrants by the Selling Securityholders. Assuming the issuance of all of the Convertible Notes Warrants, and the subsequent exercise of all of the warrants for cash, we will receive an aggregate of approximately $330.7 million in gross proceeds from the exercise of the warrants. However, no assurance can be given that the warrants will ever be exercised, particularly to the extent the current market price for our common stock continues to be significantly below the exercise price of the warrants. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. See “Use of Proceeds.”

Lock-up restrictions	The Registration Rights Agreement provides that certain of the shares of our common stock held by the parties thereto are subject to certain restrictions on transfer until the termination of applicable lock-up periods. In addition, Mr. Zaid has agreed to extend the lock-up period thereunder applicable to his beneficially owned shares, subject to certain conditions. The shares of our common stock that we agreed to issue pursuant to an amendment to an advertising services agreement with iHeartMedia are also subject to certain restrictions on transfer until March 31, 2024. See “Description of Securities — Lock-Up Restrictions” for further discussion.

Liquidity	This offering involves the potential sale of up to 50,695,443 shares of common stock currently outstanding, which represent 55.1% of our total outstanding shares as of December 31, 2022. In addition, this offering involves the potential sale of a significant number of shares of common stock issuable upon the exercise of the private placement warrants and shares of common stock reserved for issuance upon the conversion of the Convertible Notes or as Earnout Shares. Once the registration statement of which this prospectus forms a part is effective and during such time as it remains effective, the Selling Securityholders will be permitted, subject to the lock-up restrictions described above, to sell the shares registered hereby. The resale, or expected or potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for our stockholders to sell their shares of common stock at times and prices that they feel are appropriate.

NYSE trading symbols	Our common stock and public warrants are listed on the NYSE under the symbols “GETR” and “GETR WS,” respectively.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included herein, before deciding whether to invest in our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline.

Risks Related to Our Operations

We have incurred significant net losses since inception and may not achieve or maintain profitability in the future.

For the nine months ended September 30, 2022, and the years ended December 31, 2021 and 2020, our net loss was $100.6 million, $120.1 million and $165.1 million, respectively. As of September 30, 2022, we had an accumulated deficit of $726.5 million. Historically, we have devoted significant efforts and expenditures to grow our host and guest communities, improve our marketplace and platform, increase our marketing spend, rapidly expand our operations, and hire additional employees. In January 2020, we scaled back these efforts by reducing our fixed and variable costs, specifically by implementing a reduction in workforce, suspending discretionary marketing spend, and eliminating products and services ancillary to our core offerings. In March 2020, after the outbreak of COVID-19 was declared a pandemic and governments imposed restrictions on travel, we experienced a significant and sustained decrease in reservation volume. In response to this decrease, in April 2020, we implemented an additional reduction in workforce and eliminated certain additional fixed operating costs. In May 2020, we entered into a loan with Silicon Valley Bank in an aggregate principal amount of $6.9 million pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). We applied for forgiveness of the PPP Loan, and the application has been granted.

We expect to resume making significant investments in our business and host and guest community, including improvements to our connected car technology, trust and safety in our marketplace, and investments in our brand. These improvements may be more expensive than we currently anticipate, and we may not be able to increase our revenue to offset these higher expenses. Some of these improvements are new and unproven, and any failure to adequately increase revenue or contain the related costs could prevent us from attaining or increasing profitability. We may also not be able to generate the revenue expected in the regions in which we operate or invest. Our revenue may decline for a number of other reasons, including reduced demand for our offerings, global economic weakness or macroeconomic shocks such as higher inflation and fuel prices, geopolitical conflicts, public health and safety concerns, increased competition, a decrease in the growth or size of the carsharing, ridesharing, or overall mobility market, any failure to capitalize on growth opportunities, local, state and federal laws and negative publicity. Any failure to increase our revenue or manage our operating expenses could prevent us from achieving or maintaining profitability.

We have a limited operating history as an international company at our current scale, and in an evolving industry, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

While we began operations in 2011, our business model has not yet been fully proven. We have also grown rapidly in the last three years, both organically and through acquisitions, including by our acquisition of

Getaround SAS (formerly, Drivy SAS) in 2019. As a result, we have only a limited operating history at our current scale and as an international company, which may make it difficult to evaluate our current business and future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including, in our case:

•	achieving market acceptance of our existing and future offerings;

•	challenges in accurate financial planning and forecasting;

•	the impact of the current pricing environment on our growth and profitability;

•	attracting and retaining hosts and guests;

•	increasing the density and variety of cars in our marketplace, including connected cars;

•	competing against companies with greater financial resources;

•	increasing expenses as we continue to grow our business;

•	risk of litigation losses or regulatory enforcement actions;

•	successfully expanding our business in existing markets and entering into new markets and geographies;

•	maintaining and enhancing the value of our reputation and brand;

•	anticipating and responding to macroeconomic changes and changes in the markets in which we operate;

•	avoiding interruptions or disruptions in our service;

•	developing a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;

•	securing our platform against technological threats;

•	hiring, integrating, and retaining talented technology, sales and marketing, customer service, and other personnel;

•	effectively managing rapid growth in our personnel and operations; and

•

maintaining and growing our partnerships and relationships with third parties, including with insurance providers, vehicle manufacturers, ridesharing companies, online search engine businesses and municipalities.

We cannot assure you that we will be successful in addressing these and other challenges we may face in the future and if we do not manage these risks successfully, our business and results of operations may be adversely affected. You should consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company. Further, we may not be able to maintain our current rate of growth often characteristic of early-stage companies, and there is no assurance that our rate of growth will continue. We may not achieve sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period.

We face intense competition and may not be able to compete successfully with current or future competitors, which could negatively impact our business, financial condition, and results of operations.

The travel and mobility industries in general, and the markets for carsharing services in particular, are intensely competitive, with frequently rapid changes in technology, consumer expectations and requirements, industry standards and regulations, and new products and services. Our competitors include largely analog companies such as peer-to-peer carsharing marketplaces like Turo, and traditional, asset-heavy rental car companies such as Enterprise, Hertz, Avis, Sixt, and Europcar, as well as Zipcar and other regional carsharing competitors in North America, Europe, and abroad. Additionally, we compete with the status quo of personal car ownership and other equivalent means of transportation.

Many of our current and potential competitors enjoy significant competitive advantages over us, including longer operating histories, larger marketing and operating budgets, greater brand name recognition, higher amounts of available capital or access to such capital, larger host and vehicle bases for guests, more guests to reserve vehicles shared by hosts, more well-established regulatory environments and permitting regimes, preferential treatment by credit card insurance policies or personal insurance policies that may provide coverage to renters, which are not equally available to customers of peer-to-peer carsharing, and more resources devoted to research and development of new and existing products and technology. As a result, our competitors may be better positioned to provide superior offerings to consumers and respond more rapidly and effectively than we can to new or existing business opportunities, products, technologies, and host and guest requirements and preferences. Many of our competitors offer discounted services, incentives, or alternative pricing models or focus on a particular geographic location or market segment. Our competitors may also make acquisitions or establish cooperative or other strategic relationships among themselves or with other complementary companies.

We compete to attract and retain hosts who share their vehicles in our marketplace, as hosts have other options should they choose to generate income from carsharing, may not be aware of peer-to-peer carsharing, its benefits, or the economic opportunities it provides, or may not be motivated to monetize their vehicles. Hosts may also share their vehicles simultaneously on the marketplaces of our competitors. We compete to attract, engage and retain hosts based on numerous factors, such as ease of access to and use of the app and marketplace, fleet management functions and tools, flexibility of services to match various use cases, the level of revenue yield to hosts, real-time insights from platform and marketplace data, insurance coverage and claims handling, safety, brand recognition and host experience.

We also compete to attract, engage, and retain guests in our marketplace to reserve vehicles shared by hosts. Guests have many travel and mobility options in addition to reserving a vehicle through our platform, including reserving vehicles through a competitor’s platform or directly by a potential host, renting vehicles through traditional car rental companies, using their own vehicle or borrowing a friend’s vehicle, or choosing to use vehicles other than automobiles. We compete for guests based on numerous factors, such as adequacy and quality of car supply, density and proximity of cars to prospective guests, ease of access to and use of the app and marketplace, pricing to guests, insurance coverage, brand recognition and guest experience.

As we and our competitors introduce new offerings and as existing offerings evolve, we expect to become subject to additional competition. In addition, our competitors may adopt certain of our platform features or may adopt innovations that hosts and guests value more highly than ours, which would render our marketplace less attractive and reduce our ability to differentiate our marketplace and platform. Increased competition could result in, among other things, reductions of the revenue we generate through our marketplace, the number of hosts and guests, the frequency of use of our marketplace, and our margins.

In addition, to the extent we are unable to address emerging trends in the automotive industry, new technologies being introduced by OEMs, or shifts in consumer preferences or otherwise anticipate or effectively react to competitive challenges, our business, financial condition, and results of operations could be materially adversely affected.

For all of these reasons, we may not be able to compete successfully. If we lose existing hosts or guests, fail to attract or retain new hosts or guests, fail to provide our hosts and guests with the experience or service they expect from us, or are forced to make pricing concessions as a result of increased competition, our business, financial condition, and results of operations would be adversely affected.

The impact of adverse or changing economic conditions, including the resulting effects on consumer spending, may adversely affect our business, financial condition, and results of operations.

Our business depends on the overall demand for vehicle bookings. Any significant weakening of the economy in the United States or Europe or of the global economy, including the current macroeconomic downturn, more limited availability of credit, economic uncertainty, inflation, financial turmoil affecting the banking system or financial markets, increased unemployment rates, restrictions and reduction in domestic or international travel, fluctuations in the price or availability of gasoline, and other adverse economic or market conditions may adversely impact our business and operating results. Global economic and political events or uncertainty may cause some of our current or potential hosts and guests to curtail their use of our marketplace. In addition, travel has been disproportionately impacted by COVID-19 and may further be disproportionately impacted by a macroeconomic downturn. In response to such downturns, including after the effects of COVID-19 on the economy subside, hosts and guests may not use or spend in our marketplace at rates we expect, thus further reducing demand for vehicle bookings. These adverse conditions, including the macroeconomic downturn caused by COVID-19, have in the past resulted, and could in the future result, in reductions in consumer spending, slower adoption of new technologies, and increased competition. We cannot predict the timing, strength, or duration of any economic slowdown, including the current macroeconomic downturn, or any subsequent recovery generally. In addition, increases in the price of gasoline or overall inflation may cause guests to decrease their travel or choose alternative or lower cost methods of transportation than our offering. Similarly, increasing awareness around the impact of travel on climate change may adversely impact the travel and hospitality industries and demand for our marketplace. If the conditions in the general economy significantly deviate from present levels and continue to deteriorate as a result of COVID-19 or otherwise, our business, financial condition, and results of operations could be adversely affected.

Our restructuring plan and the associated headcount reduction may not result in anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt our business.

On February 1, 2023, the Board approved a restructuring plan to streamline operations and reduce costs to achieve a leaner path to profitability. The restructuring plan includes a reduction in our global headcount by approximately 10%. We also anticipate significantly reducing costs associated with external consultants, professional services providers and vendors for certain software and tools. We have also initiated a new suite of risk management tools to improve revenue yield and reduce the cost of risk during trips booked on the Getaround marketplace. These actions are expected to be substantially completed by the end of 2023. We may not realize, in full or in part, the anticipated benefits, savings and improvements in our cost structure from our restructuring efforts due to unforeseen difficulties, delays or unexpected costs. If we are unable to realize the expected cost savings from the restructuring, our business may be harmed. Furthermore, our restructuring plan may be disruptive to our operations. For example, our headcount reductions could yield unanticipated consequences, such as increased difficulties in implementing our business strategy, including retention of our remaining employees.

The COVID-19 pandemic (“COVID-19”) and the impact of actions taken to mitigate COVID-19 have negatively impacted and will continue to negatively impact our business, financial condition, and results of operations.

COVID-19 has caused governments globally, including those in our markets in the United States and Europe, to implement quarantines, shelter-in-place orders and significant restrictions on travel, and to instruct individuals to avoid crowds, which has led to an economic downturn and increased market volatility. It has also disrupted the normal operations of businesses like ours that depend on travel and mobility, including commuting, local travel, and business and leisure travel. In particular, we saw a decline in bookings year-over-year from 2019 to 2021. In light of the evolving nature of COVID-19 and the uncertainty it has produced around the world, we do not believe it is possible to predict with precision COVID-19’s cumulative and ultimate impact on our future business operations, liquidity, financial condition, or financial results. The extent of COVID-19’s impact on our business and financial results will depend largely on future developments, including the extent and duration of the spread of COVID-19 both globally and within the United States and our markets in Europe, the efficacy of vaccines against COVID-19 and the speed with which those vaccines are developed and distributed, the emergence of new and potentially more contagious variants of COVID-19, the prevalence of local, national, and international travel restrictions, the impact on capital and financial markets and on the U.S. and global economies, foreign currencies exchange, governmental or regulatory orders that impact our business, and whether the impacts may result in permanent changes to our end-users’ behaviors. To the extent COVID-19 continues to negatively affect our business, financial condition, and results of operations, it may also have the effect of heightening many of the other risks described in these “Risk Factors” or elsewhere in this prospectus or resulting in other effects that are not currently foreseeable.

In response to COVID-19, we implemented and may in the future implement cost reduction measures and have modified our operations to embrace a fully remote working environment. For example, in April 2020, we announced a reduction in our workforce of approximately 120 employees, primarily impacting our customer service, marketing, and city operations teams. Additionally, it is possible that widespread remote work arrangements could have a materially negative impact on our business plans and operations, along with the productivity and availability of key personnel and other employees necessary to conduct our business, and of third-party vendors who perform services critical to our business, or otherwise cause operational failures because of changes to our usual business operations required by COVID-19 and related governmental actions. It is possible that widespread remote work arrangements could have a negative impact on host and guest satisfaction resulting from potential delays or slower than usual response times in receiving assistance from our customer support organization. Remote work arrangements may also result in privacy, cybersecurity and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities regarding COVID-19, may be subject to legal or regulatory change or challenge, particularly as regulatory guidance evolves in response to future developments.

In light of COVID-19, the travel and mobility industries, which we serve, may become subject to enhanced health and hygiene requirements that address future outbreaks, which may increase our costs and those of our hosts and guests. These additional costs may be required by regulators or expected by consumers even after the effects of COVID-19 subside. Moreover, significant unemployment and underemployment in the United States and Europe will continue to have a substantial negative impact on consumer discretionary spending. Even if the economic and operating conditions for our business improve, we cannot predict the long-term effects of COVID-19 on our business or the industries that we serve or the effects of any future public health issues, including epidemics, pandemics and other outbreaks.

Volatility in fuel prices and shortages of fuel may adversely affect our business, financial condition, and results of operations.

We are subject to risks associated with the availability and price of fuel. Fuel prices have fluctuated dramatically over recent years, and have recently spiked. Future fluctuations in the availability and price of fuel could adversely affect our results of operations. Fuel availability and prices can be impacted by factors beyond our control, such as natural or man-made disasters, adverse weather conditions, political events, economic sanctions imposed against oil-producing countries or specific industry participants, disruption or failure of technology or information systems, price and supply decisions by oil producing countries and cartels, terrorist activities, armed conflict, tariffs, sanctions, other changes to trade agreements and world supply and demand imbalance. Because guests must pay for the fuel consumed during the trips booked through our platform, rising fuel prices may reduce the number of trips taken by guests, decrease demand for our marketplace and increase the volume of support requests related to fuel issues that arise in connection with trips booked through our platform. Rising fuel prices may also increase the total cost of car ownership for our hosts, which may in turn deter hosts from sharing the types of vehicles in our marketplace that guests are looking to reserve. Fuel shortages and increases in fuel prices may adversely impact our business, financial condition, and results of operations.

Our marketplace primarily focuses on serving hosts and guests in or near large metropolitan areas, and if our operations in these areas are disrupted, our business, financial condition, and results of operations will be adversely affected.

Our business model and marketplace focus on serving hosts and guests mainly in or near large metropolitan areas within Europe and the United States. Because of our geographic market concentration, our operations are tied to the economic, social, political, regulatory, and climate conditions that affect such metropolitan areas and our ability to offer our marketplace in these areas in a cost-effective manner, or at all, may be adversely affected as a result of such conditions. Events and circumstances that particularly impact large metropolitan areas, such as public health concerns, including COVID-19 and other pandemics/epidemics, natural disasters, infrastructure issues, terrorist attacks and security concerns and economic downturns, could lead to short-term and long-term declines in the desirability to populate such areas or use our marketplace. If we are unable to obtain new licenses or renew existing licenses in the large metropolitan areas where we offer our marketplace, our business, financial condition, and results of operations will be adversely affected.

If the costs required to launch our marketplace in a new market or continue to operate our marketplace in an existing one become more expensive than we have anticipated, we may not be able to launch our marketplace in the new market or continue to operate our marketplace in an existing market.

The costs and resources required to operate our marketplace in any given region, country, state, city, zip code, or other defined market vary across different local markets. Examples of local operating costs include the prices of vehicles suitable for sharing in our marketplace; the price of fuel, parking, tolls, insurance, parts, and vehicle maintenance; marketing and user acquisition costs; the availability of local vendors to support our services; the prices charged by vendors to install and troubleshoot our connected devices; costs required to comply with insurance, licensing, taxation, and other regulatory requirements; and the prevalence of claims and safety incidents. These costs may vary across markets and fluctuate within each market. Additionally, there is no guarantee that our marketing efforts will generate sufficient supply and demand for a given market, or that the anticipated benefits of our marketing spend will materialize. If the costs required to offer our marketplace in a new market or continue to offer our marketplace in an existing market are too high, we may be prevented from entering the new market or continuing to operate in the existing market, and our business, financial condition, and results of operations would be negatively impacted as a result.

If we do not retain existing hosts or guests, or add new hosts and guests, or if hosts fail to provide an adequate supply of high-quality vehicles, our business, financial condition, and results of operations will be negatively impacted.

Our business depends on hosts sharing their vehicles in our marketplace, maintaining the safety and cleanliness of their vehicles, and ensuring that the descriptions and availability of their vehicles in our marketplace are accurate and up-to-date. These practices are beyond our direct control. If hosts do not share enough vehicles, or if their vehicles are less attractive to guests than vehicles offered by our competitors, our revenue would decline and our business, financial condition, and results of operations would be materially adversely affected.

The number of vehicles shared and the volume of reservations made in our marketplace may also decline based on a number of other factors affecting hosts, including public health and safety concerns, such as COVID-19; economic, social, and political factors; state laws and regulations, or the absence of such laws and regulations, regarding carsharing; the availability and suitability of vehicles shared in our marketplace; the condition and cleanliness of shared vehicles in our marketplace; increased fuel prices or rationing of fuel; insurance coverage issues; our ability to secure sufficient parking locations for vehicles shared in our marketplace; enforcement of local licensure and parking laws, rules, and regulations; concerns about the installation or integration of our hardware into vehicles shared in our marketplace; perceptions of trust and safety on or off our marketplace; eligibility to reserve a shared vehicle in our marketplace; negative reservation outcomes such as automobile accidents, damage to shared vehicles, unlawful or unauthorized use of shared vehicles, and theft or embezzlement of shared vehicles; and our efforts to ensure the quality of hosts and guests, which include removing certain hosts and guests from our marketplace for failing to follow our terms of service and accompanying policies.

Hosts are not required to make their vehicles available in our marketplace for a minimum sharing period or number of reservations, and they may choose to cancel reservations made by guests. Hosts may choose not to share their vehicles in our marketplace if we cannot generate sufficient demand for their vehicles. Hosts may also use our technology to replicate the experience offered by our marketplace on competing platforms without sharing their vehicles with us. While we continue to invest in tools and resources to support hosts, including those for our Powerhosts, these investments may not be as attractive to hosts as those developed by our competitors, and hosts may not share their vehicles in our marketplace as a result. We believe that many hosts rely on the earnings generated from sharing their vehicles in our marketplace to help offset any leasing, financing, parking, registration, maintenance, and repair costs of those vehicles. If the earnings made by hosts in our marketplace do not sufficiently offset the costs of owning, maintaining or sharing their vehicles, we may not be able to retain hosts.

Failure to compensate hosts for loss or damages to their shared vehicles incurred during reservations made through our marketplace or dissatisfaction with the claims process may result in our inability to retain such hosts. Additionally, the personal automobile insurance companies insuring the cars that hosts share in our marketplace may deny coverage for claims or decline to renew automobile insurance policies issued to hosts, based on incidents involving shared vehicles or carsharing procedures followed by hosts (such as placing car keys inside vehicles), while hosts’ vehicles are being shared in our marketplace.

Hosts have in the past experienced and may in the future continue to experience issues raised by their personal automobile insurance companies regarding the sharing of their vehicles in our marketplace. Specifically, it is possible for a personal automobile insurance company to deny a claim submitted by a host, even if the loss that gave rise to the claim was not incurred during a trip booked through our platform. Such denials may be more likely if a host followed procedures prescribed by our marketplace, such as leaving vehicle keys inside a shared vehicle. It is also possible for personal automobile insurance companies to decline to renew automobile insurance policies because the vehicles covered by those policies are shared in our marketplace. While there are laws in some states that prohibit personal automobile insurance companies from taking such actions based on the sharing of a vehicle in our marketplace, we are unable to control the ultimate outcome of claims filed by hosts with their personal automobile insurance companies. Hosts whose personal automobile insurance claims are denied, or whose personal automobile insurance policies are not renewed, may be deterred from sharing additional vehicles in our marketplace, and they may remove their existing shared vehicles from our marketplace. As a result, our business, financial condition, and results of operations may be negatively impacted.

In addition, our business depends on guests reserving trips on our platform. If we fail to retain existing guests because they elect to use a competitor’s platform, or if we are unable to sustain growth in the level of revenue yield for hosts or attract new guests to our marketplace, our business, results of operations, reputation, and financial condition would be adversely affected. A decrease in the number of guests or reduction in the level of revenue yield for hosts may also result in host attrition if hosts are unable to realize sufficient value from sharing their vehicles in our marketplace. Maintaining a balance between supply and demand, and between hosts and guests in any given area at any given time, along with our ability to execute operationally may be more important to service quality than the absolute size of our marketplace.

If our platform, including searching for vehicles and completing the reservation and payment process, is not easy to use, or if improvements to our platform experience are not successful, or if guests are dissatisfied with our account creation or verification processes, we may not be able to retain or attract guests to our marketplace.

Our business also depends on guests reserving the vehicles shared in our marketplace. Guests are not required to make a minimum number of reservations, and they may choose to cancel existing reservations. Guests have in the past, and may in the future choose not to use our marketplace for a variety of reasons such as: being required to have an account with Facebook, Google, Apple or another third-party service for identity verification purposes; being requested to respond to our account verification processes; experiencing difficulty with searching our marketplace for shared vehicles; being unable to locate a suitable shared vehicle; being unable to book the desired trip because of price or other payment-related concerns; being unable to locate the shared vehicle at the start of a reservation; experiencing a negative customer support interaction or outcome; experiencing a negative reservation outcome; and being prevented from booking reservations because of violations of our terms of service and accompanying policies. If we cannot attract and retain guests in a cost-effective manner, or at all, our business, financial condition, and results of operations would be materially adversely affected.

Our growth prospects and our revenue are dependent on our hosts, and if we do not retain these hosts, our business, financial condition, and results of operations may be negatively impacted.

Our investments in our host community and in tools to assist these hosts may not be successful in growing or maintaining the number of hosts and vehicles in our marketplace. In addition, hosts may not participate in our marketplace if we cannot attract prospective guests to our marketplace and generate trip bookings from a large number of guests or if there is over-saturation of hosts in a particular area that causes downward pressure on the prices that hosts are able to charge. If we do not retain these hosts, our operations in certain markets and revenue from those markets may be jeopardized, and our business, financial condition, and results of operations may be negatively impacted as a result. A significant majority of our overall revenue depends on a large number of hosts who share multiple vehicles in our marketplace, whom we refer to as Powerhosts. For the year ended December 31, 2021, cars shared by Powerhosts represented over 80% of our Gross Booking Value (“GBV”); however, the amount of and the percentage of GBV represented by these hosts varies from period to period, sometimes significantly. Other than sharing more than one car, the principal reason Powerhosts are an important part of our business is it is easier to increase the supply of cars on our platform by encouraging existing hosts to add additional cars, rather than to attract new hosts to add their first car. Additionally, certain Powerhosts may provide a significant portion of the vehicles for a given market.

The manufacture, installation and operation of the Getaround Connect IoT devices is highly dependent upon third party suppliers, service providers and networks, including sole source component suppliers who have been impacted by COVID-19, the global parts shortage and supply chain disruption.

We depend on third party service providers to supply the electronic components used in the manufacturing of our proprietary Getaround Connect IoT devices. We also rely on third-party contract manufacturers to build and assemble our Connect IoT devices. In addition, we rely on third-party service providers and networks that install our Connect IoT devices into the vehicles shared in our marketplace. Our hardware and its components are supplied to us under short-term purchase orders submitted to our contract manufacturer. The growth of our business will depend on our ability to manage our supply chain to manufacture and deliver our hardware devices at scale, with which we have limited experience. On occasion, our suppliers have not been able to deliver the quantities of Connect IoT devices, wiring, and components that we require, without adding significant lead time or cost increases. Our inability to secure sufficient quantities of Connect IoT devices, including as a result of the inability by such third-party suppliers to obtain the necessary components, labor, or financial resources because of pandemics/epidemics, natural disasters, labor disputes or other supply chain issues, could restrict our growth by preventing the increase of connected cars on our platform. If any of our relationships with our suppliers are interrupted or terminated, we could experience a shortage of Connect IoT devices. Developing alternate sources of supply for our Connect IoT devices or changing our design may be difficult, time-consuming, and costly.

In particular, beginning in the first half of 2020, the global parts shortage and supply chain disruptions negatively impacted our supply of Connect IoT devices. The supply of certain chips and other components needed to manufacture our devices has been limited since 2020, and there are often no alternative sources for these chips and other components. We have adapted to the shortage by holding more Connect IoT devices, securing key components through alternate channels, updating the design of our Connect IoT device with different components, as well as collecting, recycling and refurbishing Connect IoT devices that were previously installed into shared vehicles; however, if the current parts shortage and related economic factors affecting us and the broader automotive industry are not resolved, our available supply of Connect IoT devices may become exhausted, and we will not be able to add new connected cars to our platform. As a result, the growth of our marketplace would be severely limited, and our business, financial condition, and results of operations would be materially adversely affected.

The availability of vehicles suitable for our marketplace has been negatively impacted by COVID-19, the global semiconductor supply chain shortage, limited inventory of (and historically high prices for) new and used vehicles, and other economic factors affecting the automobile and transportation industries.

Beginning in the third quarter of 2020, the supply of vehicles suitable for our marketplace has been negatively impacted by COVID-19, the global semiconductor supply chain shortage and related economic factors affecting the automotive industry. The shortage has reduced the manufacturing output and new vehicle inventory of OEMs, which has in turn increased prices for used cars in a significant manner. As a result, it has become more expensive for existing hosts to add eligible vehicles to our marketplace, and prospective hosts may be more hesitant to share their vehicles with us. Furthermore, given the historically high prices for used vehicles, existing hosts may be more likely to sell their vehicles than continue to make them available for reservation in our marketplace. We have adapted to the shortage by incentivizing existing and prospective hosts to share their cars in our marketplace; however, if the current shortage and related economic factors affecting the automotive industry are not fully resolved, our supply of suitable vehicles will be exhausted, and we will not be able to add new vehicles to our marketplace. As a result, the growth of our marketplace would be severely limited, and our business, financial condition, and results of operations would be materially adversely affected.

Our efforts to minimize the likelihood and impact of adverse cybersecurity incidents and to protect data and intellectual property may not be successful and our business, manufacturing operations and reputation could be negatively affected by a cyberattack, security incident or other disruptions.

We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; the integrated software and firmware in our Connect IoT devices; or customer or guest data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, guests or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception.

The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned.

If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

Host, guest, or other third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent, may undermine the safety or perception of safety of our marketplace, along with our ability to attract and retain hosts and guests, which could subject us to liability, increase our operating costs, and adversely affect our brand, reputation, business, financial condition, and results of operations.

We have not in the past and may not in the future independently verify the safety, suitability, location, quality, compliance with our policies, and legal compliance of all of the vehicles shared in our marketplace by hosts or the suitability of vehicles shared in our marketplace for individual guests. In the limited circumstances where we have undertaken or may undertake the verification or screening of certain aspects of descriptions of vehicles shared in our marketplace, the scope of such processes may be limited and rely on, among other things, information provided by hosts and guests, which may be inaccurate or incomplete, and the ability of our internal teams or third-party vendors to adequately conduct such verification or screening practices. We have implemented policies to respond to issues reported by hosts and guests regarding vehicles shared in our marketplace, but not all issues may be reported to us, and no assurance can be given that our customer support team has taken the requisite actions to address any issues in accordance with our policies. In addition, our policies may not contemplate or sufficiently address certain safety risks posed by vehicles shared in our marketplace or individual hosts or guests, including whether shared vehicles are subject to safety recalls, and our policies are not designed to identify legal, quality, and safety issues that may occur after initial sign-up.

We have no control over, or ability to predict, the actions of our users and other third parties, such as passengers, either during a reservation or otherwise, and we may not be able to protect or provide a safe environment during reservations for hosts or guests as a result of certain actions by hosts, guests, and other third parties. The actions of hosts, guests, and other third parties have resulted and can further result in fatalities, injuries, fraud, invasion of privacy, property damage, discrimination, and brand and reputational damage, which have created and could continue to create potential legal or other substantial liabilities for us. These incidents may subject us to liability, which would increase our operating costs and materially and adversely affect our business, results of operations, and financial condition.

We do not verify the identity of hosts or ownership of the vehicles shared in our marketplace, other than requiring hosts to provide documentation of ownership upon our request. Some of our hosts may share or have shared vehicles in our marketplace in violation of their lease or financing agreements or personal automobile insurance policies, or in violation of applicable state restrictions on subleasing. Hosts have in the past, and may in the future, share vehicles located on private or governmental property without the authorization of the property owner. In the absence of a court order or contractual obligation, we do not verify that parking locations for shared vehicles are authorized by property owners. We do not screen vehicles for compliance with state vehicle inspection requirements or whether they are legally registered to be driven on public roads, and it is possible that some of our hosts may share or have shared vehicles in our marketplace that fail to meet basic safety or legal requirements for a vehicle. Even if we detect and ban such vehicles or hosts from our marketplace, we may fail to detect if the host re-shares the vehicle or rejoins our marketplace.

Our identity verification processes for guests focus on confirming that the drivers’ license records of new guests meet our eligibility requirements. These processes rely on, among other things, information provided by users and supplemented by state motor vehicle records, and our ability to validate that information and the effectiveness of third-party service providers that support our verification processes may be limited. In addition, we do not currently, and may not in the future, require users to re-verify their identities following their successful completion of the initial verification process. We do not screen or verify third parties such as passengers who may be present during a reservation made through our platform. We do not run criminal background checks on hosts, guests or other third parties, and there can be no assurances that our identity verification measures will significantly reduce criminal or fraudulent activity in our marketplace.

If hosts, guests, or other third parties use our marketplace to engage in criminal activity or fraudulent, negligent, or inappropriate conduct, users may not consider our marketplace and platform to be safe. Such conduct has prompted, and may in the future prompt, negative media coverage or regulatory inquiries into our marketplace policies and business practices. In addition, claims may be asserted against us by hosts, guests, and third parties for compensation for incidents caused by other hosts, guests, or third parties while using our marketplace. Incidents relating to the use of our marketplace have included:

•	shootings, fatalities, and other criminal or violent acts in which vehicles shared in our marketplace have been involved;

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hosts and guests engaging in criminal, fraudulent, threatening, or unsafe behavior and other misconduct against other hosts, guests, employees, contractors, and other third parties while using our marketplace;

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thefts of vehicles shared in our marketplace, committed by guests and other third parties, which have caused substantial property damage or total losses to those vehicles, or misrepresentations by guests concerning the purpose of their reservations, which have resulted in vehicles shared in our marketplace being used for unauthorized or inappropriate conduct, including drug-related activities, human trafficking, and other criminal activities;

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traffic accidents, deaths, injuries, or other incidents caused by guests, hosts, or other third parties while using our marketplace, or even when guests, hosts, or other third parties are not actively using our marketplace;

•	fraudulent or intentionally misleading requests for refunds, reimbursements, and other payments so as to circumvent or manipulate our user policies;

•	circumvention and manipulation of our systems by users with connected or duplicate accounts so as to evade account restrictions or engage in fraud or other misconduct;

•	the creation of fake guest accounts, fake host accounts, or both, to perpetrate financial fraud; and

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instances of hosts or guests mistakenly or unintentionally providing malicious third parties with access to their accounts, which have allowed those third parties to take advantage of hosts and guests.

In addition, certain regions where we operate have higher rates of violent crime or property crime, which can lead to more safety and security incidents such as increased rates of damage or theft of vehicles shared in our marketplace, which may adversely impact the usage of our marketplace in those regions and elsewhere.

Our third-party insurance coverage, which is subject to certain conditions and exclusions, may be inadequate to fully cover alleged claims of liability, investigation costs, defense costs, indemnification, and payouts. Even if these claims do not result in liability, we will incur significant time and cost in investigating and defending against them. As we expand our products, offerings, and areas in which our products and offerings are available, the frequency or severity of incidents may increase and our overall financial exposure may grow.

Measures taken to improve the safety of our marketplace and our reputation may cause us to incur significant expenditures and may not be successful.

We have taken and continue to take measures to improve the safety in our marketplace and our reputation, combat fraudulent activities and other misconduct, and improve community trust, such as requiring identity and driving record information from guests, removing descriptions of vehicles shared in our marketplace that are reported to us as being inaccurate, and removing hosts and guests who fail to comply with our policies. Some of these measures may reduce usage of our marketplace by increasing the number of steps required to share a vehicle or make a reservation. Implementing these measures has caused and will continue to cause us to incur significant operating expenses and may result in fewer vehicles shared in our marketplace, decreased reservation volume, and reduced host and guest retention. These measures may not significantly reduce criminal or fraudulent activity in our marketplace, or be sufficient to protect our brand and reputation.

Furthermore, the community guidelines we have implemented to reduce such risks to our business may not always be followed by or effectively enforced against all members of our community. For example, although our software application provides messaging functionality for hosts and guests to correspond regarding reservations without disclosing their personal contact information, hosts and guests may nonetheless choose to share such contact information to enable the exchange of telephone calls, text messages, electronic mail, or messages via third-party software applications. Additionally, while we require hosts to adhere to our policies, we cannot prevent hosts from attempting to impose their own policies on guests, including specifying separate reservation fees and charges, or requesting to view or photograph the driver’s licenses of guests who have reserved vehicles shared in our marketplace. Failure by hosts and guests to follow our community guidelines or our failure to enforce them may result in claims against us or our hosts and guests. Enforcement of our policies against hosts and guests, as well as hosts or guests affected by ineffective enforcement or understanding of our community guidelines, may decrease their usage of our marketplace.

We have implemented processes to address the use of vehicles shared in our marketplace during COVID-19. In particular, we have published and communicated reservation and cleaning guidelines for guests and hosts that are intended to help prevent transmission of COVID-19. Individual guests and hosts are responsible for observing these guidelines, and we are unable to control or verify adherence to the guidelines. Following our guidelines may cause guests and hosts to incur additional expenses, which may reduce the attractiveness of our marketplace and the number and availability of vehicles shared in our marketplace. Additionally, our guidelines may not be successful in preventing the transmission of COVID-19. Cases of suspected COVID-19 exposure or infection during reservations have been reported to us. If hosts or guests believe that reservations in our marketplace increase their risk for contracting COVID-19, our business and reputation could be adversely affected, and we could face legal claims against us.

We expect the costs of our insurance policies to continue to grow, and if our insurance coverage is insufficient for the needs of our business or our insurance providers fail to pay on our insurance claims, or if insurers are no longer willing to provide insurance to us specifically or car-sharing marketplaces generally, on acceptable terms or at all, our business, financial condition and results of operations could be adversely affected.

We use a combination of third-party insurance and retained risk to cover various business and operations-related risks, including coverage for both hosts and guests during reservations booked in our marketplace, as well as general business liability, workers’ compensation, cyber liability and data breaches, crime, directors’ and officers’ liability, and property insurance. Our business, financial condition, and results of operations would be adversely affected if:

•	our cost per claim, premiums or the number of claims significantly exceeds our expectations;

•	we experience a claim in excess of our coverage limits;

•	our insurance providers become insolvent or otherwise fail to pay on our insurance claims;

•	we experience a claim for which coverage is not provided;

•	the number of claims under our deductibles or retentions exceeds historic averages; or

•	we are unable to reduce our claims cost per mile below our historical averages.

Our overall spend on insurance has increased as our business has grown and losses from covered claims have increased. Premiums have increased as a result, and we have experienced and expect to continue to experience increased difficulty in obtaining appropriate policy limits and levels of coverage at a reasonable cost and with reasonable terms and conditions. We do not have sufficient coverage for certain catastrophic events, including certain business interruption losses, such as those resulting from COVID-19. Furthermore, as our business continues to develop and diversify, we may experience difficulty in obtaining insurance coverage for new and evolving offerings and tiers, which could require us to incur greater costs.

We establish insurance reserves for claims incurred but not yet paid and claims incurred but not yet reported and any related estimable expenses, and we periodically evaluate and, as necessary, adjust our insurance reserves as our experience develops or new information is learned. Our insurance reserves account includes unpaid losses, loss adjustment expenses for risks, and other associated expenses. These amounts are based on third-party actuarial estimates, historical claim information, and industry data. Estimating the number and severity of claims, as well as related judgment or settlement amounts, is inherently difficult, subjective, and speculative. While these reserves are believed to be adequate, our ultimate liability could be in excess of our reserves.

Insurance claims reserves and accruals may be inadequate and could adversely affect our business, results of operations and financial condition.

Insurance claim costs cannot be fully predicted, and reserves for expected costs within our deductible retention or under our contractual reimbursement contracts as part of a protection plan may be inadequate for losses. Claims frequency may change, the severity of the claims may be different than expected, and changes in our ability to collect amounts due from guests or insurance companies via subrogation may lead to adverse development of claim reserves or shortfalls in accrued amounts, any of which could adversely affect our business, results of operations, and financial condition.

Our community experience support function is critical to the success of our marketplace, and any failure to provide high-quality service could affect our ability to retain and attract hosts and guests

Meeting the customer experience expectations of our hosts and guests requires investing significant time and resources in staffing, technology, including automation and machine learning to improve efficiency, infrastructure, policies, and customer experience tools. The vast majority of our customer support is performed by a limited number of third-party service providers who provide services to us as independent contractors. The number of hosts and guests in our marketplace has grown significantly, and we have in the past experienced and may in the future experience backlog incidents that lead to substantial delays or other issues in responding to requests for customer support.

When a host or guest has a poor experience in our marketplace or with our platform, we may issue refunds or coupons for future reservations. Such refunds and coupons, as well as payouts for property damage claims under our claims program, are generally treated as a reduction to revenue. A robust customer experience effort is costly, and we expect such cost to continue to rise in the future as we grow our business.

Maintaining and enhancing our brand and reputation is critical to our growth, and negative publicity could damage our brand and harm our ability to compete effectively.

Our brand and our reputation are among our most important assets. Maintaining and enhancing our brand and reputation is critical to our ability to attract and retain hosts, guests, and employees, to compete effectively, to maintain and improve our standing in the communities where our hosts operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. We are heavily dependent on the perceptions of hosts and guests who use our marketplace to help make word-of-mouth recommendations that contribute to our growth.

Any incident, whether actual or rumored to have occurred, involving the safety or security of shared vehicles, hosts, guests, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to Getaround, and any media coverage resulting therefrom, could create a negative public perception of our marketplace, which would adversely impact our ability to attract hosts and guests. In addition, when hosts or guests believe they have been adversely affected by our policies or practices, their perception of the value of our marketplace is adversely impacted and may cause hosts and guests to not use our marketplace in the future. We have been the subject of media reports, social media posts, blogs, and other forums that contain allegations about our business or activity in our marketplace that sought or created negative publicity.

In addition, our brand and reputation could be harmed if we fail to act responsibly or are perceived as not acting responsibly, or fail to comply with regulatory requirements as interpreted by certain governments or agencies thereof, in a number of other areas, such as safety and security, data security, privacy practices, provision of information about users and activities in our marketplace, non-discrimination, claims management and insurance, and support for local communities.

We rely on traffic to our marketplace to generate revenue, and if we are unable to drive traffic cost-effectively, it would materially adversely affect our business results of operations, and financial condition.

Promoting awareness of our marketplace is important to our ability to drive traffic to our marketplace and grow our business. Our marketing efforts have included referrals, partnerships, display advertising, billboards, radio, video, social media, email, mobile “push” communications, and search engine marketing. Our marketing initiatives may become increasingly expensive and generating a meaningful return on these initiatives may be difficult. Even if we successfully increase revenue as a result of our paid marketing efforts, any increase may not offset the additional marketing expenses we incur. If our marketing efforts to help grow our business are not effective, our business, financial condition, and results of operations would be adversely affected.

In addition, driving traffic to our marketplace depends, in part, on our ability to attract consumers through unpaid placement within search results on search engines like Google. The number of consumers we attract to our marketplace from search engines is due in large part to how and where our website or app ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, a search engine may change its ranking algorithms, methodologies, or design layouts. As a result, links to our website or app may not be prominent enough to drive traffic to our website or app, and we may not know how or otherwise be in a position to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also expand or add new paid advertising placements for keywords that would reduce our market visibility to prospective hosts and guests. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of consumers directed to our marketplace from search engines could adversely affect our business, financial condition, and results of operations.

Moreover, as guests increase their booking activity across multiple carsharing marketplaces, or compare offerings across marketplaces, our marketing efficiency and effectiveness may be adversely impacted. In response, we may increase our sales and marketing expenditures in the future, which may not be offset by additional revenue, and could materially adversely affect our business, results of operations, and financial condition.

We may rely on strategic partners, such as OEMs and ridesharing apps, and any failure to maintain these relationships could harm our business.

We have in the past, are currently engaged in, and may in the future collaborate with OEMs of vehicles manufactured with connected car technology to integrate our platform with the software installed in these vehicles. These collaborations consist of researching, developing and testing the ability of our products and services to be offered directly through the infotainment systems of OEM connected cars. We cannot be certain that these collaborations will prove successful, or that even if they are successful, the collaborations will yield commercially viable products or services. If our efforts are unsuccessful or unable to be commercialized, our business and prospects could be negatively impacted.

We also have a Vehicle Solutions Agreement with Uber, pursuant to which vehicles in our marketplace are available to Uber drivers within the Uber app, however Uber may terminate the agreement for convenience with sixty (60) days’ notice and there is no guarantee this business relationship will create meaningful revenue for us. This strategic partnership may not succeed for a variety of reasons, some of which may not be within our control, including if Uber terminates the agreement or does not prioritize our platform, or if we do not make vehicles in our marketplace available to Uber drivers at sufficiently attractive rates to generate meaningful revenue for Uber drivers.

We face risks related to safety recalls affecting vehicles shared in our marketplace and may face liability for damage or injuries resulting from our failure to comply with such safety recalls.

Vehicles shared in our marketplace may be subject to safety recalls by their manufacturers, which could have an adverse impact on the number of shared vehicles available for reservation. We may be required to notify hosts of safety recalls that affect vehicles they have shared in our marketplace and remove those vehicles from our marketplace until hosts can arrange for the repairs described in the recalls to be completed. As such, recalls can increase our costs, negatively impact our revenues and reduce our marketplace utilization. Depending on the nature and severity of any recall, it could create customer service problems, harm our reputation, and materially adversely impact our business, financial condition, and results of operations. In addition, if we fail to notify hosts of safety recalls or remove shared vehicles affected by those recalls from our marketplace, we could face governmental inquiries and liability claims as a result.

Carsharing is a relatively new business model and the historical rate of adoption and our associated growth in our current markets may not be representative of future rates of adoption or future growth in other markets.

Carsharing in general, and peer-to-peer carsharing in particular, is a relatively new business model without abundant historical data regarding rates of adoption or growth, or corresponding results of operation or financial performance. Because of the relatively recent adoption of peer-to-peer carsharing as a business model, our growth rate and rates of adoption of our business model in our current markets may not represent typical or expected future rates of adoption or growth. As mentioned elsewhere in these risk factors, peer-to-peer-carsharing is subject to a variety of economic, technological, and regulatory developments, any of which can cause our financial condition and results of operation to fluctuate beyond historical averages or trends.

Our business depends on attracting and retaining capable management and employees, and the loss of any key personnel could negatively impact our business, financial condition, and results of operations.

Our success depends in large part on our ability to attract and retain high-quality management and employees. Our founders and other members of our senior management team, including our Chief Executive Officer, Sam Zaid, as well as other employees, may terminate their employment with us at any time, which could materially adversely affect our business, financial condition, and results of operations.

As we continue to grow, we cannot guarantee that we will be able to attract and retain the personnel we need. Our business requires highly skilled technical, engineering, design, product, data analytics, marketing, business development, and community support personnel, including executive-level employees, who are in high demand and are often subject to competing offers. Competition for qualified employees and executive-level employees is intense in our industry and particularly in San Francisco, Paris and Oslo, where our regional headquarters are located, and other jurisdictions where we operate.

To attract and retain key personnel, we use various measures, including referencing cash compensation standards and offering an equity incentive program. As we continue to mature, the incentives to attract, retain, and motivate employees provided by our programs or by future arrangements may not be as effective as in the past, particularly if similarly situated businesses offer more competitive incentives. As a result, it may be difficult for us to continue to retain and motivate these employees, and the value of their holdings could affect their decisions about whether or not they continue to work for us. Our ability to attract, retain, and motivate employees may be adversely affected by declines in our stock price. If we issue significant equity to attract employees or to retain our existing employees, we would incur substantial additional stock-based compensation expense and the ownership of our existing stockholders would be further diluted.

If we cannot maintain our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business.

Our company culture emphasizes innovation, collaboration, and collective focus on our business, financial, and operational goals. Our culture has contributed to the growth of our business and marketplace. Failure to maintain our corporate culture could cause us to lose focus of our objectives and key results, and such a failure may result from the continued need to operate in a fully remote working environment, as well as from employee attrition in general. Changes to (or erosion of) our corporate culture could negatively impact our business, financial condition, and results of operations.

We may not be able to effectively manage the risks presented by our business model internationally.

As of September 30, 2022, our platform supports approximately 1.7 million unique guests in over 1,000 cities across 8 countries. In addition to our headquarters in San Francisco, California, we also have regional offices in Paris, France and Oslo, Norway, and we have approximately 278 employees worldwide as of September 30, 2022. We expect to continue to make investments to expand our international operations. Managing a global organization is difficult, time consuming, and expensive, and requires significant management attention and careful prioritization, and any international expansion efforts that we may undertake may not be successful.

In addition, conducting international operations subjects us to risks, which include:

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operational and compliance challenges caused by distance, language, and cultural differences; the cost and resources required to localize our marketplace and platform, which often requires the translation of our marketplace into foreign languages and adaptation for local practices and regulatory requirements; unexpected, more restrictive, differing, and conflicting laws and regulations, including those laws governing Internet activities, travel, mobility, driving, taxes, licensing, payments processing, messaging, marketing activities, registration and verification of hosts and guests, ownership of intellectual property, content, data collection and privacy, security, data localization, data transfer and government access to personal information, and other activities important to our business;

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uncertainties regarding the interpretation of national and local laws and regulations, uncertainty in the enforceability of legal rights, and uneven application of laws and regulations to businesses, in particular U.S. companies;

•	competition with companies that understand local markets better than we do, or that have a local presence and pre-existing relationships with potential hosts and guests in those markets;

•	differing levels of social acceptance of carsharing, our brand, and offerings;

•	legal uncertainty regarding our liability for the listings, the services, and content provided by hosts, guests, and other third parties;

•	uncertain resolutions of litigation or regulatory inquiries;

•	variations in payment forms for hosts and guests, increased operational complexity around payments, and inability to offer local payment forms like cash or country specific digital forms of payment;

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lack of familiarity and the burden of complying with a wide variety of U.S. and foreign laws, legal standards, and regulatory requirements, which are complex, sometimes inconsistent, and subject to unexpected changes;

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potentially adverse tax consequences, including resulting from the complexities of foreign corporate income tax systems, value added tax (“VAT”) regimes, tax withholding rules, vehicle excise taxes, vehicle rental taxes, sales and use taxes and other indirect taxes, tax collection or remittance obligations, and restrictions on the repatriation of earnings;

•	difficulties in managing and staffing international operations, including due to differences in legal, regulatory, and collective bargaining processes;

•	fluctuations in currency exchange rates, and in particular, decreases in the value of foreign currencies relative to the U.S. dollar;

•	regulations governing the control of local currencies and impacting the ability to collect and remit funds to hosts in those currencies or to repatriate cash into the United States;

•	oversight by foreign government agencies whose approach to privacy or human rights may be inconsistent with that taken in other countries;

•	increased financial accounting and reporting burdens, and complexities and difficulties in implementing and maintaining adequate internal controls in an international operating environment;

•	political, social, and economic instability abroad, terrorist attacks, and security concerns in general;

•	operating in countries that are more prone to crime or have lower safety standards;

•	operating in countries that have higher risk of corruption; and

•	reduced or varied protection for our intellectual property rights in some countries.

The failure to successfully execute and integrate acquisitions and the different products and services associated with such acquisitions could negatively impact our business, financial condition, and results of operations.

We have acquired multiple businesses, including our April 2019 acquisition of Getaround SAS (formerly, Drivy SAS) and our June 2019 acquisition of Getaround Norge AS (formerly, Nabobil.no AS), and we regularly evaluate potential acquisitions. We may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on our business and significant use of available cash to make payments of interest and principal. In addition, we may finance acquisitions by issuing equity or convertible debt securities, which could result in further dilution to our existing stockholders. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs, as well as create the potential for confusion among our hosts and guests. For example, we operate two distinct marketplaces in North America on the one hand, and Norway and the European Union on the other hand, and there are risks associated with keeping our marketplaces distinct or integrating them into a single marketplace. If we fail to evaluate and execute acquisitions successfully, our business, financial condition, and results of operations could be materially adversely affected.

Acquisitions involve numerous risks, including the following:

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difficulties in integrating and managing the combined operations, technology platforms, or offerings of the acquired companies and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays, and failure to execute on the intended strategy and synergies;

•	failure of the acquired businesses to achieve anticipated revenue, earnings, or cash flow;

•	diversion of management’s attention or other resources from our existing business;

•	our inability to maintain the key customers, business relationships, suppliers, and brand potential of acquired businesses;

•	uncertainty of entry into businesses or geographies in which we have limited or no prior experience or in which competitors have stronger positions;

•	unanticipated costs associated with pursuing acquisitions or greater than expected costs in integrating the acquired businesses;

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responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, such as liabilities arising out of the failure to maintain effective data protection and privacy controls, and liabilities arising out of the failure to comply with applicable laws and regulations, including tax laws;

•	difficulties in or costs associated with assigning or transferring to us or our subsidiaries the acquired companies’ intellectual property or its licenses to third-party intellectual property;

•	inability to maintain our culture and values, ethical standards, controls, procedures, and policies;

•	challenges in integrating the workforce of acquired companies and the potential loss of key employees;

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challenges in integrating and auditing the financial statements of acquired companies, including as a result of their not having historically prepared financial statements in accordance with United States generally accepted accounting principles (“GAAP”); and

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potential accounting charges to the extent goodwill and intangible assets recorded in connection with an acquisition, such as trademarks, customer relationships, or intellectual property, are later determined to be impaired and written down in value.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results in a timely manner, which may result in a material misstatement of our annual or interim consolidated financial statements.

We have identified material weaknesses in our internal control over financing reporting and these material weaknesses could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected. Prior to the Business Combination, Legacy Getaround was a private company with limited accounting and financial reporting personnel and other resources with which to address its internal controls and procedures. In connection with the audit of its consolidated financial statements for the year ended December 31, 2021, Legacy Getaround and its independent registered public accounting firm identified material weaknesses in its internal control over financial reporting. In particular, these material weaknesses result from lack of proper segregation of duties relating to access controls and risk assessment process and lack of documentation for management review controls. We cannot assure you that any measures we may take in the near future will be sufficient to remediate these material weaknesses or avoid potential future material weaknesses. In addition, we may suffer adverse regulatory or other consequences, as well as negative market reaction, as a result of any material weaknesses, and we will incur additional costs as we seek to remediate these material weaknesses.

Legacy Getaround identified material weaknesses in its internal control over financial reporting, which relate to: (a) its risk assessment process; (b) lack of segregation of duties, and (c) lack of documentation for management review controls. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to our consolidated financial statements that could not be prevented or detected on a timely basis.

The management of Legacy Getaround concluded that these material weaknesses in its internal control over financial reporting were due to the fact that it was a private company with limited resources and did not yet have the necessary business processes and related internal control formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee its business processes and controls surrounding risk assessment, segregation of duties and accuracy of accruals. Our management is in the process of developing a remediation plan and has engaged reputable third-party consultants to help with the remediation plan and process. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in further material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Because we recognize revenue over trip duration instead of upon booking, upticks or downturns in bookings are not immediately reflected in our results of operations.

We recognize revenue over trip duration. The effect of significant upticks or downturns in trip bookings in a particular quarter may not be fully reflected in our results of operations until future periods because of this timing in revenue recognition. We issue refunds to guests as part of our customer support activities in the form of cash or travel credits applied to future trip bookings, which we account for as consideration paid to a guest and which results in a reduction of revenue.

Certain of our performance and operational metrics may not accurately reflect certain details of our business, are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain performance and operational metrics with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose, or our estimates of our category position. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business or perceived to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our operating and financial results could be negatively impacted.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

We carry a significant amount of goodwill and identifiable intangible assets on our consolidated balance sheet, which exposes us to the risk of significant impairments. We assess goodwill and indefinite-lived intangible assets for impairment each year, or more frequently if circumstances suggest an impairment may have occurred.

We may determine that an impairment exists due to a variety of circumstances, such as deterioration in the performance of our business or services, adverse market conditions and changes in the competitive landscape. Furthermore, we have a significant amount of identifiable intangible assets and fixed assets that could also be subject to impairment. We may never realize the full value of our goodwill and intangible assets, and if we determine that a significant impairment has occurred in the value of our unamortized intangible assets or fixed assets, we could be required to write off a portion of our assets, which could negatively impact our business, financial condition, and results of operations.

Significant portions of our revenue and expenses are denominated in foreign currencies, and our financial results are exposed to changes in foreign exchange rates.

A significant portion of our business is denominated and transacted in foreign currencies, which subjects us to foreign exchange risk. Generally speaking, U.S. dollar strength adversely impacts the translation of the portion of our revenue that is generated in foreign currencies into the U.S. dollar. Our results of operations could also be negatively impacted by a strengthening of the U.S. dollar since a large portion of our costs are U.S. dollar denominated. While we may choose to enter into transactions to hedge portions of our foreign currency translation and balance sheet exposure in the future, it is impossible to predict or eliminate the effects of foreign exchange rate exposure. Strengthening of the U.S. dollar could negatively impact our results of operations and financial condition.

Our debt obligations contain restrictions and limitations that could significantly impact our ability to operate our business.

In connection with the Business Combination, we issued $175.0 million aggregate principal amount of Convertible Notes. The indenture governing the Convertible Notes (the “Convertible Notes Indenture”) contains covenants that, among other things, limit our ability, the ability of our subsidiaries and the ability of the guarantors, as applicable, to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•	make certain loans, investments or other restricted payments;

•	incur certain liens;

•	transfer or sell certain assets (including transferring our intellectual property);

•	issue equity interests;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•	enter into certain transactions with our affiliates.

In addition, under the Convertible Notes Indenture, we are required to maintain a minimum liquidity amount of at least $10.0 million.

Our or the guarantors’ ability to comply with the covenants and restrictions contained in the Convertible Notes Indenture may be affected by economic, financial and industry conditions beyond our or the guarantors’ control. Our or the guarantors’ failure to comply with obligations under the Convertible Notes Indenture may result in an event of default under the Convertible Notes Indenture. We cannot be certain that we will have funds available to remedy these defaults. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or have the ability to refinance the accelerated indebtedness on terms favorable to us or at all, which may force us into bankruptcy or liquidation, or, result in the foreclosure on the assets that secure the Convertible Notes, including substantially all of our intellectual property assets, which would force us to relinquish rights to such assets that we may believe are critical to our business. All of these covenants and restrictions could affect our ability to operate our business, may limit our ability in the future to satisfy currently outstanding obligations and may limit our ability to take advantage of potential business opportunities as they arise.

We may not have the ability to raise the funds necessary to repurchase the Convertible Notes upon a fundamental change or repay the Convertible Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon redemption or repurchase of the Convertible Notes.

Holders of the Convertible Notes will have the right under the Convertible Notes Indenture to require us to repurchase all or a portion of their Convertible Notes upon the occurrence of a fundamental change before the applicable maturity date at a repurchase price equal to the principal amount of the Convertible Notes to be repurchased, plus certain make-whole premiums, plus accrued and unpaid interest to, but excluding, the repurchase date. Moreover, we will be required to repay the Convertible Notes in cash at their maturity, unless earlier converted, redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of such Convertible Notes surrendered or repay the Convertible Notes at their maturity.

In addition, our ability to repurchase or redeem Convertible Notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase the Convertible Notes at a time when the repurchase is required by the Convertible Notes Indenture would constitute a default under the Convertible Notes Indenture. A default under the Convertible Notes Indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes.

We may still incur substantially more debt or take other actions that would diminish our ability to make payments on the Convertible Notes when due.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, including the Convertible Notes Indenture. In addition, the payment of interest on the Convertible Notes through interest paid-in-kind will increase the amount of our indebtedness and increase the risks associated with our level of indebtedness. We are subject to certain restrictions under the terms of the Convertible Notes Indenture, including limitations regarding incurring future indebtedness, creating liens on our properties, paying dividends, making restricted payments or certain investments, or selling, transferring intellectual property or other assets, among other restrictions, subject to specific allowances in the Convertible Notes Indenture. However, we are not restricted from recapitalizing our debt or taking a number of other actions that are not limited by the terms of the Convertible Notes Indenture that could have the effect of diminishing our ability to make payments on the Convertible Notes when due.

The Convertible Notes are secured by substantially all assets of ours and the guarantors of the Convertible Notes. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our secured indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

The Convertible Notes are our senior secured obligations, guaranteed by certain of our subsidiaries and secured by a lien on substantially all assets of ours and the guarantors. Accordingly, if an event of default were to occur under the Convertible Notes Indenture, the holders of the Convertible Notes would have a prior right to our and the guarantors’ assets, to the exclusion of our or the guarantors’ general creditors in the event of our bankruptcy, insolvency, liquidation, or reorganization. In that event, our assets and those of the guarantors would first be used to repay in full all indebtedness and other obligations under the Convertible Notes Indenture, resulting in all or a portion of our assets and those of the guarantors being unavailable to satisfy the claims of our or the guarantors’ unsecured indebtedness. Only after satisfying the claims of our and the guarantors’ unsecured creditors and our subsidiaries’ unsecured creditors would any amount be available for our equityholders. The pledge of our assets and those of the guarantors and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets and those of the guarantors are pledged under these financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

We may not be able to successfully manage and limit our exposure to bad debt.

Some of our expenses are attributable to uncollectible accounts expense, also known as bad debt, stemming from balances owed to us by our hosts and guests. These balances may be categorized as bad debt for a variety of reasons, including the age or amount of the outstanding balance, the absence of a valid payment method for the balance, or the perceived insolvency of the marketplace user. We have taken and continue to take measures to manage and limit our exposure to bad debt. Some of these measures may reduce usage of our marketplace by preventing users with outstanding balances from booking trips or sharing their vehicles. Implementing these measures has caused and will continue to cause us to incur significant operating expenses and may result in fewer vehicles shared in our marketplace, decreased reservation volume, and reduced host and guest retention.

Our recent growth may not be indicative of our future growth, and we may not be able to maintain our revenue growth rate in the future. Our growth rate also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our operating results may vary significantly and are not necessarily an indication of future performance. Our future revenue growth depends on the growth of supply and demand for shared vehicles in our marketplace, and our business is affected by general economic and business conditions worldwide as well as trends in the global travel and mobility industries. In addition, we believe that our revenue growth depends upon a number of factors, including:

•	COVID-19 and its impact on the travel and mobility industries;

•	our ability to retain and grow the number of guests and marketplace trips;

•	our ability to retain and grow the number of hosts and shared vehicles in our marketplace;

•

events beyond our control such as pandemics and other health concerns, increased or continuing restrictions on travel, trade disputes, economic downturns, and the impact of climate change on travel, including fires, floods, severe weather and other natural disasters, and the impact of climate change on seasonal destinations;

•	competition;

•

the legal and regulatory landscape and changes in the application of existing laws and regulations or adoption of new laws and regulations that impact our business, hosts and guests, including changes in tax laws;

•	the attractiveness of carsharing to prospective hosts and guests;

•	the level of consumer awareness and perception of our brand;

•	our ability to build and strengthen trust and safety in our marketplace and among members of our community;

•	the level of spending on brand and performance marketing to attract hosts and guests to our marketplace;

•	our ability to expand into new geographic markets;

•	timing, effectiveness, and costs of expansion and upgrades to our marketplace and infrastructure; and

•	other risks described elsewhere in these risk factors.

A softening of demand, whether caused by events outside of our control, such as COVID-19, changes in host and guest preferences, any of the other factors described above, or elsewhere in these risk factors, will result in decreased revenue. If our revenue does not improve, we may not achieve profitability and our business, results of operations, and financial condition would be negatively impacted.

We experience seasonality in our operational and financial results.

We experience fluctuations in our operating and financial results, which vary based on seasonality. Historically, we generate higher revenue in the third and fourth quarters of the year compared to the first and second quarters because of increased travel during the summer and holiday seasons. Seasonality in our operational and financial results is more pronounced in Europe compared to North America, and we expect these trends to become more prominent over time if our growth slows. Other seasonal trends may develop or these existing seasonal trends may become more extreme, which would contribute to fluctuations in our operating results. Our customer support costs also increase in the second and third quarters as we increase our staffing to handle increased activity in our marketplace in those periods. In 2021, we experienced decreased seasonality because of COVID-19 and related travel restrictions. If other seasonal trends develop, or existing seasonal trends become more pronounced, variations in our operating and financial results may increase. We may not accurately forecast our results of operations. However, we base our spending and investment plans on forecasts and estimates, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, causing our results of operations to fail to meet our expectations or the expectations of investors. In addition, any circumstance or occurrence that disrupts use of our marketplace during the peak season, could have a disproportionately adverse impact on our results of operations, or financial condition.

We may experience significant fluctuations in our results of operations, including as a result of seasonality, making it difficult to project future results.

Our operating results may vary significantly and are not necessarily an indication of future performance. These fluctuations may be a result of a variety of factors, some of which are beyond our control, such as COVID-19. Our ability to attract and retain new hosts and guests, increased competition in the markets in which we operate, our ability to expand our operations in new and existing markets, our ability to maintain an adequate growth rate and effectively manage that growth, our ability to keep pace with technological changes in the industries in which we operate, changes in governmental or other regulations affecting our business, harm to our brand or reputation, and other risks described elsewhere in these risk factors. As such, we may not accurately forecast our operating results. We base our expense levels and investment plans on estimates, which has become more challenging in light of COVID-19. A significant portion of our expenses and investments are fixed, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If we are unable to achieve sustained profits, our business, financial condition, and results of operations would be negatively impacted.

Risks Related to Our Technology

The successful operation of our business and marketplace depends upon the performance and reliability of our operational systems and those of third-parties on which we rely.

We rely on third-party service providers such as Amazon, Apple, AT&T, Facebook, Google, and Stripe to support our platform. As a result, we are at risk for interruptions, outages and breaches of operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; the integrated software in our hardware devices; or customers that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems;

result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, contractors, suppliers or others; jeopardize the security of our facilities; or affect the performance of our platform and hardware devices. A cyber incident could be caused by disasters, such as fires, natural disasters and power loss, terrorist attacks, war, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception, theft, misuse or attempts to harm our or third-party systems. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time.

Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and expense. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure components or produce, deliver and service our hardware devices, ensure the security of shared vehicles, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Our technology could have undetected defects, errors, vulnerabilities, or bugs in hardware or software which could damage our reputation with current or prospective hosts or guests.

Our platform is a complex system that consists of interoperating hardware and software components. Our business is dependent upon our ability to prevent system interruption on our platform. Our software, including open source software that is incorporated into our code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, third-party software (including open source software that is incorporated into our code), misconfigurations of our systems, and unintended interactions between systems could result in our failure to comply with certain federal, state, or foreign reporting obligations, may lead to security incidents, or could cause downtime that would impact the availability of our service to hosts and guests. We have from time to time found defects or errors in our platform and may discover additional defects in the future that could result in platform unavailability or system disruption. In addition, we have experienced outages on our platform due to circumstances within our control, such as outages due to software limitations.

In addition, our release of new firmware or software in the past has inadvertently caused, and may in the future cause, interruptions in the availability or functionality of our platform. Any errors, bugs, or vulnerabilities discovered in our code or systems after release could result in an interruption in the availability of our platform, a security incident, or a negative experience for guests and hosts, and could also result in negative publicity and unfavorable media coverage, damage to our reputation, loss of hosts and guests, loss of revenue or liability for damages, regulatory inquiries, or other proceedings, any of which could negatively impact our business and financial results.

If our systems and network infrastructure cannot be expanded or are not scaled to cope with increased demand or fail to perform, we could experience unanticipated disruptions in service, slower response times, decreased customer satisfaction, and delays in the introduction of new markets.

Our corporate headquarters, a significant portion of our research and development activities, and certain other critical business operations are located in San Francisco. Our systems and operations are vulnerable to damage or interruption from human error, computer viruses, earthquakes, floods, fires, power loss, and similar events. In addition, Northern California has recently experienced, and may continue to experience power outages during the fire season. A catastrophic event that results in the destruction or disruption of our headquarters, any third-party cloud hosting facilities, or our critical business or information technology systems could severely affect our ability to conduct normal business operations and result in lengthy interruptions or delays of our platform and services.

Our systems and operations are also subject to break-ins, sabotage, intentional acts of vandalism, terrorism, and similar misconduct from external sources and malicious insiders. Our existing security measures may not be successful in preventing attacks on our systems, and any such attack could cause significant interruptions in our operations. There are numerous potential forms of attack, such as denial-of-service, phishing, account takeovers, malicious code injections, ransomware, and the attempted use of our platform to launch a denial-of-service attack against another party, each of which could cause significant interruptions in our operations or involve us in legal or regulatory proceedings.

Reductions in the availability and response time of our digital marketplace could cause loss of substantial business volumes during the occurrence of any such attack on our systems, and measures we may take to divert suspect traffic in the event of such an attack could result in the diversion of bona fide customers. These issues are likely to become more difficult to manage as we expand the number of markets where we operate and the variety of services we offer, and as the tools and techniques used in such attacks become more advanced and available. Successful attacks could result in negative publicity and damage to our reputation, and could prevent consumers from booking or visiting our platform during the attack, any of which could negatively impact our business, results of operations, and financial condition.

In the event of certain system failures, we may not be able to switch to back-up systems immediately and the time to full recovery could be prolonged. We have experienced system failures from time to time. In addition to placing increased burdens on our engineering staff, these outages create a significant amount of consumer questions and complaints that need to be addressed by our community support team. Any unscheduled interruption in our service could result in an immediate and significant loss of revenue, an increase in community support costs, and harm to our reputation, and could result in some consumers switching to our competitors. If we experience frequent or persistent system failures, our brand and reputation could be permanently and significantly harmed, and our business, results of operations, and financial condition could be negatively impacted. While we have taken and continue to take steps to increase the reliability and redundancy of our systems, these steps are expensive and may not be completely effective in reducing the frequency or duration of unscheduled downtime. We do not carry business interruption insurance sufficient to compensate us for all losses that may occur.

We use both internally developed systems and third-party systems to operate our platform, including transaction and payment processing, and financial and accounting systems. If the number of consumers using our platform increases substantially, or if critical third-party systems stop operating as designed, we may need to significantly upgrade, expand, or repair our transaction and payment processing systems, financial and accounting systems, and other infrastructure. We may not be able to upgrade our systems and infrastructure to accommodate such conditions in a timely manner, and depending on the systems affected, our transaction and payment processing, and financial and accounting systems could be impacted for a meaningful amount of time, which could negatively impact our business, results of operations, and financial condition.

Our business depends on the performance and reliability of the internet, telecommunications network operators, and other infrastructures that are not under our control. As consumers increasingly turn to mobile devices, we also become dependent on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could negatively impact our business, results of operations, and financial condition.

Improper installation or defective hardware of a connected device could result in liability, such as in the event improper installation allows vehicles to be improperly started, which has occurred in the past. As a consequence, we could lose existing and future business.

The Connect IoT device is installed into vehicles shared in our marketplace. We contract with third party service providers to install the Connect IoT device into the vehicles connected to our platform. We have in the past, and may in the future, experience issues with the installation and subsequent removal of the Connect IoT device, including improper disassembly and reassembly of interior trim panels, damage to vehicle wiring harnesses, short circuits of vehicle electrical systems, damage to vehicle keys and ignition systems, and installation of incorrect relays and other electrical components. These issues have caused certain of our Connect IoT devices and vehicles connected to our platform to function improperly or not at all. For example, vehicle batteries may be prematurely drained or their lifespans significantly shortened, vehicles may fail to start when their ignitions are activated, vehicles may become exposed to theft or damage, and the Connect IoT device may lose connectivity with our systems or prevent hosts and guests from locating, accessing, and driving vehicles. If we fail to address these issues in a satisfactory manner, hosts and guests who have experienced such issues could cease using our marketplace, and our business, financial condition, and results of operations would be negatively impacted as a result.

System interruptions that disrupt communications with hosts, hosts’ vehicles, data and other communications with hosts, vehicles and guests would damage our reputation and brand, which could substantially harm our business and operating results.

Our platform depends on the performance and reliability of Internet, mobile, and other third party communications networks and centralized information systems that are not under our control. Disruptions in Internet infrastructure or GPS signals or the failure of telecommunications network operators to supply us with the bandwidth we need to support our products and offerings have interfered, and could continue to interfere with the speed, availability, and usability of our platform, hardware devices, and shared vehicles. If our platform is unavailable when hosts and guests attempt to access it, or if our platform does not load as quickly as hosts and guests expect it to, hosts and guests may not return to our platform as often in the future, or at all.

In particular, the services and functionality supported by our Connect IoT devices utilize data connectivity to provide hosts and guests with the ability to search for, locate, access, and monitor the vehicles shared in our marketplace. Some of our hardware devices, in connection with our software application, also provide hosts with the option of having their shared vehicles immobilized during certain time periods. The availability and effectiveness of these features depend on the continued operation of information technology and telecommunications systems. If these systems become unavailable, our platform may cease to function indefinitely, and our business, financial condition, and results of operations would be negatively impacted as a result.

We may fail to detect all malware, viruses, and other vulnerabilities on our networks and systems, which could permit a security or privacy breach.

We rely heavily on information technology systems across our operations. Our information technology systems, including mobile and online platforms, administrative functions such as human resources, payroll, accounting, and internal and external communications, and the information technology systems of our third-party business partners and service providers, contain proprietary or confidential information related to business and personal data, including sensitive personal data, entrusted to us by hosts and guests, employees, and job candidates. Cyberattacks, computer malware, viruses, spamming, and phishing attacks have become more prevalent, have occurred on our systems in the past, and may occur on our systems in the future. Cyberthreats are constantly evolving and employing more sophisticated attack techniques. Our detection capabilities may not be sufficient to prevent or detect a sophisticated cyberattacker, such as a nation state using a zero day exploit or unknown malware. Breaches of our facilities, network, or data security could disrupt the security of our systems and platforms, impair our ability to protect data, compromise confidential or technical business information harming our reputation or competitive position, result in theft or misuse of our intellectual property or other assets, require us to allocate more resources to improve technologies, or otherwise negatively impact affect our business, reputation, financial condition, and results of operations. Our insurance may not cover all potential claims relating to any potential security incident, data breach, or privacy violation, and may not be adequate to indemnify us for all liability that may be imposed.

We collect, use, and process certain platform user data, employee data, and proprietary or confidential data, and if we experience security or privacy breaches, or other unauthorized, or improper, or unlawful processing of such data, we may experience business interruptions, loss of revenue, and harm to our brand and reputation, and we may become subject to penalties and significant liabilities.

We collect, use, and process a variety of personal data, such as names, email addresses, residential addresses, mobile phone numbers, profile photos, personal attributes, driving behavior, telematics data, geolocation information, driver’s license numbers, driving records, and consumer payment card information. Possession and use of this personal data in conducting our business may subject us to legislative and regulatory burdens in the United States and other jurisdictions that could require notification of any data breach, restrict our use of such information, and hinder our ability to acquire new customers or market to existing customers. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by laws, regulations, industry standards or contractual obligations. If users allege that we have improperly released, disclosed or processed their personal information, or if third parties improperly obtain and use the personal information of our users, we may be required to expend significant resources to resolve these problems. We may also suffer reputational damage. We have in the past, and could again in the future, face legal claims, regulatory scrutiny and fines relating to privacy and data protection compliance. As such, we are an attractive target of data security attacks by third parties. We rely on third-party service providers to host or otherwise process some of our data and that of hosts and guests, and any failure by such third party service providers to prevent or mitigate security breaches or improper access to, or use, acquisition, disclosure, alteration, or destruction of, such information could have similar adverse consequences for us.

Because the techniques used to obtain unauthorized access, disable or degrade services, or sabotage systems change frequently and are often unrecognizable until launched against a target, we may be unable to anticipate these techniques and implement adequate preventative measures. Our servers and platform may be vulnerable to computer viruses or physical or electronic break-ins that our security measures may not detect. Individuals able to circumvent our security measures may misappropriate confidential, proprietary, or personal information held by or on behalf of us, disrupt our operations, damage our computers, or otherwise damage our business. In addition, any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of our business and other online services generally.

Most of our trust and safety, claims, sales, and other customer support functions are performed by third-party service providers located in the Philippines, Canada, and Mexico, pursuant to individual consulting agreements or as employees of staffing agencies or call centers with whom we have commercial agreements. These third-party service providers perform customer support tasks such as verifying the identities of account holders, reviewing driving records and motor vehicle records, recording phone numbers and email addresses of hosts and guests for support purposes, making or modifying reservations on behalf of guests or hosts, enabling or preventing access to shared vehicles on behalf of guests or hosts, monitoring the locations of shared vehicles during trips, disclosing guest names and locations of shared vehicles to other third-party service providers for roadside assistance purposes, facilitating communications and mediating disputes between hosts and guests, and disclosing host, guest, and vehicle information for insurance, law enforcement, or legal purposes. All third-party service providers have access to personal data of hosts and guests that we collect, and we currently do not restrict or modify access to such personal data according to the geographic location of each third-party service provider or the nature of our business relationship with a particular third-party service provider. Because our third-party service providers are located in various regions and may access personal data from our systems using various methods, we cannot be assured that all third-party service providers will access, use, disclose, protect, or erase such personal data consistently and as required by our information security policies. If a third-party service provider were to access, use, or disclose personal data of one or more hosts and guests in an unauthorized manner, we could be exposed to significant legal claims, and we may not have adequate, or any, insurance coverage or contractual remedies.

We rely on our proprietary risk scoring model to determine trip fees for each booking. If our risk scoring model is unable to permit us to effectively generate accurate trip fees for each trip, it may adversely impact our operating results, business, results of operations, and financial condition.

We rely on our internally developed proprietary algorithms, which incorporate data from third-party sources as well as our own data, to improve our platform, offer personalization, and optimize the economics of trip bookings on our platform in an intelligent manner. This capability, built on machine learning algorithms, enables us to implement real-time, risk-based trip fees and takes a broad view of risk to account for an array of undesirable outcomes.

If we rely on a model that fails to effectively take into account appropriate variables, or learn from data quickly enough, we may generate trip fees that do not optimize the economics of trip bookings on our platform either by setting fees too low for riskier trips or increasing fees to a degree that discourages guests from completing valuable trip bookings. Information and data collected since the outbreak of COVID-19 may not be representative of future risk, particularly with respect to business trends experienced during and after COVID-19, which may contribute to potentially setting fees too low or too high. In addition, if any of the third-party sources that provide data used to build our pricing model provides inaccurate information or limits our use of such source, in part or entirely, including by raising the price to use such third-party data, our model may suffer and become less accurate. As a result, our business, results of operations, and financial condition may be adversely affected.

Even though our algorithms do not collect, analyze, or utilize attributes such as race or ethnicity, if consumers believe that we are discriminating on the basis of race or ethnicity, or that we rely on third-party data sources that have been influenced by institutional or systemic racism, our brand and reputation may suffer, we may become subject to liability and our business, results of operations, and financial condition may be adversely impacted.

We rely on mobile operating systems and app marketplaces to make our app available to hosts and guests, and if we do not effectively operate with or receive favorable placements within such app marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial condition, and results of operations could be adversely affected.

We depend in part on mobile operating systems, such as Android and iOS, and their respective app marketplaces, to make our app available to hosts and guests who utilize our platform. Any changes in such systems and app marketplaces that degrade the functionality of our app or give preferential treatment to our competitors’ apps could adversely affect our platform’s usage on mobile devices and adversely affect our user ratings and reviews in app marketplaces. If such mobile operating systems or app marketplaces limit or prohibit us from making our app available to hosts and guests, make changes that degrade the functionality of our app, slow the rollout of our app on their app marketplaces, increase the cost of using our app, impose terms of use unsatisfactory to us, require users to opt in to enable marketing or advertising features, or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ app marketplace is more prominent than the placement of our app, our user growth could slow. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that app marketplaces will continue to list our app or that certain mobile devices will continue to support our platform or effectively roll out updates to our app. In addition, in order to deliver a high-quality app, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If hosts or guests who utilize our platform encounter any difficulty accessing or using our app on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our user growth and user engagement would be adversely affected.

If we do not adequately protect our intellectual property, our business, financial condition, and results of operations could be negatively impacted.

We hold intellectual property rights related to our brand; certain content and design elements on our platform; inventions related to our platform and the Connect IoT device; and audio and visual assets. This includes registered domain names, registered and unregistered trademarks, service marks, and copyrights, patents and patent applications, trade secrets, licenses of intellectual property rights of various kinds, and other forms of intellectual property rights in the United States and in a number of countries around the world. In the future we may acquire or license patents or patent portfolios, or other intellectual property assets and rights from third parties, which could require significant cash expenditures.

We rely on a combination of trademark, patent, copyright, and trade secret laws, international treaties, our terms of service, other contractual provisions, user policies, restrictions on disclosure, technological measures, and confidentiality and inventions assignment agreements with our employees and consultants to protect our intellectual property assets from infringement and misappropriation. Our pending and future trademark and patent applications may not be approved. Furthermore, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. There can be no assurance that other businesses will not offer technologies, products, services, features, or concepts that are substantially similar to ours and compete with our business, or copy or otherwise obtain, disclose and/or use our brand, content, design elements, creative, editorial, and entertainment assets, or other proprietary information without authorization. We may be unable to prevent third parties from seeking to register, acquire, or otherwise obtain trademarks, service marks, domain names, or social media handles that are similar to, infringe upon or diminish the value of our trademarks, service marks, copyrights, and our other proprietary rights. Third parties may also obtain or misappropriate certain of our data through website scraping, robots, or other means to launch copycat sites, aggregate our data for their internal use, or to feature or provide our data through their respective websites, and/or launch businesses monetizing this data. While we routinely employ technological and legal measures in an attempt to divert, halt, or mitigate such operations, we may not always be able to detect or halt the underlying activities as technologies used to accomplish these operations continue to rapidly evolve.

Our intellectual property assets and rights are essential to our business. If the protection of our proprietary rights and data is inadequate to prevent unauthorized use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our technologies, offerings, or features or methods of operations. Even if we do detect violations or misappropriations and decide to enforce our rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention, and may result in a court determining that certain of our intellectual property rights are unenforceable.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our business, financial condition, results of operation, and prospects may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, circumvented, or determined to be infringing on other marks. There can be no assurance that competitors will not infringe our trademarks, that we will have adequate resources to enforce our trademarks or that any of our current or future trademark applications will be approved. During trademark registration proceedings, we may receive rejections and, although we are given an opportunity to respond, we may be unable to overcome such rejections. In addition, in proceedings before the United States Patent and Trademark Office and in proceedings before comparable agencies in many foreign jurisdictions, trademarks are examined for registrability against prior pending and registered third-party trademarks, and third parties are given an opportunity to oppose registration of pending trademark applications and/or to seek cancellation of registered trademarks. Applications to register our trademarks may be finally rejected, and opposition or cancellation proceedings may be filed against our trademarks, which may necessitate a change in branding strategy if such rejections and proceedings cannot be overcome or resolved.

We have been, and may in the future be, subject to claims that we or others violated certain third-party intellectual property rights, which, even where meritless, can be costly to defend and could adversely affect our business.

We have received in the past, and may receive in the future, communications from third parties, including practicing and non-practicing entities, claiming that we have infringed, misused, or otherwise misappropriated their intellectual property rights, including alleged patent infringement. Additionally, we have been, and may in the future be, involved in claims, suits, regulatory proceedings, and other proceedings involving alleged infringement, misuse, or misappropriation of third-party intellectual property rights, or relating to our intellectual property holdings and rights, which regardless of merit, could be time consuming and expensive to litigate or settle and could divert our management’s attention and other resources.

Claims involving intellectual property could subject us to significant liability for damages and could result in our having to stop using certain technologies, content, branding, or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms or at all. Even if a license is available, we could be required to pay significant royalties. We may also be required to develop alternative non-infringing technology, content, branding, or business methods, which could require significant effort and expense and make us less competitive.

We may introduce new features and services or make changes to our platform or make other business changes, including in areas where we currently do not compete, which could increase our exposure to patent, copyright, trademark, and other intellectual property rights claims from competitors, other practicing entities and non-practicing entities. Similarly, our exposure to risks associated with various intellectual property claims may increase as a result of acquisitions of other companies. Moreover, like many other companies in the Internet and technology industries, we sometimes enter into agreements which include indemnification provisions related to intellectual property which can subject us to costs and damages in the event of a claim against an indemnified third party.

Our use of “open source” software could adversely affect our ability to offer our platform and subject us to costly litigation and other disputes.

We have in the past incorporated and may in the future incorporate certain “open source” software into our code base as we continue to develop our platform. Open source software is generally licensed by its authors or other third parties under open source licenses, which in some instances may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative works we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. From time to time, companies that use open source software have faced claims challenging the use of open source software or compliance with open source license terms. Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms.

While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our proprietary source code, inadvertent use of open source software is fairly common in software development in the Internet and technology industries. Such inadvertent use of open source software could expose us to unforeseen business disruptions, including being restricted from offering parts of our product which incorporate the software, being required to publicly release proprietary source code, being required to re-engineer parts of our code base to comply with license terms, or being required to extract the open source software at issue.

Risks Related to Our Regulatory Environment

We may be subject to governmental economic and trade sanctions laws and regulations that limit the scope of our marketplace. Additionally, failure to comply with applicable economic and trade sanctions laws and regulations could subject us to liability and negatively affect our business, results of operations and financial condition.

We are required to comply with economic and trade sanctions administered by governments where we operate, including the U.S. government (including without limitation regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State) and the Council of the European Union. These economic and trade sanctions prohibit or restrict transactions to or from or dealings with certain specified countries, regions, their governments and, in certain circumstances, their nationals, and with individuals and entities that are specially-designated, such as individuals and entities included on OFAC’s List of Specially Designated Nationals. Any future economic and trade sanctions imposed in jurisdictions where we operate could negatively impact our business, financial condition, and results of operations.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect our reputation, business, financial condition, and results of operations.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect our reputation, business, financial condition, and results of operations.

We could face liability for information or content on or accessible through our marketplace.

We could face claims relating to information or content that is made available in our marketplace. Our marketplace relies upon content that is created and posted by hosts, guests, or other third parties. Although content in our marketplace is typically generated by third parties, and not by us, claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against us, in addition to hosts and guests. While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the DMCA, the CDA, the fair-use doctrine and various tort law defenses in the United States and the E-Commerce Directive in the European Union, differences between statutes, limitations on immunity or responsibility, requirements to maintain immunity or proportionate responsibility, and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by hosts and guests or otherwise contributed by third-parties to our marketplace.

Moreover, regulators in the United States and in other countries may introduce new regulatory regimes that increase potential liability for information or content available in our marketplace. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. There is proposed U.S. federal legislation seeking to hold marketplaces liable for user-generated content. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. The European Union is also reviewing the regulation of digital services, and in December 2020, the European Commission published a draft of the proposed Digital Services Act (“DSA”), a package of legislation intended to update the liability and safety rules for digital platforms, products, and services, which could negatively impact the scope of the limited immunity provided by the E-Commerce Directive. Some European jurisdictions have also proposed or intend to pass legislation that imposes new obligations and liabilities on platforms with respect to certain types of harmful content. In parallel, the European Commission also published a legislative proposal to introduce new ex ante regulation of online platforms and new market investigation powers as a separate piece of legislation, the Digital Markets Act (“DMA”). If the DMA is enacted, it may contain certain regulatory requirements and/or obligations that negatively impact our business. Some European jurisdictions (such as the United Kingdom and Germany) are also reviewing their competition rules in relation to digital platforms which could lead to new regulations similar to the DMA at national level. While the scope and timing of these proposals are currently evolving, if enacted and applied to our platform, the new rules may adversely affect our business.

Because liability often flows from information or content in our marketplace or services accessed through our platform, as we continue to expand our platform, tiers, and scope of business, both in terms of the range of features, services and geographical operations, we may face or become subject to additional or different laws and regulations. Our potential liability for information or content created by third parties and posted to our platform could require us to implement additional measures to reduce our exposure to such liability, may require us to expend significant resources, may limit the desirability of our platform to hosts and guests, may cause damage to our brand or reputation, and may cause us to incur time and costs defending such claims in litigation, thereby materially adversely affecting our business, financial condition, and results of operations.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

We are subject to payment processing risk and payment-related fraud.

We currently rely on third-party vendors to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if our vendors refuse to provide these services or reservation revenue to us and we are unable to find a suitable replacement on a timely basis or at all. If we or our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, such failures could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis or at all, our business, financial condition, and results of operations could be harmed. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired.

We process a significant volume and dollar value of transactions on a daily basis. When hosts do not fulfill their obligations to guests, there are fictitious listings or fraudulent reservations in our marketplace, or there are host account takeovers, we have incurred and will continue to incur losses from claims by hosts and guests, and these losses may be substantial. Such instances have and can lead to the reversal of payments received by us for such reservations, referred to as a “chargeback.” For 2021, total chargeback expense was $0.8 million. Our ability to detect and combat fraudulent schemes, which have become increasingly common and sophisticated, could be adversely impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including mobile and other devices, and our growth in certain regions, including in regions with a history of elevated fraudulent activity. We expect that technically-knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively combat fictitious listings and fraudulent bookings in our marketplace, combat the use of fraudulent or stolen credit cards, or otherwise maintain or lower our current levels of chargebacks, we may be subject to fines and higher transaction fees or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, financial condition, and results of operations.

Payments for trips booked through our marketplace are susceptible to potentially illegal or improper uses, including money laundering, transactions in violation of economic and trade sanctions, corruption and bribery, terrorist financing, fraudulent listings, host account takeovers, or the facilitation of other illegal activity. We have taken measures to detect and reduce fraud and illegal activities, but these measures need to be continually improved and may add friction to our reservation process.

Payments for trips booked through our marketplace are subject to extensive government regulation and oversight. Our failure to comply with extensive, complex, overlapping, and frequently changing laws, rules, regulations, policies, legal interpretations, and regulatory guidance could negatively impact our business, results of operations, and financial condition.

Payments for trips booked through our marketplace are subject to various laws, rules, regulations, policies, legal interpretations, and regulatory guidance, including those governing: cross-border and domestic money transmission and funds transfers; stored value and prepaid access; foreign exchange; privacy, data protection, and cybersecurity; banking secrecy; payment services (including payment processing and settlement services); consumer protection; economic and trade sanctions; anti-corruption and anti-bribery; and anti-money laundering and counter-terrorist financing. As we expand and localize our international activities, we have and will become increasingly subject to the laws of additional countries or geographies. In addition, because we facilitate reservations in our marketplace worldwide, one or more jurisdictions may claim that we or our customers are required to comply with their laws. Laws outside of the United States regulating payments often impose different, more specific, or even conflicting obligations on us, as well as broader liability. For example, certain transactions that may be permissible in a local jurisdiction may be prohibited by OFAC regulations or U.S. anti-money laundering or counter-terrorist financing regulations.

We have assessed, and will continue to assess, the adequacy of our policies, procedures, and internal controls for ensuring compliance with applicable laws, rules, regulations, policies, legal interpretations, and regulatory guidance, including the ones described below. Through these assessments, we have identified, and may in the future identify, certain gaps or weaknesses in our existing compliance programs, including in our policies, procedures, or internal controls. As a result of findings from these assessments, we have, are, and may in the future take certain actions, such as implementing enhancements to our compliance measures and amending, updating, or revising our policies, procedures, and internal controls, and other operational frameworks, designed to monitor for and ensure compliance with existing and new laws, rules, regulations, policies, legal interpretations, and regulatory guidance. Implementing appropriate measures to fully remediate or address findings from assessments of our compliance programs may require us to incur significant costs.

The complexity of global regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event giving rise to a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions, and have an adverse impact on, or result in the termination of, our relationships with financial institutions and other service providers on whom we rely for payment processing services. Our ability to track and verify transactions to comply with these regulations, including the ones described in this risk factor, require a high level of internal controls. As our business continues to grow and regulations change, we must continue to strengthen our associated internal controls. Any failure to maintain the necessary controls could result in reputational harm and result in significant penalties and fines from regulators.

Our failure to properly manage funds held on behalf of customers could negatively impact our business, results of operations, and financial condition.

When a guest books and pays for a trip on our platform, we hold the total amount paid by the guest until the 15th calendar day of the month immediately following the month during which the guest’s trip was completed, at which time we initiate the payment process to the host and retain our commission and platform-related fees. Accordingly, at any given time, we (or our third-party payment processor) hold on behalf of our hosts and guests a substantial amount of funds. Our ability to manage and account accurately for the cash underlying our customer funds requires a high level of internal controls. As our business continues to grow and we expand into new jurisdictions, we must continue to strengthen our associated internal controls. Our success requires significant public confidence in our ability to handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain the necessary controls or to manage the assets underlying our customer funds accurately could result in reputational harm, lead customers to discontinue or reduce their use of our platform, and result in significant penalties and fines from regulators, each of which could negatively impact our business, financial condition, and results of operations.

Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business on our marketplace.

We are subject to a variety of taxes and tax collection obligations in the United States (federal, state, and local) and numerous foreign jurisdictions. We have received communications from federal, state, and local governments regarding the application of tax laws or regulations to our business or demanding data about our hosts and guests to aid in threatened or actual enforcement actions against our hosts and guests. In many jurisdictions where applicable, we have agreed to collect and remit taxes on behalf of our hosts. We have been subject to complaints by certain government entities for alleged responsibility for direct and indirect taxes. In some jurisdictions we are in dispute with respect to past and future taxes. A number of jurisdictions have proposed or implemented new tax laws or interpreted existing laws to explicitly apply various taxes to businesses like ours. Laws and regulations relating to taxes as applied to our platform, and to our hosts and guests, vary greatly among jurisdictions, and it is difficult or impossible to predict how such laws and regulations will be applied.

The application of indirect taxes, such as sales and use tax, privilege taxes, excise taxes, VAT, goods and services tax, harmonized sales taxes, business tax, and gross receipt taxes, and potentially rental car taxes (together, “indirect taxes”) to e-commerce activities such as ours and to our hosts or guests is a complex and evolving issue. Some of such tax laws or regulations hold us responsible for the reporting, collection, and payment of such taxes, and such laws could be applied to us for transactions conducted in the past as well as transactions in the future. Many of the statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. New or revised foreign, federal, state, or local tax regulations may subject us or our hosts and guests to additional indirect, income, and other taxes, and depending upon the jurisdiction could subject us or our hosts and guests to significant monetary penalties and fines for non-payment of taxes. An increasing number of jurisdictions are considering adopting or have adopted laws or administrative practices that impose new tax measures, including digital platform revenue-based taxes, targeting online sharing platforms and online marketplaces, and new obligations to collect host income taxes, sales, consumption, value added, or other taxes on digital platforms. We may recognize additional tax expenses and be subject to additional tax liabilities, and our business, financial condition, and results of operations could be materially adversely affected by additional taxes of this nature or additional taxes or penalties resulting from our failure to comply with any reporting, collection, and payment obligations. We accrue a reserve for such taxes when the likelihood is probable that such taxes apply to us, and upon examination or audit, such reserves may be insufficient.

New or revised taxes and, in particular, the taxes described above and similar taxes would likely increase the price paid by guests, the cost of doing business for our hosts, discourage hosts and guests from using our platform, and lead to a decline in revenue, and materially adversely affect our business, financial condition, and results of operations. If we are required to disclose personal data pursuant to demands from government agencies for tax reporting purposes, our hosts, guests, and regulators could perceive such disclosure as a failure by us to comply with privacy and data protection policies, notices, and laws and commence proceedings or actions against us. If we do not provide the requested information to government agencies due to a disagreement on the interpretation of the law, we are likely to face enforcement action, engage in litigation, face increased regulatory scrutiny, and experience an adverse impact in our relationships with governments. Our competitors may arrive at different or novel solutions to the application of taxes to analogous businesses that could cause our hosts and guests to leave our marketplace in favor of conducting business on the platforms of our competitors. This uncertainty around the application of taxes and the impact of those taxes on the actual or perceived value of our marketplace may also cause guests to use rental car agencies or other traditional mobility services.

We are subject to a variety of complex, evolving, and sometimes inconsistent and ambiguous laws and regulations in the United States and in Europe that may adversely impact our operations and discourage hosts and guests from using our marketplace, and that could cause us to alter our business and/or incur significant expenses and liabilities, including fines and criminal penalties.

Hosts list, and guests search for, cars on our marketplace in over 1,000 cities across 8 countries worldwide, including in the United States and across Europe, as of September 30, 2022. There are national, state, and local laws and regulations in jurisdictions that relate to or affect our business. Moreover, the laws and regulations of each jurisdiction in which we operate are distinct and may result in inconsistent or ambiguous interpretations among local, regional, or national laws or regulations applicable to our business. Compliance with laws and regulations of different jurisdictions imposing varying standards and requirements is burdensome for businesses like ours, imposes added cost, increases potential liability to our business, and makes it difficult to realize business efficiencies and economies of scale. For example, we incur significant operational costs to comply with requirements of jurisdictions that have disparate requirements around licensure, tax collection, tax reporting, insurance, consumer protection, and other regulations.

In addition to laws and regulations directly applicable to the carsharing business, we are subject to laws and regulations governing our business practices, the Internet, e-commerce, and electronic devices, including those relating to taxation, online payments, insurance rates and products, automobile-related liability, consumer privacy and data protection, pricing, content, advertising, discrimination, consumer protection, copyrights, distribution, messaging, mobile communications, environmental matters, labor and employment matters, claims management, electronic contracts, communications, Internet access, securities and public disclosure, corruption and anti-bribery, export and customs regulations and various economic and trade sanctions regulations, protection of our trademarks and other intellectual property laws and regulations, and unfair commercial practices. In addition, climate change and greater emphasis on sustainability could lead to regulatory efforts to address the carbon impact of transportation and mobility.

We incur significant expenses and commit significant resources to maintain our marketplace in compliance with laws and regulations. However, it may be difficult or impossible for us to investigate or evaluate laws or regulations in all jurisdictions in which we operate or to make the necessary changes to our marketplace to be or remain in compliance in a timely manner.

Certain laws apply to our hosts and/or guests. While we require our hosts and guests to comply with their own independent legal obligations under our terms of service, we have limited means of enforcing or ensuring the compliance of our hosts and guests with all applicable legal requirements. Governments may try to hold us responsible for laws and regulations that apply to our hosts and/or guests.

Our efforts to influence legislative and regulatory proposals have an uncertain chance of success, could be limited by laws regulating lobbying or advocacy activity in certain jurisdictions, and even if successful, could be expensive and time consuming, and could divert the attention of management from operations.

Any failure or perceived failure to comply with existing or new laws and regulations, including the ones described in these risk factors, or orders of any governmental authority, including changes to or expansion of their interpretations, may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, enforcement actions in one or more jurisdictions, result in additional compliance and licensure requirements, and increased regulatory scrutiny of our business. In addition, we may be forced to restrict or change our operations or business practices, make product changes, or delay planned product launches or improvements. Any of the foregoing could materially adversely affect our brand, reputation, business, financial condition, and results of operations.

We may become subject to pricing regulations, as well as related litigation or regulatory inquiries.

Our revenue is dependent, in part, on the pricing models we use to calculate reservation prices, deposits, fees, fines, charges, reimbursements, and commissions. Our pricing models, including dynamic pricing, may become subject to regulatory challenges and restrictions in certain jurisdictions. Regulation of and changes to our pricing models could increase our operating costs and adversely affect our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited, including in connection with a change of ownership.

As of December 31, 2021, we had net operating loss carryforwards for federal income tax purposes of $15.5 million. The federal net operating loss carryforwards subject to expiration will begin to expire, if not utilized, in 2031. As of December 31, 2021, we had net operating loss carryforwards for state income tax purposes of $35.6 million. The state net operating loss carryforwards subject to expiration will begin to expire, if not utilized, in 2027. While federal net operating loss carryforwards generated on or after January 1, 2018 are not subject to expiration, the deductibility of such net operating loss carryforwards is limited to 80% of our taxable income for taxable years beginning on or after January 1, 2021. Realization of these net operating loss carryforwards depends on our future taxable income, and there is a risk that our existing net operating loss carryforwards could expire unused (to the extent subject to expiration) and be unavailable to offset future taxable income, which could materially adversely affect our results of operations and financial condition. In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by significant stockholders or groups of stockholders over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change taxable income or income tax liabilities may be limited. Similar rules may apply under state tax laws. We may have undergone ownership changes in the past, and we may experience ownership changes in the future because of shifts in our stock ownership, many of which are outside of our control. As a result, our ability to use our net operating loss carryforwards and other tax attributes to offset future U.S. federal taxable income or income tax liabilities may be, or may become, subject to limitations, which could result in increased future tax liability to us.

Changes in tax laws or tax rulings could negatively impact our business, financial condition, and results of operations.

The tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially adversely affect our results of operations and financial condition. For example, on December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) was enacted, which contains significant changes to U.S. tax law, including a reduction in the corporate tax rate and a transition to a more territorial system of taxation. The impact of the Tax Act will likely be subject to ongoing technical guidance and accounting interpretation, the issuance of which could materially affect our tax obligations and effective tax rate in the period issued. On March 27, 2020, the CARES Act was enacted in response to the COVID-19 pandemic. The CARES Act contains certain tax provisions, including provisions that retroactively and/or temporarily suspend or relax in certain respects the application of certain provisions in the Tax Act, such as the limitations on the deduction of net operating losses and interest.

In addition, many countries in Europe, as well as a number of other countries and states, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries and states where we do business or require us to change the manner in which we operate our business. The European Commission and several countries have issued proposals that would change various aspects of the current tax framework under which we are taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income (including indirect) taxes, including taxes based on a percentage of revenue. For example, France, Italy, Spain, and the United Kingdom, among others, have each proposed or enacted taxes applicable to digital services, which includes business activities on digital platforms and would likely apply to our business.

The European Commission has conducted investigations in multiple countries focusing on whether local country tax rulings or tax law provide preferential tax treatment that violates European Union state aid rules and concluded that certain countries have provided illegal state aid in certain cases. These investigations may result in changes to the tax treatment of our foreign operations. Due to the large and increasing scale of our international business activities, many of these types of changes to the taxation of our activities described above and in our risk factor titled “— Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business in our marketplace” could increase our worldwide effective tax rate, increase the amount of non-income (including indirect) taxes imposed on our business, and materially adversely affect our business, financial condition, and results of operations. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

We may have exposure to greater than anticipated income tax liabilities.

Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements, including the manner in which we operate our business, develop, value, manage, protect, and use our intellectual property, and determine the value of our intercompany transactions. The tax laws applicable to our business, including those of the United States and other jurisdictions, are subject to interpretation and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue from companies such as ours. We are subject to regular review and audit by U.S. federal, state, local, and foreign tax authorities. For example, our 2008 to 2021 tax years remain subject to examination in the United States and California due to tax attributes and statutes of limitations. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and materially adversely affect our business, financial condition, and results of operations.

The determination of our worldwide provision for (benefit from) income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Our provision for (benefit from) income taxes is also determined by the manner in which we operate our business, and any changes to such operations or laws applicable to such operations may affect our effective tax rate. Changes in accounting for intercompany transactions may also affect our effective tax rate. Although we believe that our provision for (benefit from) income taxes is reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and could materially affect our financial results in the period or periods for which such determination is made. In addition, our future tax expense could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We may also be subject to additional tax liability relating to indirect or other non-income taxes, as described in our risk factor titled “— Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business in our marketplace.” Our tax positions or tax returns are subject to change, and therefore we cannot accurately predict whether we may incur material additional tax liabilities in the future, which would materially adversely affect our business, financial condition, and results of operations.

In addition, in connection with any planned or future acquisitions, we may acquire businesses that have differing licenses and other arrangements that may be challenged by tax authorities for not being at arm’s-length or that are potentially less tax efficient than our licenses and arrangements. Any subsequent integration or continued operation of such acquired businesses may result in an increased effective tax rate in certain jurisdictions or potential indirect tax costs, which could result in us incurring additional tax liabilities or having to establish a reserve in our consolidated financial statements, and which could materially adversely affect our business, financial condition, and results of operations.

To the extent we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we have in the past faced regulatory scrutiny, and may in the future face potentially significant liability, regulatory scrutiny and penalties, negative publicity, an erosion of trust, and increased regulation.

Privacy and data protection laws, rules, and regulations are complex, and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, other processing, and certain other related business practices, including our collection and usage of telematics, geolocation and GPS information, and may thereby increase compliance costs or have other material adverse effects on our business. As part of our host and guest registration and business processes, we collect and use personal data, such as names, dates of birth, email addresses, phone numbers, and identity verification information (for example, government issued driver’s licenses and driving records), as well as credit card or other financial information that hosts and guests provide to us. The laws of many states and countries require businesses that maintain such personal data to implement reasonable measures to keep such information secure and otherwise restrict the ways in which such information can be collected and used.

For example, the European Union’s General Data Protection Regulation and the equivalent in the United Kingdom (collectively, the “GDPR”) has resulted and will continue to result in significantly greater compliance burdens and costs and increased risk of regulatory fines. The GDPR regulates our collection, control, processing, sharing, disclosure, storage, and other use of data that can directly or indirectly identify a living individual (“personal data”), and imposes stringent data protection requirements with significant penalties, including the risk of civil litigation, for noncompliance. Among other things, the GDPR, and related directives such as the ePrivacy Directive, regulate how we collect a wide-range of personal data including our ability to track individuals online using technologies such as cookies, or our ability to permit third parties to track individuals online using such technology. Modifications to websites as part of the ordinary course of business can inadvertently cause data leakage (i.e., data to be sent to third parties without fully obtaining consent). In addition, standards regarding acceptable mechanisms for obtaining visitor consent to the use of tracking technologies continue to evolve. Privacy regulators, and privacy advocates, routinely test the websites of companies to file complaints.

Failure to comply with the GDPR, and related European privacy laws, may result in fines of up to 20 million Euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, and has in the past and may again in the future lead to regulatory orders adversely impacting the ways in which our business can use personal data. Many large geographies, which are important to our success, have passed or are in the process of passing comparable or other robust data privacy legislation or regulation, which may lead to additional costs and increase our overall risk exposure.

Additionally, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to transfer of personal data outside the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other jurisdictions; for example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to US entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it noted that reliance on them alone may not necessarily be sufficient in all circumstances; this has created uncertainty and increased the risk around our international operations.

In addition to other mechanisms (particularly standard contractual clauses), we previously relied on our own Privacy Shield certification for the purposes of transferring personal data from the EEA to the United States. We continue to rely on the standard contractual clauses to transfer personal data outside the EEA including the new standard contractual clauses and the UK international data transfer addendum. Following guidance from the European Data Protection Board and the UK Information Commissioner’s Office, we are also now required to conduct transfer impact assessments in connection with our use of the standard contractual clauses and international data transfer addenda. Additionally, in certain circumstances, we rely on derogations provided for by law. As the European Data Protection Board and other data protection regulators issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

In the United States, numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data. For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Since the passage of the CPRA, Virginia, Colorado, Utah and Connecticut have passed comparable legislation, which will become effective in 2023, and other states may subsequently pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. The effects of the CPRA, the CCPA, and other similar state or federal laws, are significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation.

Furthermore, we use telematics, mobile technology, geolocation and GPS information, and algorithms to collect and analyze data that informs certain marketplace fees and policies, claims management, safety, and customer support interactions, and our business processes. We also leverage our dataset to dynamically price trips. Our ability to continue to collect, use, and process this data, and to maintain the confidentiality of our proprietary technology and processes will have a significant impact on our future success. In recent years, use of these data has come under increased regulatory scrutiny. For example, there are specific rules on the use of automated decision making under the GDPR that require the existence of automated decision making to be disclosed to the data subject with a meaningful explanation of the logic used in such decision making in certain circumstances, and safeguards must be implemented to protect individual rights, including the right to obtain human intervention and to contest any decision. Other existing laws such as the CCPA, future and recently adopted laws such as the CPRA and those in Virginia, Colorado, Utah and Connecticut, and evolving attitudes about privacy protection may similarly impair our ability to collect, use, and maintain data points of sufficient type or quantity to develop and train our algorithms. If such laws or regulations are enacted federally or in a large number of states in which we operate, our operational efficiency would decrease, our operating costs would increase, and our business, financial condition, and results of operations would be materially adversely affected.

Other regulators have expressed interest in the use of external data sources, algorithms and/or predictive models in insurance underwriting or rating. Specifically, regulators have raised questions about the potential for unfair discrimination, disparate impact, and lack of transparency associated with the use of external consumer data. A determination by federal or state regulators that the data points we collect and the process we use for collecting this data unfairly discriminates against a protected class of people could subject us to fines and other sanctions, including, but not limited to, disciplinary action, revocation and suspension of licenses, and withdrawal of product forms. Although we have implemented policies and procedures into our business operations that we feel are appropriately calibrated to our machine learning and automation-driven operations, these policies and procedures may prove inadequate to manage our use of this nascent technology, resulting in a greater likelihood of inadvertent legal or compliance failures.

Various other governments and consumer agencies around the world have also called for new regulation and changes in industry practices and many have enacted different and often contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of different jurisdictions is particularly difficult and costly for an online business such as ours, which collects personal information from hosts, guests, and other individuals in multiple jurisdictions. If any jurisdiction in which we operate adopts news laws or changes its interpretation of its laws, rules, or regulations relating to data residency or localization such that we are unable to comply in a timely manner or at all, we could risk losing our rights to operate in such jurisdictions. While we have invested and continue to invest significant resources to comply with GDPR, CCPA, and other privacy regulations around the world, many of these regulations expose us to the possibility of material penalties, significant legal liability, changes in how we operate or offer our products, and interruptions or cessation of our ability to operate in key geographies, any of which could materially adversely affect our business, financial condition, and results of operations.

Furthermore, to improve the trust and safety in our marketplace, we conduct certain verification procedures with respect to hosts, guests, and reservations in certain jurisdictions. Such verification procedures may include utilizing public information on the internet, accessing public databases such as court records, utilizing third-party vendors to analyze host or guest data, or physical inspection. These types of activities have in the past exposed us to regulatory scrutiny, and may expose us to the risk of regulatory enforcement from privacy regulators and civil litigation. In addition, we are subject to certain consumer protection laws, such as the Driver’s Privacy Protection Act (the “DPPA”), and the Fair Credit Reporting Act (the “FCRA”). These laws govern how we collect, store, use, and disclose driver information and other personal information. If we fail to observe these restrictions, we have in the past and may again in the future become subject to governmental inquiries, regulatory enforcement actions, and various fees, fines, and penalties. As a result, our business, financial condition, and results of operations could be negatively impacted.

As discussed above, we are required to disclose personal data pursuant to demands from government agencies, including tax authorities, state and city regulators, law enforcement agencies, and intelligence agencies, our hosts, guests, and privacy regulators could perceive such disclosure as a failure by us to comply with privacy and data protection policies, notices, and laws, which could result in proceedings or actions against us in the same or other jurisdictions. Conversely, if we do not provide the requested information to government agencies due to a disagreement on the interpretation of the law, we are likely to face enforcement action from such government, engage in litigation, face increased regulatory scrutiny, and experience an adverse impact on our relationship with governments or our ability to offer our services within certain jurisdictions. Any of the foregoing could materially adversely affect our brand, reputation, business, financial condition, and results of operations.

We are currently subject to a number of legal proceedings initiated by private parties and government agencies, including legal proceedings in foreign jurisdictions. Adverse litigation judgments or settlements resulting from these proceedings could expose us to monetary damages or limit our ability to operate our business.

We have in the past been, are currently, and may in the future become, involved in private actions, collective actions, government investigations, and various other legal proceedings initiated by hosts, guests, commercial partners, competitors, employees, government agencies, or third parties, among others. We are subject to litigation regarding various matters such as personal injuries, property damage, commercial disputes, employment practices, intellectual property infringement, insurance inquiries, and tax compliance. For example, we have in the past been named, and are currently named as a defendant in a civil complaint and putative class actions filed by former individual contractors, which alleged or alleges that we misclassified the employment status of those former independent contractors, and that, among other claims, they should have been classified as employees. We may in the future be named as a defendant in similar complaints brought by current or former individual consultants or other independent contractors that allege misclassification of employment status and other related employment claims against us. In addition, we face claims and litigation relating to consumer disputes, automobile accidents, personal injuries and fatalities, property damage, violent acts, claims and safety practices, and privacy violations arising from reservations made on our platform. For example, we have been named as a defendant in a series of lawsuits that allege the wrongful death of a pedestrian who was killed by a guest driving a shared vehicle in San Francisco during a trip reserved on our platform. In addition, we have entered into a settlement with the District of Columbia’s Office of the Attorney General regarding our business practices, disclosures to hosts, tax compliance, and trust and safety practices in the District of Columbia.

These legal proceedings, government inquiries, and regulatory investigations are time-consuming and require a great deal of financial resources and attention from us and our senior management. Investigations and enforcement actions from such entities, as well as continued negative publicity and an erosion of current and prospective hosts and guests’ trust, could severely disrupt our business. The results of any such investigation, litigation, and legal proceedings are inherently unpredictable and expensive. If any such investigation, litigation, and legal proceedings are resolved adversely to us, or if we were to enter into a settlement agreement, we may be subject to additional fines, penalties, and other sanctions, and could be forced to change our business practices substantially in the relevant jurisdictions. Any such proceeding could also result in significant adverse publicity or additional reputational harm, and could result in or complicate other inquiries, investigations, or lawsuits from other regulators in future merger control or conduct investigations. Any of these proceedings could result in material financial damages and operational restrictions, which could have a material adverse effect on our business, financial condition, and results of operations. The number and significance of these proceedings have increased as we have grown, the number of reservations in our marketplace has increased, there is increased brand awareness, and the scope and complexity of our business have expanded, and we expect they will continue to increase. Our insurance may not cover all potential or current claims to which we are exposed and may not be adequate to indemnify us for all liability that is currently or may be imposed.

In addition, we regularly include arbitration provisions in employment agreements and our terms of service with hosts and guests. While intended to streamline the litigation process, arbitration may become more costly for us, or the volume of arbitrations may increase and become burdensome. Arbitration provisions have also been the subject of challenges and if our arbitration agreements were found to be unenforceable or specific claims were required to be exempted from arbitration, we could experience an increase in our litigation costs and the time involved in resolving such disputes.

We face risks related to liabilities to hosts, guests, passengers, and third parties resulting from personal injuries and property damage caused by the use of shared vehicles by our guests.

We have in the past been, are currently, and may in the future become, involved in civil and criminal proceedings arising out of the use of shared vehicles by guests and their passengers. Third parties have claimed to be injured by guests operating shared vehicles and have brought lawsuits against us, hosts, and guests that allege property damage, serious bodily injury, and wrongful death. These claims are often difficult to verify because we are not able to verify the condition of shared vehicles after reservations have ended. While we maintain third party automobile liability insurance coverage for trips booked on our platform, this coverage and our policy limits may be jeopardized by factors such as the extent of the injuries sustained, the condition of the shared vehicle at the time of the accident, and whether an unauthorized third party other than the guest was permitted to drive the shared vehicle. If any of these factors are present, if the regulatory framework for such litigation is amended, or if we fail to respond to lawsuits in a timely manner, our liability may be greater than anticipated, and our business, financial condition, and results of operations would be negatively impacted.

In addition, as we expand into new geographical markets and the number of trips booked on our platform grows, our exposure to lawsuits brought by third parties will increase. Moreover, new markets may have laws that impose varying degrees of liability on us, hosts, and guests stemming from trips booked on our platform. Claims may be asserted against us for the negligence of our hosts or guests, and such claims may be facilitated by the laws of certain jurisdictions. Our ability to successfully settle or dismiss previous litigation initiated against us, hosts or guests is not an indication of our ability to do so in the future. If we are unable to settle or dismiss such litigation, our business, reputation, and financial condition could be harmed.

We are subject to regulatory inquiries and different jurisdictions taking the position that we are subject to various licensing requirements, and failure to comply may adversely impact our operations and/or result in significant expenses and liabilities, including fines.

In certain jurisdictions, we have applied for and obtained licenses or permits to operate aspects of our business, and we must continue to comply with the regulatory requirements and restrictions imposed by those jurisdictions. For example, in the State of Maryland, we have applied for and obtained a limited lines license to sell insurance as part of our peer-to-peer carsharing operations in the state. Obtaining and maintaining business licenses is essential to the growth of our business. If we fail to comply with applicable licensure requirements for a jurisdiction, we may face fees, fine or penalties, and we could be prevented from operating in that jurisdiction. As a result, our business, financial condition, and results of operations could be negatively impacted.

We are subject to risks related to corporate social responsibility, including the risk that our expectations or estimates regarding environmental, social and governance matters may not be achieved or may be incorrect.

Our business faces increasing public scrutiny related to environmental, social and governance (“ESG”) activities, which are increasingly considered to contribute to the long-term sustainability of a company’s performance. A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions.

We risk damage to our brand and reputation if we fail to act responsibly in a number of areas, such as environmental stewardship and corporate governance and transparency. Adverse incidents with respect to ESG activities could impact the value of our brand, the cost of our operations and relationships with investors, all of which could adversely affect our business and results of operations. For example, we have been in the past, and may in the future, be subject to claims of “greenwashing” (e.g., if our carbon footprint is alleged to be greater than what we claim, or if our claims regarding the environmental benefits of carsharing are false or misleading). Our expectations and estimates regarding ESG matters, including the potential environmental impact of our business model and initiatives, may not be achieved or may ultimately prove to be incorrect, which may lead to additional claims or liability.

Additionally, new regulatory initiatives related to ESG could adversely affect our business. For example, the SEC has announced that it may require disclosure of certain ESG-related matters. At this time, there is uncertainty regarding the scope of such proposals or when they would become effective (if at all). Compliance with any new laws or regulations increases our regulatory burden and could make compliance more difficult and expensive, or affect the manner in which we conduct our operations.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.

The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, nor is it indicative of our future financial position or results of operations. Our financial condition and future results of operations could be materially different from amounts reflected in Legacy Getaround’s historical financial statements included elsewhere in this prospectus, and it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business. The unaudited pro forma adjustments represent our management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Our actual financial condition and results of operations may vary materially from such unaudited pro forma financial information, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The private placement warrants are accounted for as liabilities and the changes in value of the private placement warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing the warrants. As a result of the SEC Statement, InterPrivate II reevaluated the accounting treatment of the public warrants and private placement warrants, and determined to classify the private placement warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on InterPrivate II’s balance sheet as of September 30, 2022, contained elsewhere in this prospectus are derivative liabilities related to the warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

Risks Related to Our Securities

There can be no assurance that we will be able to comply with the continued listing standards of NYSE, which could result in the delisting of our securities, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Prior to the Business Combination, there was a limited public trading market for our securities. Following the Business Combination, an active trading market for our securities may never develop or, if developed, it may not be sustained. Our common stock and public warrants are listed on NYSE under the symbols “GETR” and “GETR WS,” respectively. However, we cannot assure you that we will be able maintain the listing of our securities on the NYSE in the future.

On January 30, 2023, we received a written notice from NYSE that, because the average closing price for our common stock had fallen below $1.00 per share for 30 consecutive trading days, we no longer comply with the minimum share price criteria for continued listing on the NYSE. The NYSE continued listing criteria provide us with a cure period of six months in which to regain compliance. We may regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the six-month cure period our common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If we are unable to regain compliance with the $1.00 share price rule within this period, the NYSE may initiate procedures to suspend and delist our common stock.

If the NYSE delists our common stock and/or public warrants from trading on its exchange for failure to meet the continued listing standards, we and our securityholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our common stock was not listed on NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

The market price of our common stock and warrants may be volatile, which could cause the value of your investment to decline.

The market price of our common stock and warrants has been and may continue to be volatile and subject to wide fluctuations depending on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock or warrants. Factors affecting the trading price of our common stock and warrants may include:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our financial and operating results;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our ability to maintain and enhance our platform, marketplace and brand, and to attract hosts and guests;

•	announced or completed acquisitions of businesses, commercial relationships, products, services or technologies by us or our competitors;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	sales, or anticipated sales, of large blocks of our common stock;

•	any major change in the composition of the Board or our management;

•	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and

•	other risk factors listed under this “Risk Factors” section.

Broad market and industry factors may materially harm the market price of our common stock and warrants, regardless of our actual operating performance. The stock markets in general, and the trading of transportation companies’ and technology companies’ securities in particular, have, from time to time, experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, including transportation companies and technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the market price of our common stock or warrants or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Shareholder activism or securities litigation could give rise to perceived uncertainties regarding the future of our business and it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect relationships with suppliers, hosts, guests and other parties.

Further, although our common stock and public warrants are currently listed on NYSE, an active trading market for our securities may not be sustained. Accordingly, if an active trading market for these securities is not maintained, the liquidity of our common stock and warrants, your ability to sell your shares of our common stock or warrants when desired and the prices that you may obtain for your shares or warrants will be adversely affected.

We may require additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.

We expect our expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of expenditures will be significantly affected by the growth of supply and demand for shared vehicles in our marketplace. The fact that we have a limited operating history at our current scale and as an international company means that our business model has not yet been fully proven. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those currently anticipated. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders. If we cannot raise additional funds when we need or want them, our business, financial condition, and results of operations could be negatively impacted.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the price that our common stock might otherwise attain.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for investors to sell their shares of our common stock at a time and price that investors deem appropriate. All shares of our common stock previously held by the pre-Business Combination InterPrivate II stockholders at the completion of the Business Combination and a substantial number of shares of our common stock issued as merger consideration in the Business Combination are freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. An aggregate of approximately 6.5 million shares of common stock, consisting of the Founder Shares, are subject to transfer restrictions set forth in the Registration Rights Agreement (i) with respect to 50% of such shares, for a period ending on the earlier of December 8, 2023 (the one-year anniversary of the date of the Closing Date), and the date on which the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like)

for any 20 trading days within a 30-trading day period following the Closing, and (ii) with respect to the remaining 50% of such shares, for a period ending on December 8, 2023 (the one-year anniversary of the Closing Date), or earlier if, subsequent to the Closing Date, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. An aggregate of approximately 35.7 million shares of common stock issued as closing merger consideration are subject to transfer restrictions set forth in the Registration Rights Agreement (i) with respect to 50% of such shares, for a period ending on the earlier of June 6, 2023 (the date that is 180 days after the Closing Date) and the date on which the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period following the Closing and (ii) with respect to the remaining 50% of such shares, for a period ending on June 6, 2023 (the date that is 180 days after the Closing Date), or earlier if, subsequent to the Closing Date, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, Mr. Zaid, our Chief Executive Officer, has further agreed, subject to certain exceptions, to extend the transfer restrictions set forth in the Registration Rights Agreement applicable to the shares of closing merger consideration beneficially owned by him for a period ending on December 8, 2023 (the date that is 12 months after the Closing Date).

Stockholders owning an aggregate of approximately 44.4 million outstanding shares of our common stock and the 4.6 million private placement warrants are entitled, under the Registration Rights Agreement, to require us to register such shares and warrants for public sale in the United States. Holders of the Convertible Notes also are entitled, under the Convertible Notes Subscription Agreement, to require us to register shares issued to them pursuant to the Convertible Notes Subscription Agreement and underlying the Convertible Notes and the Convertible Notes Warrants, if any, for public sale in the United States. The registration statement of which this prospectus forms a part registers for resale the foregoing securities.

We intend to file registration statements on Form S-8 under the Securities Act to register shares of our common stock that may be issued under our equity incentive plans from time to time, as well as any shares of our common stock underlying outstanding equity awards that have been granted to our directors, executive officers and other employees, all of which are subject to time-based vesting conditions. Shares registered under these registration statements will be available for sale in the public market upon issuance subject to vesting arrangements and the exercise of options, as well as Rule 144 in the case of our affiliates.

Once the registration statement of which this prospectus forms a part becomes effective and during such time as it remains effective, the Selling Securityholders will be permitted, subject to the lock-up restrictions described above, to sell the shares registered hereby. Sales of our shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our common stock to fall and make it more difficult for you to sell shares of our common stock. We expect that, because of the significant number of shares offered hereby, the Selling Securityholders will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this prospectus may continue for an extended period of time.

The Convertible Notes may result in the dilution of our stockholders, create downward pressure on the price of our common stock, impact our financial results and restrict our ability to raise additional capital or take advantage of future opportunities.

The Convertible Notes issued in connection with the Business Combination are convertible into shares of common stock at an initial conversion rate of 86.96 shares of common stock per $1,000 principal amount of Convertible Notes, representing an initial conversion price of $11.50 per share. The initial conversion price is subject to a downward adjustment to 115% of the average daily volume-weighted average trading price

(“VWAP”) of our common stock for the 90 trading days after the Closing Date, subject to a minimum conversion price of $9.21 per share. The conversion price is subject to further adjustments as provided in the Convertible Notes Indenture, including adjustments in connection with certain issuances or deemed issuances of our common stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the Convertible Notes. The Convertible Notes bear interest at a rate of 8.00% per annum for cash interest or 9.50% per annum for interest paid-in-kind, which is to be selected at our option, and be paid semiannually. The sale of the Convertible Notes may affect our earnings per share figures, as accounting procedures may require that we include in our calculation of earnings per share the number of shares of common stock into which the Convertible Notes are convertible. If the Convertible Notes are converted into shares of common stock, there will be dilution to our stockholders’ equity and the market price of our common stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our common stock caused by the sale, or potential sale, of shares issuable upon conversion of the Convertible Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.

The exercise of warrants for our common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of December 31, 2022, we have warrants outstanding to purchase an aggregate of 9,791,642 shares of common stock, consisting of 5,174,975 public warrants and 4,616,667 private placement warrants. These warrants became exercisable on January 7, 2023, which is the date that is 30 days after the Closing Date. The exercise price of these warrants is $11.50 per share. In addition, we may issue up to an additional 7,000,000 Convertible Notes Warrants, in substantially the same form as the public warrants, pursuant to the Convertible Notes Subscription Agreement in satisfaction of a $3.5 million commitment fee payable to the subscribers thereunder. To the extent that any warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the then-existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share (subject to certain adjustments) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we give notice of redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees. We are not contractually obligated to notify investors when the warrants become eligible for redemption and we do not intend to so notify investors upon eligibility of the warrants for redemption, unless and until we elect to redeem the warrants pursuant to the terms of the warrant agreement.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of the Board. The Board may take into account general and economic conditions, our results of operations and financial condition, our available cash, current and anticipated cash requirements, capital requirements, contractual, legal, tax and regulatory restrictions and such other factors that the Board may deem relevant. In addition, the Convertible Notes Indenture contains and any future indebtedness we or our subsidiaries may incur would likely contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restricting or limiting our ability to pay cash dividends. Furthermore, because we are a holding company, our ability to pay dividends will depend on our receipt of cash distributions and dividends, loans or other funds from our subsidiaries, which may be similarly affected by, among other things, the terms of any future indebtedness, other contractual restrictions and provisions of applicable law. As a result, you may not receive any return on an investment in our common stock unless you sell your shares for a price greater than that which you paid for it.

We are an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act; reduced obligations with respect to financial data, including presenting only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and an exemption from compliance with the requirement of the PCAOB regarding the communication of critical audit matters in the auditor’s report on the financial statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the IPO. As a result, our stockholders may not have access to certain information they may deem important.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make the comparison of our financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult.

We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Delaware law and provisions in our Amended and Restated Charter and our Amended and Restated Bylaws could make a takeover proposal more difficult.

Certain provisions of our Amended and Restated Charter, our Amended and Restated Bylaws and laws of the State of Delaware could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder may consider favorable, including those attempts that might result in a premium over the market price for our common stock. Among other things, our Amended and Restated Charter and our Amended and Restated Bylaws include provisions that:

•	provide for a classified board of directors with staggered, three-year terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•	prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

provide for the right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the Board;

•

permit the Board to issue shares of common stock and preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights of the preferred stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	prohibit stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

•

require that a meeting of stockholders may not be called by stockholders, which may delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

provide advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual meetings of stockholders, which could preclude stockholders from bringing matters before annual meetings of stockholders and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company;

•

require a supermajority vote (or, if two-thirds of the Whole Board approves, a majority) of stockholders to amend certain provisions of the Amended and Restated Charter or the Amended and Restated Bylaws; and

•

provide the right of the Board to make, alter, or repeal the Amended and Restated Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Amended and Restated Bylaws to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in the Board and our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents some stockholders holding more than 15% of outstanding our common stock from engaging in certain business combinations without approval of the holders of substantially all of our common stock. Any provision of the Amended and Restated Charter or the Amended and Restated Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock. See “Description of Securities.”

The Amended and Restated Charter and the Amended and Restated Bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

The Amended and Restated Charter provides, that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the company, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to the company or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in the Amended and Restated Charter or the Amended and Restated Bylaws precludes stockholders that assert claims under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision that is contained in the Amended and Restated Charter or the Amended and Restated Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former director, officer, other employee, agent, or stockholder to the company, which may discourage such claims against us or any of our current or former director, officer, other employee, agent, or stockholder to the company and result in increased costs for investors to bring a claim.

The warrant agreement governing the warrants designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

The warrant agreement governing the warrants provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants will be deemed to have notice of and to have consented to the forum provisions in the warrant agreement. Holders of warrants cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If any action within the scope of the forum provisions of the warrant agreement is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York in the name of any holder of warrants, such holder will be deemed to have consented to the personal jurisdiction of the state and federal courts located in the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions and having service of process made upon such warrant holder in any such action by service upon such warrant holder’s counsel in such action as agent for such warrant holder.

This choice of forum provision in the warrant agreement may limit an warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits and result in increased costs for holders to bring a claim. Alternatively, if a court were to find this choice of forum provision inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.

General Risk Factors

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that Legacy Getaround did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities that Legacy Getaround had not done previously. For example, we have created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements and remediating material weaknesses in our internal control over financial reporting have and will continue to be incurred. Furthermore, if we experience any issues in complying with these requirements, we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may also make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations have increased our legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

Prior to the Business Combination, Legacy Getaround was not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those previously required of Legacy Getaround as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Our results of operations and financial condition could be negatively impacted by changes in accounting principles.

The accounting for our business is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in policies, rules, regulations, and interpretations of accounting and financial reporting requirements of the SEC or other regulatory agencies. Adoption of a change in accounting principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the adoption of such change. It is difficult to predict the impact of future changes to accounting principles and accounting policies over financial reporting, any of which could adversely affect our results of operations and financial condition and could require significant investment in systems and personnel.

If securities or industry analysts do not publish or cease publishing research or reports, or publish inaccurate or unfavorable research or reports, about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. We do not have any control over these analysts or the information contained in their reports. If securities and industry analysts do not commence and maintain coverage of our business, our stock price and trading volume would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock, publish inaccurate or unfavorable research about our business or our market, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. Assuming the issuance of all of the Convertible Notes Warrants, and the subsequent exercise of all of the warrants for cash, we will receive an aggregate of approximately $330.7 million in gross proceeds from the exercise of the warrants, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, the NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock and public warrants are listed on the NYSE under the symbols “GETR” and “GETR WS,” respectively. Prior to the Closing, InterPrivate II’s units, Class A common stock (the “Class A Stock”) and public warrants were listed on the NYSE under the symbols “IPVA.U,” “IPVA” and “IPVA WS,” respectively. On February 2, 2023, the closing price of our common stock and the public warrants were $0.654 per share and $0.0589 per warrant, respectively. As of December 31, 2022, there were 451 holders of record of our common stock and 3 holders of record of warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have not paid any cash dividends on our common stock to date. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Our ability to pay dividends on our common stock is restricted by the Convertible Notes Indenture. Any future determination to declare cash dividends will be made at the discretion of the Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that the Board may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of InterPrivate II and Legacy Getaround, adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	The Business Combination;

•	The issuance of an additional $3.7 million aggregate principal amount of 2022 Bridge Notes after the September 30, 2022 balance sheet date;

•

The issuance of $2.0 million principal amount of a Legacy Getaround Subordinated Promissory Note after the September 30, 2022, balance sheet date and its subsequent conversion into a 2022 Bridge Note; and

•

The issuance of $175.0 million aggregate principal amount of Convertible Notes and 266,156 shares of Class A Stock (the “Equitable Adjustment Shares”), as well as the related $3.5 million of Convertible Notes Warrants in the Convertible Notes Financing;

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical balance sheet of InterPrivate II and the historical balance sheet of Legacy Getaround for such period on a pro forma basis as if the Business Combination had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 combines the historical statements of operations of InterPrivate II and Legacy Getaround for such periods on a pro forma basis as if the Business Combination had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with InterPrivate II’s and Legacy Getaround’s unaudited and audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus, all of which is incorporated herein by reference.

The Business Combination is accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, InterPrivate II has been determined to be the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is treated as the equivalent of Legacy Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization whereby the net assets of InterPrivate II are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Getaround.

Legacy Getaround was determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•	Legacy Getaround will comprise the ongoing operations of the combined company;

•	Legacy Getaround’s senior management will comprise the senior management of the combined company;

•	Legacy Getaround will control a majority of the initial Board;

•	The post-combination company will assume the “Getaround, Inc.” name; and

•	Legacy Getaround equityholders will have a majority voting interest in the post-combination company.

Description of the Business Combination

Pursuant to the Merger Agreement, the aggregate share consideration issued by Getaround in the Business Combination is $920.9 million, consisting of 83,867,224 newly issued shares of Getaround common stock valued at an effective price of $10.00 per share, after the adjustment described below, and 8,218,750 previously issued shares of Class A Stock retained by InterPrivate II stockholders. Of the $920.9 million in aggregate share consideration, the InterPrivate II stockholders, including the non-redeeming holders of Class A Stock and the Initial Stockholders (as defined below), retained $82.2 million of 8,218,750 previously issued shares of Class A Stock; the holders of the 2022 Bridge Notes received $54.0 million in the form of 5,400,542 newly issued shares of Getaround common stock; the holders of the Convertible Notes received $2.7 million in the form of 266,156 newly issued shares of Getaround common stock; and the Legacy Getaround equityholders received an aggregate of $800.0 million in the form of 78,200,526 newly issued shares of Getaround common stock, inclusive of 11,000,000 Bonus Shares, issued in respect of all outstanding shares of Legacy Getaround common stock, including shares of Legacy Getaround common stock issued upon exercise of Legacy Getaround warrants that were exercisable in accordance with their terms for Legacy Getaround capital stock and conversion of Legacy Getaround preferred stock, Legacy Getaround non-voting common stock and convertible notes other than the 2022 Bridge Notes, in each case immediately prior to the consummation of the Business Combination, and all outstanding 2021 Bridge Notes converted in accordance with their terms into shares of Class A Stock. InterPrivate II and Legacy Getaround agreed to reserve in escrow 11,000,000 shares of Class A Stock of the 78.2 million shares constituting the aggregate transaction consideration for distribution as “Bonus Shares” promptly following the Closing to the non-redeeming holders of Class A Stock and the Initial Stockholders (collectively, the “Bonus Share Recipients”). The Payment Spreadsheet, as defined in the Merger Agreement, as amended by Amendment No. 1 thereto (such amendment, the “Merger Agreement Amendment”), each of which are incorporated herein by reference, delivered at the consummation of the Business Combination was appropriately adjusted to maintain the exchange ratio for the Legacy Getaround equityholders, other than holders of the outstanding vested in-the-money Legacy Getaround stock options, in connection with the Merger Agreement Amendment, which changed the treatment of such options under the Merger Agreement. Pursuant to the Merger Agreement, as amended, all Legacy Getaround stock options were assumed by InterPrivate II and converted into options to purchase shares of Class A Stock. The Bonus Shares are apportioned pro rata to each Bonus Share Recipient based on the number of shares of Class A Stock that remain outstanding after giving effect to redemptions and automatic conversion of the Founder Shares into shares of Class A Stock. Any additional Bonus Shares received by a Bonus Share Recipient were rounded down to the nearest whole number of shares of Class A Stock.

The following represents the share consideration to be paid at the Closing (in thousands):

Share Consideration
Getaround common stock retained by InterPrivate II stockholders	$82,188
Getaround common stock issued to 2022 Bridge Noteholders	54,005
Getaround common stock issued to Convertible Note Holders	2,662
Getaround common stock held in escrow (Bonus Shares)(1)(2)	110,000
Getaround common stock issued to Legacy Getaround equityholders(1)	672,005
Getaround options issued to Legacy Getaround optionholders	—

Share Consideration — at Closing	$920,860

(1)

The Merger Agreement, as amended, incorporated by reference herein includes Aggregate Merger Consideration based on a Base Purchase Price (each such term as defined in the Merger Agreement) of $800.0 million, adjusted within the Payment Spreadsheet, as described above.

(2)	$90 million and $20 million of Bonus Shares are allocated to non-redeeming holders of Class A Stock and the Initial Stockholders of InterPrivate II, respectively.

The value of share consideration issuable at the Closing is assumed to be $10.00 per share. The Business Combination is accounted for as a reverse recapitalization, therefore any change in the trading price of Getaround common stock will not impact the pro forma financial statements because Getaround will account for the acquisition of InterPrivate II based upon the amount of net assets acquired upon consummation.

The following summarizes the pro forma shares of Getaround common stock:

Shares Outstanding
Getaround common stock retained by InterPrivate II stockholders(1)	8,218,750
Getaround common stock issued to 2022 Bridge Noteholders	5,400,542
Getaround common stock issued to Convertible Note Holders	266,156
Getaround common stock held in escrow (Bonus Shares)(2)	11,000,000
Getaround common stock issued to Legacy Getaround equityholders(3)(4)(5)	67,200,526

Pro Forma Common Stock at Closing	92,085,974

(1)	Excludes 5,175,000 public warrants, 4,616,667 private placement warrants and 2,800,000 Convertible Notes Warrants.
(2)	9,000,000 and 2,000,000 Bonus Shares are allocated to non-redeeming holders of Class A Stock and Initial Stockholders of InterPrivate II, respectively.
(3)	Excludes 8,698,921 outstanding Legacy Getaround options and unvested Legacy Getaround RSUs as of December 8, 2022.
(4)	Excludes 34,000,000 Earnout Shares and 11,000,000 Incentive Earnout Shares.
(5)	Excludes 8,620,389 and 1,841,719 shares reserved for the 2022 Equity Incentive Plan Share Reserve and 2022 Employee Stock Purchase Plan, respectively.

The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Accounting for the Earnout Shares, and Incentive Earnout Shares and Bonus Shares

Following the Closing, in addition to the share consideration paid at the Closing, Legacy Getaround stockholders, the holders of 2021 Bridge Notes and the holders of in-the-money vested Legacy Getaround stock options (the “Earnout Recipients”) will be entitled to receive their pro rata share of an additional aggregate 34,000,000 Earnout Shares upon satisfaction of certain stock price performance conditions during the period following the Closing Date and expiring on the seventh anniversary of the Closing Date. During the same period, certain Legacy Getaround employees will be entitled to receive 11,000,000 additional Earnout Shares (the “Incentive Earnout Shares”) under the 2022 Equity Incentive Plan upon satisfaction of the same stock price performance conditions. It is not yet known what the terms of the Incentive Earnout Share awards will be or what form of award will be issued.

The issuance of the Earnout Shares and Incentive Earnout Shares are anticipated to be accounted for as equity transactions. Because the Earnout Shares are payable to the Earnout Recipients (i.e., equityholders of the accounting acquirer in the Business Combination) and the Incentive Earnout Shares are payable to Legacy Getaround employees, the accounting for the Earnout Shares and Incentive Earnout Shares arrangements do not fall under Accounting Standards Codification (“ASC”) Topic 805.

The accounting for the Earnout Shares and Incentive Earnout Shares were also evaluated under ASC 480, and the Incentive Earnout Shares further evaluated under ASC 718 to determine if the arrangements should be classified as either a liability or equity. As part of that preliminary analysis, it was determined that both arrangements are free-standing and these instruments will be classified as equity. Therefore, while the Earnout Shares will be recognized at fair value upon the consummation of the Business Combination, currently estimated at $6.5 million this adjustment will have no net impact on any financial statement line item as it would simultaneously increase and decrease additional paid-in capital. Thus, no adjustment has been applied to the unaudited pro forma condensed combined balance sheet related to the Earnout Shares. Further, as the terms of the Incentive Earnout Shares, with an estimated fair value of $2.1 million, are not yet known, there have been no adjustments recognized within the unaudited pro forma condensed financial statements.

Getaround has preliminarily concluded the Bonus Shares allocated to certain designees of EarlyBirdCapital, Inc., one of the underwriters in InterPrivate II’s initial public offering, and the holders of the Class B Stock including the Sponsor and the independent directors of InterPrivate II (such holders of Class B Stock, together with the designees of EarlyBirdCapital, the “Initial Stockholders”; and such Bonus Shares, the “Initial Stockholders Bonus Shares”) will be expensed. The allocation of Bonus Shares to holders of Class A Stock was designed to minimize redemptions. However, the shares held by EarlyBirdCapital and by holders of Class B Stock are not subject to redemption, thus the Bonus Shares allocated to these holders is presumed to be non-cash compensation to close the Business Combination. This treatment is based on preliminary interpretation on Staff Accounting Bulletin “SAB” Topic 5.T.

On November 28, 2022, InterPrivate II entered into a Non-Redemption Agreement with the Magnetar Funds (as defined in the Non-Redemption Agreement) (each, a “Non-Redeeming Stockholder”) in exchange for $3.0 million. Pursuant to the Non-Redemption Agreement, each Non-Redeeming Stockholder agreed that it will, at InterPrivate II’s election, not redeem an amount of shares of Class A Stock beneficially owned by such Non-Redeeming Stockholder (the “Committed Shares”) up to an aggregate of 1,550,000 shares, to the extent elected by InterPrivate II. In consideration of the Non-Redeeming Stockholder’s commitment to not redeem the Committed Shares, to the extent elected by InterPrivate II, InterPrivate II agreed to pay a cash fee of $3.0 million in the aggregate to all of the Non-Redeeming Stockholders upon the closing of the Business Combination and the sale of the Convertible Notes pursuant to the Convertible Notes Subscription Agreement. As a result of the Non-Redemption Agreement and pursuant to the terms of the Merger Agreement, as amended, and the Escrow Shares Allocation Agreement (as defined in the Merger Agreement, as amended), as amended, incorporated herein by reference, the 9,000,000 Bonus Shares allocated to non-redeeming Public Stockholders could have been entirely allocated to each Non-Redeeming Stockholder if all other holders of Class A Stock elected to redeem.

The accounting for the commitment fee under the Non-Redemption Agreement and the 9,000,000 Bonus Shares is currently incomplete. Getaround has preliminarily concluded that the commitment fee is a reduction in proceeds through a reduction in Additional Paid-in Capital. If the preliminary conclusion were to change, it is possible that this fee is treated as an offering cost or expense. In addition, Getaround has preliminarily concluded the 9,000,000 Bonus Shares allocated to the non-redeeming holders of Class A Stock, including each Non-Redeeming Stockholder, at Closing have no accounting impact on the unaudited pro forma condensed combined statement of operations as the Bonus Shares are designed to minimize redemptions, not compensate for any goods or services. As a result, the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations do not reflect potential accounting adjustments for the issuance of the 9,000,000 Bonus Shares to the non-redeeming holders of Class A Stock. If the preliminary conclusion were to change, it is possible that all or a portion of the 9,000,000 Bonus Shares may be treated as offering costs, a dividend, or expenses. If the Bonus Shares are treated as an offering cost, the fair value of the Bonus Shares, estimated to be $90 million based on the stock price InterPrivate II as of December 8, 2022, will be accounted for in equity, with a net impact of zero to equity. If the Bonus Shares are treated as an expense, the fair value of the shares will be expensed. The treatment of the Bonus Shares may differ depending on the allocation to the non-redeeming holders of Class A Stock. As a result, the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations do not reflect potential accounting adjustments for the issuance of the 9,000,000 Bonus Shares to the non-redeeming holders of Class A Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(in thousands)

	As of September 30, 2022
	InterPrivate II (Historical) (US GAAP)	Legacy Getaround (Historical) (US GAAP)	Legacy Getaround Transaction Adjustments		Combined	Transaction Adjustments		Pro Forma Combined

	(in thousands)
Assets
Current Assets
Cash and cash equivalents	$40	$27,216	$3,720	A	$32,976	$260,208	B	$98,530
			2,000	V		(23,798)	C
						(6,575)	E
						169,048	N
						(79,125)	O
						(245,891)	S
						(3,000)	W
						(5,313)	Y
Restricted cash	—	3,600	—		3,600	—		3,600
Accounts receivable, net	—	439	—		439	—		439
Prepaid income taxes	—	—	—		—	—		—
Prepaid expenses and other current assets	126	7,035	—		7,161	(2,907)	C	4,128
						(126)	F

Total Current Assets	166	38,290	5,720		44,176	62,521		106,697
Marketable securities held in Trust Account	260,208	—	—		260,208	(260,208)	B	—
Property and Equipment, Net	—	10,678	—		10,678	—		10,678
Operating Lease Right-of-Use Assets, Net	—	13,407	—		13,407	—		13,407
Goodwill	—	105,957	—		105,957	—		105,957
Intangible Assets, Net	—	10,785	—		10,785	—		10,785
Deferred Tax Assets	—	3	—		3	—		3
Other Assets	—	1,745	—		1,745	—		1,745

Total Assets	$260,374	$180,865	$5,720		$446,959	$(197,687)		$249,272

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current Liabilities
Income tax payable	$—	$—	$—		$—	$—	E	$—
Related party payable	439	—	—		439	(439)	E	—
Accounts payable	6,136	10,472	—		16,608	(6,136)	E	10,472
Accrued host payments and insurance fees	—	13,510	—		13,510	—		13,510
Operating lease liabilities, current	—	1,828	—		1,828	—		1,828
Notes payable, current	—	38,425	—		38,425	(37,530)	O	895
Other accrued liabilities	—	28,657	—		28,657	(11)	G	28,586
						(2,060)	P
						2,000	U
Deferred revenue	—	866	—		866	—		866

Total Current Liabilities	6,575	93,758	—		100,333	(44,176)		56,157
Notes Payable, net of discount (net of current portion)	—	40,111	2,020	V	40,111	(36,965)	O	3,146
			(2,020)	X

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(in thousands)

	As of September 30, 2022
	InterPrivate II (Historical) (US GAAP)	Legacy Getaround (Historical) (US GAAP)	Legacy Getaround Transaction Adjustments		Combined	Transaction Adjustments		Pro Forma Combined

	(in thousands)
Convertible Notes Payable	—	54,312	3,720	A	60,052	(60,052)	G	175,000
			2,020	X		175,000	N
Related Party Convertible Notes Payable	—	8,869	—		8,869	(8,869)	G	—
Operating Lease Liabilities (net of current portion)	—	18,101	—		18,101	—		18,101
Deferred Tax Liabilities	—	979	—		979	—		979
Warrant Liability	237	65,376	—		65,613	(65,376)	H	3,737
						3,500	N

Total Liabilities	$6,812	$281,506	$5,740		$294,058	$(36,938)		$257,120

Commitments and Contingencies
Mezzanine Equity
Class A common stock subject to possible redemption	259,964	—	—		259,964	(259,964)	I	—
Series A convertible	—	16,953	—		16,953	(16,953)	J	—
Series B convertible	—	9,578	—		9,578	(9,578)	J	—
Series C convertible	—	22,761	—		22,761	(22,761)	J	—
Series D convertible	—	241,428	—		241,428	(241,428)	J	—
Series E convertible	—	120,296	—		120,296	(120,296)	J	—

Total Mezzanine Equity	259,964	411,016	—		670,980	(670,980)		—
Stockholders’ Deficit
Getaround common stock	—	—	—		—	1	I	7
						4	J
						1	K
						1	G
						1	H
						1	T
						(2)	S
						—	N
Legacy Getaround common stock	—	1	—		1	(1)	K	—
InterPrivate II class A common stock	—	—	—		—	—		—
InterPrivate II class B common stock	1	—	—		1	(1)	L	—
Additional paid-in capital	—	247,278	—		247,278	(26,705)	C	761,874
						(126)	F
						49,289	G
						65,375	H
						259,963	I
						411,012	J
						—	K
						1	L
						(6,403)	M
						(17,660)	Q
						468	R

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(in thousands)

As of September 30, 2022
	InterPrivate II (Historical) (US GAAP)	Legacy Getaround (Historical) (US GAAP)	Legacy Getaround Transaction Adjustments		Combined	Transaction Adjustments		Pro Forma Combined

(in thousands)

						20,000	T
						(245,889)	S
						(3,000)	W
						2,662	N
						2,241	D
						3,368	Y
Stockholder notes	—	(14,478)	—		(14,478)	6,077	D	(8,401)
Treasury stock	—	(661)	—		(661)	(8,318)	D	—
						(8,681)	Y
						17,660	Q
Accumulated deficit	(6,403)	(726,527)	(20)	V	(732,950)	19,642	G	(744,058)
						6,403	M
						(12,114)	N
						(4,630)	O
						2,060	P
						(468)	R
						(20,001)	T
						(2,000)	U
Accumulated other comprehensive income	—	(17,270)	—		(17,270)	—		(17,270)

Total Stockholders’ Deficit	(6,402)	(511,657)	(20)		(518,079)	510,231		(7,848)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$260,374	$180,865	$5,720		$446,959	$(197,687)		$249,272

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	For the Year Ended December 31, 2021
	InterPrivate II (Historical) (US GAAP)	Legacy Getaround (Historical) (US GAAP)	Legacy Getaround Transaction Adjustments	Combined	Transaction Adjustments		Pro Forma Combined
Service revenue	$—	$61,120	$—	$61,120	$—		$61,120
Lease revenue	—	1,947	—	1,947	—		1,947

Total Revenues	—	63,067	—	63,067	—		63,067

Costs and Expenses
Operating and formation costs	1,986	—	—	1,986	—		1,986
Related party administrative fees	100	—	—	100	—		100
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	—	5,859	—	5,859	—		5,859
Lease	—	187	—	187	—		187
Sales and marketing	—	20,331	—	20,331	86	AA	20,417
Operations and support	—	46,978	—	46,978	86	AA	47,064
Technology and product development	—	17,800	—	17,800	115	AA	17,915
General and administrative	—	59,458	—	59,458	181	AA	81,640
					20,001	II
					2,000	JJ
Depreciation and amortization	—	12,815	—	12,815	—		12,815

Total Operating Expenses	2,086	163,428	—	165,514	22,469		187,983

Loss From Operations	(2,086)	(100,361)		(102,447)	(22,469)		(124,916)
Other Income (Expense)
Offering costs attributable to warrant liabilities	(7)	—	—	(7)	—		(7)
Interest earned on marketable securities held in Trust Account	105	—	—	105	(105)	BB	—
Unrealized loss on marketable securities held in Trust Account	(34)	—	—	(34)	34	CC	—
Gain (Loss) on extinguishment of debt	—	7,017	—	7,017	(20,147)	FF	(13,130)
Convertible promissory note and securities fair value adjustment	—	(5,383)	—	(5,383)	5,383	EE	(19,287)
					(19,287)	HH

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	For the Year Ended December 31, 2021
	InterPrivate II (Historical) (US GAAP)	Legacy Getaround (Historical) (US GAAP)	Legacy Getaround Transaction Adjustments	Combined	Transaction Adjustments		Pro Forma Combined
Warrant liability fair value adjustment	(599)	(15,353)	—	(15,952)	15,353	DD	(599)
Interest expense, net	—	(7,370)	—	(7,370)	(4,125)	FF	(18,540)
					2,407	GG
					(5,952)	HH
					(3,500)	HH
Other income, net	—	916	—	916	—		916

Loss, before benefit for income taxes	(2,621)	(120,534)	—	(123,155)	(52,408)		(175,563)
Income Tax Benefit	—	(471)	—	(471)	—		(471)

Net Loss	(2,621)	(120,063)	—	(122,684)	(52,408)		(175,092)
Foreign Currency Translation Loss	—	(11,203)	—	(11,203)	—		(11,203)

Comprehensive Loss	$(2,621)	$(131,266)	$—	$(133,887)	$(52,408)		$(186,295)

Weighted average shares outstanding, basic and diluted		69,038,507					92,085,974

Basic and diluted net loss per common share		$(1.74)					$(1.90)

Weighted average redeemable shares outstanding, basic and diluted	21,125,342

Basic and diluted net income per redeemable share	(0.10)

Weighted average non-redeemable shares outstanding, basic and diluted	6,292,226

Basic and diluted net loss per non-redeemable share	(0.10)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share data)

	For the Nine Months Ended September 30, 2022
	InterPrivate II (Historical) (US GAAP)	Legacy Getaround (Historical) (US GAAP)	Legacy Getaround Transaction Adjustments	Combined	Transaction Adjustments		Pro Forma Combined
Service revenue	$—	$43,967	$—	$43,967	$—		$43,967
Lease revenue	—	1,058	—	1,058	—		1,058

Total Revenues	—	45,025	—	45,025	—		45,025

Costs and Expenses
Operating and formation costs	5,404	—	—	5,404	—		5,404
Related party administrative fees	180	—	—	180	—		180
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	—	3,754	—	3,754	—		3,754
Lease	—	90	—	90	—		90
Sales and marketing	—	22,736	—	22,736	—		22,736
Operations and support	—	39,596	—	39,596	—		39,596
Technology and product development	—	13,374	—	13,374	—		13,374
General and administrative	—	38,665	—	38,665	—		38,665
Depreciation and amortization	—	7,670	—	7,670	—		7,670

Total Operating Expenses	5,584	125,885	—	131,469	—		131,469

Loss From Operations	(5,584)	(80,860)	—	(86,444)	—		(86,444)
Other Income (Expense)
Interest earned on marketable securities held in Trust Account	824	—	—	824	(824)	KK	—
Unrealized loss on marketable securities held in Trust Account	984	—	—	984	(984)	PP	—
Convertible promissory note fair value adjustment	—	3,896	—	3,896	(3,896)	MM	(12,469)
					(12,469)	OO
Warrant liability fair value adjustment	3,878	(17,521)	—	(13,643)	17,521	LL	3,878
Interest expense, net	—	(7,903)	—	(7,903)	7,866	NN	(37)
Other income, net	—	1,258	—	1,258	—		1,258

Total Other Income (Expense)	5,686	(20,270)	—	(14,584)	7,214		(7,370)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share data)

	For the Nine Months Ended September 30, 2022
	InterPrivate II (Historical) (US GAAP)	Legacy Getaround (Historical) (US GAAP)	Legacy Getaround Transaction Adjustments	Combined	Transaction Adjustments	Pro Forma Combined
Costs and Expenses
Loss, before benefit for income taxes	102	(101,130)	—	(101,028)	7,214	(93,814)
Income Tax Provision (Benefit)	322	(547)	—	(225)	—	(225)

Net Loss	(220)	(100,583)	—	(100,803)	7,214	(93,589)
Foreign Currency Translation Loss	—	(19,553)		(19,553)	—	(19,553)

Comprehensive Loss	$(220)	$(120,136)	$—	$(120,356)	$7,214	$(113,142)

Weighted average shares outstanding, basic and diluted		71,169,000				92,085,974

Basic and diluted net loss per common share		$(1.41)				$(1.02)

Weighted average redeemable shares outstanding, basic and diluted	25,875,000

Basic and diluted net income per redeemable share	$(0.01)

Weighted average non-redeemable shares outstanding, basic and diluted	6,668,750

Basic and diluted net loss per non-redeemable share	$(0.01)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination is accounted for as a reverse capitalization, in accordance with GAAP. Under the guidance in ASC 805, InterPrivate II has been determined to be the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is treated as the equivalent of Legacy Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization whereby the net assets of InterPrivate II are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Getaround.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022, assumes that the Business Combination occurred on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, and for the year ended December 31, 2021, reflects pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis of Legacy Getaround as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022, has been prepared using, and should be read in conjunction with, the following:

•

InterPrivate II’s Condensed Balance Sheet (Unaudited) as of September 30, 2022, and the related Notes to Financial Statements, included elsewhere in this prospectus, which is incorporated herein by reference; and

•

Legacy Getaround’s Condensed Balance Sheet (Unaudited) as of September 30, 2022, and the related Notes to Financial Statements, included elsewhere in this prospectus, which is incorporated herein by reference.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, has been prepared using, and should be read in conjunction with, the following:

•

InterPrivate II’s Condensed Statements of Operations (Unaudited) for the nine months ended September 30, 2022, and the related Notes to Financial Statements, included elsewhere in this prospectus, which is incorporated herein by reference; and

•

Legacy Getaround’s Condensed Statements of Operations and Comprehensive Loss (Unaudited) for the nine months ended September 30, 2022, and the related Notes to Financial Statements, included elsewhere in this prospectus, which is incorporated herein by reference.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

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InterPrivate II’s Statement of Operations for the Year Ended December 31, 2021 and the related Notes to Financial Statements, included elsewhere in this prospectus, which is incorporated herein by reference; and

•

Legacy Getaround’s Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2021 and the related Notes to Financial Statements, included elsewhere in this prospectus, which is incorporated herein by reference.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Getaround believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Getaround believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of InterPrivate II and Legacy Getaround included elsewhere in this prospectus, which are incorporated herein by reference.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Getaround has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the accounting policies of the two entities. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the combined company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022, are as follows:

Getaround Transaction Adjustments

(A)

Reflects the additional issuance of $3.7 million aggregate principal amount of 2022 Bridge Notes to various purchasers. The 2022 Bridge Notes are accounted for at fair value and automatically converted immediately prior to the closing of the Business Combination into shares of the special purpose acquisition company at a conversion price that is equal to 70% of the per share price of the special purpose acquisition company of $10.00 per share. For the purpose of the pro forma adjustment, the fair value of the 2022 Bridge Notes is assumed to be face value.

(V)

Reflects the issuance of a Subordinated Promissory Note in October 2022 to Braemar Energy Venture III, L.P. in the amount of $2.0 million of original principal plus $20 thousand of accrued interest through December 6, 2022. The Subordinated Promissory Note matures on October 30, 2023 with the principal and accrued interest, at a rate of 10% per annum, to be paid at maturity. No issuance costs were incurred and the note will be accounted for at cost.

(X)	Reflects the election of Braemar Energy Ventures III, L.P. to exchange the principal and accrued interest of its Subordinated Promissory Note for a 2022 Bridge Note.

Transaction Adjustments

(B)	Reflects the reclassification of $260.2 million of cash and investments held in the Trust Account that becomes available to fund the Business Combination.

(C)

Reflects the capitalization of transaction costs, including deferred underwriter’s fees during InterPrivate II’s IPO and deferred legal fees incurred by Legacy Getaround, expected to be incurred in connection with the Business Combination.

(D)

Reflects the preliminary accounting treatment for the release of Legacy Getaround common stock in satisfaction of related outstanding promissory notes from certain Legacy Getaround stockholders and an offsetting increase in treasury stock based on the preliminary fair values of Legacy Getaround common stock and the promissory notes immediately prior to the consummation of the Business Combination. The finalization of the valuation of the Legacy Getaround common stock relinquished and promissory notes extinguished could result in compensation expense.

(E)	Reflects the cash payment of InterPrivate II’s outstanding related party payable, accounts payable, accrued expenses balances, and income tax payable upon consummation of the Business Combination.

(F)	Reflects the capitalization of InterPrivate II’s prepaid expenses related to the Business Combination, recorded within equity upon completion of the Business Combination.

(G)

Reflects the conversion of Legacy Getaround’s convertible notes and accrued interest that were converted to equity as a result of the Business Combination. The adjustment recorded in Accumulated Deficit includes the expenses recognized related to loss on conversion of the convertible notes discussed in tickmark (FF).

(H)

Reflects the cashless exercise of in-the-money Legacy Getaround warrants for shares of Legacy Getaround capital stock immediately prior to the consummation of the Business Combination, which shares were converted into Class A Stock.

(I)	Reflects the reclassification of $260.0 million of shares of Class A Stock and public warrants from temporary equity to permanent equity as a result of the Business Combination.

(J)

Reflects the conversion of Legacy Getaround preferred stock into shares of Legacy Getaround common stock immediately prior to the consummation of the Business Combination, which shares were converted into Class A Stock.

(K)	Reflects the conversion of Legacy Getaround common stock into Class A Stock.

(L)	Reflects the conversion of Class B Stock into Class A Stock.

(M)	Reflects the elimination of InterPrivate II historical retained earnings as a result of the reverse recapitalization.

(N)

Reflects the issuance of $175.0 million aggregate principal amount of Convertible Notes, 266,156 shares of Class A Stock (the “Equitable Adjustment Shares”) and related $3.5 million of Convertible Notes Warrants, which were issued pursuant to the Convertible Notes Subscription Agreement, as amended by Amendment No. 1 thereto, in connection with the Business Combination, and the cash payment of related issuance costs. The Convertible Notes will be accounted for at fair value. For the purpose of the pro forma adjustment, the fair value of the Convertible Notes is assumed to be face value. The adjustment recorded in Accumulated Deficit includes the expense recognized related to the issuance costs, the Equitable Adjustment Shares and issuance of the Convertible Notes Warrants. For the purpose of the pro forma adjustment the fair value of the 266,156 shares issued is assumed to be $10.00 per share.

(O)

Reflects the repayment of the Deutsche Bank Loan principal, write off of the remaining unamortized issuance costs and debt discount, and the final fee payment in cash as the note was extinguished in connection with the Business Combination and the issuance of the Convertible Notes. The adjustment recorded in Accumulated Deficit includes the expenses recognized related to writing off the remaining unamortized issuance costs and debt discount along with the final fee and prepayment premium payments.

(P)

Reflects the reversal of the accrued interest and final fee payment that was previously recognized in connection with debt that was either converted or extinguished as a result of the Business Combination.

(Q)	Reflects the cancellation of Legacy Getaround treasury stock as a result of the Business Combination.

(R)	Reflects the stock-based compensation expense related to Legacy Getaround RSUs that vested upon consummation of the Business Combination.

(S)

Represents the actual redemption of 24,325,000 shares of Class A Stock for approximately $245.9 million allocated to Getaround common stock and additional paid-in capital using par value of $0.0001 per share and a redemption price of $10.11 per share.

(T)	Reflects the fair value of Initial Stockholders Bonus Shares that were preliminarily deemed compensatory consistent with SAB Topic 5.T.

(U)

Reflects the service fee to the Sponsor and its affiliates for their services in connection with the consummation of the Business Combination that was preliminarily determined to be transaction costs not eligible to be capitalized and thus expensed through accumulated deficit in the unaudited pro forma condensed combined balance sheet.

(W)

Reflects the aggregate $3.0 million cash fee consideration for each Non-Redeeming Stockholder’s commitment to not redeem up to an aggregate of 1,550,000 shares, to the extent elected by InterPrivate II pursuant to the Non-Redemption Agreement, preliminarily determined to be accounted for as a reduction in proceeds through a reduction in Additional Paid in Capital.

(Y)

Reflects the preliminary accounting treatment for the purchase of 2,710,571 shares from certain Legacy Getaround stockholders, prior to the closing of the Business Combination. The value is based on the preliminary fair value of the Legacy Getaround common stock purchased. The purchase of shares that occurred simultaneous to and in conjunction with the release of Legacy Getaround common stock in satisfaction of the related outstanding promissory notes discussed in tickmark (D) is accounted for as one commercial transaction. The finalization of the valuation of the Legacy Getaround common stock relinquished and promissory notes extinguished could result in compensation expense.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, are as follows:

Transaction Adjustments

(AA)

Reflects the recognition of stock-based compensation expense of $468 thousand related to Legacy Getaround RSUs that vest upon the passage of time as well as the consummation of the Business Combination.

(BB)	Reflects the reversal of interest income earned on marketable securities held in the Trust Account.

(CC)	Reflects the reversal of the unrealized loss on marketable securities held in the Trust Account.

(DD)	Reflects the reversal of the historical fair value adjustment for Legacy Getaround warrants that would not have been outstanding had the Business Combination been consummated on January 1, 2021.

(EE)	Reflects the reversal of the fair value adjustment for Legacy Getaround’s convertible debt which was converted to equity as a result of the Business Combination.

(FF)

Reflects the expense to recognize the loss on conversion related to debt that was either converted or extinguished as a result of the Business Combination, in addition to the final fee payment and prepayment premium expense related to the extinguished Deutsche Bank Loan.

(GG)

Reflects the reversal of the interest expense and amortization of debt discounts, issuance costs, and final payment fees related to debt that was either converted or extinguished as a result of the Business Combination.

(HH)

Reflects the recognition of issuance costs, Equitable Adjustment Shares and a full year’s interest expense related to the issuance of the Convertible Notes, inclusive of additional issuance costs, the backstop fee and warrant issuance, as the pro forma issuance of the Convertible Notes is assumed to be January 1, 2021. The Convertible Notes accrue interest at a rate per annum equal to 8.0% with respect to interest paid in cash and 9.5% with respect to interest paid with equity (payment in kind). For the purpose of the pro forma adjustment, interest is assumed to be paid in kind and is assumed to be reflective of the estimated change in fair value of the Convertible Notes during the period.

(II)	Reflects the fair value of Initial Stockholders Bonus Shares that were preliminarily deemed compensatory consistent with SAB Topic 5.T.

(JJ)

Reflects the service fee to the Sponsor and its affiliates for their services in connection with the consummation of the Business Combination that was preliminarily determined to be transaction costs not eligible to be capitalized.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, are as follows:

Transaction Adjustments

(KK)	Reflects the reversal of interest income earned on marketable securities held in the Trust Account.

(LL)	Reflects the reversal of the historical fair value adjustment for Legacy Getaround warrants that would not have been outstanding had the Business Combination been consummated on January 1, 2021.

(MM)	Reflects the reversal of the fair value adjustment for Legacy Getaround’s convertible debt which was converted to equity as a result of the Business Combination.

(NN)

Reflects the reversal of the interest expense and amortization of debt discounts, issuance costs, and final payment fees related to debt that was either converted or extinguished as a result of the Business Combination.

(OO)

Reflects the recognition of nine month’s interest expense related to the issuance of the Convertible Notes as the pro forma issuance of the Convertible Notes is assumed to be January 1, 2021. As noted in tickmark HH, for the purposes of the pro forma adjustment, interest is assumed to be paid in kind and is assumed to be reflective of the estimated change in fair value of the Convertible Notes during the period.

(PP)	Reflects the reversal of the unrealized loss on marketable securities held in the Trust Account.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented.

(in thousands, except share and per share amounts)	Pro Forma Combined
For the Nine Months Ended September 30, 2022
Pro forma net loss	$(93,589)
Pro forma net loss per share attributable to stockholders, basic and diluted(1)	$(1.02)
Weighted average shares outstanding, basic and diluted	92,085,974
Excluded Securities:(2)
Legacy Getaround stock options and Legacy Getaround RSUs outstanding	8,698,921
Earnout Shares	34,000,000
Incentive Earnout Shares	11,000,000
Public Warrants	5,175,000
Private Placement Warrants	4,616,667
Convertible Notes Warrants	2,800,000
2022 Equity Incentive Plan	8,620,389
2022 Employee Stock Purchase Plan	1,841,719

(in thousands, except share and per share amounts)	Pro Forma Combined
For the Year Ended December 31, 2021
Pro forma net loss	$(175,092)
Pro forma net loss per share attributable to stockholders, basic and diluted(1)	$(1.90)
Weighted average shares outstanding, basic and diluted	92,085,974
Excluded Securities:(2)
Legacy Getaround stock options and Legacy Getaround RSUs outstanding	8,698,921
Earnout Shares	34,000,000
Incentive Earnout Shares	11,000,000
Public Warrants	5,175,000
Private Placement Warrants	4,616,667
Convertible Notes Warrants	2,800,000
2022 Equity Incentive Plan	8,620,389
2022 Employee Stock Purchase Plan	1,841,719

(1)	Diluted loss per share is the same as basic loss per share because the effects of potentially dilutive instruments were anti-dilutive as a result of Legacy Getaround’s net loss.
(2)

The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

BUSINESS

Unless the context otherwise requires, all references in this section to “Getaround” refer to the business of Legacy Getaround prior to the Closing and to the business of Getaround following the Closing. Additionally, the term “active car” is defined as a vehicle that is available for booking through the Getaround marketplace in a given quarter where the vehicle owner was actively engaged in the marketplace by either responding to or accepting a booking. All cars in operation globally, including “active cars,” are either connected cars or legacy cars. The term “connected car” is defined as a vehicle that is connected to the Internet using IoT technology (as defined below), whether through the installation of an IoT device (either a Getaround Connect IoT device or a third party IoT device), or through native OEM integration, and the term “legacy car” is defined as a vehicle that is not connected to the Internet using IoT technology. The term “unique guest” is defined as an individual user who has completed at least one trip as a guest with Getaround.

Getaround’s purpose is to propel the world’s transition to a more sustainable society, economy and environment, therefore our mission is to empower people to carshare anywhere. Through our marketplace, we strive to make the world’s cities and communities better places to live and work.

Getaround is a global carsharing marketplace, powered by proprietary technology, designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. Our marketplace is designed to allow for a fully digital and contactless experience, without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of September 30, 2022, our platform supports approximately 1.7 million unique guests and has approximately 72,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

We believe booking and sharing cars should be a frictionless and hassle-free experience. Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. To date, we have facilitated approximately 6.5 million carsharing trips and our hosts have earned more than $390 million via our marketplace, leading the digital transformation of carsharing with 20 times as many connected cars on our network as compared to our closest competitor as of 2021, according to our estimates.

We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests an offering that we believe is superior.

Connected cars on our network are installed with either our proprietary Getaround Connect electronic Internet of Things (“IoT”) device or with a third-party after-market IoT device compatible with our network. The Getaround Connect IoT device can be installed on any one of more than 7,000 car makes and models in just one hour by a member of our certified network of third-party technicians. We believe our Connect Cloud Platform positions us well for partnerships with original equipment manufacturers (OEMs) into potentially millions of “connected” cars with built-in telematics in the future (we call this “native” integration) through our expanding relationships with OEMs such as Toyota.

Unlike other segments in mobility, which deal with significant operational complexities and costs such as labor, or on-the-ground logistical challenges where they operate, we operate an asset-light model with minimal labor required to effect transactions on our marketplace. With technology and data analytics, we enable hosts to monetize underutilized assets they own and maintain, creating meaningful value for both sides of our marketplace — our hosts and our guests.

We are a purpose-driven company committed to facilitating the well-being of the people and communities we serve. We believe our marketplace furthers our purpose by reducing pollution and emissions by increasing widespread adoption of carsharing, which can decrease the total number of cars in use by reducing the need to own a vehicle to obtain mobility, and lower total vehicle miles traveled by concentrating usage in fewer vehicles. Studies conducted by the Transportation Sustainability Research Center at the University of California, Berkeley found that each shared car replaces approximately 10 cars on the road, according to a report published by the Transportation Research Board. We believe our marketplace also increases income-generating opportunities available to underrepresented communities as well as facilitate mobility alternatives in low-density transportation deserts underserved by public transit. We believe many users are loyal to Getaround because of our purpose, brand and commitment to social responsibility, and we also believe that these qualities attract employees who strive to do the same, creating a purpose-driven company culture.

In response to COVID-19 and the unpredictable impacts to our business and to the market environment in cities where we operate, we shifted our strategy away from revenue growth and instead focused on preserving car supply and improving unit economics. This change in strategy, beginning in 2020 and continuing throughout 2021, included efforts directed towards: (i) reorganizing departments and personnel within Getaround to re-focus our teams and investments away from customer acquisition and instead on customer retention, (ii) investments in product and personnel to improve variable costs as a percentage of total revenues, with a particular focus on reducing trip support costs, (iii) investments in product and data science to improve our monetization of trips, with a particular focus on risk-based pricing improvements, and (iv) reducing certain fixed cost centers as a percentage of total revenues to reduce our net loss. With the pandemic easing in 2022 and with the expectation of forthcoming capital investments, we have gradually returned our focus on growth and customer acquisition, and towards profitably growing our marketplace leveraging improved unit economics.

We have experienced significant growth in recent periods. In 2021, we reported total revenues of $63 million, substantially all of which was generated from our peer-to-peer car sharing marketplace that connects hosts and guests. Our Net Marketplace Value, or NMV, increased from $28 million in 2019 to $79 million in 2021, representing a compound annual growth rate, or CAGR, of 68%. Over the same period, we were able to realize a 43% reduction in net loss, an increase in gross margin from Service revenue from 79% in 2020 to 85% in 2021 and an increase in Trip Contribution Margin from negative in 2019, to 21% in 2020 to 53% in 2021 through cost reductions in insurance, claims, customer service and other expenses. For the years ended December 31, 2020 and 2021, we reported net loss of $165 million and $120 million, respectively, and an Adjusted EBITDA loss of $107 million and $59 million, respectively.

In recent years, how people move through and beyond their communities has undergone a significant change. New modalities have emerged while others have been transformed, alongside realigned consumer preferences and behavior. We believe these conditions and trends favor Getaround’s digital carsharing model, including:

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Rise of on-demand services: On-demand services, where users have flexibility in when and how they interact with a service offering, have been widely adopted across a variety of industries in recent periods, including meal and grocery delivery, telemedicine, and home services. We believe consumers who want to travel by car are increasingly demanding ready access to a vehicle, whether or not they will be driving the car.

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Reduced need for car ownership: Workers who can work from home are increasingly forgoing a commute to a corporate office, reducing their need to own and exclusively use a car. According to a 2022 survey of U.S. adults conducted by the Pew Research Center, nearly 60% of workers whose jobs could mainly be done from their homes were working from home all or most of the time, up from 23% pre-pandemic. For those who wish to leave home, shared mobility services such as carsharing, ridesharing, bike sharing, and scooter sharing, have become ubiquitous in many modern cities and are increasingly available in other communities across the globe. With this proliferation of readily accessible transportation options, we believe consumers increasingly expect to be able to have multiple options when planning for a particular trip, whether a short individual trip down the street or a cross-country extended family vacation, as well as be able to use the option that is most appropriate, convenient, and cost-effective for the trip. We believe transportation by a car that consumers drive but need not own will be among their preferred alternatives or their only practicable or cost-effective alternative, resulting in increased adoption of carsharing.

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Cars are increasingly connected to the Internet: Consumers are increasingly expecting their cars to be connected to the internet to enable features, improve performance, and provide a tailored experience enabled by the collection and use of data, among other things. Counterpoint Technology Market Research forecasts that more than 270 million natively connected cars are expected to be on the road by 2026, factory-equipped for sharing, without requiring retrofitting connectivity through a separate hardware IoT device.

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Increasing demand for flexible income-generating opportunities: People are increasingly seeking new sources of income that provide them flexibility to choose where, when, how, and what they do for work and investment. Interest in entrepreneurship is on the rise, and carsharing, home sharing and vacation rental management and “gig” work are examples of this trend.

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Greater affinity towards purpose-driven brands: Consumers tend to seek out brands that are aligned with their personal values, and companies that provide additional environmental and economic benefits to their communities.

Legacy approaches to car ownership and carsharing have many limitations and costs to society and individuals, including:

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Cars are expensive to purchase and maintain, and are typically underutilized: At the end of 2021 in the United States, the average price of a new car topped $47,000, while the average price of a used car crossed the $27,000 mark, according to data compiled by Kelley Blue Book. The 2019 estimated cost of operating a car, including license, registration, taxes, insurance, maintenance, and financing, ranged from roughly $0.53 to $0.79 per mile depending upon distance driven per year, according to a study conducted by the AAA, and that estimate was based on gas prices substantially lower than those in the first half of 2022. Given the cost, many cannot afford to purchase a car. Moreover, for those who do, an average car is parked and unused for 95% of each day, according to a report published by the Pacific Southwest Region University Transportation Center, while the value of the car depreciates and owners continue to incur loan payments, insurance premiums and maintenance costs. In addition, an increasing number of cities are banning cars from — or limiting cars and parking in — city centers and other congested areas, which further reduces the potential return on investment from car ownership.

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Traditional car rental companies provide an analog, inefficient and expensive service. Traditional car rental services typically require going to the airport or an office during business hours, waiting in line to fill out paperwork, and receiving and returning keys in-person. Moreover, cars can typically be rented only by the day which makes them less cost-effective for shorter duration trips. Further, insurance is not typically included with the cost of the rental so there may be a significant upsell for the car to be covered.

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Other transportation modalities like rideshare, bikeshare and scootershare serve limited use cases. Unlike the flexibility and freedom of booking a car by the hour for your own use, rideshare use cases are limited to point-to-point mobility and, given the expense, generally to shorter trips. Bike and scooter share use cases typically do not permit multi-passenger trips or cargo transportation, and are best suited for very short trips in good weather.

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Many people live in transportation deserts that lack adequate supply of public transit or other mobility options besides carsharing. A 2018 Urban Information Lab study showed that, in some American cities, 1 in 8 residents lives in areas lacking in sufficient alternatives to individual car ownership, including public transit.

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Corporate-owned fleet-based services provide no economic opportunities for individual and small business car owners. In challenging economic times when many are leaving their jobs and wage growth has not kept up with inflation, many people globally are looking for new economic opportunities outside traditional work, including the opportunity to monetize underutilized assets, which corporate-owned fleet-based services such as rental car companies do not provide.

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The economic, environmental and social costs of personal car ownership are substantial. The mass car ownership that began in the second half of the twentieth century brought unprecedented freedom to individuals and spurred economic growth. However, in the process, city infrastructure became overwhelmingly devoted to cars. Increasingly congested roads and parking lots have replaced too much green space. Despite the proliferation of roads, residents, driving cars they own, spend more and more time in traffic. And we believe, because cars are expensive, many owners use their cars for trips for which other transportation modalities, such as public transit, bicycling, scootering, and walking, would be more efficient and result in less pollution and fewer greenhouse gas emissions. This destructive pattern strains the infrastructure of communities globally and exacts tremendous economic, environmental and social costs.

The Getaround digital carsharing marketplace connects guests who want instant access to cars nearby 24/7 for a variety of use cases, such as visiting family and friends, weekly errands, local getaways, going shopping, and business travel with hosts who want to earn income by sharing their cars. Hosts can earn income and optimize their underutilized cars when it is convenient for them through our digital and connected remote management technology, while guests can access vehicles on demand without the commitment or the financial investment of car ownership.

Our marketplace is accessed through the Getaround app. Guests input the start and end time of their requested booking, from one hour to several weeks, and then are given options of available cars within close proximity of their current location or another specified location. Once a guest selects a car and chooses the level of protection plan they want for the duration of their trip, the booking is confirmed. Our digital technology removes the need for the host to manually approve the booking, or to meet the guest in person to hand over the car keys at pickup or return.

Value Proposition to Guests

As of September 30, 2022, our platform supports approximately 1.7 million guests in over 1,000 cities across 8 countries. Our distinctive combination of market positioning, pricing, and accessibility democratizes access to people of all walks of life. For example, in our North American marketplace, most of our transactions happen on a debit card and/or in less affluent neighborhoods. We believe growth of guests in our marketplace is enabled by:

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Digital, contactless model. We believe guests choose Getaround because of our digital model which allows for ease of use, simplicity, transaction speed, and a wide-ranging supply of available cars. Our product is designed to enable a contactless experience, where our guests do not need to meet hosts in person to exchange keys and/or manually make arrangements to pick up or return the car.

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Fast time to booking. Our easy-to-use application and our efficient onboarding process allows guests the ability to book cars quickly and without friction. With the connected cars in our marketplace, all of our guest verification and onboarding processes are purely digital. As a result, new guests can book on Getaround instantly and seamlessly, putting them on the road faster.

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Access to an expansive catalog of cars within close proximity. Unlike traditional car rental models or our analog carsharing competitors, most Getaround cars are available 24/7 wherever the car can be parked. A guest who wants to book a car has the ability to choose from an available range of cars that may be within walking distance without the need to travel to a centralized pickup destination such as an airport or office.

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Flexible trip length. The ability to book by the hour enables our guests to use Getaround for a variety of purposes, such as weekly errands, local getaways and business travel. Guests can book trips for any length of time up to four weeks which provides them with the flexibility to meet their mobility needs more efficiently than traditional car ownership or the traditional daily car rental model.

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Trusted brand for customer service. We are focused on providing best-in-class customer service as we endeavor to promote repeat guest bookings. Our support team has deep domain expertise and ensures that issues are resolved in a timely manner.

Value Proposition to Hosts

Our hosts range from individuals with one car in our marketplace to entrepreneurs with multiple cars in our marketplace, whom we refer to as Powerhosts. A significant majority of our revenue in any period depends on a large number of Powerhosts and we strive to make it easy to scale on our platform. Many of our hosts start off with only one vehicle and some of those hosts add more vehicles to their fleet over time as they see the opportunity to make a business out of renting their cars. Growth of hosts in our marketplace is enabled by:

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Low entry costs and digital management. Becoming a host on Getaround is an opportunity broadly available to most people with a car as it requires little to no upfront capital and no specific expertise or complex skills. Given the digital nature of our marketplace, hosts can start on their own as “solopreneurs” without any need for upfront investment in staff, real estate, front-office operations, or other costly upkeep, enabling hosts to avoid needing to arrange for car pickups, returns, key handoffs, inspections, or refueling. Among other things, we believe this provides opportunities to underrepresented and lower socioeconomic populations to become entrepreneurs on the Getaround platform to earn a higher standard of living, which aligns with our commitment to facilitate the well-being of the people and communities we serve.

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Freedom to generate income from new sources. Getaround’s platform recognizes that people increasingly want to choose how they earn income and provides individuals the opportunity to generate supplemental income or even primary income, depending on their level of platform utilization.

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Infrastructure and demand support. We provide and are developing high value services that enable desirable economics for hosts, such as predictive and real-time pricing, automated billing and recovery, real-time diagnostic trouble-code tracking, and digital fleet management software solutions, among other services. We also provide local marketing to support hosts, partner with municipalities which offer dedicated carsharing parking, and help negotiate parking deals with commercial operators.

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Dynamic pricing. Hosts are provided with dynamic utility and risk pricing to help maximize income opportunities. Pricing is determined based on local supply and demand dynamics and trip-related risk profiles. Our platform allows this to be done with virtually no manual effort needed from the host, enabling us to deliver what we estimate is a much higher revenue yield per car per unit of time as compared to other peer-to-peer carsharing marketplaces and traditional rental car companies.

We believe the following core strengths provide us with a competitive advantage:

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A fully digital, frictionless carsharing experience: Our vertically integrated Getaround Connect technology powers a fully digital and frictionless experience for guests and hosts, compared to offline and manual processes of peers and traditional car rentals, which helps drive customer loyalty. In addition to contactless booking, pickup and drop off, smart automation within vehicles allows hosts to monitor and address potential hassles, including fuel level and mileage, toll billing, tow and impact detection, diagnostic alerts, and customer service. Our technology securely removes the need for hosts to be physically present to share their cars, enabling them to distribute cars across a community to be closer to prospective guests instead of placing them all in a single location.

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Real-time connectivity with vehicles with the streaming and collection of big data: By equipping cars with our Getaround Connect technology, we are able to stream and collect data in real-time from the shared cars participating in our digital marketplace. This rich data set enables us to deeply understand how cars are used, enables a higher fidelity of actuarial risk modeling, enhances vehicle safety detection, and allows for advanced fraud and theft prevention, among other capabilities we obtain from analyzing the data we collect. Having a real-time view into the cars on our marketplace further enables us to simplify and automate many of the back-office processes and steps that would otherwise require significant manual and offline effort. Consequently, we believe our connected technology enables more efficient service delivery at a lower cost point. We expect that as we continue to scale our business, we will benefit from efficiencies enabled by our technology and data when compared to our competitors, which do not enable or rely on connected cars the way we do. As such, we believe our connected car model generates more data than our competitors and with more data, our systems can continue to improve which we believe compounds this advantage.

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Strong history of OEM and distribution partnerships: We are a pioneer of digital carsharing, transforming the way people access cars using their smartphone and in-vehicle technology. Since 2017 we have been working closely with OEMs such as Toyota, among others. Together, we are developing OEM specific interfaces or APIs that make the next generation of cars “Getaround-ready” and connect to the Getaround Cloud platform natively and instantly with no separate Getaround or third-party hardware required. This benefits people who want to become hosts as they can take advantage of native connected car capabilities to instantly onboard and share their cars. This also lowers our costs to generate our supply of hosts while creating a new mobility revenue stream for the OEMs, such as revenue shares. We believe we are also well-positioned to benefit from scalable partnership distribution channels, including an ongoing national Uber integration in the United States, enabling rideshare and delivery drivers to book vehicles on our platform, as well as partnerships with companies in adjacent industries, such as travel and energy.

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Global marketplace operating in North America and Europe: Getaround is a global marketplace, with approximately 72,000 active cars in over 1,000 cities across 8 countries in North America and Europe as of September 30, 2022. Being a global provider is critical to our strategy, as we believe guests prefer to have a consistent, reputable brand partner on which they can rely to meet their car-sharing needs everywhere they travel. Moreover, we believe that major supply partners such as OEMs and demand channels such as travel aggregators often seek to integrate with a single global partner and platform.

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Growing number of municipal partnerships enabled by our digital hourly model: Recognizing the environmental and quality of life benefits of carsharing, many municipalities have programs to facilitate carsharing, such as through discounted or free dedicated parking at transit stations and other urban locations. Getaround’s fully digital model and hourly bookings align with many of these programs, enabling cars to be placed in highly trafficked areas in key markets, including Boston, Brussels, Denver, Los Angeles, Marseilles, Oslo, Paris, San Francisco, and Seattle.

In addition, the city of Salem, Massachusetts is the first to become a host itself, making available via the Getaround marketplace nine all-wheel drive hybrid vehicles.

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Powerhost “flywheel” with powerful network effects: Our marketplace creates a growth “flywheel” with powerful network effects. Becoming a host on Getaround requires a car owner to have little to no upfront capital and minimal operational know-how or expertise, enabling a new generation of entrepreneurial Powerhosts. Hosts can manage their fleet without being physically bound to meet guests to hand off keys, arrange for car pickup/return, or manually inspect and log fuel and odometer readings, allowing them to scale their businesses quickly and add cars to the platform with minimum overhead and physical presence requirements. In turn, as more guests discover and spread the word about these new cars and our product, which establishes a returning guest base, this allows the new cars to achieve an optimal revenue yield, creating demand for the hosts to add more cars to the platform, and so on.

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Visionary, founder-driven management team with complementary strengths: Our executive team consists of seasoned operators, serial entrepreneurs and technical experts, with a powerful blend of expertise in fast growing mobility, marketplaces, energy and technology-enabled businesses. As pioneers of digital carsharing, our team has dedicated over a decade of product innovation to develop a safe and seamless user experience.

Our growth strategy is focused on investing in, and supporting our core strengths and continuing to enhance our marketplace in the following ways:

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Increase the number and variety of cars in our marketplace: As of September 30, 2022, we had approximately 72,000 active cars in our marketplace. In order to provide guests with access to cars when and where they need it, we intend to continue to invest in increasing the number and variety of cars on our network by (1) recruiting more hosts, enabling host success through product and data innovation, while investing in brand and host opportunity awareness, (2) developing new and expanding existing partnerships with key stakeholders across the carsharing ecosystem, including OEMs which will additionally act as a catalyst for supply growth via native software integrations, and (3) working with local governments, parking operators, and real estate developers to expand the number of desirable locations for cars being shared on the platform. We believe there is ample room to grow in many markets, with a strong pipeline that we expect will be achieved through organic growth in existing markets with adjacent expansion as well as through our Powerhost organic flywheel.

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Densify existing markets: We believe density and the ready availability of car supply enhances the consumer experience, satisfy existing demand and drives further demand, as proximity of cars drives conversion. We are focused on increasing supply density in existing core metro markets, which constitute a majority of our past revenue and current demand and are expected to continue to be a main source of new demand and revenue opportunity. In addition, to meet demand, we plan to continue to expand beyond the urban core in our existing markets in the United States and Europe, to include smaller cities as well as adjacent suburban and even exurban communities.

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Expand into new domestic and international markets: We plan to expand our network globally, with a focus in the near-term on investing in expansion into new metropolitan areas in countries where we already have a presence, such as the United States and France. Medium-to-long-term, our expansion plans include additional countries in Europe, North America, and other regions.

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Grow and engage our guest community: Through increasing sales and marketing investments, we intend to increase brand awareness for our community of current and prospective guests. In addition, we plan to increase first-time guest conversion and returning guest repeat rates, and to expand the diversity of use-cases where guests can use Getaround to meet their needs.

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Invest in technology to strengthen our platform and increase efficiency: Our vertically integrated Getaround Connect software and hardware platform is a critical part of our customer value propositions. We plan to augment those value propositions through continued investment in our technology across our marketplace to deliver exceptional experiences for hosts and guests. This includes additional functionality to support the growth of hosts and our entrepreneurial Powerhost community, with its growth “flywheel”, as well as third party supply and demand sources connecting to our marketplace.

The Getaround Connect platform powers our digital carsharing marketplace, and is a vertically integrated technology stack of software and hardware consisting of cloud software, big data systems, real-time communications infrastructure, advanced data science and machine learning, together with our integrated IoT hardware devices. Our Connect IoT device enables analog and unconnected cars to connect and communicate with our platform, providing seamless experiences for hosts and guests. By leveraging machine learning paired with our data from Getaround apps, mobility partners, the digital marketplace, IoT devices, and OEM cloud systems, we believe we are able to improve our offering with increasing economies of scale as new users join our network.

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Getaround Connect IoT device: Our patented Getaround Connect IoT device enables any of the approximately 1.2 billion analog, unconnected cars in the world today to connect to our Getaround Connect Cloud. Our device is supported on more than 7,000 car makes and models and can be installed in under an hour by any member of our certified network of third-party technicians. The Connect device, along with the third party IoT devices supported by the platform, powers our digital experience by allowing contactless pickup and return using the Getaround mobile app and BLE and cellular unlock, as well as security features. Additionally, the devices allow for real-time vehicle capture and advanced processing of increasingly broad sensor data, such as mileage, fuel, diagnostics, and GPS position, enabling us to optimize, automate, and simplify experiences on our platform. The IoT devices can be updated over-the-air through our cloud, enabling flexibility and adaptability as mobile, automotive, and cellular technologies evolve, and as our customer needs change with time.

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Getaround Connect Cloud software and real-time communications: Our cloud-based software facilitates core functions of our Getaround Connect technology platform. This includes providing the necessary infrastructure to warehouse big data emanating from IoT devices and native OEM integrations, capabilities for advancing analytical processing of large volumes of data quickly, security credentials and access controls, and real-time systems for digital communication with host vehicles. Our cloud-based software provides flexibility and adaptability in the connection and digital communication between host vehicles and our digital carsharing marketplace.

Vehicle telemetry is streamed from the device through our cloud software, and then warehoused, with vehicle commands tracked and confirmed through multiple simultaneous communication channels. Telemetry is filtered for low-accuracy readings, with aggregate statistics collected from the raw telemetry data. Inventory tracking, configuration management, health monitoring and credentials management are managed through back-office tools built into our cloud platform.

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Marketplace features and functionality: Our marketplace platform enables hosts on our platform to list and manage the lifecycle of their vehicles, from streamlining the onboarding process of a new vehicle onto the platform and installing the Getaround Connect IoT device, to fleet management tools that allow the host to monitor the status of their vehicles on the platform, to profile and location management. Our digital marketplace includes a robust review and ratings system allowing hosts and guests to both provide feedback on the trip experience and vehicle quality. The marketplace incorporates these ratings into a larger search and ranking system which allows users to quickly discover the best cars available for a particular use case.

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International support: Our platform operates in 8 countries, with support for over 135 currencies. Our platform has multiple language support, with our app translated into 4 languages and growing. Additionally, our platform is designed to support compliance and reporting requirements in many different jurisdictions.

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Advanced data science and machine learning: We believe our data capabilities provide us with a significant competitive advantage. We leverage data from our Getaround Connect technology platform to continually improve our user experience and with every trip, our systems get smarter and continue to improve as more data is collected. Our Getaround Connect Cloud stores data from the expanding usage of our platform, which as of September 30, 2022, had in the aggregate more than 960 million miles of driving and approximately 6.5 million trips, and utilizes data science to enable advanced functionality, such as:

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Dynamic pricing: We leverage our unique dataset to optimize revenue yield and continually improve upon our ability to predict consumer willingness to pay on a per-booking basis. Additionally, data powers our estimates of risk on a per-booking basis, allowing the system to dynamically price-in and compensate for risk patterns as they evolve.

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Fraud and risk prevention: Our expanding data set allows us to learn and detect patterns of fraudulent activity which we evaluate in real-time when guests book trips through our platform. Our technology also enables secure and automated verification of identities to block abusers and provide real-time insights that enable us to reduce the incidence of fraud and manage risk.

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Marketplace optimization: We have a significant dataset of booking intent and demand signals which we use to optimize marketplace dynamics, including for supply rebalancing and to increase our utilization rate by, for example, optimizing trip stacking — the sequence of trips booked for a specific car. We intend to provide more data to our hosts to help them calibrate and tune how to more effectively share their cars.

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Smart automation: Our data and machine learning models enable the automatic detection, billing, and cost recovery of certain events that occur during a guest’s trip, streamlining these processes for our hosts. These include safety monitoring through driving behavior alerts, tow and impact detection, fuel and mileage reporting, integrated toll billing, and customer service automation.

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Privacy: Getaround responsibly manages host and guest data and has built privacy into the product workflows. The IoT devices collect data regarding vehicle use such as the time of use, location and movements, speed of travel, and distance traveled, where permitted. We do not sell the data to third parties and only share it in specific as-needed instances of which guests are informed in advance, such as if guests are stranded and need location data for roadside assistance, or when legally required to do so.

We believe that our ability to offer competitive and compelling insurance covering our hosts and guests during trips is critical to our value proposition. Our insurance coverage gives hosts peace of mind in sharing their vehicles through our marketplace, and provides guests the ability to book and drive with an understanding they are insured against liability to third parties. In geographies where we act as an intermediary in the brokerage of third party insurance coverage, such as in many of the countries where we operate in Europe, guests are offered various coverage options from leading insurance providers. Under this insurance model, our marketplace matches guests with third party insurance providers in much the same way that our marketplace connects guests and hosts. In the United States, we provide third party excess liability insurance coverage for our guests and hosts, where the coverage is secondary to other coverage maintained directly by marketplace participants, such as a guest’s personal auto policy or coverage offered by a guest’s financial institution.

Our insurance policies work in a similar way to personal auto insurance. Whenever a guest reserves a car through Getaround and meets our eligibility criteria, they are covered for the duration of the trip. This includes comprehensive, collision, and liability coverage. Our insurance policy provides primary coverage in most geographies where we operate in Europe, and secondary coverage in most geographies where we operate in the United States for incidents that occur during an active trip and covers both hosts and guests, including personal liability for the guests, third-party liability for passengers and other affected parties, and third-party property damage arising from a car accident.

We believe that our technology and data capabilities, enabled by our Getaround Connect Cloud Platform, offer us a unique competitive advantage in facilitating the claims process for both guests and hosts. Across most of our European geographies, claims under the policies purchased by guests are first noticed to our insurance partners and simultaneously with our claims and safety team, who work collaboratively. Across most of our geographies in the United States, eligible claims resulting from alleged liability or collision incidents are first noticed to the Getaround claims support team prior to noticing one of our third-party administrators for further handling, as and where required. Under our terms of service in the United States, we and our agents are permitted to subrogate all claims, following investigation and preparation of a first notice of loss including data from our Getaround Connect Cloud Platform, to any of the primary policies that may attach to that claim including the guest’s personal auto insurance or the host’s personal or commercial auto insurance. The Getaround claims support team may, in its sole discretion, pay for certain costs damages as a customer service gesture to the host, rather than notice the claim to one of the available insurance policies.

In addition to insurance, Getaround offers protection plans that provide guests with the opportunity to contractually limit or remove their financial responsibility for the amount they pay out of their own pocket for damage or loss-related costs.

We do not provide insurance covering hosts and their vehicles, guests, or third parties where the host is a commercial entity and declines coverage under our policies.

Getaround benefits from strong network effects, as our platform attracts both sides of the digital carsharing marketplace. Accordingly, we are able to drive organic growth within our guest and host base without large sales and marketing operations.

The goal of our marketing efforts is to balance supply of, and demand for, cars to increase the number of transactions on our marketplace in a manner that maximizes earning potential for hosts and the availability of cars for guests (what we call market liquidity). For our core markets, we deploy a large supply of cars in densely populated areas and a large population of guests with ease of access to cars, great user engagement, and ultimately repeat usership.

We acquire and engage hosts and guests through a variety of marketing initiatives, some directed to hosts and guests individually and others through our host and guest communities. These include building brand awareness and advocacy through a combination of awareness campaigns including advertising, events and search engine marketing, generating earned media, and word-of-mouth through social media, viral marketing and referral, and broadening our relationships with existing hosts and guests. We have built a marketing and onboarding engine for both individual and entrepreneur hosts and guests to match the demand and supply needs of different markets through a range of marketing capabilities:

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Brand marketing: Our brand marketing efforts focus on building our platform as a distinct brand with complementary and unique user value propositions that create connections between our brand and our targeted audience’s day-to-day life.

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Word-of-mouth and referral: We benefit from a powerful brand that generates word of mouth and referral to increase organic user growth; complemented by user generated content. These efforts drive awareness through social media and educating our target audience about our product.

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Paid acquisition marketing: We complement our primarily organic user acquisition model with a paid marketing strategy that accelerates our user growth and is designed to optimize return of investment as measured by host earnings and target guest experiences.

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Customer relationship management marketing: We continuously expand our relationships with existing hosts and guests through understanding their lifecycle stage, providing personalized communication, and creating communities to continually deliver value and the best experience.

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SEO and inbound marketing: We have invested in robust search engine optimization, or SEO, capabilities including informative and educational content to capture and engage organic search traffic. We convert these users to app downloads and ultimately guests. Leveraging the data-oriented strategy as well as our test and learn approach, we believe that our SEO efforts have helped drive organic business growth.

Our targeted marketing outreach efforts are supported by dedicated account management and community engagement programs which help attract new hosts. Additionally, through our dedicated account management teams, self-serve content, and several community engagement programs, we proactively support the onboarding and growth of hosts. As part of this effort, our sales team supports new hosts through education on the benefits of the digital marketplace and assistance in coordinating installation of the Getaround Connect IoT device.

Our marketing engine continuously evaluates the market dynamics to identify and recommend market specific actions for on-going optimization of market liquidity. These market specific recommendations (often at sub-market, zones, and ZIP code levels) are then executed through a diverse set of marketing channels and account management efforts to optimize for the highest return of investment as measured by host earnings and target guest experiences.

As of September 30, 2022, we had 23 employees in sales and 13 employees in marketing.

Our success has been driven by the time, attention and investment we place on continued innovation in our technology and marketplace, including our proprietary Getaround Connect platform and IoT device. Since our inception, we have focused on developing products to empower a global marketplace of hosts, guests, and third-party partners.

Our team also focuses on developing and enhancing our proprietary Getaround Connect IoT platform and supporting the use of third party IoT devices and platforms. We are on the fourth generation of our Getaround Connect hardware, which is manufactured in the United States by a contract manufacturer. Our team includes specialized automotive engineers and technicians who are responsible for utilizing data compiled in our research and development process to support the growing database of car makes and models. Additionally, our R&D team also maintains and curates the vast and expanding proprietary dataset generated from the use of our technology platform and marketplace. We algorithmically improve our user experience end-to-end by utilizing data science capabilities for dynamic pricing intelligence, fraud prevention, marketplace optimization, and smart automation.

As of September 30, 2022, our R&D team consisted of 85 professionals across the functions of engineering, product management, data science, and design and represents over 30% of our total full-time employees.

We operate in a highly competitive environment.

Because guests can book a vehicle for as little as an hour or two or for weeks at a time, the competitors we consider facilitate trips ranging in both distance and duration.

Our competitors include largely analog competitors including peer-to-peer carsharing marketplaces such as Turo, and traditional, asset-heavy rental car companies such as Enterprise, Hertz, Avis, Sixt, and Europcar, as well as Zipcar and other regional carsharing competitors in North America, Europe, and other regions. Additionally, we compete with the status quo of personal car ownership and other equivalent means of conveyance.

Some of our competitors operate asset light, two-sided marketplace models like ours that experience network effects as their brands achieve scale, creating more utility and value for each user as the number of users increases. Additionally, some of our competitors have greater financial, technical, marketing or other resources than we do, which consequently affords them competitive advantages. As a result, they may be able to devote greater resources to address the market opportunity, including responding to market developments and host or guest requirements and preferences more quickly or cost-effectively than we can.

We compete for guests and hosts who choose to join the carsharing marketplace. We believe the principal competitive factors in our market include:

•	Adequacy and quality of car supply;

•	Density and proximity of cars to prospective guests;

•	Ease of access to and use of the app and marketplace;

•	Time and effort required of hosts to manage their carsharing operations and the utility of fleet management functions and tools;

•	Flexibility of services to match various use cases;

•	Pricing to guests;

•	The level of revenue yield by hosts;

•	Real-time insights from platform and marketplace data;

•	Insurance coverage and claims handling;

•	Safety;

•	Brand recognition; and

•	Host and guest experience.

We believe we compete favorably with our competitors on the basis of the factors described above.

Our people are critical to success and the pursuit of our mission. We strive to attract and retain team members who are driven to innovate and who bring diverse perspectives and skills.

As of September 30, 2022, we had approximately 278 full-time employees, the vast majority of whom are located in the United States, France and Norway. Additionally, we utilize third-party contractors and temporary personnel to supplement our workforce. None of our employees are represented by a labor union or subject to a collective bargaining agreement other than in France, where our employees may be subject to certain national collective bargaining agreements that set minimum salaries, benefits, working conditions, and termination requirements.

We are focused on building a company that grows responsibly and nurtures diversity through an engaged, aligned, and empowered team. We look to foster a strong company culture through smart work, peer-to-peer recognition, professional development and adherence to our values:

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Performance: We focus on doing the most important things exceptionally well, while always measuring and reporting on our progress with honesty and integrity. Decisions need to be made quickly. Quality of execution is critical.

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Authenticity: We strive to create a global culture of positivity, inclusion, and respect, so that everyone feels safe being who they truly are. Our differences make us stronger, and our diversity inspires us to innovate.

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Collaboration: We value our ways of working together, and care deeply about the well-being, success and continuous improvement of our colleagues. Winning as a team matters more to us than individual achievements.

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Empowerment: We empower teams to figure out “how” we execute our Mission and Vision, and to take ownership and responsibility of solutions that support both the near-term and long-term success of our company.

We offer competitive compensation and benefits packages and strive to promote the well-being of our employees and their families by offering in the U.S. generous parental and other leave policies as well as flexible work hours, a remote-first, friendly workplace to accommodate individual circumstances and unlimited paid time-off policies. We demonstrate our commitment to the professional development of all Getarounders, including by offering in the U.S. department-specific training and manager development programs, as well as external professional development through free access to online courses and, in some locations, an annual development stipend.

We also recognize that fostering a diverse and inclusive workforce makes us stronger as a company and is a key element of our employee recruitment, engagement and retention strategy. Our goal is to ensure equitable approaches to hiring, compensation, performance management, promotions and personal development. We reinforce these values by promoting an inclusive culture through training and speaker series, sponsoring a variety of affinity groups and related programming, amplifying voices of underrepresented individuals, and community involvement, such as through volunteering with local nonprofit organizations.

In addition to continued innovation and growth, Getaround aims to leverage its marketplace to help solve some of the most pressing challenges facing the world today, including environmental sustainability and access to economic opportunity.

We believe Getaround helps decrease car pollution and emissions, including greenhouse gasses like CO2, by increasing carsharing which, in turn, causes consumers to reduce their vehicle miles traveled. The EPA estimates that the average passenger vehicle emits approximately 10,500 pounds of CO2 per year. Studies conducted by the Transportation Sustainability Research Center at the University of California, Berkeley found that households showed an average 34% — 41% decrease in emissions when they chose to carshare rather than owning a car, according to a report published by the Mineta Transportation Institute, and that each shared car replaces approximately 10 cars on the road, according to a report published by the Transportation Research Board.

We believe Getaround’s digital carsharing marketplace also provides increased vehicle access to underrepresented and less fortunate socioeconomic populations. According to our data, 55% of the transactions on our platform have been made on a debit card by users with little or no credit as of September 30, 2022. In addition, as of December 31, 2021, 51% of hours booked have been in less affluent neighborhoods (which we define as neighborhoods having average annual household income below $70,000), and 34% of hours booked have been in low-density transportation deserts (which we define as neighborhoods with less than 10,000 people per square mile). After studying Getaround data, an NYU Stern research report concluded that peer-to-peer marketplaces have a disproportionately positive effect on lower-income consumers by offering them access to economic opportunity and a higher standard of living.

As a mission-driven company — we are extremely proud of the effect that we have had and continue to have on people and the environment, and we strive to continue to effect positive change through our digital marketplace each and every day.

Getaround is subject to laws, rules and regulations in the jurisdictions in which we operate that involve matters central to our business. Some of these laws and regulations specifically relate to peer-to-peer carsharing marketplaces while others are generally applicable. These often differ by jurisdiction, and sometimes conflict, which may require us to implement jurisdictionally specific processes and policies. For example, as of September 30, 2022, approximately half of all U.S. states have enacted peer-to-peer carsharing legislation. In Europe, there is no regulation specific to carsharing but the European Union’s “Platform to Business” regulation governs relations between online intermediation services (such as marketplaces) and business users who use them to offer their goods and services.

New and revised laws, rules and regulations are frequently proposed, adopted, implemented, and interpreted. We monitor such changes and have implemented responsible policies to ensure compliance with such laws, rules and regulations. In addition, we actively engage with municipal, state and national governments, and other relevant stakeholders, as appropriate, to advocate for public policies that ensure that the greatest number of hosts, guests and communities can benefit from our services.

Areas of law and regulation applicable to us include:

Insurance

We advocated for the first insurance law specific to peer-to-peer carsharing marketplaces, which was enacted in California in 2010 and set forth carsharing insurance coverage requirements while prohibiting cancellation of an automobile insurance policy on the basis that a car was made available for carsharing. In 2019, with the support of Getaround and other stakeholders, including rental car and insurance industry representatives, the National Council of Insurance Legislators (NCOIL) adopted the NCOIL Peer-to-Peer Car Sharing Program Model Act, which specifies requirements concerning insurance coverage during carsharing, consumer protection disclosures, and automobile safety recalls, as well as exemption from vicarious liability, among other provisions. The NCOIL model has become the basis for laws enacted in many states such as Arizona, Florida, Georgia, Illinois, Texas and Washington.

Getaround provides or facilitates the provision of insurance coverage for trips that meets or exceeds the legal requirements in every jurisdiction in which it operates. Certain states have enacted insurance coverage requirements specifically for peer-to-peer carsharing, some of which as noted previously are based on the NCOIL model. Many of these states require that the peer-to-peer carsharing marketplace provide or ensure coverage in the amount of the state’s minimum financial responsibility applicable to competitors such as traditional rental car companies. In other states, however, such as California, New York, Oregon and Washington, peer-to-peer marketplaces must provide insurance coverage in an amount in excess of the amount required of traditional rental car companies, which could increase our pricing and/or reduce our earnings, and in turn weaken our competitive position.

Taxation

The regulatory environment relating to sales or related taxes for peer-to-peer carsharing marketplaces such as ours is complex, rapidly evolving and is subject to variation across local, state and national jurisdictions. In the United States, the rental car industry has advocated for – and we have opposed – laws that would require peer-to-peer carsharing marketplaces to collect and remit rental car taxes, notwithstanding the significant related tax exemptions that apply to the rental car industry but not to the overwhelming majority of our hosts who generally pay applicable sales taxes when they purchase their vehicles. If these legislative efforts succeed and peer-to-peer carsharing transactions are taxed at the same rate as rental car transactions, it could negatively impact our business.

Data Privacy

Many governments have promulgated or proposed requirements regarding the collection, use, storage, transmission, and processing of personal information, and which subject violators to significant fines and other penalties. We have processes to monitor and ensure compliance with applicable laws, rules and regulations. Laws that may have significant implications for our business include the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020, European General Data Protection Regulation 2016/679, the Telephone Consumer Privacy Act of 1991, and the Drivers Privacy Protection Act of 1993. For additional information, see the section titled “Risk Factors — Risks Related to Our Regulatory Environment — To the extent we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we have in the past faced regulatory scrutiny, and may in the future face potentially significant liability, regulatory scrutiny and penalties, negative publicity, an erosion of trust, and increased regulation.”

Other

In addition, the laws and regulations that can impact us involve corporate taxation, corporate insurance, intellectual property, competition, consumer protection, payments, export taxation, airport permitting, arbitration agreements and class action waiver provisions, terms of service, money transmittal, background checks, marketplace facilitation, and other matters. Many of the laws and regulations to which we are or may be subject are complex, fragmented, conflicting, subject to varying interpretations, and still evolving and being tested in courts. In addition, as new guidance and interpretations are provided by governing and regulating bodies such as federal, state, and local administrative agencies, they could be interpreted in ways that could harm our business. Some states and foreign jurisdictions have not adopted any laws, rules, or regulations which govern peer-to-peer carsharing specifically, and some foreign jurisdictions may outlaw it entirely. This uncertainty and fragmented regulatory environment can create significant complexities for our business and operating model. For additional information, see the section titled “Risk Factors — Risks Related to Our Regulatory Environment — We are subject to regulatory inquiries and different jurisdictions taking the position that we are subject to various licensing requirements, and failure to comply may adversely impact our operations and/or result in significant expenses and liabilities, including fines.”

Our intellectual property is an important component of our business. To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights, domain names, social media handles, know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other intellectual property and contractual rights.

As of September 30, 2022, we had 7 issued patents and 7 pending patent applications worldwide concerning our IoT technology, specifically methods and systems of enabling secure access to vehicles connected to the cloud, with priority dates as early as 2009. While we believe our patents and patent applications in the aggregate are important to our competitive position, no single patent or patent application is material to us as a whole. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost effective.

We hold registered trademarks in the countries in which we operate and other jurisdictions. “Getaround” is registered in Australia, India, Japan, Mexico, Norway, the EU, the United Kingdom, and the United States, and pending registration in Canada. The G logo is registered in the European Union and the United Kingdom, and allowed by the U.S. Patent and Trademark Office. “Getaround Connect” and “Connect” are registered in the United States. We also have registered domain names that we use in or relate to our business, such as the <getaround.com> domain name and country code top level domain name equivalents, and the <get.co> short URL which we use for online and offline marketing.

In addition to the protection offered by our intellectual property rights, it is our practice to enter into confidentiality and invention assignment agreements (or similar agreements) with our employees, consultants and contractors involved in the development of intellectual property on our behalf. We also enter into confidentiality agreements with other third parties in order to limit access to, and disclosure and use of, our confidential information and proprietary information. Our intellectual property rights, however, may be challenged, invalidated, circumvented, infringed, or misappropriated and the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States. Moreover, our products incorporate software components licensed to the general public under open source software licenses. We obtain many components from software developed and released by contributors to independent open source components of our platform. Open source licenses grant licensees broad permissions to use, copy, modify, and redistribute our platform. As a result, open source development and licensing practices can limit the value of our software copyright assets. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective.

Our headquarters, consisting of approximately 54,000 square feet of office space in San Francisco, California, of which approximately 9,000 square feet is storage and parking space, is leased through May 2029. We also have regional offices in Paris, France and Oslo, Norway. While our remote-first / friendly workplace allows us to maintain fewer offices and utilize less office space, we intend to selectively procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. Except as set forth below, we are not presently a party to any pending or threatened litigation that we believe, if determined adversely to us, would likely have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained.

Dean v. Getaround Matters

On October 7, 2019 and October 30, 2019, respectively, personal injury actions were filed in the San Francisco Superior Court against Getaround related to a fatal accident in July 2019 involving a car reserved through the Getaround platform naming the driver, the vehicle owner and Getaround as defendants. Plaintiffs seek damages in an amount to be determined by the trier of fact, but Getaround believes that any liabilities which may arise under these claims fall within the proceeds from the insurance policies that apply to these claims. Discovery has commenced as of April 2022.

Kenareki v. Getaround Matters

On July 7, 2020 and October 5, 2020, respectively, wage and hour actions were filed in the Los Angeles County Superior Court by a former contractor of Getaround alleging various Labor Code violations, including employment misclassification, failure to pay overtime and failure to provide accurate earnings statements. The former contractor has asserted claims on a class wide basis and seeks to represent all of Getaround’s California contractors and California non-exempt employees from July 7, 2016 to the present. Attempts to resolve the matter through mediation have been unsuccessful and discovery has commenced.

Getaround v. Broadspire Matter

On March 5, 2021, Getaround filed a complaint against its former third-party insurance claims administrator, Broadspire Services, Inc. alleging negligence and breach of contract leading to losses suffered by Getaround. The former third-party administrator filed a cross-complaint against Getaround alleging unpaid services fees in the amount of $648,151 plus interest. The court has set a trial date for March 2024.

Berman v. Getaround Matter

On December 23, 2020, a personal injury action was filed in the San Francisco Superior Court against Getaround related to a fatal accident in August 2020 involving a car reserved through the Getaround platform naming the driver, the vehicle owner, Getaround, and the City and County of San Francisco as defendants. Plaintiff seeks damages in an amount to be determined by the trier of fact, but Getaround believes that any liabilities which may arise under this claim falls within the proceeds from the insurance policies that apply to this claim.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “our,” “us,” the “Company” or “Getaround” refer to the business and operations of Legacy Getaround prior to the Closing and to the business and operations of Getaround following the Closing.

Overview

Getaround is a global carsharing marketplace, powered by proprietary technology designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. Our marketplace is designed to allow for a fully digital and contactless experience, without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of September 30, 2022, our platform supports approximately 1.7 million unique guests and has approximately 72,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

We believe booking and sharing cars should be a frictionless and hassle-free experience. Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. To date, we have facilitated approximately 6 million carsharing trips and our hosts have earned more than $390 million via our marketplace, leading the digital transformation of carsharing with 20 times as many connected cars on our network as compared to our closest competitor as of 2021, according to our estimates.

We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests an offering that we believe is superior.

The Business Combination

On May 11, 2022, we entered into the Merger Agreement with InterPrivate II, First Merger Sub and Second Merger Sub. InterPrivate II is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses. The Merger Agreement provides for, among other things, the following transactions at the Closing: (a) First Merger Sub will merge with and into Getaround, with Getaround being the surviving corporation of the First Merger, and (b) immediately following the First Merger, Getaround will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger as a direct wholly owned subsidiary of InterPrivate II. The Business Combination closed on December 8, 2022. Upon the consummation of the Business Combination, InterPrivate II was renamed “Getaround, Inc.”

The Business Combination is accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, InterPrivate II has been determined to be the “acquired” company for financial reporting purposes. We have been deemed the accounting predecessor of the combined business and the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is treated as the equivalent of Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization. The net assets of InterPrivate II will approximate its historical cost with no goodwill or intangible assets recorded in connection with the Business Combination.

The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in our future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at September 30, 2022) of approximately $71.3 million, reflecting actual stockholder redemptions, and including $175.0 million in gross proceeds from the Convertible Notes Financing, offset by the repayment of $78.0 million in borrowings on our credit facility with Deutsche Bank and additional transaction costs for the Business Combination, which are estimated at approximately $20.0 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, we became the successor to an NYSE-listed reporting company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, non-employee director fees, and additional internal and external accounting, legal and administrative resources.

Bridge Financing

In a series of closings during 2022, Getaround sold $35.4 million aggregate principal amount of its 2022 Bridge Notes pursuant to the 2022 Bridge Note Purchase Agreement. The 2022 Bridge Notes accrue interest at a rate of 1.85% per annum and mature in May 2024. Under the terms of the 2022 Bridge Note Purchase Agreement, Getaround was permitted to sell up to an additional $14.6 million aggregate principal amount of 2022 Bridge Notes prior to the Closing. The terms of the 2022 Bridge Notes provided that they would automatically convert prior to maturity (i) upon the consummation of Getaround’s initial public offering, into shares of Getaround common stock, or (ii) upon the consummation of a business combination with a special purpose acquisition company, into shares of the common stock of such special purpose acquisition company, in each case at a discount to the price per share in such transaction. In the case of a business combination, the terms of the 2022 Brigde Notes provided that the then-outstanding principal amount under the 2022 Bridge Notes, including any accrued interest thereon, would convert at a conversion price equal to $7.00 per share (or 70% of the price per share of the common stock of such special purchase acquisition company). In the event of certain qualified equity financings, the terms of the 2022 Bridge Notes provided that they would convert upon the election of the holders thereof into shares of the series and class of Getaround capital stock issued in such financing at a discount to the cash price per share in such transaction. The 2022 Bridge Notes would have also converted in the event of any liquidation transaction into the right to receive payment in cash of the outstanding principal amount, plus a premium, and any accrued but unpaid interest. In connection with the Closing, the 2022 Bridge Notes converted in accordance with their terms into 5,400,542 shares of Class A Stock.

Recent Developments

On February 1, 2023, the Board approved a restructuring plan to streamline operations and reduce costs to achieve a leaner path to profitability. The restructuring plan includes a reduction in our global headcount by approximately 10%. We also anticipate significantly reducing costs associated with external consultants, professional services providers and vendors for certain software and tools. We have also initiated a new suite of risk management tools to improve revenue yield and reduce the cost of risk during trips booked on the Getaround marketplace. We estimate that we will incur total costs in connection with the restructuring of approximately $1.4 million, substantially all of which is expected to be related to severance and benefits costs. These changes together are estimated to result in cost savings of between $25 million and $30 million on an annualized run-rate basis and these actions are expected to be completed in calendar year 2023.

COVID-19 Update

The global COVID-19 pandemic and the resulting economic contraction has severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. At times, governments and regulatory authorities have implemented measures to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations.

In response to COVID-19 and the unpredictable impacts to our business and to the market environment in cities where we operate, we shifted our strategy away from revenue growth and instead focused on preserving car supply and improving unit economics. This change in strategy, beginning in 2020 and continuing throughout 2021, included efforts directed towards: (i) reorganizing departments and personnel within Getaround to re-focus our teams and investments away from customer acquisition and instead on customer retention; (ii) investments in product and personnel to improve variable costs as a percentage of Total Revenues, with a particular focus on reducing trip support costs; (iii) investments in product and data science to improve our monetization of trips, with a particular focus on risk-based pricing improvements; and (iv) reducing certain fixed-cost centers as a percentage of Total Revenues to reduce our net loss. With the pandemic easing in 2022 and with the expectation of forthcoming capital investments, we have gradually returned our focus on growth and customer acquisition, and towards profitably growing our marketplace leveraging our improved unit economics.

Furthermore, the COVID-19 pandemic has had an unprecedented detrimental impact to the global supply chain, increasing the prices of consumer goods and causing concerns among central banks of increased risk of inflation. In response, many central banks across the globe, and in the markets where we operate, have increased key interest rates. While these interest rate increases have not directly impacted Getaround in the financial reporting periods presented in this prospectus, there could be adverse impacts to our cost of borrowing should the company seek additional credit financing in the future. We do not have any plans at this time to seek credit financing not otherwise described in this prospectus. We are also monitoring the potential impact to our host community in determining whether increased costs of borrowing are impacting their ability to access auto financing. We believe that our revenue and pricing model sufficiently addresses this risk by ensuring that hosts are generating enough revenue to offset any potential increases to their borrowing costs in the future. We believe this risk may be further mitigated should the increased cost of auto financing lead to reduced consumer demand for car ownership and increased demand for our service.

The ongoing impact of the COVID-19 pandemic on our business and results of operations remains highly uncertain for the foreseeable future and we may experience materially adverse impacts to our business and results of operations. Due to the evolving and uncertain nature of the pandemic, we are not able to estimate the full extent of its impact on our business and results of operations.

Our Revenue Model

We operate a carsharing marketplace and generate revenue from fees charged to guests as well as subscriptions charged to hosts. A significant majority of our revenue in any period depends on a large number of

Powerhosts, which we define as any host with multiple active cars in our marketplace. Getaround prices trips dynamically on the platform, leveraging our extensive repository of connected car data from the hundreds of millions of miles driven on our platform to intelligently price the risks of the trip, the market and the guest.

Our pricing system is designed to optimize each individual transaction value by balancing supply and demand information and utilizing dynamic pricing features that depend on multiple transaction attributes, such as trip length and location. The use of dynamic pricing features varies across geographies, as slightly different strategies are appropriate for different regions. In some geographies, all pricing is dynamically priced on a per trip basis, and varies by time of day, day of week, vehicle details, geography, historical demand and supply levels, among other factors. Hosts control the pricing of this model by setting a minimum daily rate for their vehicle, as well as other inputs such as the minimum trip duration. In other geographies, hosts have the option of using our pricing system to dynamically set prices on their vehicle, or to more specifically control prices directly on a per-day basis. If they choose to set prices themselves per-day, the system still provides personalized suggestions for pricing, based on a similar set of attributes and historical data as our fully dynamic model would do. Through these processes both the fee we charge the guest for usage of the vehicle subject to a booking, or the “Trip Price,” and in certain related fees, or “Trip-related Fees,” charged to the guest are capable of being set dynamically. Our pricing system also allows hosts in any geography to significantly increase their revenue yield by varying the Trip Price according to local supply and demand dynamics while Trip-related Fees, such as the booking fee and optional protection plans, are controlled by our pricing system based on a model that determines the risk profile of a trip, according to a number of risk factors such as lead time, trip duration, and an array of other factors. In some cases, prices for Trip-related Fees are set to offset the expected increased cost to the platform from riskier trips. Additionally, our dynamic pricing may improve revenue yield by incentivizing guests to book longer trips, thereby increasing the average order value and associated service revenue and host earnings.

The subscriptions that we charge to hosts vary by geography and typically include a Connect Subscription to access our connected car technology and may also include a Parking Subscription. Fees charged to hosts are independent of booking activity.

The revenue-generating components of a booked trip within our two-sided marketplace include:

•

Guests. For each trip on our platform, the amount we charge the guest consists of the Trip Price plus Trip-related Fees. The Trip Price and certain Trip-related Fees, such as a booking fee, are determined algorithmically at the time of booking while other fees may be charged during or after the trip, such as a toll fee or a late-return fee. The guest may also be charged various taxes, as applicable by geography, which we record as a pass-through and are excluded from Net Marketplace Value.

•

Hosts. For each trip on our platform, we charge a commission to the host based on a percentage of the Trip Price. The average commission on our platform is approximately 40% and the host retains the remaining 60%. A typical trip on our platform may also incur reimbursements back to the host for incidental charges such as low fuel or excess mileage. Third-party liability insurance for the host is included with every trip, provided that we do not provide insurance covering hosts and their vehicles, guests, or third parties where the host is a commercial entity and declines coverage under our policies.

Accordingly, under our model, our revenue consists of the commission that we charge to the host and 100% of the Trip-related Fees, which are net of reimbursements that may have been passed through to the host.

The table below shows the components of an illustrative booked trip, which is typically less than one day. Gross Booking Value and Net Marketplace Value in the table below exclude subscriptions charged to hosts and also exclude reductions in revenue resulting from incentive and refund payments made to hosts and guests. See the sections titled “— Key Business Metrics” and “— Non-GAAP Financial Measures” below for more information on the calculation of these metrics. For illustration purposes, we included a common reimbursement line item for incidental charges and an example of a local sales tax (which we collect and remit to local authorities in certain jurisdictions).

Illustrative Trip Example

Guest
Trip Price (dynamic)	$100.00
Plus: Trip-related Fees (including risk-based fees)	25.00
Plus: Host reimbursements	5.00
Plus: Taxes (as applicable, pass-through)	7.50

Total (Gross Booking Value)	$137.50

Host
Trip Price (dynamic)	$100.00
Plus: Host reimbursements	5.00
Less: Commission paid to Getaround	(40.00)

Total	$65.00

Getaround
Commission paid to Getaround	$40.00
Plus: Trip-related Fees (including risk-based fees)	25.00

Total (Net Marketplace Value)	$65.00

Components of Results of Operations

Total Revenues

We have three revenue streams: Carsharing Revenue, Connect Subscription Revenue, and Parking Revenue.

We generate substantially all of our revenue from our peer-to-peer carsharing marketplace platform that connects hosts and guests. We refer to that revenue stream as “Carsharing Revenue.” Carsharing Revenue is derived from trip reservation and other trip fees collected from guests who book and rent vehicles from the hosts through our platform at a mutually agreed upon rate. Within Europe, we are an intermediary of a sale of third-party vehicle insurance coverage to the guests during the booking process. We charge a nominal amount in exchange for being the intermediary in the sales transaction. Carsharing Revenue is presented net of payments due to hosts given that we act as an intermediary in the arrangement between the host and the guest.

We generate additional revenue from hosts’ subscriptions for the use of IoT hardware devices installed in certain cars, including the Getaround Connect IoT device. We refer to that revenue stream as “Connect Subscription Revenue”.

Carsharing Revenue and Connect Subscription Revenue are presented on a combined basis as “Service revenue” in our consolidated financial statements. Carsharing revenue represents substantially all of our Service Revenue as Connect Subscription Revenue has not been material in the periods presented.

The principal drivers of fluctuations in our Service revenue from period to period are our directed revenue management efforts, such as deliberate changes in pricing and availability optimization, and to a lesser extent, changes in the relative mix of cars on our marketplace, the relative mix of customer-specific use cases at a point in time (e.g., vacation travels and local trips), the scale of different cities across North America and Europe, foreign currency exchange rates, and the local pricing optimizations performed on a per-car and per-trip basis by our dynamic pricing system.

We also generate revenue by subleasing, on a monthly basis, dedicated parking spaces to our hosts. We refer to that revenue stream as “Parking revenue” and present it as “Lease revenue” in our consolidated financial statements.

Our Total Revenues are presented net of incentives and refunds. Please refer to Note 2–Summary of Significant Accounting Policies to our consolidated financial statements included in this prospectus for additional details on our revenue recognition policy.

Prior to 2021, our lease revenue included revenue we generated from leased vehicles. We collected revenue from users who booked, at an agreed upon rate, vehicles supplied via a lease arrangement. These vehicles were leased by us to accelerate growth by seeding new markets with a steady base of supply as well as to support strategic business partners such as Uber. We were solely responsible for paying vehicle lease costs to the lessor regardless of whether the vehicles were booked for use by guests on the platform, and accordingly we recognized vehicle lease revenue on a gross basis. Vehicle fleet lease revenue included direct lease fees and associated executory costs and were recognized on a straight-line basis evenly over the period of rental. At the beginning of the COVID-19 pandemic in 2020, we terminated our leased vehicles supply arrangements and related activities, and our marketplace supply is now solely comprised of vehicles owned by third-party hosts. As a result, we no longer generate revenue from vehicle leases and our lease revenue consists only of revenue generated from the subleasing of the leased parking spaces.

Costs and Expenses

Cost of Revenue (exclusive of depreciation and amortization)

Cost of Revenue includes payment-processing fees, server hosting charges, and chargebacks associated with operating our platform. Cost of Revenue does not include depreciation and amortization. Cost of Revenue (exclusive of depreciation and amortization) may vary as a percentage of Total Revenues from year to year depending on booking activity on our marketplace.

Sales and Marketing

Sales and marketing expenses consist primarily of online digital advertising, brand advertising, out of home and outdoor advertising, market research, agency costs, trade shows and other events, public relations, and compensation and related personnel costs of our salesforce and marketing teams. We expect that our sales and marketing expense will increase and will vary from period to period as a percentage of net revenue for the foreseeable future.

Operations and Support

Operations and support expense primarily consists of trip support costs, compensation and related expenses of operations personnel, driver’s license and identity checks, parking space lease expense, onboarding expenses and other operating costs. Operations and support expense also includes vehicle lease expense in periods prior to our termination of the leased vehicle supply arrangements. Trip support costs consist of auto insurance, insurance claims support and customer relations costs.

We expect that our operations and support costs will continue to increase for the foreseeable future to the extent that we continue to see growth in our key business metrics. Operations and support expenses may vary as a percentage of Total Revenues from year to year.

Technology and Product Development

Technology and product development expenses consist primarily of prototypes, product testing and testing equipment, and compensation and related personnel costs associated with the development, testing and maintenance of our software, hardware, and user experience. We expect that our technology and product development expenses will increase and vary from period to period as a percentage of Total Revenues for the foreseeable future.

General and Administrative

General and administrative expenses consist primarily of office space and facilities, non-auto insurance, professional services, business tools and subscriptions, and compensation and related personnel costs of our administrative teams. We expect that we will incur additional general and administrative expenses as a result of operating as a public company. We expect that our general and administrative expenses will vary as a percentage of Total Revenues from period to period over the short term, and decrease as a percentage of Total Revenues over the long term.

Depreciation and Amortization

Depreciation and amortization expenses consist of the associated depreciation and amortization of computer equipment, office furniture and equipment, leasehold improvements, and intangibles and the impairment of long-lived assets. We expect that our depreciation and amortization expenses will vary as a percentage of Total Revenues from period to period over the short term, and decrease as a percentage of Total Revenues over the long term.

Gain on Extinguishment of Debt

During the year ended December 31, 2020, the exchange of convertible promissory notes to equity resulted in the recognition of a gain on extinguishment of debt during the period.

During the year ended December 31, 2021, our Paycheck Protection Program loan was forgiven and resulted in the recognition of a gain on extinguishment of debt during the period.

Convertible Promissory Note and Securities Fair Value Adjustment

Certain debt instruments issued by Getaround are carried at fair value on our balance sheet. Changes in fair value of those instruments are captured in our results of operation. Convertible promissory note and securities fair value adjustment consists of unrealized gains and losses as a result of marking our convertible promissory notes to fair market value at the end of each reporting period. We will continue to recognize changes in the fair value of such instruments until each respective instrument is exercised, repaid, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 3 - Fair Value Measurement to our consolidated financial statements included in this prospectus.

Warrant Liability Fair Value Adjustment

Certain warrants issued by Getaround are deemed to be a liability for accounting purposes and are therefore carried at fair value on our balance sheet. Changes in the fair value of those liabilities are captured in our results of operations. Warrant liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified warrants to fair market value at the end of each reporting period. We will continue to recognize changes in the fair value of such warrants until each respective warrant is exercised, expired, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 3 – Fair Value Measurement to our consolidated financial statements included in this prospectus.

Interest Expense, Net

Interest expense is associated with our outstanding debt, including amortization of debt discounts and issuance costs.

Other Income (Expense), Net

Other income (expense), net consists of various, individually immaterial items that are not directly related to operations of Getaround.

Income Tax Benefit

Income tax benefit consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

Nine Months Ended September 30, 2022, Compared to Nine Months Ended September 30, 2021

The following table summarizes our condensed consolidated statements of operations and comprehensive loss for each of the periods presented:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Service revenue	$43,967	$46,733
Lease revenue	1,058	1,473

Total Revenues	45,025	48,206

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	3,754	4,306
Lease	90	136
Sales and marketing	22,736	12,942
Operations and support	39,596	35,452
Technology and product development	13,374	13,728
General and administrative	38,665	48,347
Depreciation and amortization	7,670	9,591

Total Operating Expenses	125,885	124,502

Loss from Operations	(80,860)	(76,296)
Other Income (Expense)
Gain on extinguishment of debt	—	7,017
Convertible promissory note fair value adjustment	3,896	(4,549)
Warrant liability fair value adjustment	(17,521)	(30,332)
Interest expense, net	(7,903)	(2,388)
Other Income, net	1,258	492

Total Other Income (Expense)	(20,270)	(29,760)

Loss, before Income Tax Benefit	(101,130)	(106,056)
Income Tax Benefit	(547)	(797)

Net Loss	(100,583)	(105,259)

Foreign Currency Translation Loss	(19,553)	(8,095)

Comprehensive Loss	$(120,136)	$(113,354)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss for each of the periods presented as a percentage of Total Revenues:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Service revenue	98	97
Lease revenue	2	3

Total Revenues	100	100

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	8	9
Lease	—	—
Sales and marketing	50	27
Operations and support	88	74
Technology and product development	30	28
General and administrative	86	100
Depreciation and amortization	17	20

Total Operating Expenses	279	258

Loss from Operations	(179)	(158)
Other Income (Expense)
Gain on extinguishment of debt	—	15
Convertible promissory note fair value adjustment	9	(9)
Warrant liability fair value adjustment	(39)	(63)
Interest expense, net	(18)	(5)
Other Income, net	3	1

Total Other Income (Expense)	(45)	(61)

Loss, before Income Tax Benefit	(224)	(219)
Income Tax Benefit	(1)	(2)

Net Loss	(225)	(217)

Foreign Currency Translation Loss	(43)	(17)

Comprehensive Loss	(267)	(234)

Comparison of the Nine Months Ended September 30, 2022 and 2021

Total Revenues

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Service revenue	$43,967	$46,733	(6)%
Lease revenue	1,058	1,473	(28)%

Total Revenues	$45,025	$48,206	(7)%

Total revenues decreased by $3.2 million, or 7%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. Fluctuations in the U.S. dollar compared to the Euro unfavorably impacted our Total revenues by $2.5 million for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021.

Service revenue decreased by $2.8 million, or 6%, driven primarily by an increase of $3.0 million in incentives to attract new customers onto the marketplace, a contra-revenue component of our Service revenue, partially offset by incremental Service revenue attributable to an increase in our GBV on a per trip basis. See “Key Business Metrics” below for a discussion of GBV.

Lease revenue decreased by a total of $0.4 million, or 28%, primarily due to Hosts’ greater utilization of parking locations outside of our marketplace of parking providers, which reduced the overall number of parking spaces generating Lease revenue.

Cost of Revenue (exclusive of depreciation and amortization)

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Service	$3,754	$4,306	(13)%
Lease	90	136	(34)%

Total cost of revenue	$3,844	$4,442	(13)%
Percentage of total revenues	9%	9%

Total cost of revenue (exclusive of depreciation and amortization) decreased $0.6 million, or 13%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The overall decrease derived from operational efficiency improvements we continue to make.

Sales and Marketing

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Sales and marketing	$22,736	$12,942	76%
Percentage of total revenues	50%	27%

Sales and marketing expenses increased $9.8 million, or 76%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The increase was primarily attributable to a year-over-year increase of $9.9 million in brand advertising and related expenses as a result of active investment in marketing, partially offset by a $0.1 million decrease in compensation expense of sales and marketing personnel.

Operations and Support

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Operations and support	$39,596	$35,452	12%
Percentage of total revenues	88%	74%

Operations and support expenses increased $4.1 million, or 12%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The increase was primarily attributable to a $1.6 million increase in compensation expense due to increases in headcount and wages as we continue to scale our operations, a $1.7 million increase in insurance claims expenses due to supply chain disruptions which increased our vehicle repair costs, and a $0.6 million increase in towing costs.

Technology and Product Development

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Technology and product development	$13,374	$13,728	(3)%
Percentage of total revenues	30%	28%

Technology and product development costs decreased $0.4 million, or 3%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The change was primarily driven by $1.6 million reduction in stock-based compensation expense, partially offset by hiring of temporary engineering staff to support our growth plans.

General and Administrative

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
General and administrative	$38,665	$48,347	(20)%
Percentage of total revenues	86%	100%

General and administrative expenses decreased $9.7 million or 20%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The decrease was largely attributable to $11.0 million in contingent compensation expense that occurred in 2021 that did not reoccur in 2022 (see Note 4 — Contingent Compensation to our consolidated financial statements included in this prospectus) as well as a $1.7 million reduction in stock-based compensation expense. The decrease was partially offset primarily by a $1.2 million increase in professional services in connection with preparation for becoming a public company, a $0.8 million increase in bad debt expense, a $0.5 million increase in excess insurance cost, and a $1.1 million increase in recruiting expense.

Depreciation and Amortization

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Depreciation and amortization	$7,670	$9,591	(20)%
Percentage of total revenues	17%	20%

Depreciation and amortization expense decreased $1.9 million, or 20%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The net decrease is, in part, due to a $0.4 million impairment expense for a write down of property and equipment in the Netherlands during 2021. No similar impairment expense occurred in 2022. The decrease in depreciation and amortization was also attributable to certain intangibles that were fully amortized in 2021, as well as to the decrease in value of the Euro as compared to the U.S. Dollar.

Gain on Extinguishment of Debt

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Gain on extinguishment of debt	—	$7,017	100%
Percentage of total revenues	—	15%

Gain on extinguishment of debt decreased by $7.0 million, or 100%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. In June 2021 our Paycheck Protection Program loan in the amount of $7.0 million was forgiven in full, and no similar gain on extinguishment of debt occurred during the nine months ended September 30, 2022.

Convertible Promissory Note Fair Value Adjustment

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Convertible promissory note fair value adjustment	$3,896	$(4,549)	186%
Percentage of total revenues	9%	(9)%

Loss on convertible promissory note fair value adjustment increased by $8.4 million, or 186%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. Convertible promissory note fair value adjustment fluctuates with the changes in fair value of the underlying financial instruments. Please refer to Note 3 – Fair Value Measurements to our consolidated financial statement included in this prospectus for additional details on fair valuation of underlying securities.

Warrant Liability Fair Value Adjustment

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Warrant liability fair value adjustment	$(17,521)	$(30,332)	42%
Percentage of total revenues	(39)%	(63)%

Warrant liability fair value adjustment decreased by $12.8 million, or 42%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. Change in fair value of the warrant liability fluctuates with the changes in the fair value of the underlying securities. Please refer to Note 3 – Fair Value Measurements to our consolidated financial statement included in this prospectus for additional details on fair valuation of underlying securities.

Interest Expense, Net

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Interest expense, net	$(7,903)	$(2,388)	231%
Percentage of total revenues	(18)%	(5)%

Interest expense, net, increased by $5.6 million, or 231%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The increase was primarily driven by an increase in our long-term debt. There was $75.0 million in notes payable issued in October of 2021 that resulted in increased interest expense during the nine months ended September 30, 2022.

Other Income, Net

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Other income, net	$1,258	$492	156%
Percentage of total revenues	2%	1%

Other income, net increased by $0.8 million, or 156%, for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021, attributable to change in realized and unrealized foreign currency exchange gains and losses, and a mix of miscellaneous expenses unrelated to our core operations.

Income Tax Benefit

	Nine Months Ended September 30,		% Change
(In thousands, except percentages)	2022	2021
Income tax benefit	$547	$797	(31)%
Percentage of total revenues	(1)%	(2)%

Income tax benefit decreased for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. The decrease was primarily attributable to the tax impact of the intercompany transfers of property between tax jurisdictions.

Year Ended December 31, 2021, Compared to Year Ended December 31, 2020

The following table summarizes our consolidated statements of operations and comprehensive loss for each of the periods presented:

	Year Ended December 31,
(In thousands)	2021	2020
Service revenue	$61,120	$47,366
Lease revenue	1,947	11,359

Total Revenues	63,067	58,725

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	5,859	5,882
Lease	187	1,411
Sales and marketing	20,331	12,318
Operations and support	46,978	96,605
Technology and product development	17,800	17,521
General and administrative	59,458	55,059
Depreciation and amortization	12,815	14,669

Total Operating Expenses	163,428	203,465

Loss from Operations	(100,361)	(144,740)
Other Income (Expense)
Gain on extinguishment of debt	7,017	464
Convertible promissory note and securities fair value adjustment	(5,383)	(19,810)
Warrant liability fair value adjustment	(15,353)	(176)
Interest expense, net	(7,370)	(1,558)
Other income (expense), net	916	(495)

Total Other Income (Expense)	(20,173)	(21,575)

Loss, before benefit for income taxes	(120,534)	(166,315)
Income Tax Benefit	(471)	(1,260)

Net Loss	(120,063)	(165,055)
Foreign Currency Translation (Loss) Gain	(11,203)	13,342

Comprehensive Loss	$(131,266)	$(151,713)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss for each of the periods presented as a percentage of Total Revenues:

	Year ended December 31,
	2021	2020
Service revenue	97%	81%
Lease revenue	3	19

Total Revenues	100	100

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	9	10
Lease	0	2
Sales and marketing	32	21
Operations and support	74	165
Technology and product development	28	30
General and administrative	94	94
Depreciation and amortization	20	25

Total Operating Expenses	259	346

Loss from Operations	(159)	(246)
Other Income (Expense)
Gain on extinguishment of debt	11	1
Convertible promissory note and securities fair value adjustment	(9)	(37)
Warrant liability fair value adjustment	(24)	0
Interest expense, net	(12)	(3)
Other income (expense), net	1	(1)

Total Other Income (Expense)	(32)	(34)

Loss, before benefit for income taxes	(191)	(283)
Income Tax Benefit	1	2

Net Loss	(190)	(281)
Foreign Currency Translation (Loss) Gain	(18)	23

Comprehensive Loss	(208)%	(258)%

Comparison of the Years Ended December 31, 2021 and 2020

Total Revenues

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Service revenue	$61,120	$47,366	29%
Lease revenue	1,947	11,359	(83)%

Total Revenues	$63,067	$58,725	7%

Total Revenues increased by $4.3 million, or 7%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Service revenue increased by $13.8 million, or 29%, during 2021 primarily due to revenue management improvements in dynamic pricing and vehicle availability resulting in a $29.0 million increase in GBV, and to a lesser extent a $1.3 million benefit from a reduction in spending on incentives to attract new customers onto the marketplace, a contra-revenue component of our Service revenue. While the number of trips booked during the period declined 7%, the adverse impact to service revenue from this decline was more than offset by the beneficial impact to service revenue coming from the $29 million increase in GBV, and a significant increase in GBV on a per trip basis. See “— Key Business Metrics” below for a discussion of GBV.

We believe our moderate increase in marketing spend together with the global vehicle supply shortage and the availability of COVID-19 vaccines drove higher utilization of our marketplace by contributing to an overall increase in demand.

Lease revenue decreased by a total of $9.4 million, or 83%, due to a change in supply strategy and termination of the leased vehicle supply arrangements, which generated the substantial majority of our lease revenue prior to 2021. Lease revenue from vehicles decreased by $9.7 million, which was partially offset by a $0.1 million increase in parking revenue.

Fluctuations in the U.S. dollar compared to the Euro favorably impacted our Total revenues by $1.0 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Cost of Revenue (exclusive of depreciation and amortization)

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Service	$5,859	$5,882	*
Lease	187	1,411	(87)%

Total cost of revenue	$6,046	$7,293	(17)%
Percentage of total revenues	10%	12%

* Not meaningful

Total cost of revenue (exclusive of depreciation and amortization) decreased $1.2 million, or 17%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. Cost of revenue varies with both the price and number of the transactions, which impact transaction processing fees, as well as with overall traffic, including research and development activities, on our platform that impacts the hosting charges. The overall decrease derived from operational efficiency improvements that we made in the period.

Sales and Marketing

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Sales and marketing	$20,331	$12,318	65%
Percentage of total revenues	32%	21%

Sales and marketing expense increased $8.0 million, or 65%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $9.3 million in advertising and related expenses, partially offset by a $1.3 million decrease in compensation expense, of which $0.8 million is related to a decrease in stock-based compensation expense. Following the outbreak of COVID-19 in the second quarter of 2020, we temporarily paused substantially all marketing investments in all regions and restarted our marketing activities in the second half of 2021, which drove the increase in advertising expenses.

Operations and Support

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Operations and support	$46,978	$96,605	(51)%
Percentage of total revenues	74%	165%

Operations and support expenses decreased $49.6 million, or 51%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The decrease was primarily attributable to the termination of our leased vehicle supply arrangements and associated activities, which resulted in a $39.5 million decrease in fleet operations, vehicle maintenance, parking, labor and other related expenses. In addition to this amount, there was a $2.0 million decrease in the operations and support compensation expenses mainly driven by termination of our leased vehicle supply arrangement and associated activities.

Other than the direct impact from our shift in strategy away from leased vehicle supply, the decrease in operations and support expenses was primarily driven by a $6.0 million decrease in trip support costs. Of that amount, $4.8 million is attributable to a decrease in insurance and claims expenses as part of our focus on improving Trip Contribution Margin, one of our non-GAAP financial measures discussed further below. We implemented a number of operational initiatives to improve Trip Contribution Margin, such as changes to, and better enforcement of, our terms of service relating to hosts. Among these changes, we introduced a discretionary claims administration fee to disincentivize hosts from reporting to us claims that are outside of compliance with our terms of service, which reduced the claims support costs associated with investigating invalid claims. The remaining decrease in trip support costs of $1.1 million is attributable to customer support efficiencies related to more effective workforce management. Additional decreases in operations and support expenses are attributable to initiatives that reduced the volume of operational support in the overall business, such as proactive customer outreach and education, as well as our product’s user interface optimization.

Technology and Product Development

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Technology and product development	$17,800	$17,521	2%
Percentage of total revenues	28%	30%

Technology and product development costs increased $0.3 million, or 2%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was primarily driven by an increase in compensation expense.

General and Administrative

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
General and administrative	$59,458	$55,059	8%
Percentage of total revenues	94%	94%

General and administrative expenses increased $4.4 million, or 8%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase is the result of the increase in general and administrative compensation expenses amounting to $8.9 million, of which $3.2 million was related to stock-based compensation expense and $5.4 million was related to contingent compensation expense, partially offset by a decrease in general and administrative expenses of $4.5 million which was primarily due to the $2.6 million decrease in consulting fees related to supply strategy shifting activities that were completed by the end of fiscal year 2020. Additionally, there was a $1.9 million decrease in rent expense, due to various leases expiring across the organization, a $1.1 million decrease in litigation settlements, and a $0.6 million decrease in external processing fees due to reduced claims activity as a result of operational improvements mentioned above in operations and support. These decreases in expenses were partially offset primarily by a $1.0 million increase in professional service fees, a $1.0 million increase in excess insurance fees due to a general increase in insurance rates, and a $0.8 million increase in bad debt expense.

Depreciation and Amortization

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Depreciation and amortization	$12,815	$14,669	(13)%
Percentage of total revenues	20%	25%

Depreciation and amortization expense decreased $1.9 million, or 13%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The net decrease is a result of $2.7 million total decrease in depreciation and amortization across all categories of long-lived assets, offset by an impairment loss of $0.8 million, as discussed below.

Following the outbreak of the COVID-19 pandemic in 2020, we temporarily paused onboarding of new vehicles on our platform. Additionally, during the beginning of the COVID-19 pandemic in 2020 we terminated our leased vehicle supply arrangement. These two events contributed to an overall reduction in the number of active Getaround Connect devices, and as a result decreased depreciation expense associated with the reduced number of devices.

During the year ended December 31, 2021, we incurred $0.8 million in impairment expense between the write-down of property and equipment in the Netherlands and the write-off of the remaining net book value of acquired intangible assets. No similar expense occurred in 2020.

Gain on Extinguishment of Debt

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Gain on Extinguishment of Debt	$7,017	$464	1,412%
Percentage of total revenues	11%	1%

Gain on extinguishment of debt increased by $6.6 million, or 1,412%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was attributable to the forgiveness of $7.0 million in principal and accrued interest on our Paycheck Protection Program loan, in the second quarter of 2021. The gain on extinguishment of debt recognized during the year ended December 31, 2020, was attributable to the gain on conversion of $2.0 million of convertible promissory notes in October 2020 into shares of Getaround Series E Preferred Stock.

Convertible Promissory Note and Securities Fair Value Adjustment

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Convertible Promissory Note and Securities Fair Value Adjustment	$(5,383)	$(19,810)	(73)%
Percentage of total revenues	(9)%	(34)%

The loss on the convertible promissory note and securities fair value adjustment decreased by $14.4 million, or 73%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020, following the change in the fair value of the outstanding convertible promissory notes and securities. All convertible instruments issued during 2020 and carried at fair value were converted prior to 2020 year-end. Please refer to Note 3- Fair Value Measurements to our consolidated financial statement included elsewhere in this prospectus for additional details on fair valuation of underlying securities.

Warrant Liability Fair Value Adjustment

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Warrant Liability Fair Value Adjustment	$(15,353)	$(176)	8,623%
Percentage of total revenues	(24)%	*

*	Not meaningful

Warrant liability fair value adjustment increased by $15.2 million, or 8,623%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020, primarily as a result of the number of warrants issued during the third quarter of 2020 and warrants issued in relation to a loan from a financial institution during the fourth quarter of 2020. These warrants issued in 2020 had fair value adjustments throughout 2021. Please refer to Note 3- Fair Value Measurements to our consolidated financial statement included elsewhere in this prospectus for additional details on fair valuation of underlying securities.

Interest Expense, Net

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Interest Expense, Net	$(7,370)	$(1,558)	373%
Percentage of total revenues	(12)%	(3)%

Interest expense, net increased by $5.8 million, or 373%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was primarily driven by an increase in our long-term debt. There was an additional $56.1 million in notes payable outstanding during 2021 compared to 2020. We also incurred $2.7 million in additional interest expense in connection with debt refinancing during 2021 as compared to 2020.

Other Income (Expense), Net

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Other Income (Expense), Net	$916	$(495)	(285)%
Percentage of total revenues	1%	(1)%

Other income (expense), net increased by $1.4 million, or 285%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was primarily a result of a $1.3 million letter of credit-related deferral fee incurred in 2020. No similar fee was incurred in 2021. The remaining increase is attributable to changes in foreign exchange rates and other miscellaneous expenses.

Income Tax Benefit

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Income Tax Benefit	$(471)	$(1,260)	(63)%
Percentage of total revenues	(1)%	(2)%

Income tax benefit decreased by $0.8 million, or 63%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The decrease is primarily attributable to our international operations.

Segment and Geographical Results of Operations

We view and operate our business as one operating segment. Refer to Note 18 — Segment and Geographical Area Information to our consolidated financial statements included elsewhere in this prospectus for additional details on this determination.

Key Business Metrics

We use the following key business metrics to measure our performance, identify trends relevant to our business, formulate financial projections and operating plans, and make strategic decisions. As a marketplace platform we have two main key business metrics: Gross Booking Value and Trips.

Gross Booking Value

Gross Booking Value (“GBV”) represents the dollar value of all service transactions on our platform during a period, charged to both guests and hosts, net of cancellations. This includes charges for transactions resulting from all revenue generating activities, inclusive of all pass-through fees and taxes, net of lease revenue. As such, we consider GBV to be a key indicator of our market scale. Growth of GBV reflects our ability to attract and retain guests and hosts on our platform.

	Nine Months Ended September 30,
(In thousands)	2022	2021
Gross Booking Value	$136,783	$127,759

	Year Ended December 31,
(In thousands)	2021	2020
Gross Booking Value	$165,473	$138,175

For the nine months ended September 30, 2022, GBV amounted to $136.8 million, an increase of $9.0 million, or 7%, from the nine months ended September 30, 2021, primarily attributable to the increase in Trip count and improvements in revenue management which generated higher GBV per Trip, partially offset by the unfavorable impact from fluctuations in the U.S. dollar compared to the Euro, as discussed elsewhere in this document.

For the year ended December 31, 2021, GBV amounted to $165.5 million, an increase of $27.3 million, or 20%, from the prior year, driven primarily by continued improvements in GBV per Trip attributable to Trip pricing optimization and, to a lesser extent, an increase in Trip duration.

Trips

Trips are a measure of unit transactions in our marketplace, one of the key variables impacting our service revenue. Trips represent the number of non-cancelled unique bookings that ended during the period, net of trips contributing to lease revenue. A Trip represents a single unit of transaction on our platform. We expect the number of Trips to grow as we attract prospective guests to the platform and as already existing cohorts of guests increase their activity on our platform.

	Nine Months Ended September 30,
(In thousands)	2022	2021
Trips	722	712

	Year Ended December 31,
(In thousands)	2021	2020
Trips	935	991

For the nine months ended September 30, 2022, we facilitated 722 thousand Trips, an increase of 10 thousand or 1% from the 712 thousand Trips during the nine months ended September 30, 2021. The overall increase in Trips is largely attributable to the increase in marketing investments which drove supply increase and higher availability of vehicles, compared to the same period in 2021.

For the year ended December 31, 2021, we had 935 thousand Trips, a decrease of 56 thousand, or 6%, from the 991 thousand Trips during the prior year. The overall decrease is attributable to the paused marketing investments following the COVID-19 outbreak beginning in the first quarter of 2020 along with our focus on supply preservation and driving improved unit economics, in particular GBV per Trip. The paused marketing investments also led to a reduction in the acquisition of the guest cohorts that would have been active repeat users on our platform throughout fiscal 2021 and onwards over their customer lifetimes.

Non-GAAP Financial Measures

We use Net Marketplace Value, Trip Contribution Profit, Trip Contribution Margin and Adjusted EBITDA, each of which are non-GAAP financial measures, in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with the Getaround Board concerning our financial performance. Our definitions of these non-GAAP financial measures may differ from definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar financial measures. Furthermore, these financial measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations that are necessary to run our business. Additionally, a limitation of NMV is that it is a measure that we have defined for internal purposes that may be unique to us, and therefore may not enhance the comparability of our results to other companies in our industry that have similar arrangements but present the impact of fees and commissions differently. Thus, these non-GAAP financial measures should be considered in addition to, and not as a substitute for, or in isolation from, financial measures prepared in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure, and to view the non-GAAP financial measures in conjunction with their most directly comparable GAAP financial measures.

Net Marketplace Value

Net Marketplace Value (“NMV”) represents the dollar value of all transactions on our platform contributing to service revenue during a period, charged to both guests and hosts, net of cancellations, hosts’ earnings, incentives, and pass-throughs. NMV does not represent revenue earned by us and is not a substitute for service revenue, which consists of carsharing revenue and Connect subscription revenue recorded in accordance with GAAP. We believe that NMV is a meaningful measure of our operating performance because our ability to generate increases in NMV is strongly correlated to our ability to generate increases in total revenue. Management uses NMV as supplemental information to evaluate the global dollar value of transactions on our platform contributing to service revenue, understand our business and make operating decisions because service revenue by itself is not comparable across geographies due to the accounting treatment of trip insurance related charges to guests. While revenue generated in the United States includes amounts of insurance billed to the guest under GAAP, revenue generated in the rest of the world excludes such amounts under GAAP due to contractual differences.

The following tables present a reconciliation of NMV from the most comparable GAAP measure, Service Revenues, for the periods presented:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Service Revenues	$43,967	$46,733
Plus: EU insurance share(1)	15,922	13,977

Net Marketplace Value	$59,889	$60,710

	Year Ended December 31,
(In thousands)	2021	2020
Service Revenues	$61,120	$47,366
Plus: EU insurance share(1)	18,009	15,970

Net Marketplace Value	$79,129	$63,336

(1)	Represents the amount of insurance fees charged through the Getaround platform in Europe that are not recognized as revenue.

For the nine months ended September 30, 2022, NMV amounted to $59.9 million, a decrease of $0.8 million, or 1%, from the $60.7 million for the nine months ended September 30, 2021. The change was primarily driven by a $1.9 million increase in the sale of European insurance more than offset by a $2.8 million decrease in Service revenue, including decrease due to the unfavorable fluctuations in the U.S. dollar compared to the Euro discussed elsewhere in this analysis.

For the year ended December 31, 2021, NMV amounted to $79.1 million, an increase of $15.8 million, or 25%, from the $63.3 million for the prior year. This increase was largely driven by continued improvements in GBV per Trip. The paused marketing investments also led to a reduction in the acquisition of the guest cohorts that would have been active repeat users on our platform throughout fiscal 2021 and onwards over their customer lifetimes.

Trip Contribution Profit and Trip Contribution Margin

Trip Contribution Profit is defined as our gross profit from Service revenue adjusted for: (i) cost of Service revenue, amortization and depreciation; and (ii) trip support costs, which consist of auto insurance expenses, claims support and customer relations costs. We define Trip Contribution Margin as Trip Contribution Profit divided by Service revenue recognized during the period presented. We believe these measures are leading indicators of our ability to achieve profitability and sustain or increase it over time. Trip Contribution Profit and Trip Contribution Margin are measures we use to understand and evaluate our operating performance and trends. Trip Contribution Profit and Trip Contribution Margin have generally increased over the periods as Service revenue increased while costs considered in the calculation of Trip Contribution Profit decreased as a percentage of Total Revenues.

The following tables present a reconciliation of Trip Contribution Profit from the most comparable GAAP measure, gross profit from Service revenue, for the periods presented:

	Nine Months Ended September 30,
(In thousands, except percentages)	2022	2021
Gross profit from Service revenue	$38,087	$39,857
Gross margin from Service revenue	87%	85%

Plus: Cost of Service revenue, amortization and depreciation	2,126	2,570
Less: Trip support costs	(19,600)	(17,808)

Trip Contribution Profit	$20,613	$24,619
Trip Contribution Margin	47%	53%

	Year Ended December 31,
(In thousands, except percentages)	2021	2020
Gross profit from Service revenue	$51,738	$37,240
Gross margin from Service revenue	85%	79%

Plus: Cost of Service revenue, amortization and depreciation	3,523	4,244
Less: Trip support costs	(23,010)	(31,722)

Trip Contribution Profit	$32,251	$9,762
Trip Contribution Margin	53%	21%

Our gross profit from Service revenue is calculated as follows:

	Nine Months Ended September 30,
(In thousands, except percentages)	2022	2021
Service revenue	$43,967	$46,733
Less: Cost of Service revenue, net of amortization and depreciation	(3,754)	(4,306)
Less: Cost of Service revenue, amortization and depreciation	(2,126)	(2,570)

Gross profit from Service revenue	$38,087	$39,857
Gross margin from Service revenue	87%	85%

	Year Ended December 31,
(In thousands, except percentages)	2021	2020
Service revenue	$61,120	$47,366
Less: Cost of Service revenue, net of amortization and depreciation	(5,859)	(5,882)
Less: Cost of Service revenue, amortization and depreciation	(3,523)	(4,244)

Gross profit from Service revenue	$51,738	$37,240
Gross margin from Service revenue	85%	79%

For the nine months ended September 30, 2022, Trip Contribution Profit amounted to $20.6 million, a decrease of $4 million, or 16%, from the nine months ended September 30, 2021. The change is attributable to a $2.8 million decrease in Service revenue and $1.8 million increase in trip support costs, partially offset by a decrease in cost of Service revenue of $0.6 million.

For the year ended December 31, 2021, Trip contribution profit amounted to $32.3 million, an increase of $22.5 million, or 230%, from the prior year. The change is attributable to an increase in service revenue of $13.8 million, as well as a decrease in trip support costs of $8.7 million.

For the nine months ended September 30, 2022, our Trip Contribution Margin was 47%, a reduction from our Trip Contribution Margin of 53% for the nine months ended September 30, 2021. The reduction in our Trip Contribution Margin is largely attributable to an increase in Trip support costs and an increase in incentives discussed in the Total Revenues section elsewhere in this document.

For the year ended December 31, 2021, our Trip Contribution Margin was 53%, an improvement from our Trip Contribution Margin of 21% for the year ended December 31, 2020. The improvement in our Trip Contribution Margin is attributable to our focus on improving unit economics by driving an increase in service revenue while controlling direct variable costs related to trip support.

Adjusted EBITDA

We define Adjusted EBITDA as net income adjusted for: (i) fair value adjustment of instruments carried at fair value; (ii) interest income (expense) and other income (expense); (iii) income tax provision; (iv) gain on extinguishment of debt; (v) depreciation and amortization; (vi) stock-based compensation expense; (vii) contingent compensation; and (viii) certain expenses determined to be incurred outside of the regular course of business which includes: expenses associated with the termination of our leased vehicle supply arrangements, certain legal settlements and business combination-related legal fees, and investments in preparation of going public, initial implementation projects and transaction costs associated with proposed business combinations that are not subject to deferral. Adjusted EBITDA is a key performance measure that we use to assess operating performance and operating leverage of our business. As Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. Accordingly, we believe that Adjusted EBITDA provides useful to investors and others in understanding and evaluating our results of operations in the same manner as our management and board of directors. The items excluded from our Adjusted EBITDA calculation are either non-cash in nature, or not driven by core results of recurring operations and therefore not predictable or recurring, rendering comparisons with prior periods and competitors less meaningful.

The following tables present a reconciliation of Adjusted EBITDA from the most comparable GAAP measure, Net Loss, for the periods presented:

	Nine Months Ended September 30,
(In Thousands)	2022	2021
Net Loss	$(100,583)	$(105,259)
Plus: warrant liability, convertible promissory note and securities fair value adjustment	13,625	34,881
Plus: interest and other income (expense), net	6,645	1,896
Minus: income tax provision	(547)	(797)
Minus: gain on extinguishment of debt	—	(7,017)
Plus: depreciation and amortization	7,670	9,591
Plus: stock-based compensation	4,945	9,420
Plus: contingent compensation	1,180	12,569
Plus: expense not incurred in the regular course of business	1,856	4,740

Adjusted EBITDA	$(65,209)	$(39,976)

	Year Ended December 31,
(In Thousands)	2021	2020
Net Loss	$(120,063)	$(165,055)
Plus: warrant liability, convertible promissory note and securities fair value adjustment	20,736	19,986
Plus: interest and other income (expense), net	6,454	2,053
Minus: income tax provision	(471)	(1,260)
Minus: gain on extinguishment of debt	(7,017)	(464)
Plus: depreciation and amortization	12,815	14,669
Plus: stock-based compensation	11,468	2,645
Plus: contingent compensation(1)	11,539	14,032
Plus: expense not incurred in the regular course of business	5,334	6,631

Adjusted EBITDA	$(59,205)	$(106,763)

(1)	Represents retention-based compensation related to a 2019 acquisition (see Note 4 — Contingent Compensation to Getaround’s consolidated financial statements included in this prospectus).

For the nine months ended September 30, 2022, Adjusted EBITDA was a loss of $65.2 million, an unfavorable change by $25.2 million, or 63%, from the loss of $40.0 million from the comparable period in 2021, driven primarily by investments in preparation for becoming a public company and a renewed focus on investment in growth.

For the year ended December 31, 2021, Adjusted EBITDA was a loss of $59.2 million which decreased by $47.6 million, or 45%, from the loss of $106.8 million from the prior year. The improvement is primarily attributable to a decrease in our loss from operations by $44.4 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 as we continued to streamline our business and improve our unit economics through various operating initiatives.

Liquidity and Capital Resources

Our principal sources of liquidity have historically consisted of cash generated from our financing activities. As of September 30, 2022, our principal sources of liquidity were cash and cash equivalents of $27.2 million, exclusive of restricted cash of $3.6 million. Cash and cash equivalents consisted of institutional money market funds, and similar instruments that have an original maturity date of less than six months and are readily convertible into known amounts of cash. Restricted cash consists of letters of credit collateralizing lease agreements.

As noted above, we consummated the Business Combination with InterPrivate II on December 8, 2022.

On a pro forma basis, upon consummation of the Business Combination, our cash, cash equivalents and marketable securities would have amounted to approximately $98.5 million at September 30, 2022, reflecting actual stockholder redemptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus for additional information.

We have incurred cumulative losses from inception through September 30, 2022, and expect to incur additional losses for the foreseeable future. Our ability to fund our operations and capital expenditures beyond our current cash, cash equivalents and marketable securities resources will depend on our ability to generate cash from operating activities which is subject to future operating performance, as well as general economic, financial, competitive, legislative, regulatory, and other conditions, some of which may be beyond our control. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to develop and promote our platform, as well as to grow our marketplace globally. Our future capital requirements depend on many factors, including our needs to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. As a result, we may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.

Financing Arrangements

Convertible Notes Payable

In a series of closings in May 2021, June 2021, July 2021, August 2021 and October 2021, Getaround sold $29.4 million aggregate principal amount of its 2021 Bridge Notes pursuant to the 2021 Bridge Note Purchase Agreement. The 2021 Bridge Notes, as subsequently amended, accrue interest at a rate of 0.12% per annum and mature in November 2023. In a series of closings in June 2022, September 2022 and November 2022, Getaround issued a total of $35.4 million aggregate principal amount of its 2022 Bridge Notes pursuant to the 2022 Bridge Note Purchase Agreement. The 2022 Bridge Notes accrue interest at a rate of 1.85% per annum and mature in May 2024. Getaround was permitted to issue up to an additional $14.6 million of 2022 Bridge Notes prior to the Closing pursuant to the 2022 Bridge Note Purchase Agreement. As of September 30, 2022, the aggregate principal amount outstanding under the 2021 and 2022 Bridge Notes, including accrued but unpaid interest, was $58.0 million. In addition, concurrently with the June 2022 issuance of 2022 Bridge Notes, an immediate family member of management provided an additional $4.75 million in advance financing in anticipation of additional bridge loan financing, which advance was settled in connection with the September 2022 issuance. In connection with the Closing, the 2021 and 2022 Bridge Notes converted in accordance with their terms into shares of Class A Stock. Please refer to Note 18 – Related - Party Transactions to our unaudited consolidated financial statement included in this prospectus for additional details.

Horizon Loan

In November 2020, Getaround entered into a loan agreement with a lender for an $18.0 million note payable (the “Horizon Loan”). On February 28, 2021, Getaround drew upon an additional $7.0 million, for a total note payable of $25.0 million. The Horizon Loan accrued interest at a rate of 10.5% per annum and had a maturity date of December 1, 2024. On October 8, 2021, the Horizon Loan was paid off and refinanced with the Deutsche Bank Loan, discussed below.

Deutsche Bank Loan

In October 2021, Getaround entered into the 2021 Credit Agreement for a $75.0 million note payable, with Deutsche Bank as the lead arranger (as amended, the “Deutsche Bank Loan”). Getaround used a portion of the proceeds to pay off the then-outstanding indebtedness under the Horizon Loan along with related early repayment fees. The Deutsche Bank Loan matures on October 7, 2023 and Getaround must make monthly interest-only payments at a rate of 10% per annum for the first twelve months, 11% per annum during the next six months, and 12% per annum for the remaining term of the note until the maturity date, at which point the principal is to be paid in full along with a final payment fee of $4,125,000. Getaround pledged as collateral all intellectual property held in the U.S., which has no book value, and Getaround’s equity interests of its subsidiaries.

The 2021 Credit Agreement requires mandatory repayments in the event of either (1) an acceptable SPAC transaction or acceptable primary equity issuance with a valuation of Getaround’s equity interests of at least $1.0 billion is not consummated on or prior to November 30, 2022, or (2) if our total revenues as of the last day of any fiscal quarter ending on or after September 30, 2022 is below a certain threshold for the last twelve months. Upon either event, Getaround is required to repay 4.17% (8.34% for the first month following a transaction consummation event or for the first two months following a revenue threshold event) of the principal amount outstanding as of the date of the event payable monthly on the first business day of the immediately following month and continuing until the maturity date. Subsequent compliance after the initial event will not alter the monthly mandatory repayment obligation.

Additionally, the 2021 Credit Agreement also requires mandatory repayment if, after entering into the 2021 Credit Agreement, Getaround: (i) receives any cash proceeds from any capital contribution or any issuance of subordinated debt or equity interests, other than those permitted, of an amount equal to 100% of the net cash proceeds of the respective issuance and shall be applied pro rata on such date, provided the issuance is based on a valuation of all equity interests of Getaround of an amount equal to or greater than $1.0 billion, such repayment shall not exceed $40.0 million. (ii) receives any cash proceeds from any issuance or incurrence of indebtedness, other than permitted, of an amount equal to 100% of the net cash proceeds of the respective incurrence of indebtedness which shall be applied pro rata on such date; (iii) receives any cash proceeds from any asset sale in which the proceeds exceed $1.0 million per transaction or series of related transactions and $5.0 million in the aggregate per fiscal year, of an amount equal to 100% of the net sale proceeds which shall be applied pro rata on such date, subject to certain exceptions; (iv) experiences a change of control; and (v) receives any cash proceeds from any recovery event, unless such proceeds don’t exceed $1,000,000 in aggregate for all such recovery events over the term of the loan or if the proceeds are in respect to automobile insurance claims made in the ordinary course of business, of an amount equal to 100% of the net cash proceeds from such event which shall be applied pro rata on such date, subject to certain exceptions.

The 2021 Credit Agreement contains various non-financial covenants. Getaround was in compliance with all covenants as of September 30, 2022. As of September 30, 2022, the outstanding debt obligations under the 2021 Credit Agreement were $75.0 million. Under the terms of the Merger Agreement, the 2021 Credit Agreement was repaid in full at the Closing.

Prêt Garanti par l’État (“PGE”) Loan

In response to the COVID-19 pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, Getaround entered into loan agreements with three French lenders for a total of 4.5 million euros of notes payable (collectively, the “PGE Loan”), of which 3.0 million euros of the notes were interest free during the initial one-year term with the remaining 1.5 million euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3.0 million euros initially were to mature during November 2021 and were to be paid in full.

During January 2021, the payment terms of the 1.5 million euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, Getaround entered into a discussion to amend the terms of the PGE Loan to defer first payments on 3.0 million euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3.0 million euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE Loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2.4 million euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.

As of September 30, 2022, the outstanding debt obligations under the PGE Loan were 4.1 million euros.

Paycheck Protection Program

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020. Among the provisions contained in the CARES Act is the creation of the Paycheck Protection Program (“PPP”) that provides for Small Business Administration (“SBA”) Section 7(a) loans for qualified small businesses. On May 1, 2020, Getaround received total proceeds of $6,938,000 pursuant to the PPP (the “PPP Loan”). In accordance with the loan forgiveness requirements of the CARES Act, Getaround used the proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The interest rate on the PPP Loan is a fixed rate of 1% per annum. The PPP Loan was to mature on April 30, 2022.

In June 2021, Getaround’s PPP Loan principal of $6,938,000 and accrued interest of $79,000 was forgiven by the SBA, of which $17,000 interest expense was recognized during the six months ended June 30, 2021. The PPP Loan and application for forgiveness of the loan remain subject to review and audit by SBA for compliance with program requirements. Accordingly, Getaround is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining the PPP Loan, and for obtaining forgiveness of the loan. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

Cash Flows

The following tables summarize our cash flows for the periods indicated:

	Nine Months Ended September 30,
(In thousands)	2022	2021
Net cash used in operating activities	$(63,206)	$(53,338)
Net cash provided by (used in) investing activities	(1,607)	(490)
Net cash provided by financing activities	31,685	38,157
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(2,522)	(1,182)

Net change in cash, cash equivalents and restricted cash and cash equivalents	$(35,650)	$(16,853)

	Year Ended December 31,
(In thousands)	2021	2020
Net cash used in operating activities	$(81,046)	$(149,933)
Net cash provided by (used in) investing activities	(1,091)	416
Net cash provided by financing activities	85,965	150,525
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(1,641)	1,849

Net change in cash, cash equivalents and restricted cash and cash equivalents	$2,187	$2,857

Operating Activities

Net cash used in operating activities was $63.2 million and $53.3 million for the nine months ended September 30, 2022 and 2021, respectively. Net cash used in operating activities was $81.0 million and $150.0 million for the years ended December 31, 2021 and 2020, respectively. Comparability of operating cash flows between comparable periods was impacted by changes in working capital primarily driven by following factors: (i) sales volumes and timing of collections, (ii) volume of purchases and timing of payments, (iii) timing and volume of payments related to the cash portion of the contingent compensation liability incurred in connection with the 2019 Acquisition, (iv) termination of our leased vehicle supply arrangement in 2020 and (v) fluctuations in liability from obligation to remit insurance fees collected on behalf of an insurance company in Europe due to the timing of payments.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2022 amounted to $1.6 million, consisting entirely of purchases of property and equipment.

Net cash used in investing activities during the nine months ended September 30, 2021 amounted to $0.5 million, consisting entirely of purchases of property and equipment.

Net cash used in investing activities during the year ended December 31, 2021 amounted to $1.1 million, consisting of $1.5 million in purchases of property and equipment offset by $0.4 million in proceeds from sales of property and equipment.

Net cash provided by investing activities during the year ended December 31, 2020 amounted to $0.4 million, consisting of $0.8 million in proceeds from the sale of property and equipment offset by $0.4 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2022 was $31.7 million, consisting of repayment of a portion of the Prêt Guaranty par l’État Loan, offset by proceeds from the issuance of Bridge loans and exercise of common stock options.

Net cash provided by financing activities for the nine months ended September 30, 2021 was $38.2 million, primarily consisting of $7.0 million in proceeds from the issuance of notes payable, $1.3 million in proceeds from the exercise of stock options, $0.9 million in proceeds from the issuance of convertible redeemable preferred stock warrants, $0.6 million in proceeds from the issuance of convertible redeemable preferred stock, and $28.4 million in proceeds from the issuance of subordinated convertible promissory notes payable.

Net cash provided by financing activities was $86.0 million for the year ended December 31, 2021, primarily consisting of $73.7 million in proceeds from a loan from a financial institution, $29.4 million in proceeds from the issuance of convertible notes, $7.0 million in proceeds from the issuance of notes payable, and $1.4 million in proceeds from the exercise of common stock options which was partially offset by $25.0 million from the repayment of the loan from another financial institution and $1.9 million loan repayment and extinguishment fees.

Net cash provided by financing activities was $150.5 million for the year ended December 31, 2020, primarily consisting of $59.6 million in proceeds from the issuance of securities, $28.9 million in proceeds from the issuance of preferred stock, net of issuance costs, $28.8 million in proceeds from the issuance of notes payable, $26.8 million in proceeds from issuance of subordinated convertible promissory note, and $13.3 million in proceeds from issuance of warrants which was partially offset by $7.0 million from the repayment of notes payable.

Contractual Obligations and Commitments

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below is a table that shows our contractual obligations as of December 31, 2021:

	Payments Due by Period
(In thousands)	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years
Long Term Debt(1)	$79,923	$464	$77,359	$2,100	$—
Operating Leases(2)	32,580	3,990	8,298	4,295	15,997

Total Contractual Obligations	$112,503	$4,454	$85,657	$6,395	$15,997

(1)	Refer to Note 11 - Notes Payable to our consolidated financial statements included in this prospectus.
(2)	Refer to Note 12 - Commitments and Contingencies to our consolidated financial statements included in this prospectus.

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a material penalty are not included in the table above. There were no material modifications to what comprises our contractual obligations between December 31, 2021 and September 30, 2022.

During second and third quarter of 2022, we issued and sold 2022 Bridge Notes in an aggregate principal amount of $31.8 million. These notes accrue interest at a rate of 1.85% per annum and mature in May 2024. In connection with the Closing, the 2021 and 2022 Bridge Notes converted in accordance with their terms into shares of Class A Stock and the 2021 Credit Agreement was repaid in full.

Contingencies

We are involved in claims, lawsuits, indirect tax matters, and proceedings arising from the ordinary course of our business. Legal fees and other expenses associated with such actions are expensed as incurred. We record a provision for a liability when we determine that a loss-related matter is both probable and reasonably estimable. We disclose material contingencies when we believe that a loss is not probable but reasonably possible and can be reasonably estimated. These claims, suits, and proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Determining both probability and the estimated amount is inherently uncertain and requires making numerous judgments, assumptions, and estimates. Many of these legal and tax contingencies can take years to resolve. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

For a description of our significant accounting policies, see Note 2 - Summary of Significant Accounting Policies to our consolidated financial statements included in this prospectus.

The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our financials are described below.

Fair Value Measurements

We measure fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. We use significant unobservable inputs to estimate the fair value of certain assets and liabilities.

Company Valuation and Fair Value Calculation of Convertible Redeemable Preferred Stock Warrants & Common Stock Warrant Liability, and Convertible Promissory Notes

In the absence of a public trading market, the fair value of our common stock was determined by the Getaround Board. The Getaround Board considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved. The factors considered include, but are not limited to:

(i)	the results of contemporaneous independent third-party valuations of our common stock;

(ii)	the prices, rights, preferences and privileges of our preferred stock relative to those of our common stock;

(iii)	the lack of marketability of our common stock;

(iv)	actual operating and financial results;

(v)	current business conditions and projects;

(vi)	the likelihood of achieving a liquidity event; and

(vii)	precedent transactions involving our shares.

The fair value of our common stock was determined with an option pricing method (“OPM”) that utilizes both income and market approaches, which are probability weighted depending on the scenario of (i) a consummation of a business combination transaction with a special purpose acquisition company or (ii) remaining private.

The valuation methodology utilized under the remain private scenario was determined by first valuing our total equity, as of the end of each reporting period. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value our company under certain scenarios.

In determining the value under the consummation of a business combination transaction with a special purpose acquisition company scenario, we utilized the preliminary terms of the letter of intent with such special purpose acquisition company. In addition, as the letter of intent provides shareholders the right to receive an earnout, we determined the probability-weighted value per share associated with the earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the earnout and its fair value.

The fair value of our redeemable convertible preferred and common stock warrants is estimated based on the probability weighted average values from (i) a Black-Scholes calculation and (ii) the fair value calculated from the Company Valuation OPM under the scenario of remaining private. The value from the Black-Scholes calculation reflects the value in an initial public offering scenario with the contractual term of the warrants, which is weighted by an estimated probability of a potential initial public offering at the applicable valuation. The value from the OPM reflects the value in an alternative exit scenario at which point the warrants were expected to be exercised. The OPM value was weighted by an estimated probability of a potential alternative exit event at the applicable valuation date.

The significant unobservable inputs into the valuation model used to estimate the fair value of the redeemable convertible preferred and common stock warrants include:

•	the timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring,

•	the selection of guideline public company multiples,

•	a discount for the lack of marketability of the preferred and common stock,

•	the projected future cash flows, and

•	the discount rate used to calculate the present-value of the estimated equity value allocated to each share class.

In determining the fair value our convertible promissory notes, we applied the probability weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, we assessed the probability that the convertible promissory notes would be converted to common stock through the consummation of a business combination transaction with a special purpose acquisition company or as a result of a qualified financing. Additional inputs used in applying the PWERM are: (i) the expected timing of the conversion, (ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, (iii) the contractual conversion price adjustment, and (iv) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for CCC-rated corporate bonds.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

Stock-Based Compensation

We measure compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. The determination of the grant date fair value using an option-pricing model is affected by our estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables. These variables include our expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, risk-free interest rate for the expected term of the award and expected dividends. Stock-based compensation is recognized on a straight-line basis over the requisite service period. These amounts are reduced by forfeitures as the forfeitures occur.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, see Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements included this prospectus.

Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in inflation and foreign currencies. Such fluctuations to date have not been significant.

Inflation Risk

We do not believe that inflation, including inflationary pressures arising from the effects of supply chain disruption, has had a material effect on our business, results of operations or financial condition, during the periods presented in “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. Nonetheless, if our marketplace or costs were to become subject to significant inflationary pressures, we may not be able to maintain our unit economics or fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Inflationary pressure as well certain global events in 2022 have also impacted the cost of fuel paid by our guests. While nearly all transportation alternatives have faced this same increased cost, increasing fuel prices may lead some potential customers to travel less, thereby reducing demand for our service and adversely impacting our results of operations. We do not believe that rising fuel prices have had a material impact on our business, results of operations or financial condition during the periods presented in “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Foreign Currency Exchange Risk

We transact business globally in multiple currencies. Our international revenue, as well as costs and expenses denominated in foreign currencies, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. We are exposed to foreign currency risks related to our revenue and operating expenses, along with certain intercompany transactions, denominated in currencies other than the U.S. dollar, primarily the Euro and Norwegian Kroner and to a lesser degree, the British pound. Accordingly, changes in exchange rates may negatively affect our future revenue and other operating results as expressed in U.S. dollars. Our foreign currency risk is partially mitigated as our entities that primarily recognize revenue in currencies other than the U.S. dollar incur expenses in the same underlying currencies and as such we do not believe that foreign currency exchange risk has had a material effect on our business, results of operations or financial condition.

We have experienced, and will continue to experience, fluctuations in our net loss as a result of transaction gains or losses related to remeasurement of our asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. These items are presented within Other income (expense), net in our consolidated statements of operations.

Interest Rate Risk

In response to increased inflation risk, many central banks across the globe, and in the markets where we operate, have increased key interest rates and may increase rates further in the future. While these interest rate increases have not directly impacted Getaround in the financial reporting periods presented in this prospectus, there could be adverse impacts to our cost of borrowing should the Company seek additional credit financing in the future. We do not have any plans at this time to seek credit financing not otherwise described in this prospectus. We are also monitoring the potential impact to our host community in determining whether increased costs of borrowing are impacting their ability to access auto financing. We believe that our revenue and pricing model sufficiently addresses this risk by ensuring that hosts are generating enough revenue to offset any potential increases to their borrowing costs in the future. We believe this risk may be further mitigated should the increased cost of auto financing lead to reduced consumer demand for car ownership and increased demand for our service.

Supply Chain Risk

Beginning in the third quarter of 2020, the supply of vehicles suitable for our marketplace has been negatively impacted by COVID-19, the global semiconductor supply chain shortage and related economic factors affecting the automotive industry. The shortage has reduced the manufacturing output and new vehicle inventory of OEMs, which has in turn increased prices for used cars in a significant manner. As a result, it has become more expensive for existing hosts to add eligible vehicles to our marketplace, and prospective hosts may be more hesitant to share their vehicles with us. Furthermore, given the historically high prices for used vehicles, existing hosts may be more likely to sell their vehicles than continue to make them available for sharing in our marketplace.

We have been able to mitigate the impact of the supply chain shortage through product and pricing changes and thereby have reduced the impact of these developments on our results of operations and financial condition during the periods presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. However, if the current supply chain shortages and related economic factors affecting the automotive industry do not resolve, or if they were to worsen, and if we were unable to offset those impacts via changes to our product or pricing, or if customers do not accept those changes, our results of operations and financial condition would be materially and adversely impacted.

MANAGEMENT

Management and Board of Directors

The following table sets forth certain information, including ages as of December 31, 2022, regarding our executive officers and members of the Board.

Name	Age	Title
Executive Officers
Sam Zaid	44	Chairman and Chief Executive Officer
Tom Alderman	40	Chief Financial Officer
Kasra Sy Fahimi	52	Chief Operating Officer
Spencer Jackson	60	General Counsel and Secretary
Non-Employee Directors
Bruno Bowden(1)(3)	44	Director
Ahmed M. Fattouh(1)(2)(3)	48	Director
Ravi Narula(1)	53	Director
Jeffrey Russakow	53	Director
Neil S. Suslak(2)	63	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Sam Zaid. Mr. Zaid is a co-founder of Getaround and has served as our Chief Executive Officer and as Chairman of the Board since the Closing, and previously served as the Chief Executive Officer of Legacy Getaround since January 2022 and from 2010 until December 2020. Between December 2020 and December 2021 Mr. Zaid served as Executive Chairman of Legacy Getaround. Before Getaround, Mr. Zaid founded and served as Chief Executive Officer of 360pi, a price intelligence platform for online retailers that was acquired by MarketTrack in 2017. Mr. Zaid also founded and served as Chief Executive Officer of Apption, an enterprise software consultancy specializing in big data analytics and Artificial Intelligence that he founded in 2004. Mr. Zaid has been named an E&Y Entrepreneur of the Year, a Microsoft Code Award winner, and was a Google Scholarship recipient. Mr. Zaid studied Engineering Physics at Queen’s University in Canada, graduating with First-class honors, and Artificial Intelligence & Robotics through the Singularity University Graduate Studies Program. We believe that Mr. Zaid is qualified to serve as a member of the Board because of the perspective and experience he brings as our co-founder and Chief Executive Officer and his executive experience at other technology startup companies.

Tom Alderman. Mr. Alderman has served as our Chief Financial Officer since the Closing and previously held the same position with Legacy Getaround since November 2022. Mr. Alderman previously served as Vice President, Finance of Legacy Getaround from February 2020 to November 2022 and as Senior Director, Finance of Legacy Getaround from October 2017 to February 2020. Prior to joining Legacy Getaround, Mr. Alderman served as Vice President of Investment Banking at Piper Jaffray, an investment banking firm, from early 2017 to October 2017. From 2013 to 2016, Mr. Alderman served as Vice President of Technology Investment Banking at Credit Suisse, a global investment bank and financial services firm. Earlier in his career, Mr. Alderman worked in various investment banking roles at both Piper Jaffray and Credit Suisse. Mr. Alderman received a Dual Bachelor’s degree in Business Administration and Economics from Cal Poly, San Luis Obispo.

Kasra Sy Fahimi. Mr. Fahimi has served as our Chief Operating Officer since the Closing and previously held the same position with Legacy Getaround since March 2022. Prior to joining Legacy Getaround, Mr. Fahimi spent over 25 years in executive roles across Consumer and Enterprise software companies. Prior to joining

Getaround, he was the Senior Vice President, Products for Symphony RetailAI from January 2018 until March 2022. From January 2013 to January 2018, Mr. Fahimi served as a Member of the Executive Team and Operating Partner at Symphony Technology Group. Prior to 2013, Mr. Fahimi held various Vice President positions at Yahoo, including serving as the Head of Yahoo’s Advertising Products globally. Mr. Fahimi was founder and Chief Executive Officer of DocSpera, a venture backed healthcare tech company where he currently serves as Chairman. He also has served as an advisor, investor or board member to several technology enabled start-ups including Mint (Intuit), Oportun and Connexity. Mr. Fahimi earned an M.B.A. from the Anderson School of Business at UCLA and a Bachelor’s degree in Engineering from University of California at Berkeley. He currently serves on the board of the Bullis Charter School in Los Altos, CA.

Spencer Jackson. Mr. Jackson has served as our General Counsel and Secretary since the Closing, and previously held the same positions with Legacy Getaround since September 2018. Prior to joining Legacy Getaround, Mr. Jackson served as Vice President and General Counsel at Ooma, Inc., a cloud-based provider of communications and connected services, from December 2013 to September 2018, and as its Secretary from January 2014 to September 2018. From March 2005 to December 2013, he was a corporate and intellectual property transactions attorney at Orrick, Herrington & Sutcliffe LLP, an international law firm, and also worked as an attorney for Intel Capital, the venture-investing arm of Intel Corporation, during 2010 while on a secondment from Orrick. Prior to Orrick, Mr. Jackson was an entrepreneur in the music industry and an exploration geophysicist at Unocal Corporation. Mr. Jackson holds a Bachelor’s degree in Geophysics from the University of California, Berkeley, a Master’s degree in Geophysics from Stanford University, and a J.D. from the University of California, Berkeley School of Law. Mr. Jackson is admitted to practice law in the State of California and before the U.S. Patent and Trademark Office as a registered patent attorney.

Non-Employee Directors

Bruno Bowden. Mr. Bowden has served as a member of the Board since the Closing. Since December 2020, Mr. Bowden has served as a Managing Partner and co-founder of Grep VC, a venture capital firm investing in new technologies in AI and robotics. Prior to Grep VC, he served as an Engineering Manager at Aurora Innovation, a self-driving vehicle technology company, from May 2017 to September 2018 and as an Equity Partner at Data Collective, a venture capital firm investing in entrepreneurs building Big Data companies, from 2012 to 2017. Prior to that, he served as Engineering Manager at Google, Inc. for over seven years. Mr. Bowden holds a B.A. in Computer Science from the University of Cambridge. We believe that Mr. Bruno is qualified to serve as a member of the Board because of his extensive experience in the venture capital and technology industries.

Ahmed M. Fattouh. Mr. Fattouh has served as a member of the Board since the Closing. Mr. Fattouh has over 25 years of private equity and M&A experience. Prior to the Closing, Mr. Fattouh served as Chairman and Chief Executive Officer of InterPrivate II since its inception. Since 2017, he has been a Founder Member and the Chief Executive Officer of InterPrivate LLC, a private investment firm that invests on behalf of a consortium of family offices in partnership with independent sponsors from leading private equity firms with strong relationships with former portfolio companies. Mr. Fattouh’s blank check company experience includes serving as Chairman and Chief Executive Officer of InterPrivate Acquisition Corp., which closed a business combination with Aeva Inc. in March 2021, Chairman and Chief Executive Officer of InterPrivate III Financial Partners, Inc., and Chairman of InterPrivate IV InfraTech Partners, Inc. In 2001, Mr. Fattouh became a Founding Member and the Chief Executive Officer of Landmark Value Investments, an asset management firm. He also served as the Managing Member of Landmark Value Strategies, Landmark Activist Strategies, Landmark Credit Strategies, the Landmark Real Assets Fund, the Landmark Protection Fund, Globalist Value Strategies and the Globalist MENA Fund. Mr. Fattouh is a former member of the private equity group at Investcorp International and the M&A Department of Morgan Stanley & Co. in New York. He has executed transactions involving industry leaders, including RJR Nabisco, Mobil Corporation, Ampolex, IBM, Elf Atochem, Tivoli Systems, Eagle Industries, Amerace, Washington Energy, Puget Power, Synergy Gas, KKR, Saks Fifth Avenue, Werner Ladder, Falcon Building Products, LVMH, Bliss, Eastern Software, Sumo Logic, and Fidelity National. Mr. Fattouh previously served as a director of Aeva Inc., Columbia Medical Products, the Del Grande Dealer Group, Massmedium, and Collective Sense. Mr. Fattouh

received a B.S. in Foreign Service from Georgetown University. We believe that Mr. Fattouh is qualified to serve as a member of the Board because of his extensive operational, investment and board experience.

Ravi Narula. Mr. Narula has served as a member of the Board since the Closing. Mr. Narula has served as the Chief Financial Officer of FinancialForce.com, Inc., a provider of customer-centric business applications across finance, services, and customer success teams, since June 2021. He previously served as Chief Financial Officer of Ooma, Inc., a smart communications platform for businesses and consumers, from December 2014 to June 2021. Mr. Narula also served as a director of Ooma, Inc. from January 2021 to June 2021. Prior to joining Ooma, he served in different finance roles at Gigamon Inc., a network traffic management software provider, including the role of Chief Accounting Officer from April 2013 to November 2014, and Vice President and Corporate Controller from April 2012 to November 2014. Mr. Narula worked at BigBand Networks, Inc., a digital video networking company, from July 2005 to January 2012, and served as its Chief Financial Officer from May 2010 to January 2012. Prior to joining BigBand, Mr. Narula served as the Director of Financial Governance at Borland Software Corporation, a software company, and was a Senior Manager at Deloitte & Touche, an international accounting firm. Mr. Narula holds a Bachelor of Commerce degree from the University of Garhwal, India and is a licensed CPA (inactive) in the state of California and in Canada. We believe Mr. Narula is qualified to serve as a member of the Board because of his financial expertise, including his several years of experience as chief financial officer and comparable financial roles of publicly traded and privately held companies, and his financial and accounting knowledge.

Jeffrey Russakow. Dr. Russakow has served as a member of the Board since the Closing, and previously served on the board of directors of Legacy Getaround since October 2021 and as a consultant to Legacy Getaround since November 2021. Dr. Russakow has also served as a strategic and operating advisor to various other technology companies since July 2020. He previously served as Chief Executive Officer of Boosted, Inc., a last-mile light electric vehicle transportation company, from June 2017 to May 2020. Prior to Boosted, he served as Chief Executive Officer of Gimbal, Inc., a company formed by Qualcomm to hold its former business unit consisting of its Gimbal geolocation beacon technology, from July 2015 until that company was acquired in December 2016. Dr. Russakow holds a Master’s degree and Ph.D. in Mechanical Engineering from Stanford University and a B.S. in Mechanical Engineering from Princeton University. We believe that Dr. Russakow is qualified to serve as a member of the Board because of his extensive experience in mobility, transportation and IoT technology companies.

Neil S. Suslak. Mr. Suslak has served as a member of the Board since the Closing, and previously served on the board of directors of Legacy Getaround since April 2017. Since 2003, Mr. Suslak has served as a Managing Partner and co-founder of Braemar Energy Ventures, a venture capital firm investing in new technologies in the energy markets. Until July 2021, he served as a director of ChargePoint Holdings, Inc., an electric vehicle charging network provider, following completion of its business combination in February 2021. Mr. Suslak holds an M.B.A. from Columbia Business School and a B.A. from the University of Rochester. We believe Mr. Suslak is qualified to serve as a member of the Board because of his extensive experience in the venture capital and investment banking industries.

Board Composition

Our business and affairs are managed under the direction of the Board. The Board consists of six members. Mr. Zaid is the Chairman of the Board. Subject to the terms of our Amended and Restated Charter, the Board may establish the authorized number of directors from time to time exclusively by resolution adopted by a majority of the Whole Board. In accordance with the Amended and Restated Charter, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Bowden and Suslak, and their terms will expire at our annual meeting of stockholders to be held in 2023;

•	the Class II directors are Messrs. Fattouh and Narula, and their terms will expire at our annual meeting of stockholders to be held in 2024; and

•	the Class III directors are Dr. Russakow and Mr. Zaid, and their terms will expire at our annual meeting of stockholders to be held in 2025.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of the Amended and Restated Charter, the Amended and Restated Bylaws and Delaware Law — Classified Board of Directors.”

Director Independence

The Board has determined, based on information provided by each director concerning his background, employment and affiliations, that Messrs. Bowden, Fattouh, Narula and Suslak do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our securities by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

Board Committees

The Board has three standing committees — an audit committee, a compensation committee and a nominating and corporate governance committee — each of which have the composition and the responsibilities described below. Each of these committees operates under a written charter that satisfies the applicable listing standards of the NYSE, copies of which are available on the investor relations portion of our website at getaround.com. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board may establish other committees as it deems necessary or appropriate from time to time. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

Our audit committee consists of Messrs. Bowden, Fattouh and Narula, with Mr. Narula serving as chair. Rule 10A-3 of the Exchange Act and the NYSE listing standards require that our audit committee be composed entirely of independent members. The Board has determined that each of Messrs. Bowden, Fattouh and Narula meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE listing standards and also meets the financial literacy requirements of the NYSE listing standards. In addition, the Board has determined that each of Messrs. Fattouh and Narula qualifies as an “audit committee financial expert” within the meaning of the SEC regulations.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. The principal functions of the audit committee include, among other things:

•	helping the Board oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

•	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing compliance with our code of business conduct and ethics;

•	reviewing related person transactions; and

•	approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Messrs. Fattouh and Suslak, with Mr. Fattouh serving as chair. The Board has determined that Messrs. Fattouh and Suslak each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE listing standards, including the heightened independence standards for members of a compensation committee.

The primary purpose of our compensation committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal functions of the compensation committee include, among other things:

•	reviewing, approving and determining, or making recommendations to the Board regarding, the compensation of our chief executive officer, other executive officers and senior management;

•	reviewing, evaluating and recommending to the Board succession plans for our executive officers;

•	reviewing and recommending to the Board the compensation paid to our non-employee directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Bowden and Fattouh, with Mr. Bowden serving as chair. The Board has determined that Messrs. Bowden and Fattouh each meet the definition of an “independent director” under the NYSE listing standards.

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;

•	instituting plans or programs for the continuing education of the Board and the orientation of new directors;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters;

•	overseeing our corporate governance practices;

•	overseeing periodic evaluations of the Board’s performance, including committees of the Board; and

•	contributing to succession planning.

Compensation Committee Interlocks and Insider Participation

Prior to the Closing, InterPrivate II’s compensation committee was composed of Tracey Brophy Warson and Matthew Luckett, who replaced Susan L. Decker on the committee in November 2021, none of whom was during 2021 or 2022 an officer or employee of InterPrivate II or was formerly an officer of InterPrivate II. Following the Closing, our compensation committee consists of Messrs. Fattouh and Suslak, none of whom is or has been at any time an officer or employee of Getaround. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that has served as a member of the Board or our compensation committee. See the section titled “Certain Relationships and Related Person Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, employees and contractors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the investor relations portion of our website at getaround.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Non-Employee Director Compensation

Prior to the Closing, we did not pay compensation to any of our directors for their service in such capacity.

In connection with the Closing, the Board adopted a new non-employee director compensation policy. The policy was designed to attract and retain high quality non-employee directors (“Outside Directors”) by providing competitive compensation and to align their interests with the interests of our stockholders through equity awards.

Specifically, the policy provides for the following annual cash retainers, which are payable quarterly in arrears and pro-rated for partial quarters of service (including for the partial quarter of service performed following the Closing):

Annual Board Member Service Retainer

•	All Outside Directors: $35,000

•	Lead Independent Director: $7,500 (in addition to above)

Annual Committee Member Service Retainer

•	Member of the Audit Committee: $10,000

•	Member of the Compensation Committee: $7,500

•	Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)

•	Chairperson of the Audit Committee: $20,000

•	Chairperson of the Compensation Committee: $15,000

•	Chairperson of the Nominating and Corporate Governance Committee: $10,000

As described below, Outside Directors will also receive equity awards under the 2022 Equity Incentive Plan annually and will receive awards upon their initial appointment to the Board, as follows:

•

Upon initial election or appointment to the Board, a stock option or restricted stock unit award, as determined by the Board, with a grant date value of $300,000, which will vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to such director’s continuous service through each applicable vesting date; and

•

At each annual stockholder meeting following such director’s appointment to the Board and such director’s service on the Board for a minimum of six months, an additional stock option or restricted stock unit award, as determined by the Board, with a grant date value of $150,000, which will vest in full upon the earlier of the first anniversary of the date of grant or the day prior to the next annual stockholder meeting, subject to such director’s continuous service through the applicable vesting date.

Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the consummation of a “change in control” (as defined in the 2022 Equity Incentive Plan), any unvested portion of an equity award granted in consideration of such director’s service as a member of the Board will vest in full immediately prior to, and contingent upon, the consummation of such change in control.

The Board will also have discretion to grant additional equity awards to certain Outside Directors for services to us that exceed the standard expectations for an Outside Director or for other circumstances determined to be appropriate by the Board. We will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending board and committee meetings.

Director Compensation Agreement

We entered into a consulting agreement with Dr. Russakow effective as of November 1, 2021, as amended effective as of July 5, 2022. Pursuant to the consulting agreement, we agreed to pay Dr. Russakow $50,000 per month for services rendered under the consulting agreement. Further, on January 23, 2022, we granted Dr. Russakow an award of restricted stock units under the 2010 Stock Plan covering 500,000 shares of Legacy Getaround common stock (on a pre-Business Combination basis), which award will vest in 24 equal monthly installments with the first vesting date on December 17, 2021, subject to Dr. Russakow’s continuous service with us through each vesting date, and which award is further contingent upon event-based vesting conditions that were satisfied by the Closing. The consulting agreement may be terminated by either party at any time upon 10 business days’ written notice or, if either party defaults in the performance of the consulting agreement or materially breaches any of its obligations under the consulting agreement, the non-breaching party may terminate the consulting agreement immediately if the breaching party fails to cure the breach within 3 business days of receiving written notice of the breach.

Non-Employee Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)		All Other Compensation ($)		Total ($)
Bruno Bowden	3,401	—		—		3,401
Ahmed M. Fattouh	4,019	—		—		4,019
Ravi Narula	3,401	—		—		3,401
Jeffrey Russakow	—	625,000	(4)	650,000	(5)(6)	1,275,000
Neil S. Suslak	2,628	—		—		2,628

(1)	Pursuant to our non-employee director compensation policy, each director (other than Dr. Russakow) earned a pro-rated cash retainer from the Closing Date through December 31, 2022.
(2)

The amount reported in this column reflects the aggregate grant date fair value for financial statement reporting purposes of restricted stock units granted during the fiscal year ended December 31, 2022, as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). This amount reflects our accounting expense for these restricted stock units and does not represent the actual economic value that may be realized by the non-employee director. There can be no assurance that the amount will ever be realized. For the assumptions used in valuing the award, please see Note 15 to our consolidated financial statements included elsewhere in this prospectus.

(3)

As of December 31, 2022, Dr. Russakow held outstanding unvested restricted stock units covering 229,167 shares of Legacy Getaround common stock (on a pre-Business Combination basis), and the other non-employee directors did not hold any outstanding unvested equity awards.

(4)

On January 23, 2022, we granted Dr. Russakow an award of restricted stock units under the 2010 Stock Plan covering 500,000 shares of Legacy Getaround common stock (on a pre-Business Combination basis), which award will vest in 24 equal monthly installments with the first vesting date on December 17, 2021, subject to his continuous service with us through each vesting date, and which award is further contingent upon event-based vesting conditions that were satisfied by the Closing.

(5)

We entered into a consulting agreement with Dr. Russakow effective as of November 1, 2021, as amended effective as of July 5, 2022, pursuant to which we agreed to pay Dr. Russakow $50,000 per month for services rendered under the consulting agreement, in a total amount of $350,000 over a seven-month period in fiscal year 2022.

(6)

In consideration of the service that Dr. Russakow provided to the company in 2022 and in light of his agreement to significantly reduce his fees as of August 1, 2022, as well as his efforts with respect to the successful conclusion of the Business Combination, in December 2022, the Legacy Getaround board of directors determined in its discretion to pay Dr. Russakow a retention and performance bonus in the amount of $300,000, which bonus was subject to and contingent on the consummation of the Business Combination. The bonus was paid in January 2023.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, this section presents the executive compensation of Legacy Getaround prior to the Closing. All share and per share amounts presented in this section are shown on a pre-Business Combination basis.

The following tables and accompanying narrative set forth information about the 2022 compensation provided to our principal executive officer and each of our two other most highly compensated officers for the fiscal year ended December 31, 2022. These individuals, who are collectively referred to in this section as “named executive officers,” and their positions are as follows:

•	Sam Zaid: Chief Executive Officer

•	Kasra Sy Fahimi: Chief Operating Officer

•	Spencer Jackson: General Counsel and Secretary

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2022.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Total ($)
Sam Zaid
Chief Executive Officer	293,795	312,500	—	606,295
Kasra Sy Fahimi
Chief Operating Officer	257,812	287,500	3,172,500	3,717,812
Spencer Jackson
General Counsel and Secretary	262,500	107,500	—	370,000

(1)

Represents the following cash bonuses earned by each named executive officer with respect to fiscal year 2022: (i) for Mr. Zaid, a retention and performance bonus of $312,500; (ii) for Mr. Fahimi, a retention and performance bonus of $187,500 and a signing bonus of $100,000; and (iii) for Mr. Jackson, a retention and performance bonus of $107,500.

(2)

The amount reported in this column reflects the aggregate grant date fair value for financial statement reporting purposes of stock options granted during the fiscal year ended December 31, 2022, as determined in accordance with FASB ASC Topic 718. This amount reflects our accounting expense for these options and does not represent the actual economic value that may be realized by our named executive officers. There can be no assurance that the amount will ever be realized. For the assumptions used in valuing the award, please see Note 15 to our consolidated financial statements included elsewhere in this prospectus.

Narrative Disclosure to Summary Compensation Table

For 2022, the compensation program for our named executive officers consisted of base salary, cash bonus, equity awards, and certain standard employee benefits.

Employment Agreements

Mr. Zaid entered into an employment agreement with us effective as of September 29, 2020, which employment agreement was amended on February 8, 2021, and February 26, 2021.

Mr. Fahimi entered into an employment agreement with us on February 12, 2022.

Mr. Jackson entered into an employment agreement with us on July 3, 2018.

The narrative below summarizes the payments and benefits that each named executive officer is currently eligible to receive on an annualized basis.

2022 Base Salary

The base salary for each named executive officer is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. The annual base salary earned by each of our named executive officers for the fiscal year ended December 31, 2022, is set forth in the summary compensation table above under the column heading “Salary.” The current annual base salary for each of our named executive officers is: $350,000 (Mr. Zaid); $450,000 (Mr. Fahimi); and $300,000 (Mr. Jackson).

2022 Cash Bonuses

Each named executive officer’s employment agreement provides that the named executive officer will be eligible to earn an incentive bonus each calendar year based upon the achievement of objective and/or subjective criteria established and determined in good faith by the Board. For 2022, each of the following named executive officers was eligible to earn an annual incentive bonus based on the following target bonus amounts: $150,000 (Mr. Zaid); $200,000 (Mr. Fahimi); and $100,000 (Mr. Jackson).

In consideration of the service that Messrs. Zaid, Fahimi and Jackson (along with other members of management) provided to the company in 2022 and in light of their (and other members of management) agreement to significantly reduce their salaries as of August 1, 2022, through the successful conclusion of the Business Combination, as well as their efforts with respect thereto, in December 2022, the Legacy Getaround board of directors determined in its discretion to pay Messrs. Zaid, Fahimi and Jackson performance bonuses, which bonuses were subject to and contingent on the consummation of the Business Combination, as follows: $312,500 (Mr. Zaid); $187,500 (Mr. Fahimi); and $107,500 (Mr. Jackson). The bonuses were paid in January 2023.

In addition, Mr. Fahimi received a one-time signing bonus of $100,000 in March 2022.

The Board has not yet determined bonuses related to 2022 performance for any of our named executive officers.

The aggregate bonuses earned by each of our named executive officers during and with respect to the fiscal year ended December 31, 2022, are set forth in the summary compensation table above under the column heading “Bonus.”

Incentive Bonus Plan

In connection with the Business Combination, the Board adopted and approved an incentive bonus plan (the “Incentive Bonus Plan”), which allows the compensation committee to provide cash incentive awards to selected officers and key employees, including our named executive officers, based upon performance goals established by the compensation committee.

Under the Incentive Bonus Plan, the compensation committee will determine the amount of the target award (which may, but is not required to be, based upon the participant’s base salary), the performance period and the performance goals to be applicable to any award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against our performance as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of ours or an individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis. Performance goals may differ from participant to participant and from award to award.

The compensation committee, may, in its sole discretion and at any time, increase, reduce or eliminate an award otherwise payable to a participant with respect to any performance period.

Actual awards will be paid in cash only after they are earned, which usually requires continued employment in good standing through the date the bonus is paid unless otherwise determined by the compensation committee.

The compensation committee will have the authority to terminate, amend, suspend or reinstate the Incentive Bonus Plan at any time, provided any such termination will not affect the payment of any awards accrued under the Incentive Bonus Plan prior to termination and any such amendment will be subject to the approval of our stockholders to the extent required to comply with applicable laws, regulations or rules.

Potential Payments upon Termination or Change of Control

Getaround anticipates entering into new executive change in control and severance agreements with each named executive officer. The terms and conditions of such executive change in control and severance agreements have not been determined as of the date of this prospectus. Each named executive officer is entitled to certain payments and benefits upon a qualifying termination pursuant to their employment agreements, as described below.

Sam Zaid

If we terminate Mr. Zaid without cause or he resigns for good reason, subject to, among other things, executing a general release of claims in favor of us and complying with the terms of the confidentiality agreement previously entered into with us, Mr. Zaid will be entitled to 12 months of COBRA premium payments.

In addition, Mr. Zaid beneficially owns 1,972,619 shares of Legacy Getaround common stock that were purchased pursuant to the exercise of an option granted to Mr. Zaid on September 24, 2020. Such shares are scheduled to vest with respect to 1/16th of the total shares on each monthly anniversary of September 1, 2020, subject to Mr. Zaid’s continuous service through each such vesting date and also subject to, and contingent upon, the company achieving a market capitalization equal to or greater than $3 billion following the completion of the Business Combination.

Kasra Sy Fahimi

Mr. Fahimi is entitled to certain severance payments and benefits in connection with certain terminations of employment, as described in more detail below:

•

If we terminate Mr. Fahimi without cause or he resigns for good reason at any time within the period beginning 3 months prior to, and ending 12 months following, a change of control, then 50% of the then-unvested shares subject to the option granted to Mr. Fahimi on May 10, 2022, covering 2,250,000 shares of Legacy Getaround common stock (the “Fahimi Option”) will vest and become exercisable.

•

If we terminate Mr. Fahimi without cause or he resigns for good reason at any time on or before March 21, 2024, then 281,250 of the then-unvested shares subject to the Fahimi Option will vest and become exercisable.

•

If we terminate Mr. Fahimi without cause or he resigns for good reason at any time following March 21, 2024, then 421,875 of the then-unvested shares subject to the Fahimi Option will vest and become exercisable.

•

If we terminate Mr. Fahimi without cause or he resigns for good reason before March 21, 2024, then Mr. Fahimi will receive (i) a lump-sum cash payment equal to (x) 6 months of his then-current base salary plus (y) a pro-rated amount of his target bonus (based upon the pro rata portion of the calendar year that Mr. Fahimi remained in service to the Company as an employee), and (ii) payment for his monthly premiums due under COBRA until the earliest of (A) 6 months following his termination date, (B) the expiration of his continuation coverage under COBRA, and (C) the date he receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

•

If we terminate Mr. Fahimi without cause or he resigns for good reason on or after March 21, 2024, then Mr. Fahimi will receive (i) a lump-sum cash payment equal to (x) 9 months of his then-current base salary plus (y) a pro-rated amount of his target bonus (based upon the pro rata portion of the calendar year that Mr. Fahimi remained in service to the Company as an employee), and (ii) payment for his monthly premiums due under COBRA until the earliest of (A) 9 months following his termination date, (B) the expiration of his continuation coverage under COBRA, and (C) the date he receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

Spencer Jackson

Mr. Jackson is entitled to certain severance payments and benefits in connection with certain terminations of employment, as described in more detail below:

•

If we terminate Mr. Jackson without cause or he resigns for good reason upon the consummation of, or at any time following, a change of control, then 50% of the then-unvested shares subject to the option granted to Mr. Jackson on December 31, 2018, covering 420,000 shares of Legacy Getaround common stock will vest and become exercisable.

•

If we terminate Mr. Jackson without cause or he resigns for good reason at any time within the period beginning 3 months prior to, and ending 12 months following, a change of control, then 50% of the then-unvested shares subject to the option granted to Mr. Jackson on November 24, 2020, covering 750,000 shares of Legacy Getaround common stock will vest and become exercisable.

Equity Compensation

Legacy Getaround historically did not have a formal policy with respect to the grant of equity incentive awards to its executive officers. For additional information regarding outstanding equity awards held by our named executive officers as of December 31, 2022, see the “Outstanding Equity Awards at 2022 Fiscal Year-End” table below.

Benefits and Perquisites

In 2022, we provided benefits to our named executive officers on the same basis as provided to all of our employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers were also eligible to participate in our 401(k) plan.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table presents, for each of our named executive officers, information regarding outstanding equity awards as of December 31, 2022.

	Option Awards(1)					Stock Awards(2)
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(3)	Option Expiration Date	Number of Securities that Have Not Vested		Market Value of Securities that Have Not Vested(4)
Sam Zaid	2/25/2021(5)					1,972,619	(6)	$4,022,170
Kasra Sy Fahimi	05/10/2022(7)		2,250,000	$1.26	05/09/2032
Spencer Jackson	12/31/2018(8)	357,000	63,000	$0.78	12/30/2028
	11/24/2020(9)	321,000	425,000	$0.78	11/23/2030

(1)	All options listed cover shares of Legacy Getaround common stock and were granted under the 2010 Stock Plan.
(2)	All restricted stock listed represents shares of Legacy Getaround common stock that were issued pursuant to the early exercise of options granted under the 2010 Stock Plan.
(3)	Represents the fair market value of a share of Legacy Getaround common stock on the date of grant, as determined by the Legacy Getaround board of directors.
(4)

The closing price of a share of our common stock on December 30, 2022, was $0.6530, and the conversion ratio in the Business Combination was 0.32025, which indicates a per share value of the Legacy Getaround common stock as of December 30, 2022, of $2.0390.

(5)	Represents the date the restricted stock was issued pursuant to the early exercise of an option granted on September 24, 2020.
(6)

The restricted stock was issued upon early exercise of an option covering 3,325,000 shares of Legacy Getaround common stock granted on September 24, 2020. The restricted stock is subject to a 16-month vesting schedule, with 1/16th of the total shares vesting on each monthly anniversary of September 1, 2020, subject to the holder’s continuous service through each vesting date and also subject to, and contingent upon, the Company achieving a market capitalization equal to or greater than $3 billion following the Business Combination. The Company repurchased an aggregate of 1,352,381 of these shares of Legacy Getaround common stock on the Closing Date pursuant to the Note Repayment Agreement described under “Certain Relationships and Related Person Transactions — Pre-Business Combination Related Person Transactions of Legacy Getaround — Executive Officer Loans”, leaving 1,972,619 of these shares of Legacy Getaround common stock outstanding and subject to vesting pursuant to the foregoing provisions.

(7)

This option covering 2,250,000 shares of Legacy Getaround common stock was granted on May 10, 2022. This option will vest and become exercisable as follows: (a) 562,500 shares subject to the option will vest and become exercisable on the annual anniversary of March 21, 2022, and 46,875 of the remaining shares subject to the option will vest and become exercisable on each monthly anniversary thereafter; and (b) 281,250 shares subject to the option will vest and become exercisable on the annual anniversary of March 21, 2022, in each case as long as the executive maintains his continuous service status through each applicable vesting date. The vesting of the option will accelerate (i) with respect to 50% of the then-unvested shares subject to the option if we terminate Mr. Fahimi without cause or he resigns for good reason at any time within the period beginning 3 months prior to, and ending 12 months following, a change of control; (ii) with respect to 281,250 of the then-unvested shares subject to the option if we terminate Mr. Fahimi without cause or he resigns for good reason at any time on or before March 21, 2024; and (iii) with respect to 421,875 of the then-unvested shares subject to the option if we terminate Mr. Fahimi without cause or he resigns for good reason at any time following March 21, 2024.

(8)

This option covering 420,000 shares of Legacy Getaround common stock was granted on December 31, 2018. This option is subject to a 5-year vesting schedule, with 1/5th of the total shares vesting on the annual anniversary of September 1, 2018, and 1/60th of the total shares vesting on each monthly anniversary thereafter, subject to the holder’s continuous service through each vesting date. The vesting of the option will accelerate with respect to 50% of the then-unvested shares subject to the option if the holder is terminated by the company without cause or resigns for good reason upon the consummation of, or at any time following, a change of control.
(9)

This option covering 750,000 shares of Legacy Getaround common stock was granted on November 24, 2020. This option is subject to a 5-year vesting schedule, with 1/60th of the total shares vesting on each monthly anniversary of October 1, 2020, subject to the holder’s continuous service through each vesting date. The vesting of the option will accelerate with respect to 50% of the then-unvested shares subject to the option if the holder is terminated by the company without cause or resigns for good reason at any time within the period beginning 3 months prior to, and ending 12 months following, a change of control.

Equity Incentive Plans

Getaround, Inc. 2022 Equity Incentive Plan

In December 2022, the InterPrivate II board of directors adopted and the InterPrivate II stockholders approved the Getaround, Inc. 2022 Equity Incentive Plan (as amended, the “2022 Equity Incentive Plan”). The 2022 Equity Incentive Plan became effective on the Closing Date. Following the Closing, the Board amended the 2022 Equity Incentive Plan to reduce the number of shares of common stock initially reserved for issuance pursuant to the 2022 Equity Incentive Plan.

Purpose

The 2022 Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business. The 2022 Equity Incentive Plan is a successor to the Getaround, Inc. Amended and Restated 2010 Stock Plan (the “2010 Stock Plan”), which we assumed in the Business Combination. No additional stock awards will be granted under the 2010 Stock Plan, although all stock awards granted under the 2010 Stock Plan that were outstanding immediately prior to the Closing were assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2010 Stock Plan.

Types of Stock Awards

The 2022 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2022 Equity Incentive Plan, the maximum aggregate number of shares of common stock initially reserved for issuance under the 2022 Equity Incentive Plan was 19,620,389 shares, which equaled 10% of the total number of shares of the Company’s previously authorized Class A Stock that was issued and outstanding immediately following the effective time of the First Merger and prior to the effectiveness of the Amended and Restated Charter, less 589,539 shares of common stock, plus 11,000,000 shares of common stock in respect of the Incentive Earnout Shares. Shares issued pursuant to the 2022 Equity Incentive Plan may be authorized, but unissued, or reacquired common stock. Furthermore, subject to adjustments as set forth in the 2022 Equity Incentive Plan, in no event shall the maximum aggregate number of shares that may be issued under the 2022 Equity Incentive Plan pursuant to incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that become available for issuance pursuant to the 2022 Equity Incentive Plan pursuant to the provisions below.

The number of shares available for issuance under the 2022 Equity Incentive Plan was and will be increased on the first day of each fiscal year beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year, in each case, in an amount equal to the lesser of (a) 5% of the total number of shares of common stock that are issued and outstanding on the first day of the applicable fiscal year, (b) the number of shares of common stock initially reserved for issuance under the 2022 Equity Incentive Plan, and (c) such smaller number of shares determined by the Board.

Lapsed Awards

To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an “exchange program” (as defined in the 2022 Equity Incentive Plan), the unissued shares that were subject thereto shall, unless the 2022 Equity Incentive Plan shall have been terminated, continue to be available under the 2022 Equity Incentive Plan for issuance pursuant to future stock awards. In addition, any shares which are retained by us upon exercise of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award shall be treated as not issued and shall continue to be available under the 2022 Equity Incentive Plan for issuance pursuant to future stock awards. Shares issued under the 2022 Equity Incentive Plan and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall again be available for future grant under the 2022 Equity Incentive Plan. To the extent a stock award under the 2022 Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2022 Equity Incentive Plan.

To the extent any stock award assumed by us in the Business Combination expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares that were subject thereto shall, unless the 2022 Equity Incentive Plan shall have been terminated, become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards. In addition, any shares which are retained by us upon exercise of any assumed option or settlement of any assumed RSU in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such award (in each case, as applicable) shall be treated as not issued and become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards. Shares issued pursuant to any assumed option, and any shares issued in relation to any share that was issued pursuant to the 2010 Stock Plan and that, as of immediately prior to the Closing, were subject to a substantial risk of forfeiture, that in either case are later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including, without limitation, upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards.

Assumption or Substitution of Awards

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (i) assuming such award under the 2022 Equity Incentive Plan or (ii) granting a stock award under the 2022 Equity Incentive Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the 2022 Equity Incentive Plan if the other company had applied the rules of the 2022 Equity Incentive Plan to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the 2022 Equity Incentive

Plan shall not reduce the number of shares authorized for grant under the 2022 Equity Incentive Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of Getaround or its affiliates are all eligible to participate in the 2022 Equity Incentive Plan. Incentive stock options may only be granted to employees.

Administration

The 2022 Equity Incentive Plan will be administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (hereinafter referred to for purposes of the 2022 Equity Incentive Plan as the “Plan Administrator”). To the extent desirable to qualify transactions under the 2022 Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the 2022 Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the 2022 Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value of a share of common stock in accordance with the 2022 Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the 2022 Equity Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2022 Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the 2022 Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2022 Equity Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2022 Equity Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2022 Equity Incentive Plan and stock awards granted pursuant to the 2022 Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2022 Equity Incentive Plan, any stock award or any award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2022 Equity Incentive Plan; (x) modify or amend each stock award (subject to the terms of the 2022 Equity Incentive Plan and compliance with applicable laws); (xi) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2022 Equity Incentive Plan; (xiii) authorize any person to execute on our behalf any instrument required to give effect to the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2022 Equity Incentive Plan.

To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2022 Equity Incentive Plan to one or more of our directors or officers.

The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the “determination date” (as defined in the 2022 Equity Incentive Plan). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “— Performance Goals” for more information.

Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our capital stock or the stock of any parent or subsidiary of ours, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our capital stock or the stock of any parent or subsidiary of ours, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may vest and/or be exercised and will determine any conditions that must be satisfied before the stock option may vest and/or be exercised. A stock option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “— Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

In the absence of a specified time in the stock option agreement, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason other than “Cause” (as defined in the 2022 Equity Incentive Plan), but in no event later than the expiration of the term of such stock option. If a participant ceases to be a service provider for Cause, the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement or, if there is no specified time in the stock option agreement, any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of common stock on the date of grant. A SAR will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “— Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of common stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of common stock. RSUs will vest at such time, and upon such terms, as are determined by the Plan Administrator, which may include upon the completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule and other terms applicable to such a stock award, the Plan Administrator may impose whatever conditions as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “— Performance Goals” for more information.

Unless the Plan Administrator determines otherwise, during the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares and, if any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.

Participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and shall not be settled unless and until the related RSUs have vested and been earned.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. All stock bonus awards may, but are not required to, be made pursuant to an award agreement. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award and any other terms applicable to such stock bonus award. Payment of a stock bonus award will be made upon the date(s) determined by the Plan Administrator and set forth in the award agreement. Payment may be made in the form of cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

Performance Goals

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets, return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share; (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (xxvi) objective goals relating to projects; and (xxvii) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Outside Director Limitations

Stock awards granted during a single fiscal year under the 2022 Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $750,000 in total value for any non-employee director (hereinafter referred to for purposes of the 2022 Equity Incentive Plan as an “Outside Director”), except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any of our subsidiaries. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3-month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Change in Time Commitment

In the event a participant’s regular level of time commitment in the performance of his or her services for us or one of our affiliates is reduced (for example, and without limitation, if the participant is an employee and the employee has a change in status from full-time to part-time) after the date of grant of any stock award, the Plan Administrator, in its sole discretion, may (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of any outstanding stock award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding stock award (in accordance with all applicable laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Plan Administrator takes any such action, the participant will have no right with respect to any portion of any affected stock award.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Recoupment Policy

The Plan Administrator may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2022 Equity Incentive Plan, a stock award granted under the 2022 Equity Incentive Plan shall be subject to our clawback policy as may be established and/or amended from time to time. The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under, or benefits provided pursuant to, the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of our common stock or other of our securities or other significant corporate transaction, or other change affecting our common stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2022 Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A of the Code.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then-outstanding capital stock or (iv) a change in control (as defined below), each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such outstanding stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding stock award; (f) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to shares previously acquired pursuant to stock awards; (g) the opportunity for participants to exercise such outstanding stock options and/or SARs prior to the occurrence of the corporate transaction and the termination of such outstanding, unexercised stock options and/or SARs upon the consummation of such corporate transaction for no consideration; or (h) the cancellation of such outstanding stock awards in exchange for no consideration.

Change in Control

A stock award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a “change in control” (as defined in the 2022 Equity Incentive Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2022 Equity Incentive Plan

The 2022 Equity Incentive Plan will continue in effect for a term of 10 years from its December 2022 adoption date, unless terminated earlier under the terms of the 2022 Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2022 Equity Incentive Plan.

Legacy Getaround Amended and Restated 2010 Stock Plan

In February 2010, the Legacy Getaround board of directors originally adopted, and in January 2011, the stockholders of Legacy Getaround approved, the 2010 Stock Plan. The 2010 Stock Plan has been amended a number of times, was amended and restated on April 2, 2019, and was last amended on May 10, 2022. No new awards will be granted under the 2010 Stock Plan

The 2010 Stock Plan provided for the grant of incentive stock options to Legacy Getaround employees (and employees of any parent or majority-owned subsidiary of Legacy Getaround), and for the grant of non-statutory stock options, restricted stock and restricted stock units to Legacy Getaround employees, directors and consultants (and employees and consultants of any parent or majority-owned subsidiary of Legacy Getaround). In connection with the Business Combination, we assumed the 2010 Stock Plan. The terms of the 2010 Stock Plan as described herein will continue to govern the terms and conditions of the outstanding stock awards previously granted thereunder.

In connection with the Business Combination, each stock option granted under the 2010 Stock Plan that was outstanding immediately prior to the Closing was converted into an option to purchase a number of shares of common stock (each, an “Assumed Option”) equal to the number of shares of Legacy Getaround common stock the applicable Legacy Getaround option entitled the holder thereof to acquire immediately prior to the Closing, as equitably adjusted in accordance with the terms of the Merger Agreement and rounded down to the nearest whole number, with an exercise price per share equal to the exercise price per share of the applicable Legacy

Getaround option immediately prior to the Closing, as equitably adjusted in accordance with the terms of the Merger Agreement and rounded up to the nearest whole cent. In addition, each unvested RSU granted under the 2010 Stock Plan that was outstanding immediately prior to the Closing was converted into an RSU representing a number of shares of common stock (each, an “Assumed RSU”) equal to the number of shares of Legacy Getaround common stock the applicable Legacy Getaround RSU represented immediately prior to the Closing, as equitably adjusted in accordance with the terms of the Merger Agreement and rounded down to the nearest whole number. Each Assumed Option and Assumed RSU continues to be governed by the same terms and conditions (including vesting and exercisability terms and the applicable terms of the 2010 Stock Plan) as were applicable to the corresponding Legacy Getaround option or RSU outstanding immediately prior to the Closing.

The Board or a committee thereof administers the 2010 Stock Plan, including without limitation the Assumed Options and the Assumed RSUs.

In the event of certain corporate events or changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Stock Plan, the Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the 2010 Stock Plan and/or the number, kind, class and price of securities covered by each outstanding award.

In the event of our dissolution or liquidation, each outstanding Assumed Option or Assumed RSU will terminate immediately prior to the consummation of such action, unless otherwise determined by the Board.

The 2010 Stock Plan provides that in the event of a change in control (as defined in the 2010 Stock Plan), outstanding Assumed Options and Assumed RSUs may be continued, assumed or substituted, cancelled in exchange for payment or cancelled for no consideration as determined by the Board.

2022 Employee Stock Purchase Plan

In December 2022, the InterPrivate II board of directors adopted and the InterPrivate II stockholders approved the Getaround, Inc. 2022 Employee Stock Purchase Plan (the “2022 Employee Stock Purchase Plan”). The 2022 Employee Stock Purchase Plan became effective on the Closing Date.

Purpose

The 2022 Employee Stock Purchase Plan provides a means by which eligible employees and/or eligible service providers of either Getaround or an affiliate may be given an opportunity to purchase shares of common stock. The 2022 Employee Stock Purchase Plan permits us to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the 2022 Employee Stock Purchase Plan, we seek to retain and assist our affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for our success and that of our affiliates.

The 2022 Employee Stock Purchase Plan includes two components: a “423 Component” and a “Non-423 Component.” The 423 Component is intended to qualify as an employee stock purchase plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit participation in the 2022 Employee Stock Purchase Plan in a uniform and non-discriminating basis. In addition, the 2022 Employee Stock Purchase Plan authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the 2022 Employee Stock Purchase Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the 2022 Employee Stock Purchase Plan. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the Non-423 Component of the 2022 Employee Stock Purchase Plan.

Administration

The Board has the power to delegate administration of the 2022 Employee Stock Purchase Plan to a committee composed of not fewer than one member of the Board. The 2022 Employee Stock Purchase Plan will be administered by the Board or a committee thereof (hereinafter referred to for purposes of the 2022 Employee Stock Purchase Plan as the “Plan Administrator”). The Plan Administrator has the final power to construe and interpret both the 2022 Employee Stock Purchase Plan and the rights granted under it. The Plan Administrator has the power, subject to the provisions of the 2022 Employee Stock Purchase Plan, to determine when and how rights to purchase common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the 2022 Employee Stock Purchase Plan. Whether or not the Board has delegated administration of the 2022 Employee Stock Purchase Plan to a committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the 2022 Employee Stock Purchase Plan.

Stock Subject to Employee Stock Purchase Plan

Subject to adjustments as provided in the 2022 Employee Stock Purchase Plan, the maximum number of shares of common stock initially reserved for issuance under the 2022 Employee Stock Purchase Plan was 1,841,719 shares, plus the number of shares of common stock that have been and will be automatically added on the first day of each fiscal year beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year, in each case, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock issued and outstanding on the first day of applicable fiscal year, and (ii) the number of shares of common stock initially reserved for issuance under the 2022 Employee Stock Purchase Plan, unless the Board determines that there will be no increase in the share reserve or that the increase in the share reserve for the applicable fiscal year will be a lesser number of shares of common stock than would otherwise occur. If any purchase right granted under the 2022 Employee Stock Purchase Plan terminates without having been exercised in full, the shares of common stock not purchased under such purchase right will again become available for issuance under the 2022 Employee Stock Purchase Plan.

Offerings

The 2022 Employee Stock Purchase Plan is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the 2022 Employee Stock Purchase Plan is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of common stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of shares of common stock, subject to certain limitations.

Eligibility

Purchase rights may be granted only to our employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The Board may provide that employees will not be eligible to be granted purchase rights under the 2022 Employee Stock Purchase Plan if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the Plan Administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the Plan Administrator may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the Plan Administrator may determine), (iv) is a highly compensated employee within the meaning of the Code, or (v) has not satisfied such other criteria as the Plan Administrator may determine consistent with Section 423 of the Code. Unless otherwise determined by the Plan Administrator for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee (a) has completed at least 3 months of service since the employee’s last hire date and (b) customarily works more than 20 hours per week and more than 5 months per calendar year.

No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all of our and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.

Participation in the 2022 Employee Stock Purchase Plan

On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the 2022 Employee Stock Purchase Plan, will be granted a purchase right to purchase up to that number of shares of common stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Plan Administrator; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the Plan Administrator determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.

Purchase Price

The purchase price of shares of common stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of common stock on the offering date; or (ii) 85% of the fair market value of the shares of common stock on the applicable purchase date (i.e., the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the 2022 Employee Stock Purchase Plan and deposited with our general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner directed by us or our designee.

Purchase of Stock

The Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of common stock will be purchased in accordance with such offering. In connection with each offering, the Plan Administrator may specify a maximum number of shares of common stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of common stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of common stock available will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal

During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest (except as required by applicable law) and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the 2022 Employee Stock Purchase Plan, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Restart

To the extent more than one purchase period is provided during an offering, the Plan Administrator will have the discretion to structure such offering so that if the fair market value of a share on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share on the offering date for that offering, then (i) that offering will terminate as of the purchase date specified with respect to such purchase period, after giving effect to such purchase on the applicable purchase date, (ii) all contribution amounts not applied to the purchase of shares after giving effect to such purchase on the applicable purchase date will be refunded to the applicable participants and (iii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period and purchase period.

Termination of Employment

Purchase rights granted pursuant to any offering under the 2022 Employee Stock Purchase Plan will terminate immediately if the participant is either (i) no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) otherwise no longer eligible to participate. We will have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the 2022 Employee Stock Purchase Plan. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest (except as required by applicable law).

Leave of Absence

An employee will not be deemed to have terminated employment or failed to remain in our continuous employ or of a designated related corporation in the case of sick leave, military leave, or any other leave of absence approved by us; provided that such leave is for a period of not more than 3 months or reemployment upon the expiration of such leave is guaranteed by contract or statute. We will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under applicable laws.

Employment Transfers

Unless otherwise determined by the Board, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and a designated related corporation or between designated related corporations will not be treated as having terminated employment for purposes of participating in the 2022 Employee Stock Purchase Plan or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. In the event that a participant’s purchase right is terminated under the 2022 Employee Stock Purchase Plan, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions without interest (except as required by applicable law).

Restrictions on Transfer

During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.

Exercise of Purchase Rights

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of common stock, up to the maximum number of shares of common stock permitted by the 2022 Employee Stock Purchase Plan and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of common stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.

No purchase rights may be exercised to any extent unless and until the shares of common stock to be issued on such exercise under the 2022 Employee Stock Purchase Plan are covered by an effective registration statement pursuant to the Securities Act and the 2022 Employee Stock Purchase Plan is in material compliance with all applicable laws applicable to the 2022 Employee Stock Purchase Plan. If, on the purchase date, as delayed to the maximum extent permissible, the shares of common stock are not registered and the 2022 Employee Stock Purchase Plan is not in material compliance with all applicable laws, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest (except as required by applicable law).

Capitalization Adjustments

In the event of a capitalization adjustment, the Plan Administrator will appropriately and proportionately adjust: (i) the classes and maximum number of securities subject to the 2022 Employee Stock Purchase Plan, (ii) the classes and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the 2022 Employee Stock Purchase Plan, (iii) the classes and number of securities subject to, and the purchase price applicable to, outstanding offerings and purchase rights, and (iv) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.

In the event of a spin-off or similar transaction, the Board may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the Board, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.

Dissolution or Liquidation

In the event of our dissolution or liquidation, the Plan Administrator will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of Certain Corporate Transactions

In the event of:

•	a transfer of all or substantially all of our assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person; or

•	the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then-outstanding capital stock;

any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of common stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Amendment, Termination or Suspension of the 2022 Employee Stock Purchase Plan

The Board may amend the 2022 Employee Stock Purchase Plan at any time in any respect the Plan Administrator deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the 2022 Employee Stock Purchase Plan for which stockholder approval is required by applicable laws, including any amendment that either (i) increases the number of shares of common stock available for issuance under the 2022 Employee Stock Purchase Plan, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the 2022 Employee Stock Purchase Plan or reduces the price at which shares of common stock may be purchased under the 2022 Employee Stock Purchase Plan, (iv) extends the term of the 2022 Employee Stock Purchase Plan or (v) expands the types of awards available for issuance under the 2022 Employee Stock Purchase Plan, but in each case only to the extent stockholder approval is required by applicable laws.

The Board may suspend or terminate the 2022 Employee Stock Purchase Plan at any time. No purchase rights may be granted under the 2022 Employee Stock Purchase Plan while the 2022 Employee Stock Purchase Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the 2022 Employee Stock Purchase Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements or governmental regulations or (iii) as necessary to obtain or maintain any special tax, listing or regulatory treatment.

The Board will be entitled to: (i) permit contributions in excess of the amount designated by a participant in order to adjust for mistakes in our processing of properly completed contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of common stock for each participant properly correspond with amounts withheld from the participant’s contributions; (iii) amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any offering to enable the purchase rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines, in its sole discretion, advisable that are consistent with the 2022 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Registration Rights Agreement

In connection with the Closing, we, InterPrivate Acquisition Management II LLC (the “Sponsor”), certain holders of Founder Shares, EarlyBirdCapital, Inc. (“EarlyBirdCapital”), one of the underwriters in the IPO, and certain former stockholders of Legacy Getaround entered into an Amended and Restated Registration Rights Agreement, dated as of December 8, 2022 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are obligated to file a registration statement to register the resale of approximately 44.4 million shares of common stock, including the Founder Shares and certain shares of closing merger consideration, in addition to the 4.6 million private placement warrants and the shares of common stock issuable upon the exercise of the private placement warrants. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the holders may demand to sell all or any portion of their registrable securities in an underwritten offering. The Registration Rights Agreement also provides “piggy-back” registration rights to such holders, subject to certain requirements and customary conditions. The Registration Rights Agreement further provides that the registrable securities are subject to transfer restrictions for certain time periods ranging from between 180 days after the Closing Date for the covered shares of closing merger consideration to one year after the Closing Date for the Founder Shares, subject to certain exceptions.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as our director or officer, to the fullest extent permitted by Delaware law, the Amended and Restated Charter and the Amended and Restated Bylaws.

The Amended and Restated Charter contains provisions limiting the liability of directors and the Amended and Restated Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. In addition, the Amended and Restated Bylaws provide that, to the fullest extent permitted by Delaware law and subject to very limited exceptions, we will advance all expenses incurred by our directors and officers in connection with a legal proceeding involving his or her status as our director or officer. See the section titled “Description of Securities — Limitation on Liability and Indemnification of Directors and Officers” for information on the indemnification provisions of the Amended and Restated Charter and the Amended and Restated Bylaws.

Pre-Business Combination Related Person Transactions of Legacy Getaround

Equity Financings

In multiple closings during September 2020, October 2020, January 2021, February 2021 and May 2021, Legacy Getaround sold an aggregate of 11,476,803 shares of its Series E preferred stock at a purchase price of $3.84 per share, for an aggregate purchase price of $44.1 million, and issued warrants to purchase an aggregate of 11,476,803 shares of its Series E-2 preferred stock at an exercise price of $0.001 per share. In connection with the September 2020 and October 2020 closings, Legacy Getaround also issued an aggregate of 7,510,303 shares of its Series E preferred stock at a purchase price of $3.84 per share and warrants to purchase an aggregate of 6,982,108 shares of its Series E-2 preferred stock at an exercise price of $0.001 per share in exchange for $28.8 million aggregate principal amount of its outstanding convertible notes, including the subordinated convertible notes described below under “— Convertible Note Financings — Subordinated Convertible Notes.” In connection with the September 2020 closing, Legacy Getaround issued an aggregate of 22,286,925 shares of its Series E-1 preferred stock at a purchase price of $3.072 per share and warrants to purchase an aggregate of 17,829,543 shares of its Series E-3 preferred stock at an exercise price of $0.001 per share in exchange for $68.5 million aggregate principal amount of its convertible securities described below under “— Convertible Note Financings — Convertible Securities.”

The following table summarizes purchases of these securities by related persons:

Purchaser	Shares of Getaround Series E Preferred Stock	Shares of Getaround Series E-1 Preferred Stock	Warrants to Purchase Shares of Getaround Series E-2 Preferred Stock	Warrants to Purchase Shares of Getaround Series E-3 Preferred Stock	Aggregate Purchase Price
Entities affiliated with Braemar Energy Ventures(1)	859,576	—	859,576	—	$3,300,772
McWin s.r.o.(2)	2,605,232	—	2,605,232	—	$10,004,093
Entities affiliated with PeopleFund Inc.(3)	3,907,925	—	3,907,925	—	$15,006,436
Entity affiliated with SoftBank Vision Fund(4)	—	17,704,821	—	14,163,857	$54,389,215
Sam Zaid(5)	—	1,244,905	—	995,924	$3,824,348

(1)

Represents securities purchased by Braemar Energy Ventures III, L.P. and Braemar/Getaround Investments, LLC, which are controlled by Braemar Energy Ventures. Neil Suslak, a member of the Board and previously a member of the Legacy Getaround board of directors, is a founder and Managing Partner of Braemar Energy Ventures.

(2)	Malgorzata Ewa McGovern, the spouse of Henry McGovern, a former member of the Legacy Getaround board of directors, was the majority shareholder and controller of McWin s.r.o.
(3)

Represents securities purchased by PV GA Investment 3, Inc., which is controlled by PeopleFund Inc. PeopleFund Inc. and its affiliates held over 5% of Legacy Getaround’s capital stock prior to the Closing. Felipe Fernandez Klose, a former member of the Legacy Getaround board of directors, is a managing partner of PeopleFund Inc.

(4)

Represents securities purchased by SVF Fetch (Cayman) Limited (“SVF Fetch”), an affiliate of SoftBank Vision Fund L.P. (“SVF”). SVF, together with its affiliates, held over 5% of Legacy Getaround’s capital stock prior to the Closing. David Boriss and Karim Bousta, former members of the Legacy Getaround board of directors, are affiliates of SVF.

(5)	Represents securities purchased by Zaid Holdings LLC. Sam Zaid, our Chief Executive Officer and a member of the Board, controls Zaid Holdings LLC.

Convertible Note Financings

Convertible Securities

In February 2020, Legacy Getaround entered into a securities purchase agreement with certain purchasers, including SVF Fetch and Mr. Zaid, our Chief Executive Officer and a member of the Board, pursuant to which Legacy Getaround sold $63.1 aggregate principal amount of its convertible securities in multiple closings during February 2020, March 2020 and April 2020, including $50.0 million aggregate principal amount of convertible securities to SVF Fetch and $3.5 million aggregate principal amount of convertible securities to Mr. Zaid. The convertible securities accrued paid-in-kind interest at a rate of 15% per annum. In September 2020, the $68.5 million aggregate principal amount of the convertible securities, including accrued interest, was exchanged for an aggregate of 22,286,925 shares of Series E-1 preferred stock at a purchase price of $3.072 per share and warrants to purchase an aggregate of 17,829,543 shares of Series E-3 preferred stock in connection with the financings described above under “— Equity Financings.”

Subordinated Convertible Notes

In June 2020, Legacy Getaround entered into a subordinated convertible note and warrant purchase agreement with PV GA Investment 3, Inc., an affiliate of PeopleFund Inc., McWin s.r.o. and Braemar Energy Ventures III, L.P., an affiliate of Braemar Energy Ventures, each of which entities are affiliated with certain of Legacy Getaround’s former directors, pursuant to which Legacy Getaround sold the purchasers $15.0 million, $10.0 million and $1.8 million, respectively, aggregate principal amount of its subordinated convertible notes and warrants to purchase 1,924,800, 1,283,174 and 230,976 shares, respectively, of Legacy Getaround common stock at an exercise price of $0.001 per share, at a purchase price of each warrant equal to $0.00001 multiplied by the principal amount of the corresponding subordinated convertible note, for aggregate proceeds of $26.8 million. The subordinated convertible notes accrued interest at a rate of 0.18% per annum and were scheduled to mature in June 2022. In September 2020, the purchasers exchanged the subordinated convertible notes, including accrued interest, for an aggregate of 6,982,108 shares of Series E preferred stock at a purchase price of $3.84 per share and warrants to purchase an aggregate of 6,982,108 shares of Series E-2 preferred stock in connection with the financings described above under “— Equity Financings.”

Bridge Note Financings

In May 2021, Legacy Getaround entered into a subordinated convertible note purchase agreement (the “2021 Bridge Note Purchase Agreement”) with certain investors, pursuant to which Legacy Getaround was authorized sell up to an aggregate of $50.0 million principal amount of its subordinated convertible promissory notes (the “2021 Bridge Notes”) in one or more closings until October 2021. In a series of closings in May 2021, June 2021, July 2021, August 2021 and October 2021, 2021 Bridge Notes in principal amounts of $19.0 million, $0.8 million and $4.0 million, respectively, were sold to each of SVF Fetch, Braemar/Getaround Investments II, LLC, an affiliate of Braemar Energy Ventures, and PF GA Investment 4, Inc., an affiliate of the PeopleFund Inc., each of which entities are affiliated with certain of Legacy Getaround’s former directors. The 2021 Bridge Notes accrued interest at a rate of 0.12% per annum and were scheduled to mature in November 2023. In connection with the Closing, the 2021 Bridge Notes converted in accordance with their terms into shares of Class A Stock at a conversion price equal to $8.50 per share. As of the Closing, the aggregate principal amount outstanding under the 2021 Bridge Notes was $29.4 million, with $53.0 thousand in accrued but unpaid interest.

In May 2022, Legacy Getaround entered into a subordinated convertible note purchase agreement (the “2022 Bridge Note Purchase Agreement”) with certain investors, pursuant to which Legacy Getaround was authorized sell up to an aggregate of $50.0 million principal amount of its subordinated convertible promissory notes (the “2022 Bridge Notes” and together with the 2021 Bridge Notes, the “Bridge Notes”) in one or more closings. In a series of closings in June 2022, September 2022 and November 2022, Legacy Getaround sold 2022 Bridge Notes in principal amounts of $5.0 million to SVF Fetch, $3.3 million to PF GA Investment 5, Inc., an affiliate of the PeopleFund Inc., $5.0 million to Braemar Energy Ventures III, LP, an affiliate of Braemar Energy

Ventures, each of which entities are affiliated with certain of Legacy Getaround’s former directors, $1.0 million to Henry McGovern, a former member of the Legacy Getaround board of directors, $1.0 million to Elpis Capital GmbH, an entity affiliated with Mr. McGovern, $0.5 million to Bruno Bowden, a member of the Board, and $10.0 million to Tariq Zaid, the brother of Sam Zaid, our Chief Executive Officer and a member of the Board, of which $5.25 million principal amount was issued to Mr. Zaid in June 2022 and $4.75 million principal amount was issued in September 2022 in satisfaction of such amount provided by Mr. Zaid as advance financing in anticipation of the subsequent closing. The 2022 Bridge Notes accrued interest at a rate of 1.85% per annum and were scheduled to mature in May 2024. In connection with the Closing, the 2022 Bridge Notes converted in accordance with their terms into shares of Class A Stock at a conversion price equal to $7.00 per share. As of the Closing, the aggregate principal amount outstanding under the 2022 Bridge Notes was $37.5 million, with $0.3 million in accrued but unpaid interest.

Note Payable

In October 2022, Legacy Getaround issued a $2.0 million subordinated promissory note to Braemar Energy Ventures III, LP, an affiliate of Braemar Energy Ventures, which is affiliated with Neil Suslak, a member of the Board. The promissory note accrued interest at 10% per annum, compounded annually, and the principal and any accrued but unpaid interest was due and payable upon holder demand at any time on or after October 30, 2023. Legacy Getaround also had the right to prepay all of the outstanding principal and accrued but unpaid interest under the promissory note at any time, subject to a prepayment premium of $0.2 million.

Prior to the Closing, Braemar Energy Ventures III, L.P. elected to exchange its note for a 2022 Bridge Note in like principal amount, plus the $20 thousand in accrued interest through the date of exchange, pursuant to the terms of the 2022 Bridge Note Purchase Agreement. The foregoing exchange qualified as a new equity investment in Legacy Getaround sufficient to meet the closing conditions set forth in a stock transfer agreement dated October 31, 2022, between the Sponsor and Braemar Energy Ventures III, L.P., pursuant to which the Sponsor agreed to transfer 200,000 shares of common stock to Braemar Energy Ventures III, L.P. promptly following the Closing.

Other Investor Agreements

Legacy Getaround previously entered into an investor rights agreement, a voting agreement and a right of first refusal and co-sale agreement, each as amended and restated, with Sam Zaid, our Chief Executive Officer and a member of the Board, and certain holders of Legacy Getaround’s capital stock, including entities affiliated with certain of Legacy Getaround’s former directors. The investor rights agreement provided these holders with registration rights and certain of these holders with preemptive rights with regard to certain issuances of Legacy Getaround capital stock. The parties to the voting agreement agreed to vote in a certain way on certain matters, including with respect to the election of directors of Legacy Getaround. The voting agreement also provided for certain drag-along rights in connection with a sale of Legacy Getaround. The right of first refusal and co-sale agreement provided for customary rights of first refusal and co-sale in respect of certain sales of Legacy Getaround capital stock. All of these rights and the respective agreements terminated upon the Closing.

Executive Officer Loans

In December 2015 and November 2019, Legacy Getaround entered into loan, pledge and option agreements with Sam Zaid, our Chief Executive Officer and a member of the Board, in connection with loans to Mr. Zaid. Legacy Getaround received non-recourse promissory notes of $194 thousand and $5.6 million in exchange for the 2015 and 2019 loans, respectively, which were collateralized by pledges of certain shares of Legacy Getaround common stock beneficially owned by Mr. Zaid. In connection with the loans, Legacy Getaround purchased call options from Mr. Zaid for $9,000 and $0.4 million, respectively, which allowed Legacy Getaround to repurchase 125,636 shares and 631,579 shares, respectively, of Legacy Getaround common stock beneficially owned by Mr. Zaid at a purchase price equivalent to the outstanding balance of principal and interest under the 2015 and 2019 promissory notes. The 2015 loan accrued interest at a rate of 1.59% per annum, and had a maturity date of December 2020, subsequent to which it was considered payable on demand. The 2019 loan accrued interest at a rate of 1.59% per annum, and was due and payable upon the earlier (i) of November 2026; (ii) a liquidity event; or (iii) the exercise of the call option.

In December 2019, Mr. Zaid loaned Legacy Getaround $3.5 million as a temporary, interest-free loan, which principal amount was subsequently exchanged in February 2020 for a convertible security in the aggregate principal amount of $3.5 million in connection with the financing described above under “— Convertible Note Financings — Convertible Securities.”

In February 2021, Legacy Getaround entered into a loan and pledge agreement with Mr. Zaid in connection with a loan to Mr. Zaid related to the early exercise of Legacy Getaround options held by Mr. Zaid. Legacy Getaround received a non-recourse promissory note in the aggregate principal amount of $8.0 million in exchange for the loan, which was collateralized by a pledge of certain shares of Legacy Getaround capital stock beneficially owned by Mr. Zaid. The loan accrued interest at a rate of 0.56% per annum and the promissory note was scheduled to mature in February 2024. The terms of the promissory note further permitted Legacy Getaround, at its option and in its sole discretion, to accelerate the loan and declare the entire unpaid principal balance under the promissory note, together with all accrued but unpaid interest thereon, immediately due and payable upon certain specified events.

On the Closing Date, Legacy Getaround, Mr. Zaid and Zaid Holdings LLC, an entity controlled by Mr. Zaid, entered into a note repayment agreement (the “Note Repayment Agreement”) pursuant to which, subject to the Closing and the concurrent closing of the share repurchase pursuant to the Repurchase Agreement described below under “—Executive Officer Stock Repurchase,” Mr. Zaid agreed to transfer 2,597,286 shares of Legacy Getaround capital stock in full satisfaction of the outstanding balances under the 2015, 2019 and 2021 loans described above. Upon satisfaction of the loans at the Closing, the remaining pledged shares of Legacy Getaround capital stock were released. The aggregate principal amount outstanding under each of the loans, together with accrued interest, at the Closing was (in thousands):

Loans	Principal	Accrued Interest
December 2015	$194	$22
November 2019	$5,590	$272
February 2021	$8,006	$80

Executive Officer Stock Repurchase

On the Closing Date, Legacy Getaround and Zaid Holdings, LLC, an entity controlled by Mr. Zaid, our Chief Executive Officer and a member of the Board, entered into a stock repurchase agreement (the “Repurchase Agreement”) pursuant to which Legacy Getaround repurchased, subject to the Closing and the concurrent closing of the share transfer pursuant to the Note Repayment Agreement described above under “—Executive Officer Loans,” 2,710,571 shares of Legacy Getaround common stock from Zaid Holdings, LLC at a purchase price of $1.96 per share, which purchase price was based on the most recent valuation of a share of Legacy Getaround common stock as determined by the Legacy Getaround board of directors in accordance with the significant accounting policies of Legacy Getaround described in Note 2 — Summary of Significant Accounting Policies to its consolidated financial statements. The repurchases were funded by Legacy Getaround with available cash on hand at the Closing.

Pre-Business Combination Related Person Transactions of InterPrivate II

Founder Shares

On January 13, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of InterPrivate II’s offering costs in consideration of 5,750,000 shares (6,468,750 shares after giving effect to a

1:1.125 stock split on March 4, 2021) of InterPrivate II’s then-authorized Class B common stock (the “Class B Stock”). On February 4, 2021, the Sponsor transferred 30,000 shares of Class B Stock to each of Jeffrey Harris, Susan L. Decker and Tracey Brophy Warson, the former independent directors of InterPrivate II. On November 22, 2021, Susan L. Decker resigned from the InterPrivate II board of directors, Matthew Luckett was appointed to the InterPrivate II board of directors and the Sponsor transferred 30,000 shares of Class B Stock to Mr. Luckett.

Private Placement Warrants

On March 9, 2021, simultaneously with the closing of InterPrivate II’s initial public offering (the “IPO”), InterPrivate II consummated the private placement of 3,850,000 warrants, each exercisable to purchase one share of Class A Stock at $11.50 per share, at a price of $1.50 per warrant, to the Sponsor, generating proceeds of approximately $5,775,000. Additionally, InterPrivate II consummated the private placement of 766,667 warrants, each exercisable to purchase one share of Class A Stock at $11.50 per share, at a price of $1.50 per warrant, to EarlyBirdCapital, one of the underwriters in the IPO, generating proceeds of approximately $1,150,000. Following the Closing, each private placement warrant is exercisable for one whole share of common stock at a price of $11.50 per share, subject to adjustment.

Related Party Notes

On January 13, 2021, the Sponsor issued an unsecured promissory note to InterPrivate II, pursuant to which InterPrivate II could borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and was payable on the earlier of December 31, 2021 or the consummation of the IPO. On March 10, 2021, the $149,476 outstanding under the promissory note was repaid.

On March 31, 2022, InterPrivate II entered into a convertible promissory note with the Sponsor (the “Sponsor Convertible Promissory Note”), pursuant to which InterPrivate II could borrow up to an aggregate principal amount of $1,500,000 for working capital needs. The Sponsor Convertible Promissory Note was non-interest bearing and due on the earlier of March 9, 2023 and the date on which InterPrivate II consummated its initial business combination. Up to $1,500,000 of the loans were convertible, at the option of the Sponsor, into warrants, at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. In addition, as InterPrivate II incurred operating expenses, these fees were paid by InterPrivate LLC, an affiliate of the Sponsor, and InterPrivate LLC was subsequently reimbursed by InterPrivate II for the full amount paid. As of the Closing, InterPrivate II had approximately $0.6 million in related party payables outstanding, consisting of working capital loans outstanding under the Sponsor Convertible Promissory Note, which were paid out of the proceeds from InterPrivate II’s trust account released at the Closing.

Administrative Services

InterPrivate II entered into an agreement whereby, commencing on March 4, 2021 through the earlier of the consummation of a business combination and the liquidation of InterPrivate II’s trust account, InterPrivate would pay the Sponsor $10,000 per month for general and administrative services, including office space, utilities and secretarial and administrative support. The agreement terminated upon the Closing. InterPrivate incurred approximately $210,000 in expense through the Closing under this agreement.

InterPrivate II entered into an agreement whereby, commencing on March 4, 2021 through the earlier of the consummation of a business combination and the liquidation of InterPrivate II’s trust account, InterPrivate II would pay James Pipe, InterPrivate II’s Vice President, a $10,000 per month fee for assisting InterPrivate II in negotiating and consummating an initial business combination. The agreement terminated upon the Closing. InterPrivate incurred approximately $210,000 in expense through the Closing under this agreement.

Service Fee to Sponsor Affiliates

On November 25, 2022, the audit committee of InterPrivate II’s board of directors approved a fee up to an aggregate amount of $2,000,000 to certain management members of InterPrivate II and affiliates of the Sponsor for their services in facilitating the consummation of the Business Combination.

Related Person Transactions Policy

We have adopted a written policy for the identification, review and approval or ratification of transactions involving related persons that conforms with the requirements for issuers having securities listed on NYSE. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of December 31, 2022, for:

•	each person or group of affiliated persons who is the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors; and

•	all of our current executive officers and directors, as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

The beneficial ownership percentages set forth in the table below are based on 92,085,970 shares of common stock issued and outstanding as of December 31, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options or warrants held by the person that are currently exercisable, or exercisable within 60 days of December 31, 2022, or issuable pursuant to restricted stock units held by the person that are subject to vesting and settlement conditions expected to occur within 60 days of December 31, 2022. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Getaround, Inc., 55 Green Street, San Francisco, California 94111.

The following table does not reflect record of beneficial ownership of any shares of common stock issuable upon exercise of the Convertible Notes Warrants, as such securities are not currently issued and outstanding as of December 31, 2022.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Shares Beneficially Owned (%)
Five Percent and Greater Holders:
InterPrivate Acquisition Management II, LLC(1)	11,906,980	12.4%
Entities affiliated with SoftBank Vision Fund(2)	21,516,384	23.4%
Entities affiliated with Mudrick Capital Management(3)	15,484,149	14.4%

Named Executive Officers and Directors
Sam Zaid(4)	5,163,860	5.6%
Kasra Sy Fahimi	35,571	*
Spencer Jackson(5)	276,577	*
Bruno Bowden(6)	79,710	*
Ahmed M. Fattouh(1)	11,906,980	12.4%
Ravi Narula	—	*
Jeff Russakow(7)	110,310	*
Neil S. Suslak(8)	4,304,895	4.7%
All Current Executive Officers and Directors as a Group (nine persons)(9)	22,074,360	22.9%

*	Represents beneficial ownership of less than one percent.

(1)

As reported on a Schedule 13D filed by InterPrivate Acquisition Management II, LLC (the “Sponsor”) on December 19, 2022. Includes (i) 8,056,980 shares and (ii) 3,850,000 shares underlying private placement warrants that became exercisable on January 7, 2023. InterPrivate Capital LLC is the managing member of the Sponsor, and Ahmed Fattouh is the managing member of InterPrivate Capital LLC. Mr. Fattouh has sole voting and investment discretion with respect to the shares held of record by the Sponsor. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Mr. Fattouh. The business address of the Sponsor is c/o InterPrivate Capital LLC, 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019.

(2)

As reported on a Schedule 13D filed by SB Investment Advisers (UK) Limited (“SBIA UK”) on December 19, 2022. Includes (i) 12,885,948 shares held by SoftBank Vision Fund (AIV M2) L.P. (“SVF AIV”) and (ii) 8,630,436 shares held by SVF Fetch (Cayman) Limited (“SVF Fetch”). SoftBank Vision Fund L.P. (“SVF”) is the managing member of SVF Holdings (UK) LLP, which is the sole owner of SVF Sync Holdings (Cayman) Limited, which in turn is the sole owner of SVF Fetch. SBIA UK has been appointed as alternative investment fund manager (“AIFM”) of SVF. As AIFM, SBIA UK is authorized and regulated by the UK Financial Conduct Authority and is exclusively responsible for making all decisions related to the acquisition, structuring, financing, and disposal of SVF’s and SVF AIV’s investments. Rajeev Misra, Saleh Romeih and Neil Hadley are the directors of SBIA UK. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF AIV and SVF Fetch. Each of them disclaims any such beneficial ownership. The business address for each of SBIA UK and SVF Holdings (UK) LLP is 69 Grosvenor Street, London W1K 3JP, United Kingdom. The business address for SVF is Aztec Group House, 11-15 Seaton Place, St. Helier, Jersey, JE4 0QH. The business address of SVF AIV is 251 Little Falls Drive, Wilmington, Delaware 19808. The business address for each of SVF Sync Holdings (Cayman) Limited and SVF Fetch is c/o Walkers Corp Ltd., 190 Elgin Avenue, George Town, Grand Cayman KY1-9008.

(3)

As reported on a Schedule 13G filed by Mudrick Capital Management, L.P. (“MCM”) on December 19, 2022. Represents (i) 66,362 shares and 3,794,238 shares issuable upon conversion of $43,632,000 principal amount of Convertible Notes held by Mudrick Distressed Opportunity Fund Global, L.P. (“Global LP”); (ii) 44,842 shares and 2,563,928 shares issuable upon conversion of $29,484,000 principal amount of Convertible Notes held by Mudrick Distressed Opportunity Drawdown Fund II, L.P. (“Drawdown II”); (iii) 4,386 shares and 250,792 shares issuable upon conversion of $2,884,000 principal amount of Convertible Notes held by Mudrick Distressed Opportunity Drawdown Fund II SC, L.P. (“Drawdown II SC”); (iv) 11,259 shares and 643,764 shares issuable upon conversion of $7,403,000 principal amount of Convertible Notes held by Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P. (“DISL”); (v) 9,280 shares and 530,629 shares issuable upon conversion of $6,102,000 principal amount of Convertible Notes held by Mudrick Distressed Opportunity SIF Master Fund, L.P. (“SIF”); (vi) 24,077 shares and 1,376,663 shares issuable upon conversion of $15,831,000 principal amount of Convertible Notes held by Mudrick Stressed Credit Master Fund, L.P. (“MSC”); (vii) 7,604 shares and 434,800 shares issuable upon conversion of $5,000,000 principal amount of Convertible Notes held by Mudrick Opportunity Co-Investment Fund, LP (“Co-Invest”); and (viii) an aggregate of 98,346 shares and 5,623,179 shares issuable upon conversion of $64,664,000 aggregate principal amount of Convertible Notes held by certain accounts managed by MCM. The percentage ownership represents a percentage of the total number of shares of New Getaround Common Stock that would be outstanding following a conversion of all such Convertible Notes. The Convertible Notes are initially convertible at an initial conversion rate of 86.96 shares per $1,000 principal amount of Convertible Notes, representing an initial conversion price of approximately $11.50 per share, which is subject to adjustments. Mudrick GP, LLC (“Mudrick GP”) is the general partner of Global LP and may be deemed to beneficially own the securities directly held by Global LP. Mudrick Distressed Opportunity Drawdown Fund II GP, LLC (“Drawdown II GP”) is the general partner of Drawdown II and Drawdown II SC and may be deemed to beneficially own the securities directly held by Drawdown II and Drawdown II SC. Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC (“DISL GP”) is the general partner of DISL and may be deemed to beneficially own the securities held by DISL. Mudrick Distressed Opportunity SIF GP, LLC (“SIF GP”) is the general partner of SIF and may be deemed to beneficially own the securities directly held by SIF. Mudrick Stressed Credit Fund GP, LLC (“MSC GP”) is the general partner of MSC and may be deemed to beneficially own the securities directly held by MSC. Mudrick Opportunity Co-Investment Fund GP, LLC (“Co-Invest GP”) is the general partner of Co-Invest and may be deemed to beneficially own the securities directly held by Co-Invest. Mudrick Capital Management, LLC (“MCM GP”) is the investment manager to Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. Jason Mudrick is the sole member of MCM GP, Mudrick GP, Drawdown II GP, DISL GP, SIF GP, MSC GP and Co-Invest GP. By virtue of these relationships, each of MCM, MCM GP and Mr. Mudrick may be deemed to beneficially own the securities held directly by Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. The business address of each of the entities affiliated with MCM is c/o Mudrick Capital Management L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.
(4)	Includes 4,767,475 shares held by Zaid Holdings LLC. Mr. Zaid may be deemed to have voting and dispositive power over the shares held by Zaid Holdings LLC.
(5)	Includes (i) 40,711 shares held by Millennium Trust Company FBO Spencer D Jackson Roth IRA and (ii) 235,866 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2022.
(6)	Includes 27,527 shares held by AltoIRA Empire Trust Custodian FBO Bruno Bowden IRA.
(7)	Includes 100,079 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of December 31, 2022.
(8)

Includes (i) 3,890,327 shares held by Braemar Energy Ventures III, L.P.; (ii) 341,204 shares held by Braemar/Getaround Investments, LLC; and (iii) 73,364 shares held by Braemar/Getaround Investments II, LLC (collectively with Braemar Energy Ventures III, L.P. and Braemar/Getaround Investments, LLC, the “Braemar Funds”). Neil Suslak is the Managing Partner of Braemar Energy Ventures, which is the General Partner of each of the Braemar Funds. Mr. Suslak shares voting and investment power over the shares held by each of the Braemar Funds with William D. Lese and Donald F. Tappan, III. The principal address of each of the Braemar Funds is c/o Braemar Energy Ventures, 350 Madison Avenue, 23rd Floor, New York, New York 10017.

(9)

Includes (i) 17,711,458 shares of common stock beneficially owned by all of the Company’s current executive officers and directors as a group, (ii) 3,850,000 shares underlying Private Warrants beneficially owned by Mr. Fattouh that became exercisable on January 7, 2023, (iii) 412,823 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2022, and (iv) 100,079 shares issuable pursuant to RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of December 31, 2022.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

•	up to 50,695,443 shares of common stock, consisting of:

•	up to 6,468,750 shares of common stock converted from shares of Class B Stock originally issued in a private placement to the Sponsor (the “Founder Shares”);

•	up to 200,000 shares of common stock originally issued in a private placement to the designees of EarlyBirdCapital (the “Representative Shares”);

•	up to 2,000,000 shares of common stock issued as Bonus Shares to the holders of the Founder Shares and the Representative Shares;

•

up to 38,071,150 shares of common stock issued at the Closing as closing merger consideration or upon conversion of 2022 Bridge Notes to certain former equityholders of Legacy Getaround who are party to the Registration Rights Agreement or affiliates of such parties (collectively, the “Legacy Getaround Equityholders”);

•

up to 3,689,387 shares of common stock issued at the Closing as closing merger consideration to certain former equityholders of Legacy Getaround, including certain of our officers and directors who were officers and directors of Legacy Getaround (such officers and directors, the “Legacy Getaround Management”); and

•

up to 266,156 shares of common stock issued at the Closing to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates pursuant to the Convertible Notes Subscription Agreement (the “Equitable Adjustment Shares”);

•	up to 18,180,379 shares of common stock reserved for issuance as Earnout Shares to the Legacy Getaround Equityholders and the Legacy Getaround Management;

•	up to 46,390,149 shares of common stock reserved for issuance upon the conversion of the Convertible Notes;

•	up to 4,616,667 shares of common stock issuable upon the exercise of the private placement warrants;

•	up to 7,000,000 shares of common stock reserved for issuance upon the exercise of the Convertible Notes Warrants;

•	up to 536,666 shares of common stock that we agreed to issue pursuant to an amendment to an advertising services agreement with iHeartMedia; and

•	up to 4,616,667 private placement warrants.

When we refer to the “Selling Securityholders” in this section, we refer to the persons listed in the table below and their permitted transferees, including, but not limited to, donees, pledgees, distributees or other successors-in-interest who later come to hold any of the Selling Securityholders’ interest in the shares of common stock or warrants, in accordance with the terms of any applicable agreements governing their respective transfer or registration rights, other than through public sale.

Lock-Up Restrictions

The Selling Securityholders party to the Registration Rights Agreement are subject to certain restrictions on transfer with respect to certain shares of our common stock held by such Selling Securityholders until the termination of applicable lock-up periods. In particular, the Founder Shares are subject to transfer restrictions (i) with respect to 50% of such shares, for a period ending on the earlier of December 8, 2023 (the one-year anniversary of the date of the Closing Date), and the date on which the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period following the Closing, and (ii) with respect to the remaining 50% of such shares, for a period ending on December 8, 2023 (the one-year anniversary of the Closing Date), or earlier if, subsequent to the Closing Date, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. An aggregate of approximately 35.7 million shares of common stock issued as closing merger consideration to the Legacy Getaround Equityholders are subject to transfer restrictions (i) with respect to 50% of such shares, for a period ending on the earlier of June 6, 2023 (the date that is 180 days after the Closing Date) and the date on which the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period following the Closing and (ii) with respect to the remaining 50% of such shares, for a period ending on June 6, 2023 (the date that is 180 days after the Closing Date), or earlier if, subsequent to the Closing Date, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, Mr. Zaid, our Chief Executive Officer, has further agreed, subject to certain exceptions, to extend the transfer restrictions set forth in the Registration Rights Agreement applicable to the shares of closing merger consideration beneficially owned by him for a period ending on December 8, 2023 (the date that is 12 months after the Closing Date). The Legacy Getaround Management and certain of the Legacy Getaround Selling Securityholders also entered into separate lock-up agreements with us with respect to certain of their shares of common stock that contain transfer restrictions on the same terms as those applicable to the Legacy Getaround Equityholders pursuant to the Registration Rights Agreement. For additional information regarding the Registration Rights Agreement, the Founder Shares and the private placement warrants, see the section entitled “Certain Relationships and Related Person Transactions.”

In January 2023, we entered into an amendment to an advertising services agreement with iHeartMedia, pursuant to which we agreed to issue 536,666 shares of our common stock to one of its affiliates. The shares of common stock will be subject to certain restrictions on transfer until March 31, 2024, provided that 25% of such shares will be released from these restrictions at the end of each quarterly period beginning on June 30, 2023.

Convertible Notes Financing

On the Closing Date, in connection with the Closing and pursuant to the Convertible Notes Subscription Agreement, we issued and sold to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (collectively, the “Convertible Notes Subscriber”), an aggregate of $175.0 million principal amount of Convertible Notes and issued an aggregate of 266,156 Equitable Adjustment Shares to the Convertible Notes Subscriber in full satisfaction of an equitable adjustment provision in the Convertible Notes Subscription Agreement (such transactions, the “Convertible Notes Financing”). The Convertible Notes accrue interest payable semi-annually in arrears on December 15 and June 15 of each year, beginning on June 15, 2023, at a rate of 8.00% per annum (if paid in cash) or 9.50% per annum (if paid in-kind) (“PIK Interest”). Convertible Notes issuable in respect of any such payment of PIK Interest are hereinafter referred to as “PIK Notes.” Upon the occurrence, and during the continuation, of an event of default, an additional 2.00% will be added to the stated interest rate. The Convertible Notes will mature on December 8, 2027, unless earlier converted, redeemed or repurchased.

The Convertible Notes are convertible at the option of the noteholders at any time until the close of business on the second scheduled trading day immediately before the maturity date. Conversions of the Convertible Notes will be settled in shares of common stock. The initial conversion rate of the Convertible Notes is 86.96 shares of common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of approximately $11.50 per share. The initial conversion price is subject to a downward adjustment to 115% of the average daily volume-weighted average trading price (“VWAP”) of common stock for the 90 trading days after the Closing Date, subject to a minimum conversion price of $9.21 per share. The conversion price is subject to further adjustments as provided in the Convertible Notes Indenture, including downward adjustments in connection with certain issuances of our capital stock or indebtedness convertible into capital stock following the issue date of the Convertible Notes with a weighted-average issue price (or conversion price) per share less than the then-effective conversion price, subject to a minimum conversion price of $6.00 per share. The 46,390,149 shares of common stock reserved for issuance upon the conversion of the Convertible Notes and covered by this prospectus represents the maximum number of shares into which the Convertible Notes (including the shares of common stock underlying the maximum principal amount of PIK Notes that can or will be issued in the future in respect of potential PIK Interest payments on the Convertible Notes outstanding as of December 31, 2022, through their maturity date) may be converted at such minimum conversion price of $6.00 per share.

In connection with the execution of the Convertible Notes Subscription Agreement, the Company agreed to issue to the Convertible Notes Subscriber, within 100 trading days following the Closing Date, Convertible Notes Warrants, in substantially the same form as the public warrants, to purchase 2,800,000 shares of common stock at an exercise price of $11.50. The Convertible Notes Warrants will be exercisable for shares of common stock having an aggregate value equal to $3.5 million, based upon a value of $1.25 per Convertible Notes Warrant. The value of the Convertible Notes Warrants will be adjusted upward or downward to reflect the VWAP reported by Bloomberg LP (subject to customary proportionate adjustments affecting the outstanding shares of common stock) of the equivalent public warrants during the 90 trading days following the Closing Date, subject to a maximum upward or downward adjustment of $0.75 per Convertible Notes Warrant. As a result of the adjustment, the minimum and maximum number of Convertible Notes Warrants that we will be obligated to issue is 1,750,000 and 7,000,000, respectively. We have the right to pay cash in lieu of issuing the Convertible Notes Warrants, provided that such cash amount will be equal to $3.5 million. The 7,000,000 shares of common stock reserved for issuance upon the exercise of the Convertible Notes Warrants and covered by this prospectus represents the number of shares into which the maximum number of Convertible Notes Warrants that we may issue pursuant to the Convertible Notes Subscription Agreement may be exercised.

Selling Securityholders

The following table sets forth, as of the date of this prospectus, certain information provided by or on behalf of the Selling Securityholders concerning the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Unless otherwise indicated, the address of each Selling Securityholder listed in the table below is c/o Getaround, Inc., 55 Green Street, San Francisco, California 94111.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
Name of Selling Securityholder	Common Stock	Warrants	Common Stock	Warrants	Common Stock	Percentage(1)	Warrants	Percentage
InterPrivate Acquisition Management II, LLC(2)	11,906,980	3,850,000	11,906,980	3,850,000	—	—	—	—
Susan L. Decker(2)	38,603	—	38,603	—	—	—	—	—
Jeffrey Harris(2)	38,603	—	38,603	—	—	—	—	—
Matthew Luckett(2)	38,603	—	38,603	—	—	—	—	—
Tracey Brophy Warson(2)	38,603	—	38,603	—	—	—	—	—
EarlyBirdCapital, Inc.(4)	1,024,025	766,667	1,024,025	766,667	—	—	—	—
Elpis Capital GmbH(5)	2,845,515	—	2,845,515	—	—	—	—	—
Entities affiliated with Braemar Energy Ventures(6)	5,820,947	—	5,720,947	—	100,000	*	—	—
Entities affiliated with PeopleFund Inc.(7)	6,856,934	—	6,856,934	—	—	—	—	—
Entities affiliated with SoftBank Vision Fund(8)	32,037,784	—	32,037,784	—	—	—	—	—
Elliot Kroo(9)	1,103,071	—	1,103,071	—	—	—	—	—
Ilan Kroo(10)	54,259	—	54,259	—	—	—	—	—
Sam Zaid(11)	7,758,799	—	7,723,799	—	35,000	*	—	—
Entities affiliated with Mudrick Capital Management(12)	53,656,299	—	53,656,299	—	—	—	—	—
Bruno Bowden(13)	113,474	—	113,474	—	—	—	—	—
Kasra Sy Fahimi(14)	41,271	—	31,271	—	10,000	*	—	—
Spencer Jackson(15)	51,190	—	31,190	—	20,000	*	—	—
Henry McGovern(16)	313,847	—	313,847	—	—	—	—	—
Jeffrey Russakow(17)	12,511	—	12,511	—	—	—	—	—
Jessica Scorpio(18)	1,375,107	—	1,047,742	—	327,365	*	—	—
Parul Gujral	385,276	—	168,981	—	216,295	*	—	—
Hung Kin Ho	385,276	—	168,981	—	216,295	*	—	—
Iron Coat Technology HK Limited(19)	128,257	—	56,327	—	71,930	*	—	—
Jonathan Iu	204,834	—	90,123	—	114,711	*	—	—
Kun Jang(20)	20,457	—	9,013	—	11,444	*	—	—
David Yong Tae Kim	150,909	—	66,466	—	84,443	*	—	—
SOSV Select Fund LP(21)	671,063	—	168,982	—	502,081	*	—	—
Tariq Zaid(22)	2,756,652	—	1,126,544	—	1,630,108	1.8%	—	—
All other Legacy Getaround Selling Securityholders(23)	909,542	—	393,155	—	516,387	*	—	—
Broader Media Holdings, LLC(24)	698,114	—	536,666	—	161,448	*	—	—

*	Represents beneficial ownership of less than one percent.
(1)	Based upon 92,085,970 shares of common stock outstanding as of December 31, 2022.
(2)

Shares offered pursuant to this prospectus consist of: (i) 8,056,980 shares, including 6,348,750 Founder Shares and 1,708,230 Bonus Shares; and (ii) 3,850,000 shares underlying private placement warrants. The Sponsor is a party to the Registration Rights Agreement. InterPrivate Capital LLC is the managing member of the Sponsor, and Ahmed Fattouh is the managing member of InterPrivate Capital LLC. Mr. Fattouh has sole voting and investment discretion with respect to the securities held of record by the Sponsor. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Mr. Fattouh. Mr. Fattouh served as an officer and director of InterPrivate II prior to the Closing and is a member of the Board. The business address of the Sponsor is c/o InterPrivate Capital LLC, 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019.

(3)

Shares offered pursuant to this prospectus consist of 30,000 Founder Shares and 8,603 Bonus Shares. Each of Mmes. Decker and Warson and Messrs. Harris and Luckett served as a director of InterPrivate II prior to the Closing and is a party to the Registration Rights Agreement.

(4)

Shares offered pursuant to this prospectus consist of: (i) 257,358 shares, including 200,000 Representative Shares and 57,358 Bonus Shares; and (ii) 766,667 shares underlying private placement warrants. EarlyBirdCapital, a broker-dealer, was one of the underwriters in the IPO and is a party to the Registration Rights Agreement. EarlyBirdCapital acquired the securities being offered pursuant to this prospectus as compensation for investment banking services to the Company. David Nussbaum, Steven Levine, Amy Kaufmann and Michelle Pendergast share voting and dispositive power with respect to the securities held of record by EarlyBird Capital. The business address of EarlyBirdCapital is One Huntington Quadrangle 1C15, Melville, NY 11747.

(5)

Shares offered pursuant to this prospectus include up to 907,553 Earnout Shares. Elpis Capital GmbH is a party to the Registration Rights Agreement. Elpis Capital GmbH is managed by McWin Partners s.r.o. Malgorzata Ewa McGovern and Paloma Gamo Gimenez, in their capacities as officers of McWin Partners s.r.o., may be deemed to have the power to exercise voting and investment control over the shares held by Elpis Capital GmbH. The business address of Elpis Capital GmbH is Lochhamer Schlag 21, 82166 Gräfelfing, Germany.

(6)

Shares offered pursuant to this prospectus consist of: (i) 4,204,895 shares, including 3,790,327 shares held by Braemar Energy Ventures III, L.P., 341,204 shares held by Braemar/Getaround Investments, LLC and 73,364 shares held by Braemar/Getaround Investments II, LLC; and (ii) up to 1,516,052 Earnout Shares, including up to 1,306,302 Earnout Shares issuable to Braemar Energy Ventures III, L.P., 172,632 Earnout Shares issuable to Braemar/Getaround Investments, LLC and 37,118 Earnout Shares issuable to Braemar/Getaround Investments II, LLC. Braemar Energy Ventures III, L.P. and Braemar/Getaround Investments, LLC are parties to the Registration Rights Agreement. Neil Suslak is the Managing Partner of Braemar Energy Ventures, which is the General Partner of each of the Braemar Funds. In such capacity, Mr. Suslak shares voting and investment power over the shares held by each of the Braemar Funds with William D. Lese and Donald F. Tappan, III. Mr. Suslak is a member of the Board. The principal address of each of the Braemar Funds is c/o Braemar Energy Ventures, 350 Madison Avenue, 23rd Floor, New York, New York 10017.

(7)

Shares offered pursuant to this prospectus consist of: (i) 4,713,103 shares, including 202,571 shares held by Blue Pacific Ventures Inc. (“PF BPV”), 487,588 shares held by PF GA Investment, Inc. (“PF GAI”), 272,511 shares held by PF GA Investment 2, Inc. (“PF GAI2”), 381,108 shares held by PF GA Investment 4, Inc. (“PF GAI4”), 847,609 shares held by PF GA Investment 5, Inc. (“PF GAI5”) and 2,521,716 shares held by PV GA Investment 3, Inc. (“PV GAI3” and, collectively with PF BPV, PF GAI, PF GAI2, PF GAI4 and PF GAI5, the “PeopleFund Funds”); and (ii) up to 2,143,831 Earnout Shares, including up to 102,490 Earnout Shares issuable to PF BPV, 246,694 Earnout Shares issuable to PF GAI, 137,877 Earnout Shares issuable to PF GAI2, 192,821 Earnout Shares issuable to PF GAI4, 188,091 Earnout Shares issuable to PF GAI5 and 1,275,858 Earnout Shares issuable to PV GAI3. Each of PF BPV, PF GAI, PF GAI2 and PV GAI3 is a party to the Registration Rights Agreement. Felipe Fernandez Klose and Matias de Tezanos, in their capacities as directors of the PeopleFund Funds, share voting and investment power over the shares held by each of the PeopleFund Funds. Mr. Klose is a former director of Legacy Getaround. The business address of each of the PeopleFund Funds is 3rd Floor, Yamraj Building, Market Square, Road Town, Tortola, British Virgin Islands.

(8)

Shares offered pursuant to this prospectus consist of: (i) 21,516,384 shares, including 12,885,948 shares held by SVF AIV and 8,630,436 shares held by SVF Fetch; and (ii) up to 10,521,400 Earnout Shares, including up to 6,519,625 Earnout Shares issuable to SVF AIV and 4,001,775 Earnout Shares issuable to SVF Fetch. SVF AIV and SVF Fetch are parties to the Registration Rights Agreement. SVF is the managing member of SVF Holdings (UK) LLP, which is the sole owner of SVF Sync Holdings (Cayman) Limited, which in turn is the sole owner of SVF Fetch. SBIA UK has been appointed as AIFM of SVF. As AIFM, SBIA UK is authorized and regulated by the UK Financial Conduct Authority and is exclusively responsible for making all decisions related to the acquisition, structuring, financing, and disposal of SVF’s and SVF AIV’s investments. Rajeev Misra, Saleh Romeih and Neil Hadley are the directors of SBIA UK. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF AIV and SVF Fetch. Each of them disclaims any such beneficial ownership. The business address for each of SBIA UK and SVF Holdings (UK) LLP is 69 Grosvenor Street, London W1K 3JP, United Kingdom. The business address for SVF is Aztec Group House, 11-15 Seaton Place, St. Helier, Jersey, JE4 0QH. The business address of SVF AIV is 251 Little Falls Drive, Wilmington, Delaware 19808. The business address for each of SVF Sync Holdings (Cayman) Limited and SVF Fetch is c/o Walkers Corp Ltd., 190 Elgin Avenue, George Town, Grand Cayman KY1-9008.

(9)

Shares offered pursuant to this prospectus include up to 370,595 Earnout Shares. Mr. Kroo is a co-founder and the Chief Technology Officer of Getaround and a former director of Legacy Getaround and is a party to the Registration Rights Agreement.

(10)	Shares offered pursuant to this prospectus include up to 16,789 Earnout Shares. Mr. Kroo is a party to the Registration Rights Agreement.

(11)

Shares offered pursuant to this prospectus consist of: (i) 5,128,860 shares, including 4,767,475 shares held of record by Zaid Holdings LLC; and (ii) up to 2,594,939 Earnout Shares, including up to 2,412,097 Earnout Shares issuable to Zaid Holdings LLC. Mr. Zaid may be deemed to have voting and dispositive power over the shares held by Zaid Holdings LLC. Mr. Zaid and Zaid Holdings LLC are parties to the Registration Rights Agreement. Mr. Zaid is the Chairman of the Board and Chief Executive Officer of Getaround.

(12)

Shares offered pursuant to this prospectus consist of: (i) 66,362 Equitable Adjustment Shares, up to 3,794,238 shares issuable underlying the $43,632,000 principal amount of Convertible Notes held by Global LP, up to 2,240,571 additional shares underlying potential PIK Notes issuable in respect of such Convertible Notes, up to 5,531,448 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, and up to 1,745,280 shares underlying Convertible Notes Warrants issuable to Global LP; (ii) 44,842 Equitable Adjustment Shares, up to 2,563,928 shares underlying the $29,484,000 principal amount of Convertible Notes held by Drawdown II, up to 1,514,049 additional shares underlying potential PIK Notes issuable in respect of such Convertible Notes, up to 3,737,835 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, and up to 1,179,360 shares underlying Convertible Notes Warrants issuable to Drawdown II; (iii) 4,386 Equitable Adjustment Shares, up to 250,792 shares underlying the $2,884,000 principal amount of Convertible Notes held by Drawdown II SC, up to 148,097 additional shares underlying potential PIK Notes issuable in respect of such Convertible Notes, up to 365,620 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, and up to 115,360 shares underlying Convertible Notes Warrants issuable to Drawdown II SC; (iv) 11,259 Equitable Adjustment Shares, up to 643,764 shares underlying the $7,403,000 principal amount of Convertible Notes held by DISL, up to 380,155 additional shares underlying potential PIK Notes issuable in respect of such Convertible Notes, up to 938,516 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, and up to 296,120 shares underlying Convertible Notes Warrants issuable to DISL; (v) 9,280 Equitable Adjustment Shares, up to 530,629 shares underlying the $6,102,000 principal amount of Convertible Notes held by SIF, up to 313,347 additional shares underlying potential PIK Notes issuable in respect of such Convertible Notes, up to 773,582 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, and up to 244,080 underlying Convertible Notes Warrants issuable to DISL; (vi) 24,077 Equitable Adjustment Shares, up to 1,376,663 shares underlying the $15,831,000 principal amount of Convertible Notes held by MSC, up to 812,946 additional shares underlying potential PIK Notes issuable in respect of such Convertible Notes, up to 2,006,976 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, and up to 633,240 shares underlying Convertible Notes Warrants issuable to MSC; (vii) 7,604 Equitable Adjustment Shares, up to 434,800 shares underlying the $5,000,000 principal amount of Convertible Notes held by Co-Invest, up to 256,757 additional shares underlying potential PIK Notes issuable in respect of such Convertible Notes, up to 633,875 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, and up to 200,000 shares underlying Convertible Notes Warrants issuable to Co-Invest; and (viii) an aggregate of 98,346 Equitable Adjustment Shares, up to 5,623,179 shares underlying the $64,664,000 aggregate principal amount of Convertible Notes held by certain accounts managed by MCM, up to 3,320,597 additional shares underlying potential PIK Notes issuable in respect of such Convertible Notes, up to 8,197,779 additional shares resulting from the conversion of such Convertible Notes and PIK Notes at the minimum conversion price, and up to 2,586,560 shares underlying Convertible Notes Warrants issuable certain accounts managed by MCM. All such shares are being registered for resale in accordance with the terms of the Convertible Notes Subscription Agreement. Share amounts with respect to the Convertible Notes represent the number of shares underlying the Convertible Notes at the initial conversion rate of 86.96 shares per $1,000 principal amount of Convertible Notes, representing an initial conversion price of approximately $11.50 per share, which is subject to adjustments, and at an as-adjusted conversion rate of approximately 166.67 shares per $1,000 principal amount of Convertible Notes, which is equivalent to a minimum conversion price of $6.00 per share. Share amounts with respect to the Convertible Notes Warrants represent the number of shares into which the maximum number of Convertible Notes Warrants that we may issue pursuant to the Convertible Notes Subscription Agreement may be exercised. Mudrick GP is the general partner of Global LP and may be deemed to beneficially own the securities directly held by Global LP. Drawdown II GP is the general partner of Drawdown II and Drawdown II SC and may be deemed to beneficially own the securities directly held by Drawdown II and Drawdown II SC. DISL GP is the general partner of DISL and may be deemed to beneficially own the securities held by DISL. SIF GP is the general partner of SIF and may be deemed to beneficially own the securities directly held by SIF. MSC GP is the general partner of MSC and may be deemed to beneficially own the securities directly held by MSC. Co-Invest GP is the general partner of Co-Invest and may be deemed to beneficially own the securities directly held by Co-Invest. MCM GP is the investment manager to Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. Jason Mudrick is the sole member of MCM GP, Mudrick GP, Drawdown II GP, DISL GP, SIF GP, MSC GP and Co-Invest GP. By virtue of these relationships, each of

MCM, MCM GP and Mr. Mudrick may be deemed to beneficially own the securities held directly by Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. The business address of each of the entities affiliated with MCM is c/o Mudrick Capital Management L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.
(13)

Shares offered pursuant to this prospectus consist of: (i) 79,710 shares, including 27,527 shares held of record by AltoIRA Empire Trust Custodian FBO Bruno Bowden IRA; and (ii) up to 33,764 Earnout Shares, including up to 7,362 Earnout Shares issuable to AltoIRA Empire Trust Custodian FBO Bruno Bowden IRA. Mr. Bowden is a member of the Board.

(14)	Shares offered pursuant to this prospectus consist of 25,571 shares and up to 5,700 Earnout Shares. Mr. Fahimi is the Chief Operating Officer of Getaround.
(15)

Shares offered pursuant to this prospectus consist of 20,711 shares held by, and up to 370,595 Earnout Shares issuable to, Millennium Trust Company FBO Spencer D Jackson Roth IRA. Mr. Jackson is the General Counsel and Secretary of Getaround.

(16)	Shares offered pursuant to this prospectus consist of 256,850 shares and up to 56,997 Earnout Shares. Mr. McGovern is a former director of Legacy Getaround.
(17)	Shares offered pursuant to this prospectus consist of 10,231 shares and up to 2,280 Earnout Shares. Dr. Russakow is a member of the Board and a consultant to Getaround.
(18)	Ms. Scorpio is a co-founder and former director of Legacy Getaround.
(19)

William Au and Ran Cheng may be deemed to share voting and investment control over the securities owned by Iron Coat Technology HK Limited. The business address of Iron Coat Technology HK Limited is Suite 1008, Prosperity Millenia Plaza, 663 King’s Road, Quarry Bay, Hong Kong.

(20)	Mr. Jang is the Director, Finance Operations of Getaround.
(21)

SOSV Select Fund GP LLC is the general partner of SOSV Select Fund LP and has the power to direct the voting and disposition of these shares. Sean O’Sullivan is the managing partner of SOSV Select Fund GP LLC and may be deemed to be the beneficial owner of such shares. The business address of SOSV Select Fund LP is 174 Nassau Street, Suite 3000, Princeton, NJ 08542.

(22)	Mr. Zaid is the brother of Sam Zaid, who is the Chairman of the Board and Chief Executive Officer of Getaround.
(23)

Shares offered pursuant to this prospectus held by Legacy Getaround Selling Securityholders not listed above who as a group owned less than 1% of the outstanding shares of common stock as of December 31, 2022.

(24)

Broader Media Holdings, LLC is a wholly owned subsidiary of iHeartMedia, Inc. (NASDAQ: IHRT), which exercises voting and investment power with respect to the securities and may be deemed the beneficial owner of securities held by Broader Media Holdings, LLC.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of common stock and warrants. Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock and warrants and some of the provisions of our amended and restated certificate of incorporation (the “Amended and Restated Charter”) and amended and restated bylaws (the “Amended and Restated Bylaws”), and relevant provisions of the Delaware General Corporation Law (“DGCL”). The descriptions herein are qualified by reference to the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the DGCL.

Authorized and Outstanding Capital Stock

The Amended and Restated Charter authorizes the issuance of 1,020,000,000 shares of capital stock, consisting of two classes: 1,000,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

As of December 31, 2022, there were 92,085,970 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Power

Holders of common stock are entitled to one vote in respect of each share of stock held of record by such holder on all matters to be voted on by stockholders. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Amended and Restated Charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the Amended and Restated Charter (including any certificate of designation relating to any series of preferred stock).

Dividends

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of preferred stock, holders of common stock will be entitled to receive dividends when, as and if declared by the Board, payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata our remaining assets available for distribution.

Preemptive or Other Rights

Holders of common stock will not be entitled to preemptive rights, and the common stock is not subject to conversion, redemption or sinking fund provisions.

Election of Directors

The Amended and Restated Charter and the Amended and Restated Bylaws establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Amended and Restated Charter does not provide for cumulative voting for the election of directors.

Preferred Stock

The Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of us or the removal of our existing management.

Warrants

As of December 31, 2022, there were 9,791,642 warrants to purchase common stock outstanding, consisting of 5,174,975 public warrants and 4,616,667 private placement warrants. In addition, we may issue up to an additional 7,000,000 Convertible Notes Warrants, in substantially the same form as the public warrants, pursuant to the Convertible Notes Subscription Agreement in satisfaction of a $3.5 million commitment fee payable to the subscribers thereunder.

The warrants are issued under a warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. Pursuant to the warrant agreement, a holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a holder.

Each whole warrant entitles the registered holder to purchase one whole share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 7, 2023, which is the date that is 30 days after the Closing Date, provided that a registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available (or holders are permitted to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire at 5:00 p.m., New York City time, on December 8, 2027, which is the fifth anniversary of the Closing Date, or earlier upon redemption or liquidation.

Public Warrants

We will not be obligated to deliver any common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a public warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant.

InterPrivate II previously registered the shares issuable upon exercise of the public warrants in the registration statement relating to the IPO. However, because the public warrants will be exercisable until their expiration date, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, we have agreed pursuant to the warrant agreement that as soon as practicable, but in no event later than 20 business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement relating to the IPO, or a new registration statement, for the registration, under the Securities Act, of the common stock issuable upon exercise of the public warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the public warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective by the 60th business day after the Closing, holders of public warrants may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for Cash

Once the public warrants become exercisable, we may redeem the outstanding public warrants:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each registered holder of a public warrant; and

•

if, and only if, the last reported sales price of the common stock for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “— Anti-Dilution Adjustments” below).

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise its public warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each public warrant being exercised. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “Anti-Dilution Adjustments” below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

If we call the public warrants for redemption as described above, the Board will have the option to require any holder that wishes to exercise its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Board will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the public warrants. If the Board takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. For these purposes, the “fair market value” means the average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If the Board takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the public warrants for redemption and the Board does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their public warrants on a cashless basis, as described in more detail below.

In the event that we elect to redeem all of the public warrants, we will fix the redemption date. Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. In addition, we expect that we will issue a press release and file a current report on Form 8-K with the SEC containing the notice of redemption. Further, beneficial owners of the public warrants will be notified of such redemption via the posting of the redemption notice to DTC.

We will not be contractually obligated to notify investors when the public warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the public warrants for redemption, unless and until we elect to redeem such warrants pursuant to the terms of the warrant agreement.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of the common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each public warrant), but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted (to the nearest cent) by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event.

Other Matters

The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The public warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the public warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing Date (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees, subject to certain exceptions. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering its private placement warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the private placement warrants by (y) the Sponsor fair market value. For these purposes, the “fair market value” means the average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Anti-Takeover Effects of Provisions of the Amended and Restated Charter, the Amended and Restated Bylaws and Delaware Law

Certain provisions of the Amended and Restated Charter, the Amended and Restated Bylaws, and laws of the State of Delaware could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of our common stock. For additional information, see the section titled “Risks Related to Our Securities—Delaware law and provisions in our Amended and Restated Charter and our Amended and Restated Bylaws could make a takeover proposal more difficult.”

Classified Board of Directors

The Amended and Restated Charter and the Amended and Restated Bylaws provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as reasonably possible, and with each class being elected to a staggered three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult and time-consuming for stockholders to change the composition of the Board.

Authorized but Unissued shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Amended and Restated Charter provides that, subject to the rights of any series of preferred stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. Further, the Amended and Restated Charter provides that only the Chairperson of the Board, our chief executive officer, the Lead Independent Director or the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”) may call special meetings of stockholders, thus prohibiting a holder of common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Charter and Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by us. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Supermajority Requirements for the Amendment of the Amended and Restated Charter and Amended and Restated Bylaws

The Amended and Restated Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Amended and Restated Charter, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.

Directors Removed Only for Cause

The Amended and Restated Charter provides that, subject to the special rights of the holders of any series of preferred stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Board Vacancies

The Amended and Restated Charter provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the Whole Board is permitted to be set only by a resolution adopted by a majority of the Whole Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board, but promotes continuity of management.

Exclusive Forum Selection

The Amended and Restated Charter requires, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of us; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of ours or any of our stockholders; (iii) any action or proceeding asserting a claim against us or any current or former director, officer or other employee of ours or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Amended and Restated Charter or the Amended and Restated Bylaws (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Amended and Restated Charter or the Amended and Restated Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The Amended and Restated Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Amended and Restated Charter provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Amended and Restated Charter provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Amended and Restated Charter.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of a corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Bylaws provide that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Amended and Restated Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by law.

The Amended and Restated Bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 144

Rule 144 under the Securities Act (“Rule 144”) is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, we ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our securities.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Restrictions

The parties to the Registration Rights Agreement are subject to restrictions on transfer with respect to certain of the shares of our common stock held by them for certain time periods ranging from between 180 days after the Closing Date with respect to certain shares of closing merger consideration to one year after the Closing Date for the Founder Shares, subject to certain exceptions. In addition, Mr. Zaid has agreed to extend the lock-up period applicable to his beneficially owned shares to one year after the Closing Date, subject to certain conditions. See the section entitled “Selling Securityholders — Lock-Up Restrictions” for more information about transfer restrictions on these securities under the Registration Rights Agreement.

In addition, the shares of our common stock that we agreed to issue pursuant to an amendment to an advertising services agreement with iHeartMedia are subject to certain restrictions on transfer until March 31, 2024, provided that 25% of such shares will be released from these restrictions at the end of each quarterly period beginning on June 30, 2023.

Registration Rights

Under the Registration Rights Agreement, we agreed to file a registration statement to register for resale under the Securities Act the shares of common stock and private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) held on the Closing Date by the Sponsor, certain holders of Founder Shares, EarlyBirdCapital and certain former stockholders of Legacy Getaround, and to provide such holders and their permitted transferees with certain other registration rights, including, among other things, customary “piggyback” registration rights, with respect to their shares of common stock, subject to certain requirements and customary conditions. For more information on the Registration Rights Agreement, please see the section entitled “Certain Relationships and Related Person Transactions — Registration Rights Agreement.”

Under the Convertible Notes Subscription Agreement, we agreed to file a registration statement to register for resale under the Securities Act the shares of common stock issued to the holders of Convertible Notes pursuant to the Convertible Notes Subscription Agreement and the shares of common stock underlying the Convertible Notes and the Convertible Notes Warrants, if any. The Convertible Notes Subscription Agreement also provides “piggy-back” registration rights to such holders, subject to certain requirements and customary conditions.

As described above under “— Warrants,” we also agreed pursuant to the warrant agreement to file a registration statement covering the shares of common stock issuable upon exercise of the warrants.

Listing of Securities

Our common stock and warrants are listed on the NYSE under the symbols “GETR” and “GETR WS,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and warrant agent for the warrants is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The Selling Securityholders may offer and sell, from time to time, their respective shares of common stock and private placement warrants covered by this prospectus. For purposes of this section, the term “Selling Securityholders” includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of common stock or private placement warrants or interests in common stock or warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	settlement of short sales entered into after the date of this prospectus;

•	distribution to members, partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise

•	through loans or pledges, including to a broker-dealer or an affiliate thereof;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such distributees are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of common stock or warrants pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. To the extent such distributees are affiliates of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit them to use the prospectus to resell the securities acquired in the distribution.

A Selling Securityholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

A holder of warrants may exercise its warrants in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such warrants, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

We have agreed to indemnify the Selling Securityholders party to the Registration Rights Agreement and the Convertible Notes Subscription Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of common stock or warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the Registration Rights Agreement and the Convertible Notes Subscription Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Registration Rights Agreement and the Convertible Notes Subscription Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the rights and obligations under the Registration Rights Agreement and the Convertible Notes Subscription Agreement, see the section entitled “Description of Securities — Registration Rights.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Getaround, Inc. as of December 31, 2021 and 2020 and for the years then ended included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Getaround, Inc.’s ability to continue as a going concern.

The financial statements of InterPrivate II Acquisition Corp. as of and for the year ended December 31, 2021 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of InterPrivate II Acquisition Corp. to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at getaround.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page
INTERPRIVATE II ACQUISITION CORP. FINANCIAL STATEMENTS
Condensed Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-2
Condensed Statement of Operations for the Three and Nine Months Ended September 30, 2022 and 2021 (Unaudited)	F-3
Condensed Statement of Changes in Stockholders’ Deficit for the Nine Months Ended September 30, 2022 and 2021 (Unaudited)	F-4
Condensed Statement of Cash Flows for the Nine Months Ended September 30, 2022 and 2021 (Unaudited)	F-6
Notes to Condensed Financial Statements (Unaudited)	F-7

Report of Independent Registered Public Accounting Firm	F-15
Balance Sheet as of December 31, 2021	F-16
Statement of Operations for the Year Ended December 31, 2021	F-17
Statement of Changes in Stockholders’ Deficit for the Year Ended December 31, 2021	F-18
Statements of Cash Flows for the Year Ended December 31, 2021	F-19
Notes to Financial Statements	F-20

GETAROUND, INC. FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets (Unaudited) as of September 30, 2022 and December 31, 2021	F-35
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited) for the Nine Months Ended September 30, 2022 and 2021	F-36
Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit (Unaudited) for the Nine Months Ended September 30, 2022 and 2021	F-37
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2022 and 2021	F-38
Notes to the Condensed Consolidated Financial Statements	F-40

Report of Independent Registered Public Accounting Firm	F-67
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-68
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2021 and 2020	F-70
Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit for the Years Ended December 31, 2021 and 2020	F-71
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-72
Notes to Consolidated Financial Statements	F-74

INTERPRIVATE II ACQUISITION CORP.
CONDENSED BALANCE SHEET

	September 30,	December 31,
	2022	2021

ASSETS
Current assets
Cash	$40,119	$120,785
Prepaid expenses	126,439	249,172

Total current assets	166,558	369,957
Prepaid expense, net of current assets	—	41,075
Marketable securities held in Trust Account	260,207,445	258,821,242

TOTAL ASSETS	$260,374,003	$259,232,274

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Related party payable	$439,279	$50,320
Accounts payable and accrued expenses	6,135,574	1,283,968

Total current liabilities	6,574,853	1,334,288
Warrant liability	236,980	4,115,552

Total Liabilities	6,811,833	5,449,840

Commitments and Contingencies (See Note 6)
Class A common stock subject to possible redemption 25,875,000 shares at redemption value	259,963,920	258,821,242

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 200,000 shares issued and outstanding (excluding 25,875,000 shares subject to possible redemption) (1)	20	20
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding	647	647
Additional paid-in capital	—	—
Accumulated deficit	(6,402,417)	(5,039,475)

Total Stockholders’ Deficit	(6,401,750)	(5,038,808)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$260,374,003	$259,232,274

The

accompanying notes are an integral part of the unaudited condensed financial statements.

INTERPRIVATE II ACQUISITION CORP.
CONDENSED STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Operating and formation costs	$1,446,778	$705,930	$5,404,062	$1,562,611
Related party administrative fees	60,000	60,000	180,000	140,000

Loss from operations	(1,506,778)	(765,930)	(5,584,062)	(1,702,611)

Other income (expense):
Change in fair value of warrant liabilities	165,867	734,067	3,878,572	(912,766)
Offering costs attributable to warrant liabilities	—	—	—	(6,835)
Interest earned on marketable securities held in Trust Account	336,544	30,522	823,607	54,504
Unrealized gain (loss) on marketable securities held in Trust Account	1,027,141	(14,144)	983,987	(17,547)

Other income (loss), net	1,529,552	750,445	5,686,166	(882,644)
Income (loss) before taxes	22,774	(15,485)	102,104	(2,585,255)
Provision for income taxes	(271,311)	—	(322,368)	—

Net loss	$(248,537)	$(15,485)	$(220,264)	$(2,585,255)

Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	25,875,000	25,875,000	25,875,000	25,875,000
Basic and diluted net income (loss) per share, Class A common stock subject to redemption	$(0.01)	$(0.00)	$(0.01)	$(0.08)

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,668,750	6,668,750	6,668,750	6,668,750
Basic and diluted net income (loss) per share, Non-redeemable common stock	$(0.01)	$(0.00)	$(0.01)	$(0.08)

INTERPRIVATE II ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
(unaudited)

	Class A		Class B		Additional		Total
	Common Stock		Treasury Stock		Paid-in	Accumulated	Stockholders’
	Shares	Value	Shares	Value	Capital	Deficit	Deficit

BALANCE — December 31, 2021	200,000	$20	6,468,750	$647	$—	$(5,039,475)	$(5,038,808)

Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(82,286)	(82,286)
Net income	—	—	—	—	—	19,172	19,172

BALANCE — March 31, 2022	200,000	20	6,468,750	647	—	(5,102,589)	(5,101,922)

Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(87,583)	(87,583)
Net income	—	—	—	—	—	9,101	9,101

BALANCE — June 30, 2022	200,000	20	6,468,750	647	—	(5,181,071)	(5,180,404)

Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(972,809)	(972,809)
Net loss	—	—	—	—	—	(248,537)	(248,537)

BALANCE — September 30, 2022	200,000	$20	6,468,750	$647	$—	$(6,402,417)	$(6,401,750)

	Class A		Class B		Additional		Total
	Common Stock		Treasury Stock		Paid-in	Accumulated	Stockholders’
	Shares	Value	Shares	Value	Capital	Deficit	Deficit

BALANCE — December 31, 2020	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	6,468,750	647	—	—	647
Issuance costs associated with the sale of Public Units	—	—	—	—	—	(2,348,298)	(2,348,298)
Sale of 4,616,667 Private Placement Warrants	—	—	—	—	—	—	—
Issuance of Representative Shares	200,000	20	—	—	—	—	20
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(8,805)	(8,805)
Net income	—	—	—	—	—	174,342	174,342

BALANCE — March 31, 2021	200,000	20	6,468,750	647	—	(2,182,761)	(2,182,094)

Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(11,775)	(11,775)
Net loss	—	—	—	—	—	(2,744,112)	(2,744,112)

BALANCE — June 30, 2021	200,000	$20	6,468,750	$647	$—	$(4,938,648)	$(4,937,981)

Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(16,377)	(16,377)
Net loss	—	—	—	—	—	(15,485)	(15,485)

BALANCE — September 30, 202 1	200,000	$20	6,468,750	$647	$—	$(4,970,510)	$(4,969,843)

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-
5

INTERPRIVATE II ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30
	2022	2021
Cash flows from Operating Activities:
Net loss	$(220,264)	$(2,585,255)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) loss on warrant liabilities	(3,878,572)	912,766
Offering costs attributable to warrant liabilities	—	6,835
Interest earned on marketable securities held in Trust Account	(823,607)	(54,504)
Unrealized (gain) loss on marketable securities held in Trust Account	(983,987)	17,547
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	163,808	(357,624)
Related party payable	388,959	—
Accrued expenses	4,851,606	1,060,872

Net cash used in operating activities	(502,057)	(999,363)

Cash flows from Investing Activities:
Investment in trust account	—	(258,750,000)
Withdrawals from Trust Account	421,391	—

Net cash provided by (used in) investing activities	421,391	(258,750,000)

Cash flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	253,575,000
Proceeds from sale of Private Placement Warrants	—	6,925,000
Proceeds from promissory note — related party	—	149,476
Repayment of promissory note — related party	—	(149,476)
Payment of offering costs	—	(502,651)

Net cash provided by financing activities	—	259,997,349

Net Change in Cash	(80,666)	247,986
Cash — Beginning of period	120,785	—

Cash — End of period	$40,119	$247,986

Non-Cash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$—	$25,000

Issuance of Representative Shares	$—	$20

Remeasurement in value of common stock subject to redemption	$(1,142,679)	$(36,957)

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-
6

INTERPRIVATE II ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
InterPrivate II Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 10, 2020. It was originally incorporated under the name “InterPrivate IV Capital Partners Corp.”, but the Company changed its name to “InterPrivate II Acquisition Corp.” on January 6, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2022, the Company had not commenced any operations. All activity through September 30, 2022 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the financial statements do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021, as filed with the SEC on March 31, 2022 (the “Annual Report”). The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.
There have been no changes to our significant accounting policies described in our Annual Report that have had a material impact on our condensed financial statements and related notes.

F-
7

Reclassifications
Certain reclassifications were made to the prior period balances to conform to the current period presentation. These reclassifications do not restate the prior period financial statements and are for presentation purposes only.
Liquidity and Financial Condition
As of September 30, 2022 the company had cash of $40,119 and a working capital deficit of $6,164,771. The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors. The Sponsor is authorized to issue to up to $1.5M to the Company through a Working Capital Loan.
If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to the Company on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of this report. The Company has a termination date of less than one year from the issuance of this report.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements and compliance with new or revised financial accounting standards that are applicable to other public companies.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.
Marketable Securities Held in Trust Account
At September 30, 2022, substantially all of the assets held in the Trust Account were invested in U.S. Treasury Bills.

F-
8

Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Accordingly, at September 30, 2022, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company’s effective tax rate was 1,191.30% and 0% for the three months ended September 30, 2022 and 2021, respectively, and 315.73% and 0% for the nine months ended September 30, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine
months ended September 30, 2022 and 2021, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Net Loss Per Share of Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share” (“ASC Topic 260”). Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

F-
9

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Three Months Ended September 30,		For the Nine Months Months Ended September 30,
	2022	2021	2022	2021

Ordinary shares subject to possible redemption

Numerator:
Net loss attributable to Class A common stock subject to possible redemption	$(197,608)	$(12,312)	$(175,128)	$(2,055,494)
Denominator: Weighted Average Class A
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	25,875,000	25,875,000	25,875,000	25,875,000

Basic and Diluted net loss per share, Redeemable Ordinary Shares	$(0.01)	$(0.00)	$(0.01)	$(0.08)

Non-Redeemable ordinary shares

Numerator:
Net loss	$(248,537)	$(15,485)	$(220,264)	$(2,585,255)
Less: Net loss attributable to Class A common stock subject to possible redemption	197,608	12,312	175,128	2,055,494

Net loss attributable to Class A common stock not subject to possible redemption	(50,929)	(3,173)	(45,136)	(529,761)
Denominator: Weighted Average Non-Redeemable
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,668,750	6,668,750	6,668,750	6,668,750

Basic and diluted net loss per share, Non-redeemable common stock	$(0.01)	$(0.00)	$(0.01)	$(0.08)

Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3. PUBLIC OFFERING
There have been no changes to the public offering amounts previously disclosed in the December 31, 2021 financials. As of September 30, 2022, cash of $40,119 was held outside of the Trust Account and was available for working capital purposes.
NOTE 4. PRIVATE PLACEMENT
There have been no changes to the private placement warrant disclosure since the December 31, 2021 financials.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 13, 2021, the Sponsor paid

$25,000
to cover certain offering costs of the Company in consideration for
5,750,000
shares of Class B common stock (the “Founder Shares”).

On February 4, 2021,
the Sponsor transferred an aggregate 90,000 Founder Shares to the Company’s independent directors, resulting in the Sponsor holding 5,660,000 Founder Shares. On March 4, 2021, the Company effected a
1.125-for-1
stock split of its Class B common stock, resulting in an aggregate of 6,468,750 Founder Shares issued and outstanding, 6,378,750 of which were held by the Sponsor. On November 22, 2021, the Sponsor transferred 30,000 Founder Shares to a newly appointed independent director of the Company, resulting in the Sponsor holding 6,348,750 Founder Shares. The aggregate value of the 120,000 Founder Shares transferred to the independent directors will be recorded as compensation expense at the time of a Business Combination. The initial grant was deemed de minimis and the second grant in November 2021 is estimated at $9.79 per share, approximately $300,000. The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares were subject to forfeiture.
Administrative Services Agreement
The Company entered into an agreement, commencing on March 4, 2021, pursuant to which the Company will pay the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination or the Company’s liquidation, the agreement will terminate, and the Company will cease paying these monthly fees. For the three months ended September 30, 2022 and 2021, the Company recorded $30,000 and $30,000, respectively, in fees for these services. For the nine months ended September 30, 2022 and 2021, the Company recorded $90,000 and $70,000, respectively, in fees for these services. As of September 30, 2022 and December 31, 2021, the service fee payable was $0, respectively. Payments were reimbursed through the related party payable on the accompanying condensed balance sheets.
Convertible Promissory Note — Related Party
On March 31, 2022, the Company entered into a convertible promissory note with the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is
non-interest
bearing and due on the earlier of March 9, 2023 and the date on which the Company consummates its initial business combination. If the Company completes a business combination, it would repay such additional loaned amounts, without interest, upon consummation of the business combination. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such additional loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such additional loans (if any) may be convertible into warrants, at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except for the foregoing, the terms of such additional loans (if any) have not been determined and no written agreements exist with respect to such loans. If the Company fully draws down on the Convertible Promissory Note and requires additional funds for working capital purposes, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company such additional funds as may be required. The issuance of the Convertible Promissory Note was approved by the board of directors and the audit committee on March 31, 2022. As of September 30, 2022, there was $0 outstanding under the Convertible Promissory Note which is reported in related party payables.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
In addition, as the Company incurs operating expenses, these fees are paid by InterPrivate LLC, and InterPrivate LLC is subsequently reimbursed by the Company for the full amount paid. As of September 30, 2022 and December 31, 2021, the Company had $439,279 and $50,320 in related party payables outstanding, respectively. The increase is primarily due to increased invoices paid by the LLC on behalf of InterPrivate II for operations.

Services Agreement
The Company entered into an agreement, pursuant to which the Company will pay its Vice President a total of $
10,000
per month for assisting the Company in negotiating and consummating an initial Business Combination. Upon completion of the Business Combination or the Company’s liquidation, the agreement will terminate, and the Company will cease paying these monthly fees. For the three months ended September
30
,
2022
and
2021
, the Company incurred $
30,000
and $
30,000
in fees, respectively, for these services. For the nine months ended September
30
,
2022
and
2021
, the Company incurred $
90,000
and $
70,000
in fees, respectively, for these services. As of September
30
,
2022
and December
31
,
2021
, the service fee payable was $
0
and $
0
, respectively. Payments were reimbursed through the related party payable on the accompanying condensed balance sheets.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on March 4, 2021, the holders of the Founder Shares, Representative Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) have registration rights requiring the Company to register a sale of any of the securities held by them prior to the consummation of a Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
In conjunction with the Initial Public Offering, the Company entered into a Business Combination Marketing Agreement (the “BCMA”) under which the Company engaged Morgan Stanley and EarlyBirdCapital as advisors in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to
potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining stockholder approval for the Business Combination, and assist the Company with its press releases and public filings in connection with the Business Combination. Under the BCMA, the Company agreed to pay Morgan Stanley and EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $9,056,250 (exclusive of any applicable finders’ fees which might become payable).
On July 5, 2022, Morgan Stanley entered into a letter agreement with the Company and EarlyBirdCapital that amended the BCMA by (i) removing Morgan Stanley as a party to the BCMA and releasing it from its obligations thereunder; (ii) stating that Morgan Stanley would no longer have any rights, benefits, liabilities or obligations thereunder; (iii) reducing the fee payable thereunder from 3.5% to 1.75% of the gross proceeds of the Initial Public Offering (such reduced amount totaling $4,528,125), which becomes payable solely to EarlyBirdCapital on the condition that the Company successfully completes a business combination transaction; and (iv) obligating the Company to indemnify Morgan Stanley for any claims arising out of the letter agreement and to continue to indemnify Morgan Stanley as provided under the BCMA. As a result of such letter agreement, Morgan Stanley is no longer required to perform any services under the BCMA and is not entitled to receive any compensation thereunder. The letter agreement did not amend the provision of the BCMA which provides that the full amount of the original BCMA Fee (totaling $9,056,250) will be returned to the Public Stockholders upon the Company’s liquidation if the Company does not consummate a Business Combination within 24 months of the Initial Public Offering (or any extension thereof).

F-1
2

NOTE 7. WARRANTS
There have been
no
changes to the public warrant disclosure since the Annual Report on Form
10-K.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The
following tables present information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021, respectively, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2022

Assets:
Marketable securities held in Trust Account	1	$260,207,445

Liabilities:
Warrant liability — Private placement warrants	3	231,000
Warrant liability — Underwriters warrants	3	5,980

Description	Level	December 31, 2021

Assets:
Marketable securities held in Trust Account	1	$258,821,242

Liabilities:
Warrant liability — Private placement warrants	3	3,584,971
Warrant liability — Underwriters warrants	3	530,581
The Private Placement Warrants were initially valued using a Binomial Lattice Model, which is considered to be a Level 3 fair value measurement. The Binomial Lattice Model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived
from observable public warrant pricing on comparable

‘blank-check’
companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Binomial Lattice Model was used in estimating the fair value of the Private Placement Warrants for periods where no observable traded price was available.
The key inputs into the Binomial Lattice Model for the initial measurement of the Private Placement Warrants, and the subsequent measurement of the Private Placement Warrants, are as follows:

Term	September 30, 2022	December 31, 2021
Risk-free interest rate	4.20%	1.19%
Market price of public stock	$9.84	$9.70
Dividend yield	0.00%	0.00%
Implied volatility	2.80%	16.6%
Exercise price	$11.50	$11.50
The above assumptions are based on an expected close of a
de-SPAC
transaction on December 31, 2022.
On September 30, 2022 and December 31, 2021, the Private Placement Warrants were determined to be valued at $0.06 and $0.93 per warrant, respectively. On September 30, 2022 and December 31, 2021, the Underwriter Warrants were valued at $0.01 and $0.69, respectively.
The following table presents the changes in the fair value of warrant liabilities:

Term	Private Placement	Underwriters Warrants
Fair value as of December 31, 2021	$3,584,971	$530,581
Change in valuation inputs or other assumptions	(3,353,971)	(524,601)

Fair value as of September 30, 2022	$231,000	$5,980

During the nine-month period ended September 30, 2022, there were no transfers out of Level 3.
NOTE 9. SUBSEQUENT EVENTS
On October 31, 2022, the Sponsor and Braemar Energy Ventures III, L.P. (“Braemar”) entered into a Stock Transfer Agreement pursuant to which the Sponsor agreed to transfer 200,000 shares of Class A Stock to Braemar promptly following, and contingent upon, the Closing of the Business Combination.
Pursuant to the terms of the Merger Agreement and a letter agreement entered into on November 7, 2022 between the Company and Getaround (the “Escrow Shares Allocation Agreement”), the Escrow Shares will be allocated promptly following the Closing to:
(i) non-redeeming
public holders of Class A Stock, whether acquired in InterPrivate II’s initial public offering or acquired in the secondary market (the “Public Stockholders”), (ii) the designees of EarlyBirdCapital, and (iii) the holders of the Class B Stock including the Sponsor and the current and former independent directors of InterPrivate II (collectively, the “Bonus Share Recipients”, and the Escrow Shares entitled to be received by the Bonus Share Recipients, the “Bonus Shares”). The Bonus Shares will be apportioned pro rata to each Bonus Share Recipient based on the number of shares of Class A Stock held immediately following the Closing as a percentage of the total number of shares of Class A Stock that remain outstanding after giving effect to redemptions and the automatic conversion of the Founder Shares into shares of Class A Stock. However, the holders of the Representative Shares and the Founder Shares (collectively, the “Initial Stockholders”) have agreed pursuant to the Escrow Shares Allocation Agreement to re-allocate
to the Getaround equityholders the number of Bonus Shares which exceed the number that the Initial Stockholders would have received on a pro rata basis if no Public Stockholders elect to exercise their redemption rights.

F-1
4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
InterPrivate II Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of InterPrivate II Acquisition Corp. (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum
LLP
Marcum
LLP
We have served as the Company’s auditor since 2021.
New York, NY
March 30, 2022

INTERPRIVATE II ACQUISITION CORP.
BALANCE SHEET

December 31, 2021
ASSETS
Current assets
Cash	$120,785
Prepaid expenses	249,172

Total Current Assets	369,957
Prepaid expense, net of current assets	41,075
Marketable securities held in Trust Account	258,821,242

TOTAL ASSETS	$259,232,274

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Income Tax Payable	—
Related party payable	50,320
Accounts payable and accrued expenses	$1,283,968

Total Current Liabilities	1,334,288

Warrant liability	4,115,552

Total Liabilities	5,449,840

Commitments and Contingencies (See Note 6)
Class A common stock subject to possible redemption 25,875,000 shares at redemption value	258,821,242

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 200,000 shares issued and outstanding (excluding 25,875,000 shares subject to possible redemption)	20
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding	647
Additional paid-in capital	—
Accumulated deficit	(5,039,475)

Total Stockholders’ Deficit	(5,038,808)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$259,232,274

INTERPRIVATE II ACQUISITION CORP.
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2021

Operating and formation costs	$1,985,624
Related party administrative fees	100,000

Loss from operations	(2,085,624)

Other income (expense):
Gain (loss) on warrant liabilities	(598,718)
Offering costs attributable to warrant liabilities	(6,835)
Interest earned on marketable securities held in Trust Account	104,868
Unrealized loss on marketable securities held in Trust Account	(33,626)

Other income (loss), net	(534,311)

Loss before income taxes	(2,619,935)
Provision for income taxes	—

Net loss	$(2,619,935)

Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	21,125,342

Basic and diluted net income per share, Class A common stock subject to redemption	$(0.10)

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,292,226

Basic and diluted net loss per share, Non-redeemable common stock	$(0.10)

INTERPRIVATE II ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
YEAR ENDED DECEMBER 31, 2021

	Class A		Class B		Additional	Retained Earnings	Total
	Common Stock		Common Stock		Paid-in	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Deficit
Balance — December 31, 2020	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	6,468,750	647	—	—	647
Issuance of Representative Shares	200,000	20	—	—	—	—	20
Issuance costs associated with sale of Public Units	—	—	—	—	—	(2,263,297)	(2,263,297)
Accretion of Class A common stock subject to possible redemption	—	—	—	—	—	(156,243)	(156,243)
Net loss	—	—	—	—	—	(2,619,935)	(2,619,935)

Balance – December 31, 2021	200,000	$20	6,468,750	$647	$—	$(5,039,475)	$(5,038,808)

INTERPRIVATE II ACQUISITION CORP.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2021

Cash Flows from Operating Activities:
Net loss	$(2,619,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on warrant liabilities	598,718
Offering costs attributable to warrant liabilities	6,835
Interest earned on marketable securities held in Trust Account	(104,868)
Unrealized loss on marketable securities held in Trust Account	33,626
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(290,228)
Related party payable	50,320
Accrued expenses	1,198,968

Net cash used in operating activities	(1,126,564)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(258,750,000)

Net cash used in investing activities	(258,750,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	253,575,000
Proceeds from sale of Private Placement Warrants	6,925,000
Proceeds from promissory note – related party	149,476
Repayment of promissory note – related party	(149,476)
Payment of offering costs	(502,651)

Net cash provided by financing activities	259,997,349

Net Change in Cash	120,785
Cash – Beginning of period	—

Cash – End of period	$120,785

Non-Cash investing and financing activities:
Initial classification of Common Stock subject to possible redemption	$258,570,000

Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$25,000

Issuance of Representative Shares	$20

Deferred offering costs in accrued expenses	$85,000

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
InterPrivate II Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 10, 2020. It was originally incorporated under the name “InterPrivate IV Capital Partners Corp.”, but the Company changed its name to “InterPrivate II Acquisition Corp.” on January 6, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on March 4, 2021. On March 9, 2021, the Company consummated the Initial Public Offering of 25,875,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at $10.00 per Unit, generating gross proceeds of $258,750,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,616,667 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to InterPrivate Acquisition Management II, LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $6,925,000, which is described in Note 4.
Transaction costs amounted to $5,787,651, consisting of $5,175,000 of underwriting fees and $612,651 of other offering costs.
Following the closing of the Initial Public Offering on March 9, 2021, an amount of $258,750,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
If the Company seeks stockholder approval, the Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. The Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 8) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares, Representative Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) waive their liquidation rights with respect to the Founder Shares and Representative Shares if the Company fails to complete a Business Combination and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination.

The Company will have until March 9, 2023 or any extended period of time that the Company may have to consummate a Business Combination as a result of an amendment to the Company’s Amended and Restated Certificate of Incorporation to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and in accordance with the instructions to Form
10-K
and Article 8 of Regulation
S-X
of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Liquidity and Capital Resources
On March 9, 2021, the Company consummated the Public Offering of 25,875,000 Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at $10.00 per Unit, generating gross proceeds of $258,750,000. Simultaneously with the closing of the Public Offering, the Company consummated the sale of 4,616,667 private placement warrants at a price of $1.50 per private placement warrant in a private placement to the Sponsor and EarlyBirdCapital, generating gross proceeds of $6,925,000.
For the year ended December 31, 2021, cash used in operating activities was $1,126,564. Net loss of $2,619,935 was affected by a non-cash
charge related to the change in warrant liability of $598,718, interest earned on marketable securities held in the Trust Account of $104,868 and an unrealized loss on marketable securities held in in the Trust Account of $33,626 and offering costs allocable to warrant liabilities of $6,835. Changes in operating assets and liabilities provided $959,060 of cash for operating activities.
As of December 31, 2021, the Company had marketable securities held in the Trust Account of $258,821,242 (including $104,868 of interest income and unrealized gains consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by the Company to pay taxes. Through December 31, 2021, the Company has not withdrawn any interest earned from the Trust Account.
The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its business combination. To the extent that the capital stock or debt is used, in whole or in part, as consideration to complete the Company’s business combination, the r
emaining
proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue the Company’s growth strategies.
As of December 31, 2021, the Company had cash of $120,785. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a business combination, the Company would repay such loaned amounts. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Company’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.
The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of this report.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the Accounting Standards Codification (the “ASC”)
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to stockholders’ equity upon the completion of our Public Offering.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.
Marketable Securities Held in Trust Account
At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. As of December 31, 2021 and March 9, 2021, the Private Placement Warrants were accounted for as liabilities, and the Public Warrants were accounted for as temporary equity (see Note 8).
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in-capital
at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the Private Placement Warrants issued in connection with its Initial Public Offering in accordance with the guidance contained in ASC
815-40-15-7D,
under which the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Placement Warrants as liabilities at their fair value and adjusts the Private Placement Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Private Placement Warrants initially was estimated using a Binomial Lattice Model (see Note 9).
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) per Common Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture.

The Company’s statement of operations includes a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class
method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for
non-redeemable
common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable
common stock outstanding for the period.
Non-redeemable
common stock includes Founder Shares and
non-redeemable
shares of common stock as these shares do not have any redemption features.
Non-redeemable
common stock participates in the income or loss on marketable securities based on non-redeemable
shares’ proportionate interest.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

Year Ended December 31, 2021

Ordinary shares subject to possible redemption
Net loss allocable to Class A common stock subject to possible redemption	$(2,018,670)
Denominator: Weighted Average Class A Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	21,125,342

Basic and Diluted net income per share, Redeemable Ordinary Shares	$(0.10)

Non-Redeemable ordinary shares
Numerator:
Net loss	$(2,619,935)
Less: Net loss attributable to Class A common stock not subject to possible redemption	2,018,670

Net loss attributable to Class A common stock not subject to possible redemption	(601,265)
Denominator: Weighted Average Non-Redeemable
Basic and diluted weighted average shares outstanding, ordinary shares	6,292,226

Basic and diluted net loss per share, ordinary shares	$(0.10)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,875,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-fifth
of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per whole share (see Note 8).
Transaction costs amounted to $5,787,651, consisting of $5,175,000 of underwriting fees and $612,651 of other offering costs. As of December 31, 2021, cash of $120,785 was available for working capital purposes.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 4,616,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, or $6,925,000 in the aggregate. The Sponsor purchased an aggregate of 3,850,000 Private Placement Warrants and EarlyBirdCapital purchased an aggregate of 766,667 Private Placement Warrants. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 13, 2021, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On March 4, 2021, the Company effected a 1.125 for 1 stock split of its Class B common stock, resulting in an aggregate of 6,468,750 Founder Shares issued and outstanding. The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted
basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Representative Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (i) with respect to 50% of such shares, for a period ending on the earlier of the one-year
anniversary of the date of the consummation of a Business Combination and the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period following the consummation of a Business Combination and (ii) with respect to the remaining 50% of such shares, for a period ending on the one-year
anniversary of the date of the consummation of a Business Combination, or, in either case, earlier if, subsequent to a Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement
The Company entered into an agreement, commencing on March 4, 2021, pursuant to which the Company will pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination or the Company’s liquidation, the agreement will terminate and the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred and paid $100,000 in fees for these services.
Promissory Note — Related Party
On January 13, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and was payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. As of March 9, 2021, there was $149,476 outstanding under the Promissory Note, which was repaid on March 10, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. In addition, as the Company incurs operating expenses, these fees are paid by InterPrivate LLC and subsequently reimbursed for the full amount paid. As of December 31, 2021 the Company had $50,320 related party payables.
Services Agreement
The Company entered into an agreement, pursuant to which the Company will pay its Vice President a total of $10,000 per month for assisting the Company in negotiating and consummating an initial Business Combination. Upon completion of the Business Combination or the Company’s liquidation, the agreement will terminate and the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred and paid and $100,000 in fees for these services.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on March 4, 2021, the holders of the Founder Shares, Representative Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) have registration rights requiring the Company to register a sale of any of the securities held by them prior to the consummation of a Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement
The Company has engaged Morgan Stanley and EarlyBirdCapital as advisors in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Morgan Stanley and EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $9,056,250 (exclusive of any applicable finders’ fees which might become payable).
NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock
—
The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
— The Company is authorized to issue up to 380,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2021, there were 26,075,000 of Class A common stock issued and outstanding.
Class
 B Common Stock
— The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2021, there were 6,468,750 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of shares of Class B common stock will never occur on a less than one-for-one
basis.
NOTE 8. WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The Public Warrants are accounted for as a component of temporary equity.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A common stock for any 20 trading days within a
30-trading
day period ending three trading days before the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 80% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Representative Shares
The Company issued to EarlyBirdCapital and its designees 200,000 shares of Class A common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $2,000,000 based upon the price of the Units issued in the Initial Public Offering. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to vote such shares in favor of any proposed Business Combination, (ii) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up
for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
NOTE 9. INCOME TAX
The Company’s net deferred tax assets are as follows:

12/31/2021
Deferred tax asset (liability)
Net operating loss carryforward	$30,226
Startup/Organization Expenses	397,294
Unrealized gain/loss	(4,500)

Total deferred tax assets	423,020
Valuation Allowance	(423,020)

Deferred tax asset (liability), net of allowance	$(0)

The company’s provision (benefit) for income taxes is as follows:

12/31/2021
Federal
Current expense/(benefit)	$—
Deferred expense/(benefit)	(423,020)
State and Local
Current	—
Deferred	—
Change in valuation allowance	423,020

Income tax provision expense/ (benefit)	$—

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period ended December 31, 2021, the change in the valuation allowance was $423,020. The Net Operating Loss (NOL) of $143,934 does not expire and can be carried forward indefinitely.

12/31/2021
Statutory federal income tax rate	21.00%
State taxes, net of federal tax benefit	0.00%
Deferred tax liability change in rate	0.00%
Transaction costs warrants	-0.05%
Change in FV warrants	-4.80%
Meals & entertainment	0.00%
Valuation allowance	-16.15%

Income tax provision expense/(benefit)	0.00%

NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	December 31, 2021
Assets:
Marketable securities held in Trust Account	$258,821,242
Liabilities:
Warrant Liability – Private Placement Warrants	3,584,971
Warrant Liability – Underwriters Warrants	530,581
The Private Placement Warrants were initially valued using a Binomial Lattice Model, which is considered to be a Level 3 fair value measurement. The Binomial Lattice Model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Binomial Lattice Model was used in estimating the fair value of the Private Placement Warrants for periods where no observable traded price was available.
The key inputs into the Binomial Lattice Model for the initial measurement of Private Placement Warrants and subsequent measurement of the Private Placement Warrants are as follows:

Term	December 31, 2021	March 9, 2021
Risk-free interest rate	1.19%	1.00%
Market price of public stock	$9.7	$9.84
Dividend Yield	0.00%	0.00%
Implied volatility	16.6%	13.1%
Exercise price	$11.50	$11.50
On December 31, 2021, and March 9, 2021 the Private Placement Warrants were determined to be valued at $0.93 and $0.79 per warrant respectively. Underwriter Warrants on December 31, 2021 and March 9, 2021 were valued at and $0.69 and $0.62 respectively.
The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Underwriters Warrants
Fair value as of March 9, 2021	$3,041,500	$475,334
Change in valuation inputs or other assumptions	543,471	55,247
Fair value as of December 31, 2021	$3,584,971	$530,581
During the
yea
r ended December 31, 2021 there were no transfers out of Level 3.
NOTE 11. SUBSEQUENT EVENTS
On March 31, 2022, the Company entered into a convertible promissory note with the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is
non-interest
bearing and due on the earlier of March 9, 2023 and the date on which the Company consummates its initial business combination. If the Company completes a b
usiness
combination, it would repay such additional loaned amounts, without interest, upon consummation of the business combination. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such additional loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such additional loans (if any) may be convertible into warrants, at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except for the foregoing, the terms of such additional loans (if any) have not been determined and no written agreements exist with respect to such loans. If the Company fully draws down on the Convertible Promissory Note and requires additional funds for working capital purposes, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company such additional funds as may be required. The issuance of the Convertible Promissory Note was approved by the board of directors and the audit committee on March 31, 2022. As of March 31, 2022, there was $197,518 outstanding under the Convertible Promissory Note.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. The Company did not identify any subsequent events other than the above that would have required adjustment or disclosure in the condensed financial statements.

Getaround, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2022	December 31, 2021

Assets
Current Assets
Cash and cash equivalents	$27,216	$62,516
Restricted cash	3,600	3,950
Accounts receivable, net	439	1,936
Prepaid expenses and other current assets	7,035	5,890

Total Current Assets	38,290	74,292
Property and Equipment, Net	10,678	10,731
Operating Lease Right-of-Use Assets, Net	13,407	—
Goodwill	105,957	122,805
Intangible Assets, Net	10,785	18,854
Deferred Tax Assets	3	159
Other Assets	1,745	94

Total Assets	$180,865	$226,935

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current Liabilities
Accounts payable	$10,472	$5,382
Accrued host payments and insurance fees	13,510	13,384
Operating lease liabilities, current	1,828	—
Notes payable, current	38,425	464
Other accrued liabilities	28,657	27,391
Deferred revenue	866	310

Total Current Liabilities	93,758	46,931
Notes Payable, net of discount of $505 and $1,101, respectively (net of current portion)	40,111	78,357
Convertible Notes Payable ($53,838 and $ 34,803 measured at fair value, respectively)	54,312	35,277
Related Party Convertible Notes Payable (measured at fair value)	8,869	—
Operating Lease Liabilities (net of current portion)	18,101	—
Deferred Tax Liabilities	979	1,868
Warrant Liability	65,376	48,504
Other Long-Term Liabilities	—	6,851

Total Liabilities	281,506	217,788

Commitments and Contingencies (Note 11)
Mezzanine Equity
Convertible preferred stock; $0.00001 par value, 186,388,450 shares authorized as of September 30, 2022 and December 31, 2021
Series A convertible; 14,497,716 shares designated, 10,678,459 and 10,678,459 issued and outstanding respectively, liquidation value of $10,918 and $10,918, respectively	16,953	16,953
Series B convertible; 11,980,730 shares designated, 5,216,044 and 5,119,213 issued and outstanding respectively, liquidation value of $8,407 and $8,251, respectively	9,578	9,338
Series C convertible; 18,526,490 shares designated, 10,836,279 and 10,836,279 issued and outstanding respectively, liquidation value of $23,844 and $23,844, respectively	22,761	22,761
Series D convertible; 53,868,628 shares designated, 49,783,894 and 49,783,894 issued and outstanding respectively, liquidation value of $345,712 and $345,713, respectively	241,428	241,428
Series E convertible; 87,514,886 shares designated, 49,303,179 shares and 49,054,302 issued and outstanding respectively, liquidation value of $141,383 and $143,412, respectively	120,296	119,888

Total Mezzanine Equity	411,016	410,368

Stockholders’ Deficit
Common stock, $0.00001 par value, 386,300,000 shares authorized; 83,645,759 and 79,738,747 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	247,278	237,578
Stockholder notes	(14,478)	(14,478)
Treasury stock	(661)	(661)
Accumulated deficit	(726,527)	(625,944)
Accumulated other comprehensive (loss) income	(17,270)	2,283

Total Stockholders’ Deficit	(511,657)	(401,221)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$180,865	$226,935

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

Nine months ended September 30,	2022	2021

Service revenue	$43,967	$46,733
Lease revenue	1,058	1,473

Total Revenues	45,025	48,206

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	3,754	4,306
Lease	90	136
Sales and marketing	22,736	12,942
Operations and support	39,596	35,452
Technology and product development	13,374	13,728
General and administrative	38,665	48,347
Depreciation and amortization	7,670	9,591

Total Operating Expenses	125,885	124,502

Loss from Operations	(80,860)	(76,296)
Other Income (Expense)
Gain on extinguishment of debt	—	7,017
Convertible promissory note fair value adjustment	3,896	(4,549)
Warrant liability fair value adjustment	(17,521)	(30,332)
Interest expense, net	(7,903)	(2,388)
Other income, net	1,258	492
Total Other Income (Expense)	(20,270)	(29,760)

Loss, before Income Tax Benefit	(101,130)	(106,056)
Income Tax Benefit	(547)	(797)

Net Loss	(100,583)	(105,259)
Foreign Currency Translation Loss	(19,553)	(8,095)

Comprehensive Loss	$(120,136)	$(113,354)

Net Loss Per Share Attributable to Stockholders (Note 16):
Basic	$(1.41)	$(1.53)
Diluted	$(1.41)	$(1.53)
Weighted average shares outstanding (Basic and Diluted)	71,169	68,832

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.
Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit
(in thousands, except share data)
(Unaudited)

	Convertible Redeemable Preferred Stock		Common Stock		Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount

Balance, December 31, 2020	120,384,609	$399,855	69,345,606	$1	$(661)	$(14,478)	$230,028	$(505,881)	$13,486	$(277,505)
Stock option exercises	—	—	12,695,706	—	—	—	1,300	—	—	1,300
RSUs vested	—	—	831,611	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	9,420	—	—	9,420
Issuance of Series E convertible preferred stock, net of $26 issuance costs	404,409	616	—	—	—	—	—	—	—	—
Exchange of 3,609,608 shares of nonvoting common stock into 3,609,608 preferred stock	3,609,608	6,382	(3,609,608)	—	—	—	(6,382)	—	—	(6,382)
Exercise of Series E-2 Preferred stock warrant into 77,597 Series E-2 convertible preferred stock	77,597	301	—	—	—	—	—	—	—	—
Exercise of Series E-3 Preferred stock warrant into 995,924 Series E-3 convertible preferred stock	995,924	3,214	—	—	—	—	—	—	—	— —
Issuance of common stock to settle liability	—	—	327,991	—	—	—	1,099	—		1,099
Foreign currency translation	—	—	—	—	—	—	—	—	(8,095)	(8,095)
Net loss	—	—	—	—	—	—	—	(105,259)	—	(105,259)

Balance, September 30, 2021	125,472,147	$410,368	79,591,306	$1	$(661)	$(14,478)	$235,465	$(611,140)	$5,391	$(385,422)

	Convertible Preferred Stock		Common Stock		Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount

Balance, December 31, 2021	125,472,147	$410,368	79,738,747	$1	$(661)	$(14,478)	$237,578	$(625,944)	$2,283	$(401,221)
Stock option exercises	—	—	176,463	—	—	—	113	—	—	113
RSUs vested	—	—	810,967	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	4,945	—	—	4,945
Exercise of Series E-3 Preferred stock warrant into 248,877 Series E-3 convertible preferred stock	248,877	408	—	—	—	—	—	—	—	—
Exercise of Series B Preferred stock warrant into 96,831 Series B Preferred stock	96,831	240	—	—	—	—	—	—	—	—
Common stock issued to extinguish the outstanding contingent compensation liability	—	—	2,919,582	—	—	—	4,642	—	—	4,642
Foreign currency translation	—	—	—	—	—	—	—	—	(19,553)	(19,553)
Net loss	—	—	—	—	—	—	—	(100,583)	—	(100,583)

Balance, September 30, 2022	125,817,855	$411,016	83,645,759	$1	$(661)	$(14,478)	$247,278	$(726,527)	$(17,270)	$(511,657)

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

Nine months ended September 30,	2022	2021

Cash Flows from Operating Activities
Net loss	$(100,583)	$(105,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,670	9,210
Provision for bad debts	8,202	7,359
Stock-based compensation	4,945	9,420
Change in fair value - convertible instrument liability	(3,896)	4,549
Change in fair value – warrant liability	17,521	30,332
Non-cash interest expense	4	4
Non-cash lease expense	700	—
Gain on Extinguishment of Debt	—	(7,017)
Amortization of debt issuance costs	599	179
Loss from disposal of property and equipment	1	7
Impairment loss on fixed assets	—	381
Loss from foreign currency remeasurement	(212)	45
Net changes in operating assets and liabilities:
Accounts receivable	(6,827)	(7,226)
Prepaid expenses and other current assets	(1,852)	576
Operating leases liabilities	(1,184)	—
Deposits and other assets	(1,789)	179
Accounts payable	5,418	1,348
Accrued host payments and insurance fees	1,727	4,911
Accrued expenses and other liabilities	6,291	(1,739)
Deferred taxes	(547)	(797)
Deferred revenue	606	200

Net Cash Used in Operating Activities	(63,206)	(53,338)

Cash Flows from Investing Activities
Purchases of property and equipment	(1,607)	(871)
Proceeds from sale of property and equipment	—	381

Net Cash Used In Investing Activities	(1,607)	(490)

Cash Flows from Financing Activities
Proceeds from exercise of common stock options	125	1,300
Proceeds from issuance of Series E, net of $26 issuance costs	—	616
Proceeds from issuance of Series E-2 warrants	—	912
Proceeds from exercise of Series E-3 warrants	—	1
Proceeds from issuance of subordinated convertible promissory notes payable	—	28,420
Proceeds from issuance of notes payable, net of $2 issuance costs	—	6,998
Proceeds from issuance of Bridge Loans	27,050	—
Related Party advance on financing	4,750	—
Repayment of PGE loan	(240)	(90)
Related party advance on financing	—	—

Net Cash Provided by Financing Activities	31,685	38,157

Effect of Foreign Currency Translation on Cash	(2,522)	(1,182)

Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	(35,650)	(16,853)
Cash and Cash Equivalents and Restricted Cash, beginning of period	66,466	64,279

Cash and Cash Equivalents and Restricted Cash, end of period	$30,816	$47,426

Getaround, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

The
following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the total of the same such amounts shown above:

Nine months ended September 30,	2022	2021

Cash and cash equivalents	$27,216	$43,476
Restricted cash included in current assets	3,600	3,950

Total Cash, Cash Equivalents and Restricted Cash at the End of Period	$30,816	$47,426

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

1.	Nature of Business and Basis of Presentation
Nature of Business
Getaround, Inc. (“Getaround” or the “Company”) is an
on-line
car rental service company headquartered in San Francisco, California that was formed as a Delaware corporation in September 2009. The Company provides peer-to-peer
car-sharing
service powered by its proprietary technology, which allows car owners to earn income sharing their cars with pre-qualified
drivers on the Company’s network. As of September 30, 2022, the Company operated globally in major U.S. cities and certain European markets, including France and Norway.
Going Concern and Liquidity
The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced losses since its inception and had an accumulated deficit as of September 30, 2022 and December 31, 2021 of $726,527,000 and $625,944,000, respectively. Such losses primarily resulted from the costs incurred in the development of the Company’s technology platform, consumer products and sales and marketing to grow the Company’s user base. The Company expects operating losses and negative cash flows to continue for the foreseeable future as it continues to develop and promote its platform, as well as to grow its user base through new markets.
As of September 30, 2022, and December 31, 2021, the Company had $27,216,000 and $62,516,000, respectively, in unrestricted cash and cash equivalents available to fund future operations. The Company’s capital requirements will depend on many factors and the Company may need to use available capital resources and/or raise additional capital earlier than currently anticipated. Should the Company pursue additional debt and/or equity financing, there can be no assurance that such financing will be available on terms commercially acceptable to the Company. If the Company is unable to obtain additional funding when needed, it will need to curtail planned activities to reduce costs, which will likely have an unfavorable effect on the Company’s ability to execute on its business plan, and have an adverse effect on its business, results of operations and future prospects. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
COVID-19
Pandemic
On January 30, 2020, the World Health Organization declared the outbreak of a novel coronavirus strain
(“COVID-19”)
a global health emergency and characterized the outbreak as a pandemic on March 11, 2020. As a result, the pandemic severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. At times governments and regulatory authorities have implemented measures to contain the
COVID-19
pandemic, such as imposing restrictions on travel and business operations. Given the daily evolution of the
COVID-19
outbreak, it is still uncertain what the full magnitude of the pandemic will have on the Company’s financial condition, liquidity and future results of operations.
As the impact of
COVID-19
continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment and carry a higher degree of variability and volatility. These estimates and assumptions may change in future periods and will be recognized in the consolidated financial statements as new events occur and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future consolidated financial statements could be affected. In response, management is actively monitoring the

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

global

situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis of Accounting
The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP have been condensed or omitted. As such, the information should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2021. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Other than ASC 842 (defined below within Note 2 “
Recently Adopted Accounting Standards”)
which was adopted January 1, 2022, as discussed in Note 2, these interim condensed consolidated financial statements follow the same significant accounting policies as those included in our audited consolidated financial statements for the year ended December 31, 2021. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the condensed consolidated financial position, results of operations, and cash flows for these interim periods.
The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements herein.

2.	Summary of Significant Accounting Policies
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and the accompanying notes. The most significant matters involving management’s estimates include those related to accounts receivable, claims allowances, useful lives of intangible assets and property and equipment, assessment of possible impairment of its intangibles and long-lived assets, valuation of deferred income tax assets, fair value of preferred stock warrants, certain convertible notes payable and stock-based awards. Actual results may ultimately differ from management’s estimates. Revenue, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these financial statements may not be representative of the results that may be expected for the year ending December 31, 2022.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under specific customer agreements and/or contracts. Payment terms vary with each customer, but the majority of contracts provide for payment within 30 to 45 days of invoice date, and no discounts are offered.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

The
allowance for doubtful accounts is determined based upon a specific identification of balances, the collection of which, in management’s opinion, is doubtful. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. After all attempts to collect a receivable have failed, the receivable is written-off
against the allowance. Based upon the information available, management has reserved an allowance for doubtful accounts in the amount of $5,418,000 and $6,890,000 as of September 30, 2022, and December 31, 2021, respectively.
Offering Costs Associated with the SPAC Transaction
The Company complies with the requirements of the ASC
340-10-S99-1
and SEC Staff Accounting Bulletin
Topic 5A – “Expenses
of Offering”. Offering costs consist of professional fees incurred through the balance sheet date that are related to our SPAC transaction which have been capitalized within prepaid expenses and other current assets and will be reclassed to stockholders’ equity upon consummation of the SPAC transaction. As of September 30, 2022, offering costs of $2,907,000 have been capitalized as consulting services within prepaid expenses and other current assets. (See Note 6 - Prepaid expenses and other current assets)
Recently Adopted Accounting Standards
In February 2016, the FASB issued ASU
2016-02,
and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients that entities can elect upon adoption (referred to collectively as “ASC 842”). ASC 842 introduces new requirements to increase transparency and comparability among organizations for leasing transactions for both lessees and lessors. The principle of ASC 842 is that a lessee recognizes assets and liabilities that arise from leases. Lessees need to recognize a right-of-use
asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability is equal to the present value of lease payments, and the right-of-use
asset is equal to the lease liability, adjusted for other factors. For income statement purposes, ASC 842 requires leases to be classified as either operating or finance. Operating leases result in a straight-line expense pattern while finance leases result in a front-loaded expense pattern. Lessor accounting remains largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance.
The Company adopted ASC 842 effective January 1, 2022 using the modified retrospective transition approach and elected to apply the new guidance at the adoption date without adjusting comparative periods presented. Comparative information has not been restated and will continue to be reported under accounting standards in effect for those periods. In adopting the new guidance, the Company elected to apply the package of transition practical expedients, which allows the Company not to reassess: (1) whether any expired or existing contracts contain leases under the new definition of a lease; (2) lease classification for any expired or existing leases; and (3) whether previously capitalized initial direct costs would qualify for capitalization under ASC 842. In transition, the Company did not elect to apply the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment of right-of-use
assets.
The adoption of ASC 842 resulted in the recognition of a new right-of-use
assets and lease liabilities on the balance sheet for all operating leases. For the period ended December 31, 2021, the short-term and long-term deferred rent and lease incentive obligation liabilities were $643,000 and $6,661,000, respectively. As a result of the Company’s adoption on January 1, 2022, the Company recorded operating right-of-use
assets of $14,341,000 including an offsetting deferred rent and lease incentives of $7,006,000, along with associated operating lease liabilities of $21,347,000. Additional disclosures required by this standard have been included in
Note 10 - Leases.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

In
December 2019, the FASB issued
ASU 2019-12,
 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, which is intended to simplify various aspects related to accounting for income taxes.
ASU 2019-12 removes
certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted ASU
2019-12
effective January 1, 2022, which did not have a material impact on the Company’s condensed consolidated financial statements.
In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share (Topic 260),
Debt - Modifications
and Extinguishments (Topic
470-50),
Compensation
- Stock
Compensation (Topic 718), and Derivatives and
Hedging - Contracts
in Entity’s Own Equity (Subtopic
815-40),
which clarifies existing guidance for freestanding written call options which are equity classified and remain so after they are modified or exchanged in order to reduce diversity in practice. The Company adopted ASU
2021-04
effective January 1, 2022, which did not have a material impact on the Company’s condensed consolidated financial statements.
Recently Issued Accounting Standards Not Yet Adopted
In June 2016, the FASB issued ASU
2016-13,
 Financial Instruments
–
Credit Losses (Topic 326)
. This ASU amends guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU
2016-13
is effective for the Company as of January 1, 2023 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
 Debt - Debt with Conversion and Other Options
(Subtopic
470-20)
and
Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic
815-40)
. The amendments in the ASU remove certain separation models for convertible debt instruments and convertible redeemable preferred stock that require the separation of a convertible debt instrument into a debt component and an equity or derivative component. The ASU is effective fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.
There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its condensed consolidated financial statements or disclosures.
3. Fair Value Measurements
The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, notes payable, convertible promissory notes, common and preferred stock warrant liabilities. The recorded carrying amounts of cash and equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The balances outstanding under the notes payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible promissory notes and common and preferred stock warrant liability are carried at fair value.
Assets and liabilities recognized at fair value on a recurring basis in the condensed consolidated balance sheets consists of cash equivalents, warrant liabilities, certain portions of convertible notes payable, and related party convertible notes payable. These items are categorized based upon the level of judgment associated with the

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The
following tables summarize the Company’s financial instruments at fair value based on the fair value hierarchy for each class of instrument (in thousands):

September 30, 2022
	Fair Value Measurement
	Level 1	Level 2	Level 3

Assets:
Money market account	$4,837	$—	$—
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$(64,917)
Common stock warrant liability	$—	$—	$(459)
Convertible Promissory Notes	$—	$—	$(62,707)

December 31, 2021
	Fair Value Measurement
	Level 1	Level 2	Level 3

Assets:
Money market account	$4,519	$—	$—
Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$(48,167)
Common stock warrant liability	$—	$—	$(337)
Convertible Promissory Notes	$—	$—	$(34,803)

Convertible Redeemable Preferred Stock Warrants & Common Stock Warrant Liability
The Company measured its redeemable convertible preferred and common stock warrants at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the redeemable convertible preferred and common stock warrants related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment, respectively, within the consolidated statements of operations and comprehensive loss.
The fair value of the redeemable convertible preferred and common stock warrants, as of September 30, 2022 and December 31, 2021, were determined utilizing the probability weighted average of 50% and 50% as of September 30, 2022 and 25% and 75% as of December 31, 2021 from i) a Black-Scholes calculation and ii) the OPM as each respective period end.
The fair value of the Company was determined utilizing both income and market approaches, which were probability weighted by 50% and 50% as of September 30, 2022 and 25% and 75% as of December 31, 2021 depending on the scenario of i) a consummation of a SPAC transaction or ii) remaining private, respectively.
The valuation methodology utilized under the remain private scenario was determined by first valuing the Company’s total equity, as of the end of each respective period. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value the Company under certain scenarios.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

In determining the value under the consummation of a SPAC transaction scenario the Company utilized the terms of the SPAC Merger Agreement along with the publicly traded SPAC entity’s share price as of the valuation date as the SPAC transaction had been announced in May 2022. In addition, as the Merger Agreement provides shareholders the right to receive an Earnout, the Company determined the probability-weighted value per share associated with the Earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the Earnout and its fair value.
The Company then utilized the option pricing method (OPM), using the calculated value of total equity as the basis for the Black-Scholes option pricing model to determine the fair value of the Company allocable to each share class, including the redeemable convertible preferred and common stock warrants, based on the Company’s capital structure and rights of each share class.
The significant unobservable inputs into the valuation model used to estimate the fair value of the redeemable convertible preferred and common stock warrants include:

•	the timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring,

•	the selection of guideline public company multiples,

•	a discount for the lack of marketability of the preferred and common stock,

•	the projected future cash flows, and

•	the discount rate used to calculate the present-value of the estimated equity value allocated to each share class.
An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.
The Company calculated the estimated fair value of warrants as of September 30, 2022 and December 31, 2021, respectively, using the following assumptions:

	September 30, 2022	December 31, 2021

Expected volatility	68.0% - 101.0%	66.9% - 82.7%
Risk-free interest rate	3.9% - 4.2%	0.2% - 1.5%
Expected dividend yield	—	—
Expected term (years)	1.1 - 8.4	0.5 – 9.1

The following table presents changes in the Level 3 warrant liability measured at fair value for the periods ended September 30, 2022 and December 31, 2021, respectively (in thousands):

Nine months ended September 30, 2022
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants

Balance (beginning of period)	$48,167	$337
Additions	—	—
Fair value measurement adjustments	17,399	122
Exercised	(649)	—
Balance (end of period)	$64,917	$459

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

Year ended December 31, 2021
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants

Balance (beginning of period)	$35,473	$277
Additions	916	—
Fair value measurement adjustments	15,293	60
Exercised	(3,515)	—
Balance (end of period)	$48,167	$337

During the nine months ended September 30, 2022 and the year ended December 31, 2021 the Company had no transfers between levels of the fair value hierarchy of its assets measured at fair value.
Convertible Promissory Notes
The Company measures its convertible promissory notes at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible promissory notes related to updated assumptions and estimates were recognized as a convertible promissory notes fair value adjustment within the consolidated statements of operations and comprehensive loss.
In determining the fair value of the 2021 Convertible Promissory Notes as of September 30, 2022 and December 31, 2021, the Company applied the probability-weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the 2021 Convertible Promissory Notes would be converted to common stock through the consummation of a SPAC transaction or as a result of a Qualified Financing, weighted with a probability of 50% and 50%, respectively, as of September 30, 2022 and weighted with a probability of 25% and 75%, respectively, as of December 31, 2021. Utilizing the PWERM, the Company assessed the probability that the Bridge Loans convertible promissory notes that were issued in the second and third quarter of 2022 would be converted to common stock through the consummation of a SPAC transaction or as a result of a liquidation transaction, weighted with a probability of 50% and 50% as of September 30, 2022. Additional inputs used in applying the PWERM were: i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, iii) the contractual conversion price adjustment, iv) expected volatility, v) risk-free interest rate, and vi) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for the
CCC-rated
corporate bonds.
As of September 30, 2022, the
if-converted
value of the 2021 Convertible Promissory Notes exceeds the principal by $5,769,000 if converted by a qualified financing and by $4,464,000 if converted by a qualified SPAC transaction.
As of September 30, 2022, the
if-converted
value of the Bridge Loans exceeds the principal by $4,443,000 if converted by a liquidation transaction and is
less than the principal by $11,703,000 if converted by a qualified SPAC transaction.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.
The Company calculated the estimated fair value of convertible promissory notes as of September 30, 2022 and December 31, 2021, respectively, using the following assumptions:

2021 Convertible Promissory Notes	September 30, 2022	December 31, 2021

Contractual conversion price adjustment	80.0% - 85.0%	80.0% - 85.0%
Discount rate	20%	11.9%
Expected term (years)	0.1 - 0.3	0.3 - 0.5

2022 Bridge Loans	September 30, 2022
Expected volatility	71.0%
Risk-free interest rate	3.9%
Discount rate	26.9%
Expected term (years)	0.1 - 1.3

The following table presents changes in the Level 3 convertible promissory notes measured at fair value for
the periods ended September 30, 2022 and December 31, 2021, respectively (in thousands):

Nine months ended September 30, 2022
	2021 Convertible Promissory Notes	Bridge Loans

Balance (beginning of period)	$34,803	$—
Additions	—	31,800
Fair value measurement adjustments	(266)	(3,630)
Conversion	—	—
Balance (end of period)	$34,537	$28,170

Year ended December 31, 2021
2021 Convertible Promissory Notes

Balance (beginning of period)	$—
Additions	29,420
Fair value measurement adjustments	5,383
Conversion	—
Balance (end of period)	$34,803

4.	Contingent Compensation
In April 2019, the Company entered into an agreement to purchase 100% of the outstanding shares of Drivy for total consideration of $155,607,000, of which $99,317,000 was paid in cash and $56,290,000 was paid in the Company’s common stock. The transaction was collateralized by a $10,000,000 letter of credit presented under restricted cash on the Company’s consolidated balance sheets. Drivy is the largest car-sharing
service provider in Europe and is headquartered in Paris, France, with subsidiaries in Germany, Spain, Belgium, Austria and the United Kingdom. The purpose of the acquisition was to establish an international presence in the car-sharing
industry.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

As
of the acquisition date, the Company owned approximately 81% of the stock of Drivy. The remaining 19% was held by employees and the Company has a put and call option structure in place that permits it to acquire these shares in approximately equal annual tranches over the course of three years from the acquisition date. At the time of the acquisition, approximately 58% of the remaining 19% of Drivy’s shares with associated put and call options were to be settled in cash, and 42% were to be settled in the Company’s common stock. On the basis the holder of the shares remains in employment with the Company, the holder has the option to cause the Company to purchase for cash or exchange for Getaround shares the proportionate number of the outstanding Drivy shares, at each anniversary. The amount payable in cash and number of the Company’s common shares to be issued are fixed. The total number of the Company’s common shares expected to be issued in settlement of this put and call option was 2,919,582 in exchange for 37,971 Drivy shares as of the acquisition date. Should the holder of the shares decide to leave the Company before the third anniversary of the acquisition, or if the holder is dismissed from the Company for cause, the Company can cause the holder of the shares to sell or exchange the remaining outstanding shares at their par value of euro 0.01 per share, as opposed to the agreed-upon acquisition price per share. Similarly, under such circumstances, the holder could still exercise the put option, but their remaining outstanding shares will be sold or exchanged at their par value of euro 0.01 per share.
Because this
 put and call option structure gives rise to both an option and an obligation of the Company to purchase the remaining
19
% of the outstanding shares of Drivy as of the acquisition date, and because the put and call option structure is considered contingent compensation dependent upon continuous employment, the Company records compensation expense and a corresponding liability as the underlying employee services are performed, and does not present any non-controlling
interest in the condensed consolidated financial statements. The contingent compensation liability related to the put and call options, which is remeasured each reporting period, is presented in other accrued liabilities within the “Compensation” line in the amount of $
44,000
and $
5,087,000
as of September 30, 2022 and December 31, 2021, respectively. (
See Note 7 - Other Accrued
Liabilities). Of that amount, $
3,620,000
is related to amounts to be settled in the Company’s shares based on the fair value of Company’s common stock as of December 31, 2021, respectively, while the remaining balance is related to amounts to be settled in cash. In June 2022
2,919,582
shares of common stock were issued to settle the outstanding contingent compensation liability associated with the put and call options structure related to the acquisition of Drivy in April 2019. Therefore, as of September 30, 2022 the remaining liability balance of $
44,000
is to be settled in cash.
The expense related to the put call option agreement, which was included in the condensed consolidated statements of operations and comprehensive loss, was as follows (in thousands):

Nine months ended September 30,	2022	2021

Sales and marketing	$26	$115
Operations and support	31	142
Technology and product development	74	296
General and administrative	1,049	12,016

Total	$1,180	$12,569

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

The
following table details the amounts accrued as components of short-term and long-term liability as of September 30, 2022 and December 31, 2021 related to the put call option agreement (in thousands):

	Other Accrued Liabilities	Other Long-Term Liabilities

Beginning balance as of January 1, 2021	$7,078	$1,963
Additions	13,839	—
Payments	(14,280)	(963)
Changes in fair value for share settled liability	(2,550)	—
Reclassification from Long term to Short term	1,000	(1,000)

Ending balance as of December 31, 2021	$5,087	$—
Additions	158	—
Payments	(1,581)	—
Settlements through issuance of common stock	(4,642)	—
Changes in fair value for share settled liability	1,022	—

Ending balance as of September 30, 2022	$44	$—

As of September 30, 2022, the Company’s estimated no additional future liability for contingent compensation from the put and call options related to future services to be settled in cash. The value of the share-settled component will vary with the fair value of Company’s common stock.
In addition to the put and call option, the Company entered into separate cash bonus arrangement with Drivy’s key employees that is dependent upon continued employment and passage of time (“retention consideration”). The accrued obligations as of September 30, 2022 and December 31, 2021 is $750,000 and will be paid out as short-term retention consideration in relation to the transaction.

5.	Revenue
The following table present Company’s revenues disaggregated by geography (in thousands):

Nine months ended September 30,	2022	2021

Service revenue:
United States	$25,452	$28,517
Europe	18,515	18,216

Total service revenue	43,967	46,733

Lease revenue:
United States	654	885
Europe	404	588

Total lease revenue	1,058	1,473

Total Revenue	$45,025	$48,206

Contract Balances
Contract assets include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. The contract assets are reclassified to receivables when the rights become

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

unconditional. The Company’s contract assets as of September 30, 2022 and December 31, 2021 in the amount of $628,000 and $681,000, respectively, are included in prepaid expenses and other current assets on the condensed consolidated balance sheets. The contract assets are typically invoiced within a month of recognition. The Company’s contract assets as of January 1, 2022 and 2021 amounted to $681,000 and $530,000, respectively.
Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. Contract liabilities are realized when services are provided to the customer. Contract liabilities as of September 30, 2022 and December 31, 2021 in the amount of $866,000 and $310,000, respectively, are reported as a component of current liabilities on the condensed consolidated balance sheets. All opening amounts of the December 31, 2021 and 2020 contract liabilities were recognized during the periods ended September 30, 2022 and December 31, 2021, respectively. The Company’s contract liabilities as of January 1, 2022 and 2021 amounted to $310,000 and $452,000, respectively.

6.	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	September 30, 2022	December 31, 2021

Advertising services	$199	$699
Rent	86	459
Compensation	91	120
Sales taxes	341	1,440
Subscriptions	772	1,061
Parking	85	72
Legal services	16	16
Insurance	193	644
Recruiting services	—	54
Consulting	2,921	27
Contract assets	628	681
Owners compensation	730	—
Other	973	617

Prepaid Expenses and Other Current Assets	$7,035	$5,890

7.	Other Accrued Liabilities
Other accrued liabilities consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Claims payable	$10,183	$8,132
Compensation	4,147	9,176
Professional services	5,861	2,342
Lease incentive obligation	—	606
Deferred rent	—	37
Insurance	717	362
Vehicle leases	625	744
Sales tax	3,801	3,040
Other	3,323	2,952

Other Accrued Liabilities	$28,657	$27,391

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

8.	Other Long-Term Liabilities
Other long-term liabilities consisted of the following (in thousands):

	September 30, 2022	December 31, 2021

Deferred rent	$—	$2,725
Lease incentive obligation	—	3,936
Other	—	190

Other Long-Term Liabilities	$—	$6,851

9.	Notes Payable
Convertible Notes Payable
As of September 30, 2022, there were no changes to the terms of the Company’s iHeart Media Note Payable that was outstanding as of December 31, 2021. For the nine months ended September 30, 2022 and 2021 $4,000 and $4,000 of interest expense was recognized.
Subordinated Convertible Promissory Notes Financing (Convertible Promissory Notes)
As of September 30, 2022, there were no changes to the terms of the Company’s 2021 Convertible Promissory Notes there were outstanding as of December 31, 2021.
Bridge Loans
During 2022, the Company issued a total of $31,800,000 in subordinated convertible promissory notes (“Bridge Loans”) to multiple parties. The Bridge Loans mature on May 1, 2024 and accrue interest at 1.85% per annum. The Company has the right to issue subordinated convertible promissory notes with the counterparties up to a principal amount of $50,000,000. The counterparties have subordinate status to the Deutsche Bank Loan entered into during October 2021. In the event of the consummation of a Qualified Financing, Qualified IPO, or SPAC Transaction, the Bridge Loans will convert at a conversion price equal to 70% of the price paid per share under the respective conversion scenario. In the event of a Liquidation Transaction, the Bridge Loans will convert into the right to receive payment in cash equal to any unpaid accrued interest on the note plus the outstanding principal balance multiplied by 1.5 plus any unpaid costs and expenses in connection with the agreement.
The 2021 Convertible Promissory Notes and Bridge Loans were accounted for at fair value with changes in fair value being recognized under Convertible Promissory Note Fair Value Adjustment within the income statement (See Note 3 - Fair
Value).
F
or the nine months ended September 30, 2022 no interest expense was separately recognized as the accrued interest is factored into the fair value of the notes as of September 30,
2022.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

The
Company’s convertible notes payable balances were as follows (in thousands):

	September 30, 2022	December 31, 2021
iHeart Convertible Note	$474	$474
2021 Convertible Promissory Notes measured at fair value	34,537	34,803
Bridge Loans measured at fair value	28,170	—

Total Convertible Notes Payable	$63,181	$35,277

Notes Payable
Horizon Loan
In November 2020, the Company entered into a loan agreement with a lender for a $18,000,000 note payable. On February 28, 2021, the Company drew upon an additional $7,000,000, for a total note payable of $25,000,000. On October 8, 2021, the Horizon Loan was paid off and refinanced with the Deutsche Bank Loan, discussed below. For the nine months ended September 30, 2021, $2,043,000 of interest expense was recognized and the debt discount was amortized by $172,000.
Deutsche Bank Loan
In October 2021, the Company entered into a loan agreement for a $75,000,000 note payable, with Deutsche Bank as the lead arranger. The Company used a portion of the proceeds to pay off the outstanding Horizon Loan principal of $25,000,000 along with related early repayment fees of $1,875,000. The note matures on October 7, 2023 and the Company must make monthly interest-only payments at a rate of 10% per annum for the first twelve months, 11% per annum during the next six months, and 12% per annum for the remaining term of the note until the maturity date, at which point the principal is to be paid in full along with a final payment fee of $3,375,000. The Company pledged as collateral all intellectual property held in the US, which has no book value, and the Company’s equity interests of its subsidiaries. The note has an effective interest rate of 13.91%. The Company capitalized $607,000 in issuance costs and recorded a debt discount of $675,000 in connection with the note.
The 2021 Credit Agreement requires mandatory repayments in the event of either (1) an acceptable SPAC transaction or acceptable primary equity issuance with a valuation of Getaround’s equity interests of at least $1.0 billion is not consummated on or prior to October 31, 2022, or (2) if our total revenues as of the last day of any fiscal quarter ending on or after September 30, 2022 is below a certain threshold for the last twelve months. Upon either event, Getaround is required to repay 4.17% (8.34% for the first month following a transaction consummation event or for the first two months following a revenue threshold event) of the principal amount outstanding as of the date of the event payable monthly on the first business day of the immediately following month and continuing until the maturity date. Subsequent compliance after the initial event will not alter the monthly mandatory repayment obligation.
Additionally
, the
2021
Credit Agreement also requires mandatory repayment if, after entering into the
2021
Credit Agreement, Getaround: (i) receives any cash proceeds from any capital contribution or any issuance of subordinated debt or equity interests, other than those permitted, of an amount equal to
100
% of the net cash proceeds of the respective issuance and shall be applied pro rata on such date, provided the issuance is based on a valuation of all equity interests of Getaround of an amount equal to or greater than $
1.0
 billion, such repayment shall not exceed $
40.0
 million. (ii) receives any cash proceeds from any issuance or incurrence of indebtedness, other than permitted, of an amount equal to
100
% of the net cash proceeds of the respective incurrence of indebtedness which shall be

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

applied
pro rata on such date; (iii) receives any cash proceeds from any asset sale in which the proceeds exceed $
1.0
 million per transaction or series of related transactions and $
5.0
 million in the aggregate per fiscal year, of an amount equal to
100
% of the net sale proceeds which shall be applied pro rata on such date, subject to certain exceptions; (iv) experiences a change of control; and (v) receives any cash proceeds from any recovery event, unless such proceeds don’t exceed $
1,000,000
in aggregate for all such recovery events over the term of the loan or if the proceeds are in respect to automobile insurance claims made in the ordinary course of business, of an amount equal to
100
% of the net cash proceeds from such event which shall be applied pro rata on such date, subject to certain exceptions.
In September 2022, the Company entered into an amendment to the loan agreement with Deutsche Bank as lead arranger to amend the mandatory repayment conditions to extend the date by which an acceptable SPAC transaction or acceptable primary equity issuance is required to be consummated until October 31, 2022. In addition, the final payment fee was increased to $4,125,000 from $3,375,000. Please refer to Note
19-
Subsequent Events for information on the amendment to the loan agreement the Company entered into in November 2022.
During the nine months ended September 30, 2022, $5,688,000 of interest expense was recognized and the issuance costs and debt discount were amortized by $282,000 and $315,000, respectively, in addition to an expense of $1,576,000 for an accrual of the final payment fee noted above.
Prêt Garanti par l’État (“PGE”) Loan
In response to the
COVID-19
Pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, the Company entered into Loan agreements with three French lenders for a total of 4,500,000 euros of notes payable. Of which, 3,000,000 euros of the notes were interest free during the initial one-year
term with the remaining 1,500,000 euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3,000,000 euros initially were to mature during November 2021 and were to be paid in full.
During January 2021, the payment terms of the 1,500,000 euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, the Company entered into a discussion to amend the PGE loan terms to defer first payments on 3,000,000 euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3,000,000 euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2,400,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.
As
of September 30, 2022, $895,000 was classified within short-term debt and a total remaining outstanding principal was $4,041,000. For the nine months ended September 30, 2022 and 2021, $56,000 and $30,000 of interest expense was recognized, respectively.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

Paycheck Protection Program (“PPP”)
The Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was enacted on March 27, 2020. Among the provisions contained in the CARES Act is the creation of the PPP that provides for Small Business Administration (“SBA”) Section 7(a) loans for qualified small businesses. On May 1, 2020, the Company received total proceeds of $6,938,000 pursuant to the PPP. In accordance with the loan forgiveness requirements of the CARES Act, the Company used the proceeds from the PPP loan primarily for payroll costs, rent and utilities. The interest rate on the PPP loan is a fixed rate of 1% per annum. The PPP loan was to mature on April 30, 2022.
In June 2021, the Company’s PPP loan principal of $6,938,000 and accrued interest of $79,000 was forgiven by the SBA, of which $32,000 interest expense was recognized during the nine months ended September 30, 2021. The PPP loan and application for forgiveness of the loan remain subject to review and audit by SBA for compliance with program requirements. Accordingly, the Company is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining the PPP Loan, and for obtaining forgiveness of the loan. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.
The Company’s notes payable balances were as follows (in thousands):

	September 30, 2022	December 31, 2021

Deutsche Bank Loan	$75,000	$75,000
PGE Loan	4,041	4,923

Total Notes Payable	79,041	79,923

Less: unamortized debt issuance costs	(239)	(521)
Less: unamortized debt discount	(266)	(581)
Less: short-term portion of PGE Loan	(895)	(464)
Less: short-term portion of DB loan	(37,530)	—

Total Notes Payable, less current portion	$40,111	$78,357

10.	Leases
The Company leases corporate office facilities, short-term parking spaces and miscellaneous office equipment under operating lease agreements. The Company’s lease agreements have terms not exceeding eight years.
The components of lease expense for the period ended September 30, 2022 are as follows (in thousands):

Nine months ended September 30, 2022
Operating lease costs	$2,476
Short term lease costs	1,763
Variable lease costs	614
Sublease income	(1,058)

Total Lease Costs	$3,795

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

Other

information related to leases for the nine months ended September 30, 2022 are as follows (in thousands):

Nine months ended September 30, 2022
Operating cash flows used for lease liabilities	$2,974
Right of use assets acquired under operating lease on the adoption of ASC 842	$14,341
Weighted-average remaining lease term (in years):	6.8
Weighted-average discount rate	11.6%
The Company calculated the weighted-average discount rates using incremental borrowing rates, which equal the rates of interest that it would pay to borrow funds on a fully collateralized basis over a similar term.
Future minimum payments under operating leases as of September 30, 2022, are as follows (in thousands):

Year ending December 31 ,

From October 1, 2022 to December 31, 2022	$987
2023	4,041
2024	4,138
2025	4,235
2026	4,334
Thereafter	11,060

Total undiscounted future cash flows	28,795
Less: Imputed interest	(8,866)

Total	$19,929

Supplemental Information for Comparative Periods
Prior to the adoption of ASC 842, future minimum lease payments for noncancellable operating leases as of December 31, 2021 were as follows (in thousands):

Year ending December 31 ,
2022	$3,990
2023	4,100
2024	4,198
2025	4,295
Thereafter	15,997

Total	$32,580

11.	Commitments and Contingencies
Commitments
As of September 30, 2022, there were no material changes outside the ordinary course of business to the Company’s commitments, as
disclosed in the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2021.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

Legal Proceedings
From time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against it that could have a material adverse effect on its business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including its proprietary business information and intellectual property and that of its clients and personally identifiable information of its employees and contractors, cyber-attacks, data breaches and non-compliance
with its contractual or other legal obligations.
A liability and related charge are recorded to earnings in the Company’s consolidated financial statements for legal contingencies when the loss is considered probable and the amount can be reasonably estimated. The assessment is re-evaluated
each accounting period and is based on all available information, including discussion with outside legal counsel. If a reasonable estimate of a known or probable loss cannot be made, but a range of probable losses can be estimated, the low-end
of the range of losses is recognized if no amount within the range is a better estimate than any other. If a material loss is reasonably possible, but not probable and can be reasonably estimated, the estimated loss or range of loss is disclosed in the notes to the consolidated financial statements. The Company expenses legal fees as they are incurred.
In 2020 the Company became involved in certain litigation filed by a former contractor of the Company alleging various Labor Code violations by the Company. The former contractor has asserted claims on a class wide basis and seeks to represent all California contractors and California non-exempt
employees from July 2016 to the present. Based upon the Company’s investigation, the Company does not believe the plaintiff’s claims against the Company are valid. However, litigation is unpredictable and there can be no assurances the Company will obtain a favorable final outcome, or be able to avoid unfavorable preliminary or interim ruling. As of December 31, 2021, the Company was able to reasonably estimate the amount of loss, or range of losses, that could result from this matter and recorded an accrual for $200,000. During the nine months ended September 30, 2022 the Company estimated an increase in the amount of loss, resulting in an accrual balance of $250,000 as of September 30, 2022.
As of September 30, 2022, and December 31, 2021, the Company had accrued $1,245,000 and $1,332,000 respectively related to various pending claims and legal actions. The Company does not believe that a material loss in excess of accrued amounts is reasonably possible.

12.	Income Taxes
The Company’s quarterly tax provision was calculated using a discrete approach, as allowed by ASC 740, Income Taxes, to calculate its interim income tax provision. The discrete method is applied when it is not possible to reliably estimate the annual effective tax rate.
The Company’s benefit for income taxes was $547,000 for the nine months ended September 30, 2022, with an effective tax rate of 0.5%, and $797,000 for the nine months ended September 30, 2021 with an effective tax rate of 0.8%. The effective tax rate differs from the U.S. statutory tax rate primarily due to the valuation allowances on the Company’s deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized.
The
Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s condensed consolidated balance sheets. To date, the
Company has not recognized any interest
and

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

penalties
in its condensed consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. The Company has no unrecognized tax benefits as of September 30, 2022 and
December 31, 2021.

13.	Mezzanine Equity and Stockholders’ Deficit
Convertible Redeemable Preferred Stock
The authorized, issued and outstanding shares of convertible redeemable preferred stock and liquidation preferences were as follows (in thousands, except share amounts):

September 30, 2022
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value

Series A	14,497,716	10,678,459	$10,918	$16,953
Series B	11,980,730	5,216,044	8,407	9,578
Series C	18,526,490	10,836,279	23,844	22,761
Series D	45,812,043	44,439,418	294,940	191,841
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,987,106	72,910	51,709
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,784,347	7	8,356
Series E-3	17,829,563	1,244,801	1	3,622

Total	186,388,450	125,817,855	$530,265	$411,016

December 31, 2021
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	14,497,716	10,678,459	$10,918	$16,953
Series B	11,980,730	5,119,213	8,251	9,338
Series C	18,526,490	10,836,279	23,844	22,761
Series D	45,812,043	44,439,418	294,940	191,841
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,987,106	74,939	51,709
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,784,347	7	8,356
Series E-3	17,829,563	995,924	1	3,214

Total	186,388,450	125,472,147	$532,138	$410,368

During the nine months ended September 30, 2022,
248,877
Series
E-3
warrants were exercised on a
1:1
basis for Series
E-3
convertible redeemable preferred stock at $
1.64
per share based on the fair value as of September 30, 2022 (See Note 15
-
Warrants). During the same period,
300,000
Series B warrants to purchase were exercised into

96,831
Series B convertible redeemable preferred stock at $
2.47
per share based on the fair value as of the exercise date (See Note 15
-
Warrants).

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

Common Stock
The issued and outstanding shares of common stock were as follows:

	September 30, 2022	December 31, 2021

Class B Non-Voting Common Stock	285,937	285,937
Common Stock	61,204,103	57,297,091
Non-Voting Common Stock	22,155,719	22,155,719

Total	83,645,759	79,738,747

During the nine months ended September 30, 2022, 176,463 common stock options were exercised and 810,967 RSUs vested in exchange for 987,430 shares of common stock. Additionally, in June 2022, 2,919,582 shares of common stock were issued to settle the outstanding contingent compensation liability associated with the put and call options structure related to the acquisition of Drivy in April 2019 (See
Note 4 - Contingent
Compensation).
Shares of common stock reserved for future issuance are as follows (in whole shares):

	September 30, 2022	December 31, 2021

Convertible redeemable preferred stock	125,817,855	125,472,147
Stock options and restricted stock units outstanding	19,432,132	18,702,704
Warrants for convertible redeemable preferred stock	28,259,306	28,808,183
Warrants for common stock	374,353	354,353
Shares reserved for future award issuance	8,000,613	3,390,543
Contingent compensation put and call options	—	2,919,582

Total Reserved	181,884,259	179,647,512

14.	Stock-Based Compensation
Restricted Stock Units
Restricted stock units (RSUs) activity is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value

Balance, December 31, 2021	2,090,865	$2.34
RSUs granted	634,000	1.28
RSUs vested	(810,967)	2.52
RSUs canceled	(206,035)	1.87

Balance, September 30, 2022	1,707,863	$1.91

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

Stock-Based Award Activity
Stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in Thousands)

Balance, December 31, 2021 (1)	27,058,484	$1.04	8.21	$6,889
Options granted	3,166,600	1.26	9.48	1,116
Options exercised	(176,463)	0.70	2.20	144
Options expired	(548,548)	0.96	—	376
Options forfeited	(1,329,159)	1.24	—	606

Balance, September 30, 2022	28,170,914	1.07	7.77	11,858

Vested and Exercisable, September 30, 2022	7,697,082	$0.89	6.71	$6,233

Vested and Exercisable and Expected to Vest, September 30, 2021	28,170,914	$1.07	7.77	$11,858

(1)	The number of options exercised excludes the common stock options that were legally exercised in exchange of the nonrecourse promissory notes during the year ended December 31, 2021.
In
February 2021 the Company entered into nonrecourse promissory note agreements with two shareholders in order to facilitate cashless exercise of 10,446,645 options to exercise common stock, at the originally granted price per share, in exchange for a promissory note in the principal amount of $21,261,000. As the promissory note was nonrecourse, (i) this legal exercise of stock options with a promissory note was not considered a substantive exercise for accounting purposes and instead was accounted for as if it were a stock option grant and (ii) no receivable for amounts due under the promissory note was recorded on the Company’s consolidated balance sheet. The legal issuance of the nonrecourse promissory notes resulted in a modification to the stock option, however no additional stock-based compensation expense was recognized related to this award, based on the grant-date fair value of the award and the fair value at the date of modification, which was determined using the Black-Scholes option-pricing model. Please see Note 18 – Related-party transactions.
The
Company recognized stock-based compensation expense related to stock options of $
3,974,000
and $
7,919,000
for the nine months ended September 30, 2022 and 2021, respectively, which was included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

Nine months ended September 30,	2022	2021

Sales and marketing	$731	$1,533
Operations and support	729	947
Technology and product development	988	2,276
General and administrative	1,526	3,163

Total	$3,974	$7,919

On January 22, 2021, the board of directors authorized the amendment of all stock options previously granted with an exercise price per share greater than the current fair market value to be repriced to the Company’s current fair market value per share. Optionees had the choice to amend options from January 28, 2021 through

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

February
 26, 2021. Select employees elected to amend the options subject to the repricing that became effective on February 26, 2021. The re-pricing
was treated as a modification of terms of the options outstanding. The fair value of the modification was determined as the difference between the fair value of each option immediately before and after the repricing using the Black-Scholes option pricing model. The re-pricing
resulted in recognition of compensation expense in the amount of $1,189,000 for the nine months ended September 30, 2021.
As of September 30, 2022, there was $11,634,00 of total unrecognized compensation cost related to unvested stock options granted under the plan that is expected to be recognized over a weighted-average period of 2.54 years.
The Company recognized stock-based compensation expense related to RSUs of $971,000 and $1,501,000 for the nine months ended September 30, 2022 and 2021, respectively, which was included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

Nine months ended September 30,	2022	2021

Sales and marketing	$181	$252
Operations and support	187	313
Technology and product development	395	666
General and administrative	208	270

Total	$971	$1,501

As of September 30, 2022, there was $2,699,000 of total unrecognized compensation cost related to unvested RSUs that is expected to be recognized over a weighted-average period of 1.43 years.
Management Alignment Plan
In September 2020, the Company adopted a Management Alignment Plan, which, in the event of change in control, provides certain Company founders and certain critical service providers with an option to receive bonus payments in connection with that event. Management Alignment Plan contemplates a total of 1,200 participating units with value equal to the lesser of (a) 6% of the value of a transaction that gives rise to the change in control event, and (b) $15,000,000. Each unit shall have equal individual value. No amounts have been accrued for potential payments under the Management Alignment Plan as of September 30, 2022 and December 31, 2021 as a change in control was not deemed probable.
Early Exercise of Nonvested Options
At the discretion of the board of directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. The consideration received for an exercise of an unvested option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The liabilities are reclassified into equity as the awards vest. As of September 30, 2022 and December 31, 2021, there were no early-exercised options.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

15.	Warrants
Convertible Redeemable Preferred Stock Warrants
During the nine months ended September 30, 2022, 248,877 Series
E-3
warrants to purchase shares of Series
E-3
convertible redeemable preferred stock were exercised. Upon exercise the Company received $249 in cash with $408,000 previously recorded as a warrant liability was converted to equity (See Note 13 - Mezzanine Equity and Stockholders’ Deficit).
During the nine months ended September 30, 2022, 300,000 Series B warrants to purchase shares of Series B convertible redeemable preferred stock were exercised via a cashless exercise pursuant to the original contractual terms. Upon exercise the company received $0 in cash with $240,000 previously recorded as warrant liability was converted to equity (See Note
13 - Mezzanine
Equity and Stockholders’
Deficit).

16.	Net loss per share
The Company uses the
two-class
method to calculate basic net loss per share and applies the more dilutive of the two-class
method, treasury stock method or
if-converted
method to calculate diluted net loss per share.
No dividends were declared or paid as of September 30, 2022 and 2021. Undistributed earnings for each period are allocated to participating securities, including the Preferred Stock for applicable periods, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligation for the Preferred Stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average shares of common stock outstanding during periods with undistributed losses. The net loss per share does not differ between common stock, non-voting
common stock, and class B
non-voting
common stock.
The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common shareholders for the periods ended September 30, 2022 and 2021 (in thousands except per share amounts):

Nine months ended September 30,	2022	2021

Net loss	$(100,583)	$(105,259)
Basic and diluted weighted average common stock outstanding	71,169	68,832
Basic and diluted net loss per share	$(1.41)	$(1.53)
Since the Company was in a loss position for the periods ended September 30, 2022 and 2021, basic net loss per share was the same as diluted net loss per share for the periods presented.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

The
following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in whole shares):

As of September 30,	2022	2021
Convertible redeemable preferred stock	125,817,855	125,472,147
Stock options and restricted stock units outstanding (1)	29,878,777	29,025,351
Warrants for convertible redeemable preferred stock	28,259,306	28,808,183
Warrants for common stock	374,353	354,353
Shares reserved for future award issuance	8,000,613	3,646,982
Contingent compensation put and call options	—	2,919,582

Total	192,330,904	190,226,598

(1)	Balances are inclusive of the common stock options legally exercised in exchange of the nonrecourse promissory notes.

17.	Segment and Geographical Area Information
Segment Information
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment.
Geographical Area Information
The table below summarizes the Company’s long-lived assets, which are comprised of property, equipment and operating lease right-of-use
assets, net of accumulated depreciation, by geographical area:

	September 30, 2022	December 31, 2021
United States	$22,489	$10,566
Europe	1,596	165

Total	$24,085	$10,731

See Note 5 - Revenue for the Company’s revenues disaggregated by geography.

18.	Related-Party Transactions
In February 2021 the Company entered into nonrecourse promissory note agreements with two shareholders in order to facilitate cashless exercise of 10,446,645 options to purchase common stock. This arrangement resulted in no incremental share-based compensation expense. Please see Note 14 - Stock-based compensation for more details.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

During
2022, the Company issued a total of $31,800,000 in Bridge Loans to multiple parties, including to an immediate family member of management in full settlement of the liability from the related party advance on financing in the amount of $4,750,000. Total amount of financing via Bridge Loan provided by the immediate family member of management was $10,000,000. Please see
Note 9 - Notes Payable for more
details.

19.	Subsequent Events
The Company has evaluated subsequent events through November 23, 2022, which is the date the condensed financial statements were available to be issued. The following events occurred subsequent to the date the condensed financial statements were available to be issued:
Bridge Loans
In fourth quarter of 2022, the Company issued a total of $3,559,985 in subordinated convertible promissory notes (“Bridge Loans”) to multiple parties. The Bridge Loans mature on May 31, 2024 and accrue interest at 1.85% per annum. The Company has the right to issue subordinated convertible promissory notes with the counterparties up to a principal amount of $50,000,000, of which $31,800,000 was issued earlier in the year to multiple parties, including to an immediate family member of management in full settlement of the liability from the related party advance on financing in the amount of $4,750,000 (please refer to Note
18 - Related-Party Transactions). Please refer to the Bridge Loans section of Note 9 - Notes Payable for additional information on the Bridge Loans.
Deutsche Bank Loan
In November 2022, the Company entered into amendments to the loan agreement with Deutsche Bank as lead arranger to amend the mandatory repayment conditions to extend the date by which an acceptable SPAC transaction or acceptable primary equity issuance is required to be consummated until November 30, 2022.
Note Payable
In October 2022, the Company issued a $2,000,000 subordinated promissory note to Braemar Energy Ventures III LP (“Braemar”), a related party and an existing investor in the Company. A member of our Board of Directors holds an interest in Braemar. The promissory note accrues interest at 10% per annum, compounded annually, and the principal and any accrued but unpaid interest will be due and payable upon holder demand at any time on or after October 30, 2023. The Company may also prepay all of the outstanding principal and accrued but unpaid interest under the promissory note at any time, subject to a prepayment premium equal to $200,000 less the amount of accrued but unpaid interest that is prepaid. The promissory note is subordinated to all of the Company’s senior indebtedness, including the Deutsche Bank Loan entered into during October 2021. In December 2022, Braemar elected to exchange the outstanding principal and accrued but unpaid interest under the promissory note into a Bridge Loan.
Management Alignment Plan
In December 2022, the Company terminated the Management Alignment Plan, subject to and contingent upon the consummation of the business combination described below.
Business Combination/2022 Performance Bonuses
In December 2022, the board of directors authorized the payment of performance bonuses, subject to and contingent on the consummation of the business combination described below, to the Company’s Chief

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

Executive Office
r, Chief Operating Officer a
nd General Counsel in the amounts of $312,500
, $187,500 a
nd $107,500, respectively, in consideration of such officers’ services in 2022 and their agreement to salary reductions in the second half of 2022 pending the completion of the business combination
. The bonuses were paid in January 2023.
Share Repurchase and Repayment of Stockholder Notes
On December 8, 2022, the Company entered into a stock repurchase agreement with an affiliate of the Company’s Chief Executive Officer pursuant to which, subject to the closing of the business combination described below and the concurrent closing of the share transfer pursuant to the note repayment agreement described below, the Company repurchased 2,710,571 shares of common stock from the stockholder at a purchase price of $1.96 per share.
In
addition, on December 8, 2022, the Company entered into a note repayment agreement with the Company’s Chief Executive Officer and his affiliate pursuant to which, subject to the closing of the business combination described below and the concurrent closing of the share repurchase pursuant to the stock repurchase agreement described above, the stockholders agreed to transfer 2,597,286 shares of capital stock to the Company in full satisfaction of the $14.2 million aggregate outstanding balance under the Chief Executive Officer’s 2015 Stockholder Note, 2019 Stockholder Note and 2021 nonrecourse promissory note (See Note 14 – Stock-Based Compensation and Note 18 – Related Party Transactions).
Business Combination
On May 11, 2022, the Company entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 thereto on December 8, 2022, the “SPAC Merger Agreement”) with InterPrivate II Acquisition Corp., a Delaware corporation and a special purpose acquisition company (“InterPrivate II” or the “SPAC”), and the other parties thereto. Pursuant to the SPAC Merger Agreement, InterPrivate II will acquire the Company with consideration of a combination of cash and shares. The SPAC Merger Agreement contains customary representations, warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby (collectively, the “business combination”). On May 11, 2022, InterPrivate II entered into a convertible note subscription agreement pursuant to which it agreed to issue and sell to the subscriber, contingent on, and occurring immediately following, the closing of the business combination, up to
 $175.0
million aggregate principal amount of the
2027

Convertible Notes described below. On December 8,
2022
, the business combination was consummated, with the Company and its subsidiaries becoming wholly owned subsidiaries of InterPrivate II, which was renamed as “Getaround, Inc.” (the “Combined Company”). Upon the consummation of the business combination, the Company received cash of $
169.8
 million, a portion of which was used to repay all amounts outstanding under the 2021 Credit Agreement (See Note 9 – Notes Payable). In connection with the consummation of the business combination, the iHeart Media Note Payable, the 2021 Convertible Promissory Notes and the Bridge Loans all converted in accordance with their terms into common stock of the Combined Company (See Note 9 – Notes Payable).
2027 Convertible Notes
On
December 8, 2022, the Combined Company completed the private placement of $
175.0
million aggregate
principal amount of 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 (the “2027 Convertible Notes”) pursuant to the convertible note subscription agreement described above. Immediately prior to the closing of the private placement, on December 8, 2022, InterPrivate II and the subscriber had entered into

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

an
amendment to the convertible note subscription agreement pursuant to which, among other things, the parties agreed that a $5.25 million fee payable to the subscriber within 100 trading days following the closing of the private placement would instead become due and payable at the closing of the private placement. In addition, the Combined Company issued an aggregate of 266,156 shares of its common stock to the subscriber at the closing in full satisfaction of an equitable adjustment provision in the convertible note subscription agreement, as amended.
The net proceeds from the sale of the 2027 Convertible Notes were $169.8 million, after deducting the fee described above, but before offering expenses. The net proceeds were used as described above under “— Business Combination.”
The 2027 Convertible Notes accrue interest payable semi-annually in arrears on December 15 and June 15 of each year, beginning on June 15, 2023, at a rate of 8.00% per annum (if paid in cash) or 9.50% per annum (if paid in-kind). Upon the occurrence, and during the continuation, of an event of default, an additional 2.00% will be added to the stated interest rate. The 2027 Convertible Notes will mature on December 8, 2027, unless earlier converted, redeemed or repurchased.
The 2027 Convertible Notes are convertible at the option of the noteholders at any time until the close of business on the second scheduled trading day immediately before the maturity date. Conversions of the 2027 Convertible Notes will be settled in shares of the Combined Company’s common stock.
The initial conversion rate is 86.96 shares of common stock per $1,000 principal amount of 2027 Convertible Notes, which is equivalent to an initial conversion price of approximately $11.50 per share. The initial conversion price is subject to a downward adjustment to 115% of the average daily volume-weighted average trading price of the Combined Company’s common stock for the 90 trading days after the closing of the private placement, subject to a minimum conversion price of $9.21 per share. The conversion price is subject to further adjustments as provided in the indenture governing the 2027 Convertible Notes, including adjustments in connection with certain issuances or deemed issuances of the Combined Company’s common stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the 2027 Convertible Notes.
The 2027 Convertible Notes are redeemable at any time by the Combined Company, in whole but not in part, for cash, at par plus accrued and unpaid interest to, but excluding, the redemption date, plus certain make-whole premiums as specified in the indenture.
Upon the occurrence of a fundamental change (as defined in the indenture), subject to certain conditions and limited exceptions, holders may require the Combined Company to repurchase for cash all or any portion of the 2027 Convertible Notes in principal amounts of $1,000 or an integral multiple thereof, at a fundamental change repurchase price equal to the principal amount of the 2027 Convertible Notes to be repurchased plus certain make-whole premiums, plus accrued and unpaid interest to, but excluding, the repurchase date.
The 2027 Convertible Notes are senior secured obligations of the Combined Company, guaranteed by certain of its subsidiaries and secured by collateral consisting of substantially all of the assets of the Combined Company and its subsidiary guarantors.
The indenture governing the 2027 Convertible Notes includes restrictive covenants that, among other things, limit the ability of the Combined Company to incur additional debt, make restricted payments and limit the ability of the Combined Company to incur liens. The indenture also contains customary events of default.

Getaround, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)

Pursuant
to the convertible note subscription agreement, the Combined Company agreed to issue to the subscriber, within 100 trading days following the closing of the private placement, warrants to purchase 2,800,000 shares of the Combined Company’s common stock at an exercise price of $11.50. The warrants will be exercisable for shares of common stock having an aggregate value equal to $3.5 million, based upon a value of $1.25 per warrant. The value of the warrants will be adjusted upward or downward to reflect the average daily volume-weighted average trading price of the Combined Company’s publicly traded warrants during the 90 trading days following the closing of the private placement, subject to a maximum upward or downward adjustment of $0.75 per warrant. As a result of the adjustment, the minimum and maximum number of warrants that the Combined Company is obligated to issue is 1,750,000 and 7,000,000, respectively. The Combined Company has the right to pay cash in lieu of issuing the warrants, provided that such cash amount will be equal to $3.5 million.
iHeartMedia Share Issuance
In January 2023, the Combined Company entered into an amendment to a 2021 letter agreement with a media company, pursuant to which the Company had agreed to purchase $1.5 million of advertising services. The amendment extends the period for the Combined Company to purchase the advertising services in exchange for, among other things, the Combined Company’s immediate payment in cash of a $0.2 million account payable to the media company and the Combined Company’s agreement to issue an affiliate of the media company 536,666 shares of its common stock.

2023 Restructuring Plan
On February 1, 2023, the board of directors of the Combined Company approved a restructuring plan to streamline operations and reduce costs to achieve a leaner path to profitability. The restructuring plan includes a reduction in the Combined Company’s global headcount by approximately 10%. The Combined Company also anticipates significantly reducing costs associated with external consultants, professional services providers and vendors for certain software and tools. The Combined Company has also initiated a new suite of risk management tools to improve revenue yield and reduce the cost of risk during trips booked on the Getaround marketplace. These actions are expected to be substantially completed by the end of 2023.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Getaround, Inc.
San Francisco, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Getaround, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in mezzanine equity and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended
,
in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2016.
San Francisco, California
March 23, 2022

Getaround, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

December 31,	2021	2020
Assets
Current Assets
Cash and cash equivalents	$62,516	$49,879
Restricted cash	3,950	14,400
Accounts receivable, net	1,936	2,836
Prepaid expenses and other current assets	5,770	4,130
Deposits, current	120	516

Total Current Assets	74,292	71,761
Property and Equipment, Net	10,731	12,437
Goodwill	122,805	132,307
Intangible Assets, Net	18,854	30,552
Deferred Tax Assets	159	635
Other Assets	94	295

Total Assets	$226,935	$247,987

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current Liabilities
Accounts payable	$5,382	$3,674
Accrued host payments and insurance fees	13,384	12,105
Notes payable, current	464	4,036
PPP loan payable, current	—	3,469
Other accrued liabilities	27,391	30,590
Deferred revenue	310	452

Total Current Liabilities	46,931	54,326
Notes Payable, net of discount of $1,101 and $792, respectively (net of current portion)	78,357	18,676
PPP Loan Payable (net of current portion)	—	3,469
Convertible Notes Payable ($34,803 measured at fair value as of December 31, 2021)	35,277	474
Deferred Tax Liabilities	1,868	2,982
Warrant Liability	48,504	35,750
Other Long-Term Liabilities	6,851	9,960

Total Liabilities	217,788	125,637

Getaround, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

December 31,	2021	2020
Commitments and Contingencies (Note 12)
Mezzanine Equity
Convertible redeemable preferred stock: $0.00001 par value, 186,388,450 shares authorized as of December 31, 2021 and 2020, respectively	$—	$—
Series A convertible: 14,497,716 shares designated, 10,678,459 and 7,702,462 issued and outstanding, liquidation value of $10,918 and $7,875, respectively	16,953	12,093
Series B convertible: 11,980,730 shares designated, 5,119,213 and 4,715,258 issued and outstanding respectively, liquidation value of $8,251 and $7,600, respectively	9,338	8,582
Series C convertible: 18,526,490 shares designated, 10,836,279 and 10,718,119 issued and outstanding respectively, liquidation value of $23,844 and $22,834, respectively	22,761	22,508
Series D convertible: 53,868,628 shares designated, 49,783,894 and 49,672,398 issued and outstanding respectively, liquidation value of $345,713 and $343,923, respectively	241,428	240,915
Series E convertible: 87,514,886 shares designated, 49,054,302 shares and 47,576,372 issued and outstanding respectively, liquidation value of $143,412 and $139,830, respectively	119,888	115,757

Total Mezzanine Equity	410,368	399,855

Stockholders’ Deficit
Common stock: $0.00001 par value, 386,300,000 shares authorized; 79,738,747 and 69,345,606 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1	1
Additional paid-in capital	237,578	230,028
Stockholder notes	(14,478)	(14,478)
Treasury stock	(661)	(661)
Accumulated deficit	(625,944)	(505,881)
Accumulated other comprehensive income	2,283	13,486

Total Stockholders’ Deficit	(401,221)	(277,505)

Total Liabilities Mezzanine Equity and Stockholders’ Deficit	$226,935	$247,987

See accompanying notes to consolidated financial statements.

Getaround, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data)

Year ended December 31,	2021	2020
Service revenue	$61,120	$47,366
Lease revenue	1,947	11,359

Total Revenues	63,067	58,725

Costs and Expenses
Cost of revenue (exclusive of amortization and depreciation):
Service	5,859	5,882
Lease	187	1,411
Sales and marketing	20,331	12,318
Operations and support	46,978	96,605
Technology and product development	17,800	17,521
General and administrative	59,458	55,059
Depreciation and amortization	12,815	14,669

Total Operating Expenses	163,428	203,465

Loss from Operations	(100,361)	(144,740)

Other Income (Expense)
Gain on extinguishment of debt	7,017	464
Convertible promissory note and securities fair value adjustment	(5,383)	(19,810)
Warrant liability fair value adjustment	(15,353)	(176)
Interest expense, net	(7,370)	(1,558)
Other income (expense), net	916	(495)

Total Other Income (Expense)	(20,173)	(21,575)

Loss, before benefit for income taxes	(120,534)	(166,315)
Income Tax Benefit	(471)	(1,260)

Net Loss	(120,063)	(165,055)
Foreign Currency Translation (Loss) Gain	(11,203)	13,342

Comprehensive Loss	$(131,266)	$(151,713)

Net Loss Per Share Attributable to Stockholders (Note 17)
Basic	$(1.74)	$(3.36)
Diluted	$(1.74)	$(3.36)
Weighted average shares outstanding (Basic and Diluted)	69,039	49,170

See accompanying notes to consolidated financial statements.

Getaround, Inc.
Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit
(in thousands, except share data)

	Mezzanine Equity		Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
Balance, December 31, 2019	98,510,406	$445,112	40,179,223	$—	$(608)	$(14,478)	$63,343	$(340,826)	$144	$(292,425)
Stock option exercises	—	—	193,082	—	—	—	153	—	—	153
Stock-based compensation	—	—	—	—	—	—	2,645	—	—	2,645
Exercise of Series D-3 convertible redeemable preferred stock warrant into 63,158 Series D-3 convertible redeemable preferred stock	63,158	287	—	—	—	—	—	—	—	—
Issuance of Series E convertible redeemable preferred stock, net of $319 issuance costs	11,072,394	28,913	—	—	—	—	—	—	—	—
Issuance of Series E-1 convertible redeemable preferred stock in connection with conversion of Securities	22,286,925	56,609	—	—	—	—	—	—	—	—
Issuance of Series E convertible redeemable preferred stock in connection with redemption of Convertible Notes	6,982,108	20,667	—	—	—	—	—	—	—	—
Issuance of 528,195 Series E convertible redeemable preferred stock in connection with redemption of iHeart Notes	528,195	1,563	—	—	—	—	—	—	—	—
Exercise of Series E-2 Preferred stock warrant into 6,706,750 Series E-2 convertible redeemable preferred stock	6,706,750	8,055	—	—	—	—	—	—	—	—
Exercise of 3,207,974 common stock warrants to common stock	—	—	3,207,974	—	—	—	2,537	—	—	2,537
Repurchase of common stock	—	—	—	—	(53)	—	—	—	—	(53)
Conversion of 98,573,564 shares of convertible redeemable preferred stock into 98,573,564 common stock	(98,573,564)	(445,398)	98,573,564	1	—	—	445,397	—	—	445,398
Exchange of 72,808,237 shares of common stock into 72,808,237 preferred stock	72,808,237	284,047	(72,808,237)	—	—	—	(284,047)	—	—	(284,047)
Foreign currency translation gain	—	—	—	—	—	—	—	—	13,342	13,342
Net loss	—	—	—	—	—	—	—	(165,055)	—	(165,055)

Balance, December 31, 2020	120,384,609	399,855	69,345,606	1	(661)	(14,478)	230,028	(505,881)	13,486	(277,505)
Stock option exercises	—	—	12,776,089	—	—	—	1,365	—	—	1,365
RSU settled	—	—	898,669	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	11,468	—	—	11,468
Issuance of Series E convertible redeemable preferred stock, net of $26 issuance costs	404,409	616	—	—	—	—	—	—	—	—
Exchange of 3,609,608 shares of nonvoting common stock into 3,609,608 preferred stocks	3,609,608	6,382	(3,609,608)	—	—	—	(6,382)	—	—	(6,382)
Exercise of Series E-2 Preferred stock warrant into 77,597 Series E-2 convertible redeemable preferred stock	77,597	301	—	—	—	—	—	—	—	—
Exercise of Series E-3 Preferred stock warrant into 995,924 Series E-3 convertible redeemable preferred stock	995,924	3,214	—	—	—	—	—	—	—	—
Issuance of common stock to settle liability	—	—	327,991	—	—	—	1,099	—	—	1,099
Foreign currency translation gain	—	—	—	—	—	—	—	—	(11,203)	(11,203)
Net loss	—	—	—	—	—	—	—	(120,063)	—	(120,063)

Balance, December 31, 2021	125,472,147	$410,368	79,738,747	$1	$(661)	$(14,478)	$237,578	$(625,944)	$2,283	$401,221

See accompanying notes to consolidated financial statements.

Getaround, Inc.
Consolidated Statements of Cash Flows
(in thousands)

Year ended December 31,	2021	2020
Cash Flows from Operating Activities
Net loss	$(120,063)	$(165,055)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,977	14,669
Provision for bad debts	9,915	9,319
Stock-based compensation	11,468	2,645
Gain on extinguishment of debt	(7,017)	(464)
Change in fair value - convertible instrument liability	5,383	19,810
Change in fair value - warrant liability	15,353	176
Non-cash interest expense	6	33
Amortization of debt issuance costs	978	116
Loss (gain) from disposal of property and equipment	(11)	21
Impairment loss on fixed assets	838	—
Gain from foreign currency remeasurement	78	(329)
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,144)	(9,321)
Prepaid expenses and other current assets	(1,388)	3,277
Deposits and other assets	149	90
Accounts payable	3,721	(12,727)
Accrued host payments and insurance fees	2,137	(5,727)
Accrued expenses and other liabilities	(4,806)	(4,236)
Deferred taxes	(480)	(1,272)
Deferred revenue	(140)	(958)

Net Cash Used in Operating Activities	(81,046)	(149,933)

Cash Flows from Investing Activities
Purchases of property and equipment	(1,505)	(367)
Proceeds from sale of property and equipment	414	783

Net Cash Provided by (Used in) Investing Activities	(1,091)	416

Cash Flows from Financing Activities
Proceeds from exercise of common stock options	1,352	153
Proceeds from exercise of common stock warrants	—	3
Purchase of Treasury Stock	—	(53)
Issuance of Series D-3 convertible redeemable preferred stock, net of $50 issuance costs	—	1
Proceeds from Issuance of Series E, net of $26 issuance costs	616	—
Proceeds from Issuance of Series E-2 warrants	912	13,287
Issuance of Series E convertible redeemable preferred stock, net of $319 issuance costs	—	28,913
Proceeds from issuance of Securities	—	59,595
Proceeds from issuance of Subordinated Convertible Promissory Note	29,420	26,800
Exercise of Series E-2 preferred stock warrant into 6,706,750 Series E-2 convertible redeemable preferred stock	—	7
Proceeds from exercise of Series E-3 Warrants	1	—
Proceeds from Deutsche Bank loan, net of $607 issuance costs and $675 debt discount	73,718	—
Repayment of Horizon loan	(25,000)	—
Horizon loan repayment and extinguishment fees	(1,875)	—
Repayment of PGE loan	(177)	—
Repayment of notes payable	—	(6,970)
Proceeds from issuance of notes payable, net of $2 and $0 issuance costs, respectively	6,998	28,789

Net Cash Provided by Financing Activities	85,965	150,525

Effect of Foreign Currency Translation on Cash	(1,641)	1,849

Net Increase in Cash and Cash Equivalents and Restricted Cash	2,187	2,857
Cash and Cash Equivalents and Restricted Cash, beginning of year	64,279	61,422

Cash and Cash Equivalents and Restricted Cash, end of year	$66,466	$64,279

Getaround, Inc.
Consolidated Statements of Cash Flows
(in thousands)

Year ended December 31,	2021	2020
Supplemental Schedule of Cash Flow Information
Cash paid for:
Cash paid for interest	$6,392	$1,453
Non-cash investing and financing activities:
Issuance of Series E-1 convertible redeemable preferred stock in connection with conversion of Securities	—	56,609
Conversion of Securities to Series E-3 warrants	—	21,395
Conversion of Subordinated Convertible Promissory Note	—	24,145
Issuance of Common Stock warrants in connection with Series E preferred stock issuance	—	2,681
Conversion of 98,573,564 shares of convertible redeemable preferred stock into 98,573,564 common stock	—	445,398
Exchange of 72,808,237 shares of common stock into 72,808,237 convertible preferred	—	284,047
Issuance of Series E convertible redeemable preferred stock in connection with redemption of Series E Notes	—	20,667
Exercise of Series E-2 Preferred stock warrants into Series E-2 convertible redeemable preferred stock	301	8,048
Property and equipment unpaid at period end	72	—
Exercise of Series E-3 Preferred stock warrants into Series E-3 convertible redeemable preferred stock	3,213	—
Issuance of common stock to settle liability Settlement	1,099	—
Receivable at period end from exercise of common stock options	13	—
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same such amounts shown above:

Year ended December 31,	2021	2020
Cash and cash equivalents	$62,516	$49,879
Restricted cash included in current assets	3,950	14,400

Total Cash, Cash Equivalents and Restricted Cash, end of year	$66,466	$64,279

See accompanying notes to consolidated financial statements.

Getaround, Inc.
Notes to Consolidated Financial Statements
1. Nature of Business and Basis of Presentation
Nature of Business
Getaround, Inc. (Getaround or the Company) is an
on-line
car rental service company headquartered in San Francisco, California that was formed as a Delaware corporation in September 2009. The Company provides peer-to-peer
car-sharing
service powered by its proprietary technology, which allows car owners to earn income sharing their cars with pre-qualified
drivers on the Company’s network. As of December 31, 2021, the Company operated globally in major U.S. cities and certain European markets, including France and Norway.
Going Concern and Liquidity
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced losses since its inception and had an accumulated deficit as of December 31, 2021 and 2020 of $625,944,000 and $505,881,000, respectively. Such losses primarily resulted from the costs incurred in the development of the Company’s technology platform, consumer products and sales and marketing to grow the Company’s user base. The Company expects operating losses and negative cash flows to continue for the foreseeable future as it continues to develop and promote its platform, as well as to grow its user base through new markets.
As of December 31, 2021, and 2020, the Company had $62,516,000 and $49,879,000, respectively, in unrestricted cash and cash equivalents available to fund future operations. The Company’s capital requirements will depend on many factors and the Company may need to use available capital resources and/or raise additional capital earlier than currently anticipated. Should the Company pursue additional debt and/or equity financing, there can be no assurance that such financing will be available on terms commercially acceptable to the Company. If the Company is unable to obtain additional funding when needed, it will need to curtail planned activities to reduce costs, which will likely have an unfavorable effect on the Company’s ability to execute on its business plan, and have an adverse effect on its business, results of operations and future prospects. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
COVID-19
Pandemic
On January 30, 2020, the World Health Organization declared the outbreak of a novel coronavirus strain
(COVID-19)
a global health emergency and characterized the outbreak as a pandemic on March 11, 2020. As a result, the pandemic severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. At times governments and regulatory authorities have implemented measures to contain the
COVID-19
pandemic, such as imposing restrictions on travel and business operations. Given the daily evolution of the
COVID-19
outbreak, it is still uncertain what the full magnitude of the pandemic will have on the Company’s financial condition, liquidity and future results of operations.
The Company suffered during the initial outbreak of the novel coronavirus in March and April 2020, when demand dropped significantly. In response, the Company sought financial support from a U.S. pandemic aid program through the Paycheck Protection Program (PPP) and streamlined operations by winding down the Company’s fleet management program for subleasing leased vehicles. (See Note 11 — Notes Payable and Note 12 — Commitments and Contingencies for additional information) During 2020, the Company further implemented certain cost-cutting measures by introducing temporary pay cuts across the organization and placed a meaningful amount of employees on furlough in response to the
COVID-19
pandemic. Nearly all employees in France were furloughed as the French

Getaround, Inc.
Notes to Consolidated Financial Statements

government compensated furloughed employees for lost wages during the early COVID period. During the fourth quarter of 2020 and the first quarter of 2021, compensation was returned to pre-COVID
levels along with a slight increase in compensation across the organization.
The extent and duration of the impact of the
COVID-19
pandemic over the longer term continues to be uncertain and dependent on future developments that cannot be accurately predicted at this time. These uncertainties include, but are not limited to, the introduction and spread of new variants of the virus, such as the Delta and Omicron variants which emerged in 2021, that may be more transmissible; the extent and effectiveness of containment actions taken, including mobility restrictions; the timing, availability, and effectiveness of vaccines; and the impact of these and other factors on travel behavior in general, and on our business in particular. Uncertainty related to the pandemic may result in a reduction in bookings and an increase in booking cancellations. Furthermore, the aforementioned developments could also discourage potential users from adding their car to our network, which may result in a reduced ability to grow our business.
As the impact of
COVID-19
continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment and carry a higher degree of variability and volatility. These estimates and assumptions may change in future periods and will be recognized in the consolidated financial statements as new events occur and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future consolidated financial statements could be affected. In response, management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis of Accounting
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and an Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.
Revision of Previously Audited Financial Statements for Correction of Immaterial Reclassifications
The Company adjusted the previously issued comparative balance sheet for the year-ended December 31, 2020, to reclassify $7,235,000 from Other accrued liabilities to Other Long-term Liabilities. The reclassification related to an immaterial misclassification of the non-current
portion of deferred rent and lease incentive obligations.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. The most significant matters involving management’s estimates include those related to accounts receivable, claims allowances, useful lives of intangible assets and property and equipment, assessment of possible impairment of its intangibles and long-lived assets, valuation of deferred income tax assets, fair value of preferred stock warrants, certain convertible notes payable and stock-based awards. Actual results may ultimately differ from management’s estimates.

Getaround, Inc.
Notes to Consolidated Financial Statements

Concentrations of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits its cash and cash equivalents with major financial institutions that management believes are of high credit quality; however, at times, deposits may exceed the amount of insurance provided on such deposits, if any. The Company has not experienced any losses on its deposits since inception. As of December 31, 2021 and 2020, no single customer represented more than 10% of accounts receivable, and during the years ended December 31, 2021 and 2020, no single customer represented more than 10% of the Company’s total revenue.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity date of three months or less at the time of purchase to be cash equivalents. As of December 31, 2021, and 2020, the Company’s cash equivalents consisted of money market accounts.
Restricted Cash
As of December 31, 2021 and 2020, restricted cash consists of fully collateralized letters of credit related to the Company’s Drivy acquisition (Note 4 — Contingent Compensation) and various lease agreements in the amount of $3,950,000 and $14,400,000 for December 31, 2021 and 2020, respectively. The reduction in restricted cash balance is driven entirely by the settlement of liabilities that were collateralized by outstanding letters of credit. The remaining restricted cash balance is associated with lease agreements.
Fair Value Measurements
The Company measures fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs used in valuation techniques are assigned a hierarchical level.
The following are the hierarchical levels of inputs to measure fair value:
Level
 1
—
This level consists of quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.
Level 2 —
This level consists of observable prices that are based on inputs not quoted on active markets but corroborated by market data.
Level 3 —
This level consists of unobservable inputs that are used when little or no market data is available.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under specific customer agreements and/or contracts. Payment terms vary with each customer, but the majority of contracts provide for payment within 30 to 45 days of invoice date, and no discounts are offered.

Getaround, Inc.
Notes to Consolidated Financial Statements

The allowance for doubtful accounts is determined based upon a specific identification of balances, the collection of which, in management’s opinion, is doubtful. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. After all attempts to collect a receivable have failed, the receivable is written-off
against the allowance. Based upon the information available, management has reserved an allowance for doubtful accounts in the amount of $6,890,000 and $7,653,000 as of December 31, 2021 and 2020, respectively.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line
method over the estimated useful lives of the assets, which are as follows:

Property and Equipment	Estimated Useful Life (in Years)
Furniture and fixtures	3
Computer equipment	2
Completed Connect devices	2
Vehicles	3
Leasehold improvements	Shorter of estimated useful life or lease term
Expenditures for maintenance and repairs are charged to expense as incurred and major improvements and betterments that improve or extend the life of existing properties and equipment are capitalized. Gains or losses on disposal of property and equipment are recognized in the period when the assets are sold or disposed of and the related cost and accumulated depreciation is removed from the accounts. Liabilities related to lease incentive obligations are amortized as lease expense over the term of the related lease.
Goodwill and Other Intangible Assets
Goodwill is the excess of costs over fair value of net assets of the business acquired. Goodwill and other intangible assets acquired that are determined to have an indefinite useful life are not amortized but are tested for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill and other intangible assets might be impaired. For goodwill, the Company performs impairment reviews by its single reporting unit. As part of the annual goodwill impairment test, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of its qualitative assessment, it is more-likely-than-not
that the fair value of the Company’s reporting unit is less than its carrying amount, the quantitative impairment test will be required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test. The quantitative approach compares the estimated fair value of the reporting unit to its’ carrying amount, including goodwill. Impairment is indicated if the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, and an impairment charge is recognized for the differential.
There have been no impairments of goodwill for the years ended December 31, 2021 and 2020. The change in balance between periods is solely a result of fluctuations in foreign currency exchange rates.
Impairment of Long-Lived Assets
Definite-lived intangible assets are acquired intangible assets and are recognized at the acquisition date fair value. Definite-lived intangible assets are reviewed for impairment under the long-lived asset model, described

Getaround, Inc.
Notes to Consolidated Financial Statements

below. Amortization is recognized using the straight-line method over estimated useful lives of the assets of one to ten years.
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, significant underperformance relative to historical or projected future operating results and significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.
On November 15, 2021, Getaround recognized an impairment to
write-off
the remaining net book value of the trade name and developed technology intangible assets that were acquired as part of the Company’s Nabobil acquisition in 2019. This impairment is related to the merging of the Company’s European platforms which will utilize the Company’s legacy developed technology (see Note 8 — Goodwill and Other Intangible Assets, Net for additional information).
During the first quarter of 2021, Getaround recognized an impairment to write-off
the unused property and equipment (see Note 7 — Property and Equipment, Net for additional details).
There were no impairments of long-lived assets or of definite-lived intangible assets for the year ended December 31, 2020.
Accrued Host Payments and Insurance Fees
Accrued host payments represent the portion of user rental fees earned but not remitted to vehicle owners as of the consolidated balance sheet date. Accrued insurance fees represent the portion of insurance fees collected on behalf of the insurance provider as of the consolidated balance sheet date, but not yet remitted to the insurance provider as of the consolidated balance sheet date. Vehicle owners earn 60% to 70% of rental fees. As of December 31, 2021, and 2020, accrued host payments and insurance fees were $13,384,000 and $12,105,000, respectively.
Revenue Recognition
The Company derives substantially all of its revenue from its peer-to-peer
carsharing marketplace platform that connects vehicle owners and renters, as well as the Company’s own fleet of vehicles and renters, through a lease arrangement. The Company also derives revenue from various subscriptions fees, which comprise of third-party vehicle owners on the platform utilizing the Company’s connect hardware (Connect) and sublease arrangement of designated parking spaces on a monthly basis to third-party vehicle owners.
Under ASC 606, revenue is recognized when the customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services.
The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the products or services promised within each contract and determines those that are performance obligations and assesses

Getaround, Inc.
Notes to Consolidated Financial Statements

whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Each component of revenue is recognized net of any incentives and other considerations given to customers. The Company excludes all sales tax from the transaction price.
Service Revenue
Service revenues are derived from rental fees collected by the Company from users who book and rent third-party vehicles through the Company’s platform at an agreed-upon rate. The user is charged for the rental at the time the vehicle reservation is made, or, in the case of a trip extension, at the time the extension is booked. Pursuant to the online Terms of Service, third-party vehicle owners agree that the Company retains the applicable service revenue as consideration for their use of the Company’s platform and certain additional charges that the Company may collect from renters on behalf of the owners for related post-booking activities performed by the Company to successfully consummate the rental. Hence, the Company’s primary performance obligation in the transaction is to facilitate the completion of a successful rental transaction between the third-party vehicle owner and the renter.
The Company also may offer ancillary promises of distinct service depending on the region. Within the United States, the Company offers an automatic tolling feature on each third-party vehicle, which provides the renter with the convenience of using the electronic toll lane for automated payment at the renter’s discretion and charges a nominal amount in exchange per toll transaction. The automatic tolling feature is deemed to be a distinct performance obligation within the context of the primary rental service. Within Europe, the Company intermediates a sale of third-party insurance coverage on third-party owner vehicles to the renters during the booking process and charges a nominal amount in exchange for intermediating the sales transaction. Intermediary sale of insurance coverage is deemed to be a distinct performance obligation within the context of the primary rental service. Within the United States, insurance coverage is not deemed to be a distinct performance obligation and is included in the price of a trip.
Service revenues for rental service are presented net of payments due to vehicle owners, as the Company acts as an agent in the arrangement between the third-party vehicle owner and the renter and does not control the asset or service provided by the vehicle owners to the renters. Similarly, the revenue related to either automated tolling feature or intermediary sale of insurance coverage is also reported on a net basis by only representing the portion of service revenue while excluding the payment collected for the toll or for the insurance coverage since the Company is not the primary obligor for controlling the accessibility to the passageway that requires tolls or for the underlying insurance coverage. The Company recognizes service revenue from these performance obligations on a straight-line
basis over the duration of the rental trip using the output method as its performance obligation is satisfied over time. The Company uses the output method based on rental hours or days, where revenue is calculated based on the percentage of total time elapsed in relation to total estimated rental period. In the event a user books a trip extension, at the time the extension is booked, the service revenue is recognized on a straight-line
basis over the duration of the extension period.
Subscription Fees
The Company receives subscription fees from third-party vehicle owners on the platform for the use of Connect devices installed on their vehicles. Connect device subscription service contracts are on a month-to-month
basis and are readily cancellable. Customers are billed monthly in advance of services being performed. Accordingly, the subscription fees are recognized over time during the month in which subscription services were rendered on a gross basis since the Company acts as a principal. Revenue from subscription fees has not been material for the periods presented and are considered as part of Service Revenue for disaggregation purposes (see Note 5 — Revenue).

Getaround, Inc.
Notes to Consolidated Financial Statements

Lease Revenue
The Company accounts for lease revenue earned from parking, vehicle rentals and rental-related activities wherein an arrangement involves the use of assets that are explicitly identified and conveys the right to use the specific assets under ASC Topic 840.
The Company has operating leases for parking spaces. Designated parking spaces are leased by the Company from various garage operators and municipalities within certain metropolitan markets and are made available for rental on a monthly subscription basis to third-party vehicle owners. The Company is solely responsible for paying parking costs to the garage operators regardless of whether the parking spaces are rented by third-party vehicle owners on the platform and accordingly recognizes parking lease revenue on a gross basis. Parking lease revenue includes direct lease fees and associated executory costs and are recognized on a straight-line basis evenly over the period of rental.
Prior to 2021 the Company had service revenue from leased vehicles. The Company collected lease revenue from users who booked and rented the Company’s own leased vehicles at an agreed-upon rate. These vehicles were leased by the Company as a dedicated fleet to be utilized by the users on the platform. The Company was solely responsible for paying vehicle lease costs to the lessor regardless of whether the vehicles were booked for use by guests on the platform and accordingly recognized vehicle lease revenue on a gross basis. Vehicle fleet lease revenue included direct lease fees and associated executory costs and are recognized on a straight-line basis evenly over the period of rental.
Additionally, the Company offered an automatic tolling feature on each of its vehicles, which provided the renter with the convenience of using the electronic toll lane for automated payment at the renter’s discretion and charged a nominal amount in exchange per toll transaction when used.
Non-lease
elements, such as toll-processing charges, were allocated based on the relative selling price of the deliverables, which approximated the contractual rates, and were recognized in accordance with ASC 606.
Non-lease
elements have been included in the net service revenue stated above.
In 2020, the Company ended its lease arrangement and no longer generates revenue from vehicle leases. The Company’s lease revenue now consists only of revenue generated from the leasing of parking spaces.
Stock-Based Compensation
The Company measures compensation expense for all stock-based payment awards, including stock options and restricted stock units (RSUs) granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. The determination of the grant-date
fair value using an option-pricing model is affected by the Company’s estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables. These variables include the Company’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, risk-free interest rate for the expected term of the award and expected dividends. Stock-based compensation is recognized on a straight-line basis over the requisite service period. These amounts are reduced by forfeitures as they occur.
Costs and Expenses
Cost of revenue includes payment-processing fees, server hosting charges, and chargebacks associated with operating the Company’s platform. Cost of revenue does not include depreciation and amortization.

Getaround, Inc.
Notes to Consolidated Financial Statements

Sales and marketing expenses consist primarily of print and online digital advertising, market research, agency costs, trade shows and other events, public relations, and compensation and related personnel costs of the Company’s salesforce and marketing teams.
Operations and support expenses consist primarily of auto insurance, claims support, customer relationships, compensation and related expenses of operations personnel, driver’s license and identity checks, parking space lease expense, onboarding, vehicle lease expenses and other operating costs. For the years ended December 31, 2021 and 2020, respectively, auto insurance costs were $1,747,000 and $2,304,000, claims support costs were $17,579,000 and $24,066,000, and compensation expenses were $13,074,000 and $17,239,000.
Technology and product development expenses consist primarily of prototypes, product testing and testing equipment, and compensation and related personnel costs associated with the development, testing and maintenance of the Company’s software, hardware, and user experience. Compensation expenses included in Technology and product development expenses were $17,677,000 and $17,372,000 for the years ended December 31, 2021 and 2020, respectively. Research and development expenses within the meaning of ASC 730-10-50-1 incurred in periods presented have not been material.
General and administrative expenses consist primarily of office space and facilities, non-auto
insurance, professional services, business tools and subscriptions, and compensation and related personnel costs of the Company’s administrative teams.
Depreciation and amortization expenses consist of the associated depreciation and amortization of computer equipment, vehicles and vehicle equipment, office furniture and equipment, leasehold improvements, and intangibles and the impairment of long-lived assets.
Advertising Costs
Advertising costs are charged to sales and marketing expenses when incurred. Advertising costs were $10,888,000 and $1,602,000 for the years ended December 31, 2021 and 2020, respectively.
Income Taxes
The Company is subject to taxation in the United States and various states and foreign jurisdictions, including the Netherlands, France, and Norway. The Company accounts for income taxes in accordance with ASC 740,
Income Taxes
, which requires an asset and liability approach in accounting for income taxes. Under this method, the tax provision includes taxes currently due plus the net change in deferred tax assets and liabilities. Deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refund received, as provided for under currently enacted tax law. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, is not expected to be realized.
ASC 740 prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of December 31, 2021 and 2020, there were no uncertain tax positions that required accrual. The Company recognizes interest accrued related to unrecognized tax benefits

Getaround, Inc.
Notes to Consolidated Financial Statements

and
penalties as a component of the provision for income taxes. There were no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the years ended December 31, 2021 and 2020.
The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets.
Foreign Currency Translation
The functional currencies of the Company’s foreign subsidiaries are their respective local currencies. The Company translates the assets and liabilities of each of its international subsidiaries into the U.S. dollar at the current rate of exchange in effect at the end of the accounting period and recorded as part of a separate component of stockholders’ deficit and reported in the consolidated statements of operations and comprehensive loss. Revenues and expenses are translated using a rate that approximates the average of those in effect during the period and reported in the consolidated statements of operations and comprehensive loss. in The Company does not currently engage in any hedging activity to reduce its potential exposure to currency fluctuations.
Recently Issued Accounting Standards Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842)
, which supersedes FASB ASC Topic 840,
Leases
, and makes other conforming amendments to GAAP. ASU
2016-02
requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance
sheet via a
right-of-use
asset and lease liability, and additional qualitative and quantitative disclosures. ASU
2016-02
is effective for the Company for annual periods in fiscal years beginning after December 15, 2021, permits early adoption, and mandates a modified retrospective transition method. The ASU is expected to impact the Company’s consolidated financial statements, as it has certain operating lease arrangements for which it is the lessee. The Company is currently evaluating the impact of this standard on its consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
 Financial Instruments

—

Credit Losses (Topic 326)
. This ASU amends guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU
2016-13
is effective for the Company as of January 1, 2023 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.
In December 2019, the FASB issued
ASU 2019-12,
 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, which is intended to simplify various aspects related to accounting for income taxes.
ASU 2019-12 removes
certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for the Company beginning January 1, 2022 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
 Debt — Debt with Conversion and Other Options
(Subtopic
470-20)
and
Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815
-40)
. The amendments in the ASU remove certain separation models for convertible debt instruments and convertible redeemable preferred stock that require the separation of a convertible debt instrument into a debt component and an equity or derivative component. The ASU is effective fiscal years beginning after December 15, 2023, including interim

Getaround, Inc.
Notes to Consolidated Financial Statements

periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.
In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Topic
470-50),
Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40),
which clarifies existing guidance for freestanding written call options which are equity classified and remain so after they are modified or exchanged in order to reduce diversity in practice. The standard is effective for public entities in fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this guidance on its consolidated financial statements. There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its consolidated financial statements or disclosures.
3. Fair Value Measurements
The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, notes payable, convertible promissory notes, securities, common and preferred stock warrant liabilities. The recorded carrying amounts of cash and equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The balances outstanding under the notes payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible promissory notes, securities, and common and preferred stock warrant liability are carried at fair value.
Assets and liabilities recognized at fair value on a recurring basis in the consolidated balance sheets consists of cash equivalents, warrant liabilities, and notes payable, current. These items are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The following tables summarize the Company’s financial instruments at fair value based on the fair value hierarchy for each class of instrument (in thousands):

December 31, 2021
	Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Money market account	$4,519	$—	$—
Liabilities:
Convertible redeemable preferred stock warrant liability	—	—	(48,167)
Common stock warrant liability	—	—	(337)
Convertible Promissory Note	—	—	(34,803)

December 31, 2020
	Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Money market account	$22,019	$—	$—
Liabilities:
Convertible redeemable preferred stock warrant liability	—	—	(35,473)
Common stock warrant liability	—	—	(277)

Getaround, Inc.
Notes to Consolidated Financial Statements

Convertible Redeemable Preferred Stock Warrant & Common Stock Warrant Liability
The Company measures its convertible redeemable preferred and common stock warrants at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible redeemable preferred and common stock warrants related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment, respectively, within the consolidated statements of operations and comprehensive loss.
The fair value of the convertible redeemable preferred and common stock warrants, as of December 31, 2020, were determined by first valuing the Company’s total equity, as of December 31, 2020. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value the Company under certain scenarios. The Company then utilized the option pricing method (OPM), using the calculated value of total equity as the basis for the Black-Scholes option pricing model to determine the fair value of the Company allocable to each share class, including the convertible redeemable preferred and common stock warrants, based on the Company’s capital structure and rights of each share class.
The fair value of the convertible redeemable preferred and common stock warrants, as of December 31, 2021, were determined utilizing the probability weighted average of 25% and 75% from i) a Black-Scholes calculation and ii) the OPM as of December 31, 2021, discussed above. The fair value of the Company, as of December 31, 2021, was determined utilizing both income and market approaches, which were probability weighted by 25% and 75% depending on the scenario of (i) a consummation of a SPAC transaction, or (ii) remaining private, respectively. The valuation methodology utilized under the remain private scenario remained consistent with the methodology used to value the Company as of December 31, 2020. In determining the value under the consummation of a SPAC transaction scenario the Company utilized the preliminary terms of the SPAC letter of intent (LOI). In addition, as the LOI provides shareholders the right to receive an Earnout, the Company determined the probability-weighted value per share associated with the Earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the Earnout and its fair value.
The significant unobservable inputs into the valuation model used to estimate the fair value of the convertible redeemable preferred and common stock warrants include:

•	The timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring.

•	The selection of guideline public company multiples.

•	A discount for the lack of marketability of the preferred and common stock.

•	The projected future cash flows.

•	The discount rate used to calculate the present-value of the estimated equity value allocated to each share class.
An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

Getaround, Inc.
Notes to Consolidated Financial Statements

The
Company calculated the estimated fair value of warrants as of December 31, 2021 and 2020, respectively, using the following assumptions:

Year ended December 31,	2021	2020
Expected volatility (%)	66.9 - 82.7	62.0 - 63.0
Risk-free interest rate (%)	0.2 - 1.5	0.13 - 0.19
Expected dividend yield (%)	—	—
Expected term (years)	0.5 - 9.1	2.0
The following table presents changes in the Level 3 warrant liability measured at fair value for the years ended December 31, 2021 and 2020, respectively (in thousands):

Year ended December 31, 2021

	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants
Balance, beginning of period	$35,473	$277
Additions	916	—
Fair value measurement adjustments	15,293	60
Exercised	(3,515)	—

Balance, end of period	$48,167	$337

Year ended December 31, 2020
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants
Balance, beginning of period	$460	$—
Additions	43,302	2,680
Fair value measurement adjustments	45	131
Exercised	(8,334)	(2,534)

Balance, end of period	$35,473	$277

During the years ended December 31, 2021 and 2020, the Company had no transfers between levels of the fair value hierarchy of its assets and liabilities that are measured at fair value.
Convertible Promissory Notes and Securities
The Company measures its convertible promissory notes and securities at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible promissory notes and securities related to updated assumptions and estimates were recognized as a convertible promissory notes and securities fair value adjustment within the consolidated statements of operations and comprehensive loss.
During 2020, the fair value of the Company was determined utilizing both income and market approaches which were weighted equally in the valuation. The fair value of the Company was then allocated to the convertible promissory notes and securities utilizing an option pricing methodology, estimating the probability weighted value across multiple scenarios. Guideline public company multiples were used to value the Company under certain scenarios. The discounted cash flow method was used to value the Company under the other scenarios. Share value for each class of security was based upon the probability-weighted present value of expected future

Getaround, Inc.
Notes to Consolidated Financial Statements

investment returns, considering each of these possible future outcomes, as well as the rights of each share class.
The significant unobservable inputs into the valuation model used to estimate the fair value of the convertible promissory notes and securities include:

•	The timing of potential exit events and their probability of occurring.

•	The selection of guideline public company multiples.

•	A discount for the lack of marketability of the preferred and common stock.

•	The projected future cash flows along with their related volatilities.

•	The discount rate used to calculate the present-value of the estimated equity value allocated to each share class.
The
Company calculated the estimated fair value of convertible promissory notes and securities on the date of issuance and at each subsequent reporting date using the following assumptions:

December 31, 2020
Expected volatility (%)	62.0 - 63.0
Risk-free interest rate (%)	0.13 - 0.19
Expected dividend yield (%)	—
Expected term (years)	2.0
The Company measured its 2021 convertible promissory notes at fair value, as of December 31, 2021. In determining the fair value of the 2021 convertible promissory notes, the Company applied the probability-weighted expected return method (PWERM). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the convertible promissory notes would be converted to common stock as a result of a Qualified Financing or through the consummation of a SPAC transaction, weighted with a probability of 75% and 25%, respectively. Additional inputs used in applying the PWERM were: (i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, (iii) the contractual conversion price adjustment, and (iv) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for the
CCC-rated
corporate bonds.
As of December 31, 2021, the
if-converted
value of the notes exceeds the principal by $7,394,000 if converted by a qualified financing and by $5,236,000 if converted by a qualified SPAC transaction.
An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.
The Company calculated the estimated fair value of convertible promissory notes and securities as of December 31, 2021 using the following assumptions:

December 31, 2021
Contractual conversion price adjustment (%)	80.0 - 85.0
Discount rate (%)	11.9
Expected term (years)	0.3 - 0.5

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Getaround, Inc.
Notes to Consolidated Financial Statements

The following tables present changes in the Level 3 convertible promissory notes and securities measured at fair value for the periods ended December 31, 2021 and 2020 (in thousands):

Year ended December 31, 2021
	Convertible Promissory Notes	Securities
Balance, beginning of period	$—	$—
Additions	29,420	—
Fair value measurement adjustments	5,383	—
Conversion	—	—

Balance, end of period	$34,803	$—

Year ended December 31, 2020
	Convertible Promissory Notes	Securities
Balance, beginning of period	$—	$—
Additions	24,145	63,095
Fair value measurement adjustments	4,901	14,909
Conversion	(29,046)	(78,004)

Balance, end of period	$—	$—

4. Contingent Compensation
In April 2019, the Company entered into an agreement to purchase 100% of the outstanding shares of Drivy for total consideration of $155,607,000, of which $99,317,000 was paid in cash and $56,290,000 was paid in the Company’s common stock. The transaction was collateralized by a $10,000,000 letter of credit presented under restricted cash on the Company’s consolidated balance sheets. Drivy is the largest car-sharing
service provider in Europe and is headquartered in Paris, France, with subsidiaries in Germany, Spain, Belgium, Austria and the United Kingdom. The purpose of the acquisition was to establish an international presence in the car-sharing
industry.
As of the acquisition date, the Company owned approximately 81% of the stock of Drivy. The remaining 19% was held by employees and the Company has a put and call option structure in place that permits it to acquire these shares in approximately equal annual tranches over the course of three years from the acquisition date. At the time of the acquisition, approximately 58% of the remaining 19% of Drivy’s shares with associated put and call options were to be settled in cash, and 42% were to be settled in the Company’s common stock. On the basis the holder of the shares remains in employment with the Company, the holder has the option to cause the Company to purchase for cash or exchange for Getaround shares the proportionate number of the outstanding Drivy shares, at each anniversary. The amount payable in cash and number of the Company’s common shares to be issued are fixed. The total number of the Company’s common shares expected to be issued in settlement of this put and call option was 2,919,582 in exchange for 37,971 Drivy shares as of the acquisition date. Should the holder of the shares decide to leave the Company before the third anniversary of the acquisition, or if the holder is dismissed from the Company for cause, the Company can cause the holder of the shares to sell or exchange the remaining outstanding shares at their par value of euro 0.01 per share, as opposed to the agreed-upon
acquisition price per share. Similarly, under such circumstances, the holder could still exercise the put option, but their remaining outstanding shares will be sold or exchanged at their par value of euro 0.01 per share.
Because this put and call option structure gives rise to both an option and an obligation of the Company to purchase the remaining 19% of the outstanding shares of Drivy as of the acquisition date, and because the put

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Getaround, Inc.
Notes to Consolidated Financial Statements

and call option structure is considered contingent compensation dependent upon continuous employment, the Company records compensation expense and a corresponding liability as the underlying employee services are performed, and does not present any non-controlling
interest in the consolidated financial statements. The contingent compensation liability related to the put and call options, which is remeasured each reporting period, is presented in other accrued liabilities in the amount of $5,087,000 and $7,078,000 as of December 31, 2021 and December 31, 2020, respectively and $1,963,000 is presented in other long-term liabilities as of December 31, 2020. Of that amount, $3,620,000 and $1,193,000 is related to amounts to be settled in the Company’s shares based on the fair value of Company’s common stock as of December 31, 2021 and December 31, 2020, respectively, while the remaining balance is related to amounts to be settled in cash.
The expense related to the put call option agreement, which was included in the consolidated statements of operations and comprehensive loss, was as follows (in thousands):

Year ended December 31,	2021	2020
Sales and marketing	$135	$2,403
Operations and support	165	2,205
Technology and product development	340	3,373
General and administrative	10,649	5,296

Total	$11,289	$13,277

During the year ended December 31, 2021, the Company terminated one of the key Drivy employees which gave rise to the acceleration of the payouts based on the put and call option agreements. As the Company terminated the employee without cause, employee became immediately entitled to the full contractual compensation that would have, otherwise, been contingent upon their future employment. Entirety of the cash payable compensation in the amount of $12,177,000 was paid out during 2021. Employee elected to defer share exchange to end of contractual term in 2022.
During the year ended December 31, 2020, the Company terminated several of the key Drivy employees which gave rise to the acceleration of the payouts based on the put and call option agreements. As the Company terminated employees without cause, employees became immediately entitled to the full contractual compensation that would have, otherwise, been contingent upon their future employment. Certain terminated employees elected to have this compensation paid out at a later date, which gave rise to the long-term liability recorded under Other Long-Term Liabilities in the amount of $1,963,000.

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88

Getaround, Inc.
Notes to Consolidated Financial Statements

The following table details the amounts accrued as components of short-term and long-term liability as of December 31, 2021 and 2020 related to the put call option agreement (in thousands):

	Other Accrued Liabilities	Other Long-Term Liabilities
Balance, January 1, 2020	$6,336	$—
Additions	11,897	1,963
Payments	(10,572)	—
Changes in fair value for share settled liability	(583)	—

Balance, December 31, 2020	7,078	1,963
Additions	13,839	—
Payments	(14,280)	(963)
Changes in fair value for share settled liability	(2,550)	—
Reclass from long-term to short-term	1,000	(1,000)

Balance, December 31, 2021	$5,087	$—

As of December 31, 2021, the Company’s estimated additional future liability for contingent compensation from the put and call options, related to future services, totals $233,000, all of which relates to amounts to be settled in cash. The entire amount of estimated total future liability will be due and payable within 12 months from the consolidated balance sheet date. As employee compensation arising from the put and call options is contingent upon continuous employment, and earned with the passage of time, only the earned and unpaid portion of the compensation is accrued as incurred liability as of each balance sheet date. The value of the contingent liability will vary with voluntary and involuntary employee terminations, and the share-settled component will vary with the fair value of Company’s common stock.
In addition to the put and call option, the Company entered into separate cash bonus arrangement with Drivy’s key employees that is dependent upon continued employment and passage of time (retention consideration). The expected compensation is $750,000 and $1,417,000 to be paid out as short-term retention consideration in relation to the transaction as of December 31, 2021 and, 2020, respectively.
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89

Getaround, Inc.
Notes to Consolidated Financial Statements

5. Revenue
The following table presents Company’s revenues disaggregated by geography (in thousands):

Year ended December 31,	2021	2020
Service revenue:
United States	$37,413	$28,584
Europe	23,707	18,782

Total Service Revenue	61,120	47,366

Lease revenue:
United States	1,218	10,959
Europe	729	400

Total Lease Revenue	1,947	11,359

Total Revenue	$63,067	$58,725

Contract Balances
Contract assets include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. The contract assets are reclassified to receivables when the rights become unconditional. The Company’s contract assets as of December 31, 2021 and 2020 in the amount of $681,000 and $530,000, respectively, are included in prepaid expenses and other current assets on the consolidated balance sheets. The contract assets are typically invoiced within a month of recognition. The contract assets are typically invoiced within a month of recognition. The Company’s contract assets as of January 1, 2021 and 2020 amounted to $530,000 and $450,000, respectively.
Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. Contract liabilities are realized when services are provided to the customer. Contract liabilities as of December 31, 2021 and 2020 in the amount of $310,000 and $452,000, respectively, are reported as a component of current liabilities on the consolidated balance sheets. All opening amounts of the December 31, 2019 and 2020 contract liabilities were recognized during the years ended December 31, 2020 and 2021, respectively. The Company’s contract liabilities as of January 1, 2021 and 2020 amounted to $452,000 and $1,399,000, respectively.
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90

Getaround, Inc.
Notes to Consolidated Financial Statements

6. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

December 31,	2021	2020
Advertising services	$699	$158
Rent	459	530
Compensation	120	418
Sales taxes	1,440	1,078
Subscriptions	1,061	886
Parking	72	82
Legal services	16	8
Insurance	644	253
Recruiting services	54	112
Consulting	27	87
Other	1,178	518

Prepaid Expenses and Other Current Assets	$5,770	$4,130

7. Property and Equipment, Net
Property and equipment, net, consisted of the following (in thousands):

December 31,	2021	2020
Computer equipment	$841	$909
Vehicles and vehicle equipment	1,457	3,120
Office equipment and furniture	1,253	1,260
Leasehold improvements	11,534	11,547
Less: accumulated depreciation and amortization	(4,354)	(4,399)

Property and Equipment, Net	$10,731	$12,437

Depreciation expense was $2,524,000 and $4,624,000 for the years ended December 31, 2021 and 2020, respectively.
During the first quarter of 2021, Getaround recognized an impairment of $381,000 within Depreciation and amortization on the consolidated statement of operations to write off the unused property and equipment.
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91

Getaround, Inc.
Notes to Consolidated Financial Statements

8. Goodwill and Other Intangible Assets, Net
Goodwill
The changes in the carrying amount of goodwill were as follows (in thousands):

December 31,	2021	2020
Opening Balance	$132,307	$121,708
Foreign currency translation	(9,502)	10,599

Goodwill	$122,805	$132,307

There was no impairment of goodwill recorded for the years ended December 31, 2021 and 2020.
Other Intangibles Assets, Net
The detail of intangible assets is as follows (in thousands):

December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Remaining Life (Years)
Developed technology	$12,043	$(6,423)	$5,620	2.3
Customer relationships	32,932	(19,698)	13,234	2.2
Trade names	331	(331)	—	—

Total	$45,306	$(26,452)	$18,854	2.2

December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Remaining Life (Years)
Developed technology	$13,695	$(4,651)	$9,050	3.2
Customer relationships	35,401	(14,271)	21,124	3.2
Trade names	862	(484)	378	0.5

Total	$49,958	$(19,406)	$30,552	3.2

Amortization expense was $9,453,000 and $10,045,000 for the years ended December 31, 2021 and 2020, respectively.
Expected future amortization expense for intangible assets as of December 31, 2021 is as follows (in thousands):

Year ending December 31,
2022	$8,372
2023	7,861
2024	2,621

Total	$18,854

On November 15, 2021, Getaround recognized an impairment of $457,000 within Depreciation and amortization on the consolidated statement of operations to write off the remaining net book value of the trade name and developed technology intangible assets that were acquired as part of the Company’s Nabobil acquisition in 2019.

Getaround, Inc.
Notes to Consolidated Financial Statements

This impairment is related to the merging of the Company’s European platforms which will utilize the Company’s legacy developed technology. There was no impairment of intangible assets recorded for the year ended December 31, 2020.
9. Other Accrued Liabilities
Other accrued liabilities consisted of the following (in thousands):

December 31,	2021	2020
Claims payable	$8,132	$9,629
Compensation	9,176	10,779
Professional services	2,342	1,870
Lease incentive obligation	606	606
Deferred rent	37	9
Insurance	362	217
Fleet operations	744	2,677
Sales tax	3,040	3,214
Other	2,952	1,589

Other Accrued Liabilities	$27,391	$30,590

10. Other Long-Term Liabilities
Other long-term liabilities consisted of the following (in thousands):

December 31,	2021	2020
Deferred rent	$2,725	$2,693
Lease incentive obligation	3,936	4,542
Other	190	2,725

Other Long-Term Liabilities	$6,851	$9,960

11. Notes Payable
Subordinated Purchase Financing (Securities)
On February 10, 2020, the Company entered into an agreement whereby a group of purchasers will provide consideration to the Company up to $100 million (the Securities Purchase Agreement) in exchange for convertible securities (Securities) that can be converted either automatically or at the discretion of the purchasers into Company’s future preferred stock (at terms no less favorable then the terms found in the Series
D-3
preferred stock) or common stock, according to the conversion terms that depend on either occurrence of next equity financing or certain corporate events. The consideration amount accrues additional payment obligations from the Company at 15% per annum and is factored into the fair value of the Securities and no separate amounts recognized. On the cash payment anchor date, which is twelve months from issuance, the majority purchasers may make an election that payment obligations be paid in arrears in cash on the last business day of each month. This is only for the accrued payment obligations and not the outstanding principal amount. In the event of conversion, the sum of the consideration amount plus the amount of any outstanding payment obligations that were not paid by the Company will be converted into equity at 80% of the lowest price paid per share by the then investors.

Getaround, Inc.
Notes to Consolidated Financial Statements

Through September 2020, the Company received $63,095,000 in proceeds in exchange for issuance of Securities under the Securities Purchase Agreement and in September 2020, the conversion of Securities occurred pursuant to the original terms upon completion of the Series E convertible redeemable preferred stock financing (see Note 14 — Mezzanine and Stockholders’ Equity). This amount is inclusive of the issuance of Securities to settle the $3,500,000 related-party
note payable that existed on the Company’s consolidated balance sheet as of December 31, 2019. No amounts were outstanding as of December 31, 2020.
The Securities were accounted for at fair value with changes in fair value being recognized under
Convertible Promissory Note and Securities Fair Value Adjustment
within the income statement (see Note 3 — Fair Value Measurements). Upon conversion the Company recorded a fair-value market adjustment of $14,909,000 which is recognized within
Convertible Promissory Note and Securities Fair Value Adjustment
within the consolidated statement of operations for the year-ended December 31, 2020. The Securities total fair value at conversion was $78,004,000 and were converted into Series
E-1
convertible redeemable preferred stock and warrants to purchase Series
E-3
convertible redeemable preferred stock at $56,609,000 and $21,395,000, respectively.
Convertible Notes Payable
iHeart Media Note Payable
In April 2018, the Company entered into an advertising agreement with a media company whereby the media company will provide advertising services to the Company and the Company will pay for these services through a combination of convertible notes and cash. Interest is accrued monthly on the notes at a rate of 1.5% per annum and increases to 8.0% in the event of default until the maturity date of five years from issuance date of the notes. The notes are convertible in the event of the Company receiving proceeds of $50,000,000 or more in a sale of equity securities (a Qualified Financing) subsequent to April 1, 2019, upon the consummation of a qualified public offering of securities, or if the Company elects to convert the notes into shares issued in the next round of financing that did not constitute a Qualified Financing. In the event that there was a next round of financing that did not constitute a Qualified Financing, the notes will automatically convert into those shares at maturity. The number of shares to be issued in the event of conversion is determined based on the price per share of the respective event based on the fixed amount of the note. In the event there is no subsequent round of financing, the notes would become due and payable.
In April 2018, the Company issued two convertible notes for a total amount of $1,492,000 under the agreement noted above. These notes were considered to be the Initial Promotion Commitment Tranche of the Minimum Commitment Tranche of $3,500,000. At the same time, the Company made a cash payment of $599,000. The entire Minimum Commitment Tranche and cash payment was initially recorded as a prepaid balance for advertising services included within prepaid expenses and other current assets. As advertising services are provided by the media company, they are recorded against the prepaid balance. At the issuance of the convertible note, a debt discount of $49,000 was recorded and will be amortized over the contractual life of the convertible note. During 2020 the debt discount was fully amortized and an expense of $33,000 was recognized. For the years ended December 31, 2021 and 2020, $6,000 and $28,000 of interest expense was recognized.
Within 18 months from the effective date, the Company is obligated to issue another $2,008,000 in convertible notes and $452,000 cash payment covering advertising services, the Additional Promotion Commitment Tranche. The Additional Promotion Commitment Tranche combined with the Initial Promotion Commitment Tranche comprise the total Minimum Commitment Tranche of $3,500,000. These notes will be issued with the same terms as the previously issued convertible notes. As there was a legal obligation to issue the convertible notes and cash payment related to the Additional Promotion Commitment Tranche, a convertible note payable and a corresponding prepaid balance for advertising services were recorded on issuance of the Initial Promotion Commitment Tranche.

Getaround, Inc.
Notes to Consolidated Financial Statements

Additionally, the Company is entitled to, but not obligated to, issue Notes totaling to $11,500,000 in principal (Maximum Additional Promotion Commitment Amount) followed by an additional amount of at least 22.5% of that value in cash.
In June 2019, the Company issued another convertible note for a total amount of $1,534,000, in connection with the Minimum Commitment Tranche followed by an additional $452,000 in cash. In July 2019, the Company issued an additional convertible note for a total amount of $376,000, in connection with the Minimum Commitment Tranche. As of December 31, 2021 and 2020, the Company had a remaining contractual debt balance of $99,000, related to the Minimum Commitment Tranche, which is a separate legal obligation from the convertible notes discussed above. As of December 31, 2021, the Company has used $3,333,000 in advertising services. The notes have subordinate status to the Deutsche Bank Loan entered into during October 2021.
In December 2019, in accordance with the original terms, convertible notes amounting to $1,051,000 and the applicable $16,000 of interest were converted into 112,718 shares of Company’s Series D Preferred Stock.
In October 2020, in accordance with the original terms, convertible notes amounting to $1,975,000 and the applicable $54,000 of interest were converted into 528,195 shares of Company’s Series E Preferred Stock (see Note 14 — Mezzanine Equity and Stockholders’ Deficit).
Subordinated Convertible Promissory Notes Financing (Convertible Promissory Notes)
In June 2020, the Company issued three convertible notes for a total amount of $26,800,000 in proceeds (2020 Convertible Promissory Notes). These notes bear interest at 0.18% per annum and mature on June 19, 2022. The notes were issued with an effective interest rate of 0.72%. All principal and unpaid accrued interest shall be due at any time after the maturity date. If the Company issues shares of Series E preferred stock for an amount greater than $30,000,000 in total proceeds, prior to the repayment of these convertible notes, then the outstanding principal balance of the notes, together with any accrued but unpaid interest, shall automatically convert into a number of shares of Series E preferred stock equal to the financing proceeds amount divided by the price per share paid in cash (or cash equivalents). The notes were accounted for at fair value with changes in fair value being recognized under Convertible Promissory Note and Securities Fair Value Adjustment within the income statement. In conjunction with the issuance of the convertible debt, the note holders received common stock warrants whose number of shares will be determined based on the conversion amount divided by 67% of the price paid per Series E share when the convertible notes convert to equity in the event of a qualified financing. A qualified financing is defined as financing through the sale of the Company’s, shares of its Series E preferred stock with aggregate proceeds of at least $30,000,000. The warrants are liability classified with changes to fair value recorded within earnings. In the event of a corporate transaction as defined by the agreement, the outstanding principal and accrued but unpaid interest, shall be converted into shares of the Company’s preferred stock with rights the same as the most recently authorized series of preferred stock, and at least as favorable as the rights attaching to the Company’s Series
D-3
Preferred Stock but with a liquidation preference equal to four times the original issue price. The conversion occurred pursuant to the original terms upon completion of the Series E convertible redeemable preferred stock financing (see Note 14 — Mezzanine and Stockholders’ Equity). Upon conversion the Company recorded a fair-value market adjustment of $4,901,000 which is recognized within ‘Convertible Promissory Note and Securities Fair Value Adjustment’ within the consolidated statement of operations for the year-ended December 31, 2020. For the year ended December 31, 2020 no interest expense was separately recognized as the accrued interest is factored into the fair value of the notes.
In May 2021, the Company issued subordinated convertible promissory notes (2021 Convertible Promissory Notes) to various counterparties for principal amount of $29,420,000. The notes mature November 2023 and accrue interest at a rate of 0.12% per annum, compounded annually. The Company has the right to issue

Getaround, Inc.
Notes to Consolidated Financial Statements

subordinated convertible promissory notes with the counter parties up to a principal amount of $50,000,000. The counterparties have subordinate status to the Deutsche Bank Loan entered into during October 2021. The notes contain contractually defined conversion features based off the achievement of a Qualified Financing or consummation of a SPAC Transaction, as defined within the agreement. At which time, the outstanding principal and accrued interest into shares of common stock, at a conversion price equal to the value of each share of common stock in the Qualified Financing or SPAC Transaction divided by 80% or 85%, respectively. For the year ended December 31, 2021 no interest expense was separately recognized as the accrued interest is factored into the fair value of the notes as of December 31, 2021.
The Convertible Promissory Notes were accounted for at fair value with changes in fair value being recognized under
Convertible Promissory Note and Securities Fair Value Adjustment
within the income statement (see Note 3 — Fair Value Measurements).
The Company’s convertible notes payable balance was as follows (in thousands):

December 31,	2021	2020
iHeart Convertible Note	$474	$474
2021 Convertible Promissory Notes measured at fair value	34,803	—

Total Convertible Notes Payable	$35,277	$474

Notes Payable
Horizon Loan
In November 2020, the Company entered into a loan agreement with a lender for a $18,000,000 note payable. The note provides for two additional draw amounts of $3,500,000 each, with a total possible note balance of $25,000,000. On February 28, 2021, the Company drew upon both additional draw amounts for total principal of $7,000,000. In connection with the loan transaction, in 2020 the Company issued a warrant to purchase up to 651,042 shares of the Company’s common stock for $0.37 per share for an initial value of approximately $241,000. The warrant was classified as a liability instrument and valued at $241,000 using an option pricing model.
The note payable originally matured on December 1, 2024 with the Company making monthly interest-only payments at a rate of 10.5% on the outstanding principal amount of the note until January 1, 2023, at which point monthly principal payments of $1,041,667 would be due through the end of loan term. An additional one-time
final payment of $1,125,000 is due on December 1, 2024 in addition to the recurring interest and principal payments. The note had an effective interest rate of 13.88%. The loan contained covenants the Company must maintain related to minimum quarterly net revenue and maximum quarterly operating losses/minimum quarterly profit. For the years ended December 31, 2021 and 2020, $4,069,000 and $2,043,000 of interest expense was recognized and the debt discount was amortized by $799,000 and $35,000, respectively. As a result of early repayment on the note, the interest expense for the year ended December 31, 2021 included $1,125,000 of final payment fees and $750,000 of early repayment fees and the debt discount amortized included $620,000 to write off the remaining unamortized debt discount at the time of repayment.
On October 8, 2021, the Horizon Loan was paid off and refinanced with the Deutsche Bank Loan, discussed below.

Getaround, Inc.
Notes to Consolidated Financial Statements

Deutsche Bank Loan
In October 2021, the Company entered into a loan agreement for a $75,000,000 note payable, with Deutsche Bank as the lead arranger. The Company used a portion of the proceeds to pay off the outstanding Horizon Loan principal of $25,000,000 along with related early repayment fees of $1,875,000. The note matures on October 7, 2023 and the Company must make monthly interest-only payments at a rate of 10% per annum for the first twelve months, 11% per annum during the next six months, and 12% per annum for the remaining term of the note until the maturity date, at which point the principal is to be paid in full along with a final payment fee of $3,375,000. The Company pledged as collateral all intellectual property held in the US, which has no book value, and the Company’s equity interests of its subsidiaries. The note has an effective interest rate of 13.91%. The Company capitalized $607,000 in issuance costs and recorded a debt discount of $675,000 in connection with the note. During the year ended December 31, 2021, $1,750,000 of interest expense was recognized and the issuance costs and debt discount were amortized by $86,000 and $94,000, respectively, in addition to an expense of $471,000 for an accrual of the final payment fee noted above.
The loan agreement requires mandatory repayments if either (1) an acceptable SPAC transaction or acceptable Primary Equity Issuance with a valuation of the Company’s equity interests of at least $1,000,000,000 isn’t consummated on or prior to September 30, 2022, or (2) if the last twelve months (LTM) Net Revenue is below a certain threshold. Upon either event, the Company is required to repay 4.17% of the principal amount outstanding as of the date of the breach payable monthly on the first business day of the immediately following month and continuing until the maturity date. Subsequent compliance after the initial breach will not alter the monthly mandatory repayment obligation.
Further, the loan agreement also requires mandatory repayment if after entering into the loan agreement the Company:

1.
Receives any cash proceeds from any capital contribution or any issuance of subordinated debt or equity interests, other than those permitted, of an amount equal to 100% of the net cash proceeds of the respective issuance and shall be applied pro rata on such date, provided the issuance is based on a valuation of all equity interests of the Company of an amount equal to or greater than $1,000,000,000, such repayment shall not exceed $40,000,000.

2.
Receives any cash proceeds from any issuance or incurrence of indebtedness, other than permitted, of an amount equal to 100% of the net cash proceeds of the respective incurrence of indebtedness which shall be applied pro rata on such date.

3.
Receives any cash proceeds from any asset sale in which the proceeds exceed $1,000,000 per transaction or series of related transactions and $5,000,000 in the aggregate per fiscal year, of an amount equal to 100% of the net sale proceeds which shall be applied pro rata on such date. Mandatory repayment is not required if on such date no default or event of default exists and the net sale proceeds are used to purchase assets, other than inventory and working capital, within a
180
-day
period. If the Company decides not to reinvest the net sale proceeds the mandatory repayment shall be applied on the last day of such period.

4.	Experiences a change of control, the Company shall repay the remaining outstanding debt in full.

5.
Receives any cash proceeds from any recovery event, unless such proceeds don’t exceed $1,000,000 in aggregate for all such recovery events over the term of the loan or if the proceeds are in respect to automobile insurance claims made in the ordinary course of business, of an amount equal to 100% of the net cash proceeds from such event which shall be applied pro rata on such date. Mandatory repayment is not required if on such date no default or event of default exists, and the net cash proceeds are used to replace or restore any properties or assets within a
180-day
period following the date of the

Getaround, Inc.
Notes to Consolidated Financial Statements

receipt of the net cash proceeds. If all or any portion of such net cash proceeds are not used within the
180-day
period, the remaining portion shall be repaid to the lenders on the last day of such period.
The Company was in compliance with all debt covenants as of December 31, 2021.
Prêt Garanti par l’État (PGE) Loan
In response to the
COVID-19
Pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, the Company entered into Loan agreements with three French lenders for a total of 4,500,000 euros of notes payable. Of which, 3,000,000 euros of the notes were interest free during the initial one-year term with the remaining 1,500,000 euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3,000,000 euros initially were to mature during
November 2021
and were to be paid in full.
During January 2021, the payment terms of the 1,500,000 euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, the Company entered into a discussion to amend the PGE loan terms to defer first payments on 3,000,000 euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3,000,000 euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2,400,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.
As of December 31, 2021, 410,000 euros, or $464,000 USD at the December 31, 2021 spot rate, were classified within short-term debt and a total remaining outstanding principal of 4,350,000 euros, or $4,923,000 at the December 31, 2021 spot rate. For the years ended December 31, 2021 and 2020, 40,000 and 3,000 euros, or $46,000 and $4,000 USD of interest expense was recognized, respectively.
Paycheck Protection Program (PPP)
The Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted on March 27, 2020. Among the provisions contained in the CARES Act is the creation of the PPP that provides for Small Business Administration (SBA) Section 7(a) loans for qualified small businesses. PPP loan proceeds are available to be used to pay for payroll costs, including salaries, commissions and similar compensation, group health care benefits and paid leaves, rent, utilities and interest on certain other outstanding debt. The amount that will be forgiven will be calculated in part with reference to the Company’s full-time headcount during the eight-week period following the funding of the PPP loan. On May 1, 2020, the Company received total proceeds of $6,938,000 pursuant to the PPP. In accordance with the loan forgiveness requirements of the CARES Act, the Company intends to use the proceeds from the PPP loan primarily for payroll costs, rent and utilities. The interest rate on the PPP loan is a fixed rate of 1% per annum. To the extent that the amounts owed under the PPP loan, or a portion of them, are not forgiven, the Company will be required to make monthly principal and interest payments in monthly installments beginning six months from the date of the PPP loan. As of December 31, 2020, $3,469,000 of the note was classified as short-term debt. The PPP loan matured on April 30, 2022. Upon the

Getaround, Inc.
Notes to Consolidated Financial Statements

occurrence of an event of default, the lender would have the right to exercise remedies against the Company, including the right to require immediate payment of all amounts due under the PPP Note.
The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. Subsequently released guidance instructs all applicants and recipients to take into account their current business activity and the Company’s ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to their business.
In June 2021, the Company’s PPP loan principal of $6,938,000 and accrued interest of $79,000 was forgiven by the SBA but remains subject to audit. As a result, the Company recorded a $7,017,000 gain on debt extinguishment for the note forgiveness. For the year ended December 31, 2020, $47,000 of interest expense was recognized.
The remainder of this page intentionally left blank.

Getaround, Inc.
Notes to Consolidated Financial Statements

The Company’s notes payable balances were as follows (in thousands):

December 31,	2021	2020
Horizon Loan	$—	$18,000
Deutsche Bank Loan	75,000	—
PGE Loan	4,923	5,504
PPP Loan	—	6,938

Total Notes Payable	79,923	30,442

Less: unamortized debt issuance costs	(521)	(561)
Less: unamortized debt discount	(581)	(231)
Less: short-term portion of PGE Loan	(464)	(4,036)
Less: short-term portion of PPP Loan	—	(3,469)

Total Notes Payable, less current portion	$78,357	$22,145

The notes payable future principal payments as of December 31, 2021 are as follows (in thousands):

Year ending December 31,
2022	$464
2023	76,174
2024	1,185
2025	1,196
2026	904
Thereafter	—

Total	$79,923

12. Commitments and Contingencies
Operating Leases
Office leases
The Company leases offices under
non-cancelable
operating leases with various expiration dates through June 2029. Total rental expense for office operating lease agreements was $3,915,000 and $5,694,000 for the years ended December 31, 2021 and 2020, respectively.
Vehicle leases
In April 2018, the Company entered into a lease arrangement through its wholly owned subsidiary, Conveyance, with a lessor to lease multiple vehicles. The Company accounted for these as operating leases. Each of the vehicles leased pursuant to the lease agreement had a scheduled term of 12 months from the date of delivery to the Company; however, it can be extended for up to 96 months based on the type of vehicle. Vehicles can be returned at any point between the scheduled term and the maximum intended term. Upon return of the vehicle to the lessor, the lessor shall sell each vehicle in the wholesale market within 60 days after surrender. If the net proceeds are less than the Residual Floor, defined as 17% of the capitalized cost of the vehicle if returned at 12 months or 13% of the remaining depreciated value at the time of surrender if returned after
12
 months, the Company shall bear the loss equal to the difference between the Residual Floor and the net proceeds.

F-
100

Getaround, Inc.
Notes to Consolidated Financial Statements

The vehicles were made available on the Company’s platform in connection with its dual-use
program.
Dual-use
cars (DUC) were used by both traditional users who rent for personal use and rented to use for commercial purposes, e.g., Uber drivers. The Company began receiving vehicles in May 2018 and received vehicles on a rolling basis.
In April 2020, the Company returned all leased vehicles to the lessor. The Company incurred $26,631,000 in lease payments during 2020 and as of December 31, 2020, accrued an additional liability of $2,933,000 to satisfy and terminate the existing vehicle master lease agreement. During the year ended December 31, 2021, the Company settled a portion of the liability with the issuance of 327,991 shares of common stock with a fair value of $1,099,000. As of December 31, 2021, the Company had a remaining liability of $275,000 related to the termination of the vehicle master lease agreement in 2020. The additional payment is intended to compensate the Lessor for the difference between the Residual Floor and the net proceeds, as previously defined. Rental expense related to these vehicles was $22,627,000 for the year ended December 31, 2020.
Future minimum lease payments
The future minimum lease payments under operating leases as of December 31, 2021 are as follows (in thousands):

Year ending December 31,
2022	$3,990
2023	4,100
2024	4,198
2025	4,295
Thereafter	15,997

Total	$32,580

Legal Proceedings
From time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against it that could have a material adverse effect on its business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including its proprietary business information and intellectual property and that of its clients and personally identifiable information of its employees and contractors, cyber-attacks, data breaches and non-compliance
with its contractual or other legal obligations.
A liability and related charge are recorded to earnings in the Company’s consolidated financial statements for legal contingencies when the loss is considered probable, and the amount can be reasonably estimated. The assessment is re-evaluated
each accounting period and is based on all available information, including discussion with outside legal counsel. If a reasonable estimate of a known or probable loss cannot be made, but a range of probable losses can be estimated, the low-end of the range of losses is recognized if no amount within the range is a better estimate than any other. If a material loss is reasonably possible, but not probable and can be reasonably estimated, the estimated loss or range of loss is disclosed in the notes to the consolidated financial statements. The Company expenses legal fees as they are incurred.
In 2020 the Company became involved in certain litigation filed by a former contractor of the Company alleging various Labor Code violations by the Company. The former contractor has asserted claims on a class wide basis and seeks to represent all California contractors and California non-exempt
employees from July 2016 to the

F-
101

Getaround, Inc.
Notes to Consolidated Financial Statements

present. Based upon the Company’s investigation, the Company does not believe the plaintiff’s claims against the Company are valid. However, litigation is unpredictable and there can be no assurances the Company will obtain a favorable final outcome or be able to avoid unfavorable preliminary or interim ruling. As of December 31, 2020, no accrual was recoded as the amount of loss, or range of any losses, that could result from this matter was not reasonably estimable, and the likelihood of this matter resulting in material loss contingencies was reasonably possible. As of December 31, 2021, the Company was able to reasonably estimate the amount of loss, or range of losses, that could result from this matter and recorded an accrual for $200,000.
As of December 31, 2021 and 2020, the Company had accrued $1,332,000 and $777,000, respectively, related to various pending claims and legal actions. The Company does not believe that a material loss in excess of accrued amounts is reasonably possible.
13. Income Taxes
The U.S. and foreign components of income (loss) before provision for (benefit from) income taxes for the years ended December 31, 2021 and 2020 are as follows (in thousands):

Year ended December 31,	2021	2020
United State s	$(105,821)	$(149,621)
Foreign	(14,713)	(16,694)

Loss Before Provision for Income Taxes	$(120,534)	$(166,315)

The components of the provision for (benefit from) income taxes for the years ended December 31, 2021 and 2020 are as follows (in thousands):

Year ended December 31,	2021	2020
Current:
Federal	$—	$—
State	9	2
Foreign	3	9

Total Current Tax Expense	12	11

Deferred:
Federal	—	—
State	—	—
Foreign	(483)	(1,271)

Total Deferred Tax Benefit	(483)	(1,271)

Total Benefit from Income Taxes	$(471)	$(1,260)

Getaround, Inc.
Notes to Consolidated Financial Statements

The following is a reconciliation of the statutory federal income tax rate to our effective tax rate for the years ended December 31, 2021 and 2020:

Year ended December 31,	2021 (%)	2020 (%)
Federal statutory income tax rate	21.0	21.0
State income tax expense	3.5	8.9
Permanent tax adjustments	(1.9)	(0.6)
Fair value adjustments	(3.6)	(1.9)
Gain on debt extinguishment	1.2	—
Change in valuation allowance	(19.9)	(26.8)
Foreign rate differential	0.6	0.6
Other, net	(0.5)	(0.5)

Effective Income Tax Rate	0.4	0.8

The components of deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows (in thousands):

Year ended December 31,	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$159,303	$142,964
Accruals and reserves	3,432	2,188
Other	6,014	3,042

Total Deferred Tax Assets	168,749	148,194
Less: valuation allowance	(166,243)	(143,578)

Total Deferred Tax Assets, Net of Valuation Allowance	2,506	4,616

Deferred tax liabilities:
Intangibles	(3,937)	(6,963)
Other	(278)	—

Total Deferred Tax Liabilities	(4,215)	(6,963)

Net Deferred Tax Liabilities	$(1,709)	$(2,347)

Based on available evidence, management believes it is not
more-likely-than-not
that the net U.S., Netherlands, and France deferred tax assets will be fully realizable. In these jurisdictions, we have recorded a valuation allowance against net deferred tax assets. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing taxable temporary differences and tax planning strategies by jurisdiction. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute our business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed. We had a valuation allowance against net deferred tax assets of $166,243,000 and $143,578,000 as of December 31, 2021 and 2020, respectively. In 2021, the change in valuation allowance was primarily attributable to an increase in U.S. federal and state deferred tax assets resulting from loss from operations.
As of December 31, 2021, we had U.S. federal net operating loss (NOL) carryforwards of $15,468,000 that begin to expire in 2031 and $83,186,000 that have an unlimited carryover period. As of December 31, 2021, we had U.S. state NOL carryforwards of $35,652,000 that begin to expire in 2027 and $1,100,000 that have an unlimited

Getaround, Inc.
Notes to Consolidated Financial Statements

carryover period. As of December 31, 2021, we had foreign NOL carryforwards of $884,000 that begin to expire in 2026 and $23,012,000 that have an unlimited carryover period.
In general, under Sections 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50 percentage point change by value in its equity ownership over a rolling three-year period, is subject to limitations on its ability to utilize its pre-change
net operating losses, or NOLs to offset future taxable income. Our existing NOLs carryforwards have been, and may in the future be, subject to limitations arising from previous ownership changes, and if we undergo an ownership change, our ability to utilize NOLs carryforwards could be further limited by Sections 382 the Code. In addition, our ability to deduct net interest expense may be limited if we have insufficient taxable income for the year during which the interest is incurred, and any carryovers of such disallowed interest would be subject to the limitation rules similar to those applicable to NOLs and other attributes. Future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. For these reasons, in the event we experience a future change of control, we may not be able to utilize a material portion of the NOLs carryforwards or disallowed interest expense carryovers, even if we attain profitability.
The Company does not record deferred taxes on the undistributed earnings of its
non-U.S.
subsidiaries as it does not expect the temporary differences related to those unremitted earnings to reverse in the foreseeable future. As of December 31, 2021, no deferred tax liability related to the Company’s
non-U.S.
subsidiaries exist due to their accumulated deficits. Future distributions of accumulated earnings of the Company’s
non-U.S.
subsidiaries may be subject to nominal withholding taxes. We intend, however, to indefinitely reinvest those earnings and expect future U.S. cash generation to be sufficient to meet future U.S. cash needs.
The Company is subject to taxation in the United States and various states and foreign jurisdictions. As of December 31, 2021, all tax years are subject to examination by the respective taxing authorities. Generally, in the U.S. federal and state taxing jurisdictions, tax periods in which certain loss and credit carryovers are generated remain open for audit until such time as the limitation period ends for the year in which such losses or credits are utilized.
The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets. To date, the Company has not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. The Company has no material unrecognized tax benefits as of December 31, 2021 and 2020.

F-
104

Getaround, Inc.
Notes to Consolidated Financial Statements

14. Mezzanine Equity and Stockholders’ Deficit
Convertible Redeemable Preferred Stock
The authorized, issued and outstanding shares of convertible redeemable preferred stock and liquidation preferences were as follows (in thousands, except share amounts):

December 31, 2021
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	14,497,716	10,678,459	$10,918	$16,953
Series B	11,980,730	5,119,213	8,251	9,338
Series C	18,526,490	10,836,279	23,844	22,761
Series D	45,812,043	44,439,418	294,940	191,841
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,987,106	74,939	51,709
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,784,347	7	8,356
Series E-3	17,829,563	995,924	1	3,214

Total	186,388,450	125,472,147	$532,138	$410,368

December 31, 2020
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value

Series A	14,497,716	7,702,462	$7,875	$12,093
Series B	11,980,730	4,715,258	7,600	8,582
Series C	18,526,490	10,718,119	22,834	22,508
Series D	45,812,043	44,327,922	293,150	191,328
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,582,697	71,358	51,093
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,706,750	7	8,055
Series E-3	17,829,563	—	—	—

Total	186,388,450	120,384,609	$522,062	$399,855

In September and October 2020, the Company received $42,200,000 from the sale of 11,072,394 shares of Series E convertible redeemable preferred stock (Series E) at $3.84 per share, net of issuance costs of $319,000. For each purchase of Series E convertible redeemable preferred stock, each investor received preferred stock warrants exercisable into Series
E-2
convertible redeemable preferred stock on a
one-to-one
basis. The Series E convertible redeemable preferred stock was mezzanine equity classified, while the preferred stock warrants exercisable into Series
E-2
convertible redeemable preferred stock were liability classified. As such, $28,913,000 was classified within Mezzanine Equity with the remaining $13,287,000 classified within Warrant Liabilities (See Note 16 — Warrants). The proceeds were allocated to the warrants based on the fair value, with the remaining amount being allocated to preferred stock. In conjunction with this transaction, all previously issued Securities outstanding from February 2020 (see Note 11 — Notes Payable for further discussions) were fully converted into 22,286,925 shares of Series
E-1
convertible redeemable preferred stock, at $2.54 per share based on the fair value, along with the issuance of 17,829,534 preferred stock warrants exercisable into Series
E-3

F-
105

Getaround, Inc.
Notes to Consolidated Financial Statements

convertible redeemable preferred stock valued at $1.20 per share based on the fair value and treated as a warrant liability on our Consolidated Balance Sheet as of December 31, 2020 (see Note 16 — Warrants).
In September 2020, in contemplation of the Series E financing, all outstanding 98,573,564 shares of convertible redeemable preferred stock (Prior Preferred) were converted into non-voting
common stock on a
one-to-one
basis upon a conversion election where the carrying value of the Prior Preferred was reclassed into the non-voting
common stock in the amount of $445,398,000. Subsequently, a total of 72,808,237 Prior Preferred exchanged back to preferred stock shares on a one-to-one
basis upon participation in Series E financing. This exchange was accounted for as a treasury stock transaction where the Company effectively bought back the non-voting
common stock by issuing the Prior Preferred. The preferred stock was the same as the Prior Preferred that the holders had prior to conversion. The consideration paid was the fair value of the Preferred Stock of $284,047,000, which was lower than the carrying value of the previously exchanged non-voting
common stock, resulting in recognition of the same amount in additional-paid-in
capital without any impact on retained earnings. The
non-voting
common stock repurchased would be constructively retired and not held as treasury stock for reissuance in the future. A total of 25,765,237 non-voting
common stock shares held by stockholders who did not participate in Series E financing had their Prior Preferred remain as non-voting
common stock.
In September 2020, the three convertible notes outstanding from June 2020 (see Note 11 — Notes Payable for further discussions) were converted into 6,982,108 shares of Series E convertible redeemable preferred stock based on a fair value of $2.96 per share, along with the issuance of 6,982,108 preferred stock warrants exercisable into series
E-2
preferred stock (See Note 16 — Warrants for further discussion). Additionally, the remaining convertible notes associated with the advertising agreement were converted into 528,195 shares of Series E convertible redeemable preferred stock at $2.96 per share (see Note 11 — Notes Payable for further discussions).
During September and October 2020, 6,706,750 Series
E-2
preferred stock warrants were exercised on a 1:1 basis for Series
E-2
convertible redeemable preferred stock based on a fair value of $1.20 per share (see Note 16 — Warrants).
In January, February, May, and April 2021, the Company received $1,528,000 from the sale of 404,409 shares of Series E convertible redeemable preferred stock (Series E) at $1.52 per share, net of issuance costs of $26,000. For each purchase of Series E convertible redeemable preferred stock, each investor received preferred stock warrants exercisable into Series
E-2
convertible redeemable preferred stock on a
one-to-one
basis. The Series E convertible redeemable preferred stock was mezzanine equity classified, while the preferred stock warrants exercisable into Series
E-2
convertible redeemable preferred stock were liability classified. As such, of the $1,520,000 received from the sale $616,000, net of issuance costs, was classified within Mezzanine Equity, with the remaining $912,000 classified within Warrant Liabilities (see Note 16 — Warrants). The proceeds were allocated to the warrants based on the fair value, with the remaining amount being allocated to preferred stock. During the nine months ended September 30, 2021, 77,597 Series
E-2
preferred stock warrants were exercised on a 1:1 basis for Series
E-2
convertible redeemable preferred stock and 995,924 Series
E-3
preferred stock warrants were exercised on a 1:1 basis for Series
E-3
convertible redeemable preferred stock at $3.88 and $3.23 per share, respectively, based on the fair value as of September 30, 2021 (see Note 16 — Warrants).
In January, February, and May 2021, 3,609,608 shares of
non-voting
common stock were converted on a
one-to-one
basis into 3,609,608 shares of convertible redeemable preferred stock. The shares were converted into 2,975,997 shares of Series A convertible redeemable preferred stock, 403,955 shares of Series B convertible redeemable preferred stock, 118,160 shares of Series C convertible redeemable preferred stock, and 111,496 shares of Series D convertible redeemable preferred stock.

Getaround, Inc.
Notes to Consolidated Financial Statements

Common Stock
The issued and outstanding shares of common stock were as follows:

Year ended December 31,	2021	2020
Class B Non-Voting Common Stock	285,937	285,937
Common Stock	57,297,091	43,294,342
Non-Voting Common Stock	22,155,719	25,765,327

Total	79,738,747	69,345,606

In September 2020, the Company amended its Certificate of Incorporation. The Company is authorized to issue 572,688,450 shares, each with a par value of $0.00001 per share, of which 287,000,000 shares shall be common stock, 99,000,000 shall be
Non-Voting
Common Stock, 300,000 shares shall be class B
non-voting
common stock, and 186,388,450 shares shall be convertible redeemable preferred stock.
The September 2020 amendment authorized the creation of 23,960,873 of Series E convertible redeemable preferred stock, 22,286,950 of Series
E-1
convertible redeemable preferred stock, 23,437,500 of Series
E-2
convertible redeemable preferred stock and 17,829,563 of Series
E-3
convertible redeemable preferred stock.
In September of 2020, 3,207,974 common stock warrants were exercised for the same number of shares.
During the year ended December 31, 2021, the Company settled a portion of the liability related to terminated vehicle leases with the issuance of 327,991 shares of common stock.
Shares of common stock reserved for future issuance under the Amended and Restated 2010 Stock Plan (Stock Plan) are as follows (in whole shares):

Year ended December 31,	2021	2020
Convertible redeemable preferred stock	125,472,147	120,384,609
Stock options and restricted stock units outstanding	18,702,704	26,876,324
Warrants for convertible redeemable preferred stock	28,808,183	29,477,295
Warrants for common stock	354,353	354,353
Shares reserved for future award issuance	3,390,543	8,891,681

Total Reserved	176,727,930	185,984,262

The rights, preferences and privileges of the holders of the common stock, non-voting
common stock, class B
non-voting
common stock, and Series A convertible redeemable preferred stock (Series A), Series B convertible redeemable preferred stock (Series B), Series C convertible redeemable preferred stock (Series C), Series
C-1
convertible redeemable preferred stock (Series
C-1),
Series
C-2
convertible redeemable preferred stock (Series
C-2),
Series D convertible redeemable preferred stock (Series D), Series
D-2
convertible redeemable preferred stock (Series
D-2),
Series
D-3
convertible redeemable preferred stock (Series
D-3),
Series E convertible redeemable preferred stock (Series E), Series
E-1
convertible redeemable preferred stock (Series
E-1),
Series
E-2
convertible redeemable preferred stock (Series
E-2)
and Series
E-3
convertible redeemable preferred stock (Series
E-3)
(collectively, convertible redeemable preferred stock) are as follows:
Dividend Rights
The holders of shares of convertible redeemable preferred stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment

Getaround, Inc.
Notes to Consolidated Financial Statements

of any dividend (payable other than in common stock,
non-voting
common stock, class B
non-voting
common stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock, non-voting
common stock or class B
non-voting
common stock (the common stock equivalents)) on the common stock, at the rate of $1.0224, $1.6118, $2.2004, $6.6369, $6.6369, $9.50, $3.8400, $3.0720, $0.001 and $0.001 per share of Series A, Series B, Series C, Series D, Series
D-2,
Series
D-3,
Series E, Series
E-1,
Series
E-2
and Series
E-3,respectively,
payable when and if declared by the Company’s board of directors. The Company is under no obligation to declare dividends, and any such dividends shall not be cumulative. After payment of such dividends, any additional dividends are to be distributed among the holders of convertible redeemable preferred stock, common stock, non-voting
common stock and class B
non-voting
common stock pro rata based on the number of shares of common stock equivalents then held by each holder (assuming conversion of all such convertible redeemable preferred stock into common stock equivalents). No dividends have been declared as of December 31, 2021 and 2020.
Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of convertible redeemable preferred stock, on an as adjusted basis, shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, non-voting
common stock and class B
non-voting
common stock, by reason of their ownership thereof, an amount per share equal to $1.0224, $1.6118, $2.2004, $6.6369, $6.6369, $9.50, $3.8400, $3.0720, $0.001 and $0.001 per share of Series A, Series B, Series C, Series D, Series
D-2,
Series
D-3,
Series E, Series
E-1,
Series
E-2
and
Series E-3,respectively,
plus any declared but unpaid dividends on such share. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of convertible redeemable preferred stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of convertible redeemable preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to the above.
Conversion Rights
Each share of voting preferred stock, on an as adjusted basis, shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable
shares of common stock based upon dividing the original purchase price of the applicable series of convertible redeemable preferred stock by the applicable conversion price at the time of conversion. The Series A, Series B, Series C, Series D, Series
D-2,
Series
D-3,
Series E, Series
E-1,
Series
E-2,
and Series
E-3
conversion price shall initially be $1.0224, $1.6118, $2.2004, $6.6369, $6.6369, $9.50, $3.8400, $3.0720, $0.001, and $0.001 per share, respectively.
Redemption
The convertible redeemable preferred stock is redeemable at the option of the holder in certain situations if the Company sells, conveys or otherwise disposes of all or substantially all of its property or business, or if the Company sells, leases or enters into any agreement involving the exclusive, irrevocable license of all or substantially all of the Company’s intellectual property.
Voting Rights
Series A, Series B, Series C, Series D, Series
D-2,
Series
D-3,
Series
D-4,
Series E, Series
E-1,
Series E-2,
and Series
E-3
shall be designated as voting convertible redeemable preferred stock. Aside from Series E and Series

F-
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Getaround, Inc.
Notes to Consolidated Financial Statements

E-2
convertible redeemable preferred stock, each holder of voting convertible redeemable preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of voting convertible redeemable preferred stock could be converted. The holders of Series
D-2
shall have no rights to vote with respect to the approval of any liquidation transaction or any other acquisition not constituting a liquidation transaction in which the Company is involved. These limitations on the voting rights of the Series
D-2
shall not apply from and after such time as certain strategic investor transfers all such shares to any other person who is not a strategic investor. Holders of Series E and Series
E-2
preferred stock shall be entitled to the number of votes equal to four times the number of shares of common stock into which such shares of voting convertible redeemable preferred stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted
basis (after aggregating all shares into which shares of convertible redeemable preferred stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half
being rounded upward).
As long as 2,445,000 shares of Series D are outstanding, the holders of such shares of Series E shall be entitled to elect two directors of the Company at any election of directors. As long as 2,445,000 shares of Series D are outstanding, the holders of such shares of Series D shall be entitled to elect two directors of the Company at any election of directors. As long as 2,445,000 shares of Series A, Series B and Series C are outstanding, the holders of such shares of Series C shall be entitled to elect one director of the Company at any election of directors. As long as 2,445,000 shares of Series A are outstanding, the holders of such shares of Series A, Series B and Series C shall be entitled to elect one director of the Company at any election of directors. The holders of outstanding common stock shall be entitled to elect three directors of the Company at any election of directors. The holders of at least 55% of the voting convertible redeemable preferred stock and the holders of a majority of the common stock, voting independently as separate classes, shall be entitled to elect one director of the Company. The holders of voting convertible redeemable preferred stock and common stock, voting together as a single class on an as-converted
basis, shall be entitled to elect any remaining directors of the Company.
In addition, the Company cannot take certain actions without first obtaining the approval of a majority of the then-outstanding convertible preferred shares voting separately as a class on an as-converted
basis.
Non-voting
common stock shall not be entitled to vote on any matter and in no event shall it be redesignated or reconstituted as a voting security prior to approval.
15. Stock-Based Compensation
2010 Stock Plan
In November 2011, the Company amended and restated the 2010 Stock Plan (the 2010 Plan). The 2010 Plan provides for the granting of shares of restricted common stock and options to purchase shares of common stock to employees and consultants of the Company. The maximum number of common shares reserved and available for issuance under the plan is 14,684,597 shares.
Options granted under the 2010 Plan may be either incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted only to employees (including officers and directors). NSOs may be granted to employees and consultants. Stock options granted under the 2010 Plan expire within ten years from the date of grant. The exercise price of ISOs and NSOs shall not be less than 100% of the fair value of the common shares on the date of grant, as determined by the Company’s board of directors. Stock options generally vest over a period of five years from the date of grant base on continued service.

F-
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Getaround, Inc.
Notes to Consolidated Financial Statements

Restricted Stock Units
Restricted stock units (RSUs) activity is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Balance, December 31, 2020	1,001,898	$1.94
RSUs granted	1,859,600	2.48
RSUs vested	(445,020)	2.01
RSUs canceled	(325,613)	2.36

Balance, December 31, 2021	2,090,865	$2.34

Each restricted stock unit represents the right to receive one share of the Company’s common stock upon vesting. The fair value of these RSUs was calculated based upon the Company’s common stock value on the date of grant, and the stock-based compensation expense is being recognized over the vesting period of three years.
The remainder of this page intentionally left blank.
Stock Options
Stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in Thousands)
Balance, December 31, 2020	25,200,540	$1.04	8.29	$1,046
Options granted	8,755,252	1.25	8.39	3,435
Options exercised (1)	(2,324,444)	0.76	7.53	6,082
Options expired	(345,912)	0.77	—	183
Options forfeited	(4,226,952)	0.73	—	2,445

Balance, December 31, 2021	27,058,484	$1.04	8.21	$6,889

Vested and Exercisable , December 31, 2021	6,611,245	$0.78	7.02	$3,268

Vested and Exercisable and Expected to Vest , December 31, 2021	27,058,484	$1.04	8.21	$6,889

(1)	The number of options exercised excludes the common stock options that were legally exercised in exchange of the nonrecourse promissory notes during the year ended December 31, 2021.
The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. The total intrinsic value for stock options exercised during the years ended December 31, 2021 and 2020 was $6,082,000 and $31,000, respectively. The fair value of awards vested during the years ended December 31, 2021 and 2020 was $14,648,000 and $2,073,000, respectively. The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2021 and 2020 was $1.02 and $0.87, respectively.

F-
110

Getaround, Inc.
Notes to Consolidated Financial Statements

On January 22, 2021, the board of directors authorized the amendment of all stock options previously granted with an exercise price per share greater than the current fair market value to be repriced to the Company’s current fair market value per share. Optionees had the choice to amend options from January 28, 2021 through February 26, 2021. Select employees elected to amend the options subject to the repricing that became effective on February 26, 2021. The re-pricing
was treated as a modification of terms of the options outstanding. The fair value of the modification was determined as the difference between the fair value of each option immediately before and after the repricing using the Black-Scholes option pricing model. The re-pricing
resulted in recognition of compensation expense in the amount of $1,189,490 for the year ended December 31, 2021.
In February 2021 the Company entered into nonrecourse promissory note agreements with two shareholders in order to facilitate cashless exercise of 10,446,654 options to exercise common stock, at the originally granted price per share, in exchange for a promissory note in the principal amount of $21,261,000. As the promissory note was nonrecourse, (i) this legal exercise of stock options with a promissory note was not considered a substantive exercise for accounting purposes and instead was accounted for as if it were a stock option grant, and (ii) no receivable for amounts due under the promissory note was recorded on the Company’s consolidated balance sheet. The legal issuance of the nonrecourse promissory notes resulted in a modification to the stock option, however no additional stock-based compensation expense was recognized related to this award, based on the grant-date fair value of the award and the fair value at the date of modification, which was determined using the Black-Scholes option-pricing model. Please see Note 19 — Related-party transactions.
Valuation Assumptions
The Company measures compensation expense for all stock-based payment awards based on the estimated fair value on the date of the grant. The fair value of stock options granted is estimated using the Black-Scholes option-pricing model utilizing the assumptions noted below:
Fair Value of Common Stock —
Because the Company’s common stock is not publicly traded, the Company must estimate the fair value of common stock. The Company’s board of directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock options at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences and privileges of the Company’s preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projects; (vi) the likelihood of achieving a liquidity event, and (vii) precedent transactions involving the Company’s shares.
Expected Volatility —
Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options.
Expected Term —
Expected term represents the period over which the Company anticipates stock-based
awards to be outstanding. The Company determines the expected life by averaging the stock-based
award’s weighted-average vesting period and its contractual term. The Company uses this method to determine the expected term of its stock-based compensation because of its limited history of stock option exercise activity.
Risk-Free Interest Rate —
The Company uses the average of the published interest rates of U.S. Treasury zero-coupon
issues with terms consistent with the expected term of the awards for its risk-free
interest
rate.

Getaround, Inc.
Notes to Consolidated Financial Statements

Expected
Dividends —
Since the Company does not anticipate paying any cash dividends in the foreseeable future, it uses an expected dividend yield of 0%.
The following table summarizes the weighted-average assumptions used in the valuation of stock options granted:

December 31,	2021	2020
Expected volatility (%)	80.7	58.0
Risk-free interest rate (%)	1.0	0.1
Expected dividend yield	—	—
Expected term (years)	6.1	6.0
The Company recognized stock-based compensation expense related to stock options of $9,656,000, and $1,737,000 for the years ended December 31, 2021 and 2020, respectively, which was included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

Year ended December 31,	2021	2020
Sales and marketing	$1,805	$307
Operations	1,217	282
Technology and product development	2,729	432
General and administrative	3,905	716

Total	$9,656	$1,737

As of December 31, 2021, there was $12,244,000 of total unrecognized compensation cost related to unvested stock options granted under the plan that is expected to be recognized over a weighted-average period of 3.1 years.
The Company recognized stock-based compensation expense related to RSUs of $1,812,000 and $908,000 for the years ended December 31, 2021 and 2020, respectively, which was included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

Year ended December 31,	2021	2020
Sales and marketing	$305	$164
Operations	378	197
Technology and product development	800	425
General and administrative	329	122

Total	$1,812	$908

As of December 31, 2021, there was $3,691,000 of total unrecognized compensation cost related to unvested RSUs that is expected to be recognized over a weighted-average period of 2.5 years.
Management Alignment Plan
In September 2020, the Company adopted a Management Alignment Plan, which, in the event of change in control, as defined in Treasury Regulation
Section 1.409A-3(i)(5)(i),
provides certain Company founders and certain critical service providers with an option to receive bonus payments in connection with that event. Management Alignment Plan contemplates a total of 1,200 participating units with value equal to the lesser of (a) 6% of the value of a transaction that gives rise to the change in control event, and (b) $15,000,000. Each unit shall have equal individual value. No amounts have been accrued for potential payments under the Management Alignment Plan as of December 31, 2021 and 2020, as a change in control was not deemed probable.

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112

Getaround, Inc.
Notes to Consolidated Financial Statements

Early Exercise of Nonvested Options
At the discretion of the board of directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. The consideration received for an exercise of an unvested option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The liabilities are reclassified into equity as the awards vest. As of December 31, 2021, and 2020, there were no early-exercised options.
Stockholder Notes
In 2015, the Company entered into note receivable agreements with three of the Company’s founders for a total of $478,000 (2015 Stockholder Notes). The 2015 Stockholder Notes accrue interest at an annual rate of 1.59% and have a maturity date of December 11, 2020. As of December 31, 2021, the 2015 Stockholder Notes are considered payable on demand. The 2015 Stockholder Notes are collateralized by 1,103,077 shares of the Company’s common stock previously held by the founders. In connection with the Stockholder Notes, the Company agreed to enter into a call option with the founders, whereby the Company paid a total of $22,000 for the right to purchase a total of 310,212 shares of the Company’s common stock from the founders for a purchase price of $1.54 per share plus an additional $0.002 per share per month through the exercise period. The call option can be exercised any time between December 11, 2017 and December 11, 2020. As of December 11, 2020 these options expired without being exercised.
In September 2018, the Company entered into a loan, pledge and option agreement with two co-founders
and Board members of the Company for a total of $7,315,000 (2018 Stockholder Notes). One of these co-founders
separated from the Company in 2018. The 2018 Stockholder Notes accrue interest at an annual rate of 2.86% and have a maturity date of September 14, 2025. The 2018 Stockholder Notes are collateralized by 4,969,017 shares of Company’s common stock previously held by the founders. In connection with the Stockholder Notes, the Company agreed to enter into a call option with the co-founders
and Board members, whereby the Company paid a total of $685,000 for the right to purchase a total of 1,205,383 shares of the Company’s common stock for a purchase price of $6.07 per share plus an additional $0.02 per share per month through the exercise period. The call option can be exercised any time between September 14, 2021 and September 14, 2025.
In November 2019, the Company entered into a loan, pledge and option agreement with a founder and Board member of the Company for a total of $5,590,000 (2019 Stockholder Note). The 2019 Stockholder Note accrues interest at an annual rate of 1.59% and has a maturity date of November 18, 2026. The 2019 Stockholder Note is collateralized by 2,432,199 shares of the Company’s common stock previously held by the founder. In connection with the Stockholder Note, the Company agreed to enter into a call option with the founder, whereby the Company paid a total of $410,000 for the right to purchase a total of 631,579 shares of the Company’s common stock from the founder for a purchase price of $8.85 per share plus an additional $0.01 per share per month through the exercise period. The call option can be exercised any time between November 18, 2021 and November 18, 2026.
The 2015 Stockholder Notes, 2018 Stockholder Notes, 2019 Stockholder Notes (collectively the Stockholders Notes) have been recorded as a component of stockholders’ equity (deficit) as of December 31, 2021 and 2020.
Equity classification of the Stockholder Notes is pursuant to ASC 505 — Equity, considering the absence of substantial evidence of ability and intent of the counterparty to pay the notes within a reasonably short period of time. Additionally, the Company holds a call option, but not an obligation to repurchase a certain number of shares from the holder at a specified price in the future and as such, the call option is not considered a

F-
113

Getaround, Inc.
Notes to Consolidated Financial Statements

mandatorily redeemable instrument. Furthermore, the call option is not legally detachable from the Stockholder Note agreements and is therefore not considered separable from that contract and not accounted for separately.
16. Warrants
Please refer to the table below for detail of warrant liability by type of warrant (in thousands):

Year ended December 31	2021	2020
Common stock warrants	$337	$277
Series B warrants	297	219
Series E-2 warrants	19,379	13,618
Series E-3 warrants	27,944	21,395
Horizon warrants	547	241

Total	$48,504	$35,750

Number of outstanding warrants as of December 31, 2021 and 2022 was as follows:

Year ended December 31	2021	2020
Common stock warrants	230,976	230,976
Series B warrants	300,000	300,000
Series E-2 warrants	11,674,564	11,347,752
Series E-3 warrants	16,833,619	17,829,543
Horizon warrants	651,042	651,042
Common Stock Warrants
In 2013 and 2014, the Company issued warrants to purchase 60,000 and 15,000 shares of common stock with exercise prices of $0.32 and $0.58 per share, respectively. The warrants are fully exercisable and expire ten years after issuance. The Company determined that these common stock warrants should be equity-classified.
In July 2018, the Company entered into a Loan and Security Agreement with a lender for an $8,000,000 secured note payable. In connection with the Loan and Security Agreement, the Company issued a warrant to purchase 48,377 shares of the Company’s common stock for $1.05 per share. The Company determined that this warrant should be equity-classified and was valued at $29,000 using the Black-Scholes pricing model. The warrants are fully exercisable and expire ten years after issuance.
In September of 2020, the Company issued the 2020 Convertible Promissory Notes (see Note 11 — Notes Payable). In connection with the 2020 Convertible Promissory Notes, the Company issued warrants to purchase
3,438,950
shares of the Company’s common stock for $
0.001
per share. In September 2020,
3,207,974
common stock warrants were exercised for the same number of shares.
Convertible Redeemable Preferred Stock Warrants
In connection with the Company’s Loan and Security Agreement in 2016, the Company issued a warrant to purchase up to 300,000 shares of Series B convertible redeemable preferred stock at an exercise price of $1.6118 per share. The warrants were immediately exercisable and expire in 2022. At issuance, the Company estimated the Series B warrant’s fair value and recorded $107,000 as a reduction to the balance of the note payable.

Getaround, Inc.
Notes to Consolidated Financial Statements

The Company has determined that its Series B convertible redeemable preferred stock and warrants should be liability-classified.
In November 2019, in connection with Series
D-3
convertible redeemable preferred stock issuance, the Company issued warrants to purchase 63,158 and 31,578 shares of Series D convertible redeemable preferred stock with an exercise price of $0.01 per share. Upon issuance, the warrants are immediately exercisable and expire on April 1, 2020 and are liability-classified. The warrant to purchase 31,578 shares of Series
D-3
convertible redeemable preferred stock was exercised and exercisable on a one-to-one
basis into Series
D-3
convertible redeemable preferred stock during the year ended December 31, 2019. In March 2020, the warrant to purchase 63,158 shares of Series
D-3
convertible redeemable preferred stock was exercised and converted on a one-to-one
basis into Series
D-3
convertible redeemable preferred stock.
The Company had the following warrant issuance events during 2020:

Event	E-2 Issued	E-3 Issued
Series E-2 warrants issued with Series E issuance	11,072,394	—
Series E-2 warrants issued with debt conversion	6,982,108	—
Series E-3 warrants issued with Series E-2 conversion	—	17,829,543

Total	18,054,502	17,829,543

Each warrant issue is for the respective listed series of convertible redeemable preferred stock. Upon issuance, the warrants to purchase shares of Series
E-2
and
E-3
convertible redeemable preferred stock are immediately exercisable and are liability-classified. The warrants expire on the earliest of the tenth anniversary of the date of issuance, the closing of a firm commitment underwritten public offering in which all the shares of the Company’s preferred stock are converted into common stock, or the sale, conveyance or disposal of all or substantially all of the Company’s business.
During the year ended December 31, 2020, 6,706,750 warrants to purchase shares of Series
E-2
convertible redeemable preferred stock were exercised. Upon exercise the Company received $7,000 in cash with $8,048,000 previously recorded as a warrant liability converted to equity (see Note 14 — Mezzanine Equity and Stockholders’ Deficit).
During the year ended December 31, 2021, the Company issued 404,409 Series
E-2
warrants in connection with the issuance of the same number of shares of Series E convertible redeemable preferred stock with a fair value of $912,000 at the date of issuance. Upon issuance, the warrants to purchase Series
E-2
convertible redeemable preferred stock are immediately exercisable and are liability-classified. The warrants expire on the earliest of the ten
th anniversary of the date of issuance, the closing of a firm commitment underwritten public offering in which all the shares of the Company’s preferred stock are converted into common stock, or the sale, conveyance or disposal of all or substantially all of the Company’s business. During the year ended December 31, 2021, 77,597 and 995,924 warrants to purchase shares of Series
E-2
and Series
E-3
convertible redeemable preferred stock, respectively, were exercised. Upon exercise the Company received $1,000 in cash with $3,515,000 previously recorded as a warrant liability converted to equity (see Note 14 — Mezzanine Equity and Stockholders’ Deficit).
17. Net Loss Per Share
The Company uses the
two-class
method to calculate basic net loss per share and apply the more dilutive of the two-class
method, treasury stock method or
if-converted
method to calculate diluted net loss per share.
No dividends were declared or paid for the years ended December 31, 2021 and 2020. Undistributed earnings for each period are allocated to participating securities, including the Preferred Stock for applicable periods, based

Getaround, Inc.
Notes to Consolidated Financial Statements

on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligations for the Preferred Stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses. The net loss per share does not differ between common stock, non-voting
common stock, and class B
non-voting
common stock.
The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2021 and 2020 (in thousands except per share amounts):

Year ended December 31,	2021	2020
Net loss	$(120,063)	$(165,055)
Basic and diluted weighted average common stock outstanding	69,039	49,170

Basic and Diluted Net Loss Per Share	$(1.74)	$(3.36)

Since the Company was in a loss position for the years ended December 31, 2021 and 2020, basic net loss per share was the same as diluted net loss per share for the periods presented.
The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in whole shares):

Year ended December 31,	2021	2020
Convertible redeemable preferred stock	125,472,147	120,384,609
Stock options and restricted stock units outstanding (1)	29,149,349	26,674,987
Warrants for convertible redeemable preferred stock	28,808,183	29,477,295
Warrants for common stock	354,353	354,353
Shares reserved for future award issuance	3,390,543	9,093,018

Total	187,174,575	185,984,262

(1)	The December 31, 2021 balance is inclusive of the common stock options legally exercised in exchange of the nonrecourse promissory notes.
18. Segment and Geographical Area Information
Segment Information
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment.

Getaround, Inc.
Notes to Consolidated Financial Statements

Geographical Area Information
The table below summarizes the Company’s long-lived assets, which are comprised of property and equipment, net of accumulated depreciation, by geographical area:

Year ended December 31,	2021	2020
United States	$10,566	$11,353
Europe	165	1,084

Total	$10,731	$12,437

See Note 5 — Revenue for the Company’s revenues disaggregated by geography.
19. Related-Party Transactions
In December 2019, the Company received $3,500,000 from Sam Zaid, Chief Executive Officer and Board member. The cash received by the Company was intended as a temporary, interest-free loan. In February 2020, this loan was settled in connection with the subordinated purchase financing (securities) (see Note 11 — Notes Payable and Note 14 — Mezzanine Equity and Stockholders’ Deficit).
In February 2021 the Company entered into nonrecourse promissory note agreements with Sam Zaid, Chief Executive Officer and Board member, as well as with another stockholder in order to facilitate cashless exercise of 10,446,654 options to purchase common stock. This arrangement resulted in no incremental share-based compensation expense during the period. Please refer to Note 15 — Stock-Based Compensation for additional details regarding these agreements.
Additionally, in 2015, 2018 and 2019 the Company entered into note receivable agreements (collectively the Stockholders Notes) with Sam Zaid and two other of the Company’s founders. The Stockholders Notes have been recorded as a component of stockholders’ equity (deficit) as of December 31, 2021 and 2020. Please refer to Note 15 — Stock-Based Compensation for additional details regarding these agreements.
20. Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 23, 2022, the date that the consolidated financial statements were available to be issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be borne by the registrant in connection with the offerings described in this registration statement.

SEC registration fee	$10,250
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*

Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated certificate of incorporation and amended and restated bylaws together provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.

The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Certain of the registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the registrant’s board of directors.

Item 15.	Recent Sales of Unregistered Securities.

In January 2021, the registrant issued an aggregate of 5,750,000 shares (6,468,750 shares after giving effect to a 1:1.125 stock split in March 2021) of its then-authorized Class B common stock in a private placement to InterPrivate Acquisition Management II LLC, its sponsor, for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. Such securities were issued and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In February 2021, the registrant issued an aggregate of 200,000 shares of its then-authorized Class A common stock in a private placement to EarlyBirdCapital, Inc., one of the underwriters in the registrant’s initial public offering, for an aggregate purchase price of $20 in cash, or approximately $0.0001 per share. Such securities were issued and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In March 2021, and simultaneously with the closing of its initial public offering, the registrant issued an aggregate of 4,616,667 warrants, each exercisable to purchase one share of its then-authorized Class A common stock at $11.50 per share, at a price of $1.50 per warrant, to InterPrivate Acquisition Management II LLC, its sponsor, and EarlyBirdCapital, Inc., one of the underwriters in the registrant’s initial public offering, for an aggregate purchase price of $6,925,000. Such securities were issued and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In December 2022, in connection with the closing of the registrant’s initial business combination, the registrant issued an aggregate of 35,717,395 shares of its then-authorized Class A common stock as closing merger consideration, and agreed to issue up to an aggregate of 18,071,159 additional shares as earnout shares, which are issuable based on the achievement of trading price targets following the closing of the business combination and subject to the terms provided in the business combination agreement, and an aggregate of 2,353,755 shares of its then-authorized Class A common stock upon the conversion of certain subordinated convertible promissory notes of the acquired company, to certain consenting stockholders of the acquired company in reliance upon the exemption from registration provided under Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act in a transaction not requiring registration under the Securities Act.

In December 2022, in connection with the closing of the registrant’s initial business combination, the registrant issued $175,000,000 aggregate principal amount of its 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 and an aggregate of 266,156 shares of its common stock to certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates in accordance with a convertible note subscription agreement. The notes are convertible at the option of the noteholders at any time until the close of business on the second scheduled trading day immediately before the maturity date. Conversions of the notes will be settled in shares of common stock. The initial conversion rate of the notes is 86.96 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $11.50 per share. The initial conversion price is subject to a downward adjustment to 115% of the average daily volume-weighted average trading price of the common stock for the 90 trading days after the issue date, subject to a minimum conversion price of $9.21 per share. The conversion price is subject to further adjustments as provided in the indenture governing the notes, including adjustments in connection with certain issuances or deemed issuances of common stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the notes. Such securities were issued and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In January 2023, the registrant entered into an amendment to an advertising services agreement with iHeartMedia + Entertainment, Inc., pursuant to which the registrant agreed to issue 536,666 shares of common stock in a private placement to an affiliate of that entity in exchange for services to be rendered under the agreement, as amended. Such securities were offered and sold pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a)    Exhibits.

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of May 11, 2022, by and among InterPrivate II Acquisition Corp., TMPST Merger Sub I Inc., TMPST Merger Sub II LLC, and Getaround, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on May 13, 2022).

2.1(a)	Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 8, 2022, by and among InterPrivate II Acquisition Corp., TMPST Merger Sub I Inc., TMPST Merger Sub II LLC, and Getaround, Inc. (incorporated by reference to Exhibit 2.1(a) of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-253188), filed with the SEC on February 26, 2021).

4.2	Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company, dated as of March 4, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

4.3	Indenture dated as of dated December 8, 2022, by and between Getaround, Inc., the Guarantors party thereto and U.S. Bank Trust Company, National Association (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

4.3(a)	Form of global note representing the 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 (included as Exhibit A to the Indenture filed as Exhibit 4.3).

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

10.1	Letter Agreement among the Registrant, InterPrivate Acquisition Management II, LLC, its officers and directors, dated as of March 4, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.2	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.3†^	Convertible Note Subscription Agreement, dated as of May 11, 2022, by and between InterPrivate II Acquisition Corp. and Mudrick Capital Management L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on May 13, 2022).

10.3(a)†^	Amendment No. 1 to Convertible Note Subscription Agreement, dated December 8, 2022, by and between InterPrivate II Acquisition Corp. and Mudrick Capital Management L.P. (incorporated by reference to Exhibit 10.4(a) of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.4#	Getaround, Inc. Amended and Restated 2010 Stock Plan, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (File No. 333-266054), filed with the SEC on July 8, 2022).

10.5#	Getaround, Inc. 2022 Equity Incentive Plan and related forms of award agreements (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.6#	Getaround, Inc. 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.7#	Getaround, Inc. Incentive Bonus Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4 (File No. 333-266054), filed with the SEC on July 8, 2022).

10.8#	Getaround, Inc. Director Compensation Policy (incorporated by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

10.9#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.10 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

16.1	Letter from Marcum LLP to the U.S. Securities and Exchange Commission, dated December 14, 2022 (incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on December 14, 2022).

23.1	Consent of Marcum LLP, independent registered accounting firm for InterPrivate II Acquisition Corp.

23.2	Consent of BDO USA LLP, independent registered accounting firm for Getaround, Inc.

23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

107	Filing Fee Table.

#	Indicates management contract or compensatory plan, contract or arrangement.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K Item 601(a)(6).

(b)    Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 3, 2023.

GETAROUND, INC.

By:	/s/ Sam Zaid
	Name:	Sam Zaid
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sam Zaid, Tom Alderman and Spencer Jackson, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sam Zaid Sam Zaid	Chairman and Chief Executive Officer (Principal Executive Officer)	February 3, 2023

/s/ Tom Alderman Tom Alderman	Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2023

/s/ Bruno Bowden Bruno Bowden	Director	February 3, 2023

/s/ Ahmed M. Fattouh Ahmed M. Fattouh	Director	February 3, 2023

/s/ Ravi Narula Ravi Narula	Director	February 3, 2023

/s/ Jeffrey Russakow Jeffrey Russakow	Director	February 3, 2023

/s/ Neil S. Suslak Neil S. Suslak	Director	February 3, 2023